As filed with the Securities and Exchange Commission on November 20, 2020

Registration No. 333-249488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RMG ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Delaware	6770	84-2289787
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

50 West Street, Suite 40-C

New York, NY 10006

Telephone: (212) 785-2579

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert S. Mancini

Chief Executive Officer

50 West Street, Suite 40-C

New York, NY 10006

Telephone: (212) 785-2579

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David S. Allinson Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400	David M. Hernand Paul Hastings LLP 1999 Avenue of the Stars Los Angeles, CA 90067 (310) 620-5700	Jonathan Ko Paul Hastings LLP 515 South Flower Street 25th Floor Los Angeles, CA 90071 (213) 683-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/consent solicitation statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ◻

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ⌧
Non-accelerated filer ◻	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ◻

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ◻

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common Stock(2)	95,916,029	$10.31	$988,894,259	$107,889
Total	95,916,029	$10.31	$988,894,259	$107,889

(1)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of RMG’s Class A common stock on October 7, 2020. This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.
(2)Represents shares of common stock to be issued by RMG to Romeo’s securityholders, upon consummation of the Business Combination described herein, including shares issuable pursuant to outstanding options, warrants and convertible notes, based on an exchange ratio that incorporates certain assumptions about Romeo’s cash and debt at the closing of the Business Combination.
(3)Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2020

RMG ACQUISITION CORP.

50 West Street, Suite 40-C

New York, New York 10006

NOTICE OF

SPECIAL MEETING

TO BE HELD ON           , 2020

TO THE STOCKHOLDERS OF RMG ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of RMG Acquisition Corp. (“RMG”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on            , 2020, in a virtual format. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)

Proposal No. 1 - The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 5, 2020, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 18, 2020 (the “Merger Agreement”), by and among RMG, RMG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RMG (“Merger Sub”), and Romeo Systems, Inc., a Delaware corporation (“Romeo”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into Romeo, with Romeo surviving as a wholly owned subsidiary of RMG (the “Business Combination”)—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2 - The RMG Charter Proposals—to consider and vote upon separate proposals to approve amendments to RMG’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “Romeo Power, Inc.” as opposed to “RMG Acquisition Corp.”; (ii) increase RMG’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to RMG having 100,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time)—we refer to these proposals collectively as the “RMG charter proposals”;

(3)

Proposal No. 3 - The NYSE Proposal—to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The New York Stock Exchange (the “NYSE”), the issuance of shares of Class A common stock pursuant to the Business Combination and the issuance of shares of Class A common stock to certain accredited investors or qualified institutional buyers in a private placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes—we refer to this proposal as the “NYSE proposal”;

(4)

Proposal No. 4 - The Director Election Proposal—to approve of the appointment of eight directors who, upon consummation of the Business Combination, will become the directors of the Combined Company—we refer to this proposal as the “director election proposal”;

(5)

Proposal No. 5 - The Incentive Plan Proposal—to consider and vote upon a proposal to approve the 2020 Long-Term Incentive Plan, which is an incentive compensation plan for employees of the Combined Company and its subsidiaries, including Romeo and its subsidiaries—we refer to this proposal as the “incentive plan proposal”;

(6)

Proposal No. 6 - The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of RMG’s board of directors or the officer presiding over the special meeting, for RMG to consummate the Business Combination (including to solicit additional votes in favor of any of the foregoing proposals)—we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/consent solicitation statement/prospectus. We encourage you to read the attached proxy statement/consent solicitation statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

Only holders of record of RMG common stock at the close of business on December 1, 2020 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. RMG stockholders may attend, vote and examine the list of RMG stockholders entitled to vote at the special meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice they receive.

After careful consideration, RMG’s board of directors has determined that each of the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is fair to and in the best interests of RMG and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” each of the RMG charter proposals, “FOR” the NYSE proposal, “FOR” the election of all of the persons nominated by RMG’s management for election as directors, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented. When you consider the recommendation of RMG’s board of directors, you should keep in mind that RMG’s directors and officers may have interests in the Business Combination that conflict with your interests as a stockholder. See the section entitled “Proposal No. 1—The Business Combination Proposal— Interests of the Sponsor and RMG’s Directors and Officers in the Business Combination.”

Consummation of the Business Combination is conditioned on approval of the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals). If any of the proposals is not approved, we may adjourn the special meeting to gather sufficient shares to constitute a quorum, provide additional information or solicit additional votes.

All RMG stockholders are cordially invited to attend the special meeting which will be held in virtual format. You will not be able to physically attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/consent solicitation statement/prospectus as soon as possible. If you are a stockholder of record holding shares of RMG common stock, you may also cast your vote at the special meeting electronically by visiting        . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote electronically, obtain a proxy from your broker or bank.

A complete list of RMG stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of RMG for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ D. James Carpenter
D. James Carpenter
Chairman of the Board of Directors

           , 2020

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL RMG PUBLIC STOCKHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING SHARES OF RMG COMMON STOCK MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO AMERICAN STOCK TRANSFER & TRUST COMPANY, RMG’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK EITHER BY DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF RMG STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Romeo Systems, Inc.

4380 Ayers Avenue

Vernon, California 90058

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of Romeo Systems, Inc.:

Pursuant to an Agreement and Plan of Merger, dated as of October 5, 2020, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 18, 2020 (the “Merger Agreement”), by and among RMG Acquisition Corp. (“RMG”), RMG Merger Sub, Inc., a wholly owned subsidiary of RMG (“Merger Sub”), and Romeo Systems, Inc. (“Romeo”), Merger Sub will be merged with and into Romeo, with Romeo surviving the merger as a wholly owned subsidiary of RMG (the “Business Combination”).

The accompanying proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of Romeo’s board of directors to request that Romeo stockholders as of the record date of December 1, 2020 (the “Romeo Record Date”), approve by written consent:

(1)	the adoption of the Merger Agreement and the Business Combination (the “Romeo merger proposal”); and

(2)

the adoption of an amendment to Romeo’s Fourth Amended and Restated Certification of Incorporation to amend the definition of “Liquidation Transaction” therein to include the Business Combination and to provide that the consideration in the Business Combination will be allocated among the Romeo stockholders in accordance with the Merger Agreement (the “Romeo charter amendment proposal”).

The accompanying proxy statement/consent solicitation statement/prospectus describes the Merger Agreement, the Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of each of the Merger Agreement and the Romeo charter amendment is attached as Annex A and Annex D, respectively, to the accompanying proxy statement/consent solicitation statement/prospectus.

A summary of the appraisal and dissenters’ rights that may be available to you is described in “Appraisal and Dissenters’ Rights” beginning on page 261 of the accompanying proxy statement/consent solicitation statement/prospectus.  Please note that if you wish to exercise appraisal and dissenters’ rights you must not sign and return a written consent approving the adoption of the Romeo merger proposal or the Romeo charter amendment proposal. However, so long as you do not return a written consent at all, it is not necessary to vote affirmatively against or disapprove the adoption of the Romeo merger proposal or the Romeo charter amendment proposal. In addition, you must take all other steps necessary to perfect your appraisal and dissenters’ rights.

Romeo’s board of directors has considered the Business Combination, the terms of the Merger Agreement and the proposed Romeo charter amendment and unanimously approved and declared advisable the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement and the proposed Romeo charter amendment, and unanimously determined that the Merger Agreement, the Business Combination and the proposed Romeo charter amendment are in the best interests of Romeo and its stockholders. Romeo’s board of directors unanimously recommends that stockholders approve the Romeo merger proposal and the Romeo charter amendment proposal.

Romeo’s executive officers, directors and holders of 5% or more of Romeo common stock or Romeo preferred stock, which collectively hold approximately 58.7% of the outstanding shares of Romeo common stock and approximately 75.0% of the outstanding shares of Romeo preferred stock, have agreed to execute and deliver a written consent with respect to the outstanding shares of Romeo common stock and preferred stock held by such holders adopting the Merger Agreement and approving the Business Combination and the Romeo charter amendment proposal; accordingly, Romeo expects to have the required votes to approve the Romeo merger proposal and the Romeo charter amendment proposal. Due to the obligations of such stockholders, a failure of any other Romeo stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Romeo stockholder, is not expected to have any effect on the approval of each such proposal.

Please complete, date and sign the written consent furnished with the accompanying proxy statement/consent solicitation statement/prospectus and return it promptly to Romeo by one of the means described in the section entitled “Romeo’s Solicitation of Written Consents” beginning on page 82 of the accompanying proxy statement/consent solicitation statement/prospectus.

By Order of the Board of Directors,

/s/ Lionel E. Selwood, Jr.

Lionel E. Selwood, Jr.
Chief Executive Officer

The information in this proxy statement/consent solicitation statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/consent solicitation statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2020

PROXY STATEMENT FOR SPECIAL MEETING OF

RMG ACQUISITION CORP.

CONSENT SOLICITATION STATEMENT FOR

ROMEO SYSTEMS, INC.

PROSPECTUS FOR UP TO 95,916,029 SHARES OF COMMON STOCK

The board of directors of each of RMG Acquisition Corp., a Delaware corporation (“RMG”), and Romeo Systems, Inc., a Delaware corporation (“Romeo”), has unanimously approved the Agreement and Plan of Merger, dated as of October 5, 2020, as amended by  Amendment No. 1 to Agreement and Plan of Merger dated as of November 18, 2020 (the “Merger Agreement”), by and among RMG, RMG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RMG (“Merger Sub”), and Romeo, pursuant to which Merger Sub will merge with and into Romeo, with Romeo surviving as a wholly owned subsidiary of RMG (the “Business Combination”, and the post-Business Combination entity being referred to as “RMG” or the “Combined Company”).

Pursuant to the Merger Agreement, (i)(A) each outstanding share of Romeo common stock and Romeo preferred stock (with each share of Romeo preferred stock being treated as if it were converted into Romeo common stock on the effective date of the Business Combination) and (B) each Romeo convertible note (with each Romeo convertible note being treated as if it were converted into Romeo common stock on the effective date of the Business Combination at a price per share equal to $0.4339) will be converted into the right to receive a pro rata portion of 80,534,918 shares of RMG common stock and a cash amount payable in respect of fractional shares of RMG common stock that would otherwise be issued in connection with the foregoing conversion, if applicable, and (ii) each Romeo option or Romeo warrant that is outstanding immediately prior to the closing of the transactions (and by its terms will not terminate upon the closing of the transactions) will remain outstanding and thereafter, represent the right to purchase a number of shares of RMG common stock equal to the number of shares of Romeo common stock subject to such option or warrant multiplied by the same exchange ratio used for Romeo common stock (rounded down to the nearest whole share) at an exercise price per share equal to the current exercise price per share for such option or warrant divided by such exchange ratio (rounded up to the nearest whole cent), with the aggregate amount of shares of RMG common stock issuable upon exercise of such options and warrants to be 15,381,111 (collectively, the “Merger Consideration”). Accordingly, this prospectus covers up to an aggregate of 95,916,029 shares of RMG common stock.

Proposals to approve and adopt the Merger Agreement and the other matters discussed in this proxy statement/consent solicitation statement/prospectus will be presented for approval by RMG stockholders at the special meeting of stockholders of RMG scheduled to be held on            , 2020, in virtual format and approval by Romeo stockholders via written consent.

RMG’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols RMG.UT, RMG and RMG.WT, respectively. Upon the closing of the Business Combination, it is contemplated that RMG will have a single class of common stock. RMG intends to apply for listing on the NYSE, to be effective at the consummation of the Business Combination, of the common stock to be issued in connection with the Business Combination (including the common stock issued pursuant to the Private Placement) together with the common stock previously issued in its initial public offering, the warrants issued in its initial public offering and simultaneous private placement, and the common stock underlying the warrants issued in its initial public offering and simultaneous private placement, under the proposed symbols RMO, in the case of the common stock, and RMO.WT, in the case of the warrants. RMG will not have units traded on the NYSE following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that RMG common stock is approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to that agreement.

RMG is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/consent solicitation statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of RMG stockholders and by Romeo stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 42. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/consent solicitation statement/prospectus incorporates by reference important business and financial information about RMG from documents that are not included in or delivered with this proxy statement/consent solicitation statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/consent solicitation statement/prospectus and other filings of RMG with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from RMG at the following address:

Mr. Robert S. Mancini

RMG Acquisition Corp.

50 West Street, Suite 40-C

New York, NY 10006

Tel: (212) 785-2579

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by            , 2020 (five business days prior to the meeting date) in order to receive them before the special meeting of RMG stockholders.

This proxy statement/consent solicitation statement/prospectus is dated            , 2020, and is first being mailed to RMG stockholders on or about such date.

Annexes

i

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

You should rely only on the information contained in this proxy statement/consent solicitation statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus is dated            , 2020. You should not assume that the information contained in this proxy statement/consent solicitation statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/consent solicitation statement/prospectus to RMG stockholders or Romeo stockholders nor the issuance by RMG of common stock in connection with the Business Combination will create any implication to the contrary.

FREQUENTLY USED TERMS

As used in this proxy statement/consent solicitation statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“2020 Plan” means the 2020 Long-Term Incentive Plan of the Combined Company after the closing of the Business Combination.

“Anchor Investors” means certain funds and accounts managed by subsidiaries of BlackRock, Inc. and certain funds and accounts managed by Alta Fundamental Advisers LLC that purchased units and private warrants in the Initial Public Offering.

“CCC” means the California Corporations Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means RMG Acquisition Corp., a Delaware corporation, after the Business Combination, which is expected to be renamed “Romeo Power, Inc.” upon the consummation of the Business Combination.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (i) the numerator that is $900 million (plus net cash of Romeo less debt of Romeo, plus the aggregate exercise price of all Romeo options and Romeo warrants (all calculated at the closing of the Business Combination)) divided by $10.00, and (ii) the denominator that is equal to the number of outstanding shares of Romeo as of immediately prior to the effective time of the Business Combination, including shares issuable upon conversion of outstanding Romeo convertible notes and outstanding Romeo options (whether or not vested) and Romeo warrants.

“Founder Shares” means the 5,750,000 shares of Class B common stock of RMG that were issued prior to the Initial Public Offering and, unless otherwise indicated, assumes conversion of those shares upon consummation of the Business Combination into RMG’s single class of common stock on a one-for-one basis.

“Grant Thornton” means Grant Thornton LLP, an independent registered public accounting firm, serving as RMG’s auditors.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” means RMG’s initial public offering of 20,000,000 units, consummated on February 12, 2019, and the underwriters’ exercise of an over-allotment option to purchase 3,000,000 additional units to cover over-allotments on February 19, 2019, generating aggregate gross proceeds of $230 million.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 5, 2020, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 18, 2020, by and among RMG, Merger Sub and Romeo.

“Merger Sub” means RMG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RMG.

“NYSE” means the New York Stock Exchange.

“Private Placement” means the private placement of an aggregate of 16,000,000 shares of RMG Class A common stock with the Subscription Investors pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, for a purchase price of $10.00 per share to RMG, or an aggregate amount of $160 million in gross cash proceeds, pursuant to the Subscription Agreements.

“private warrants” means the private placement of 4,600,000 warrants of RMG sold to the Sponsor and the Anchor Investors simultaneously with the Initial Public Offering.

“public shares” means the common stock included in the units issued in the Initial Public Offering.

“Public Stockholders” means holders of public shares, including the Sponsor, the Anchor Investors and RMG’s officers and directors to the extent they hold public shares; provided, that the holders of Founder Shares will be considered a “Public Stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants exercisable for RMG Class A common stock included in the units issued in the Initial Public Offering.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into in connection with the consummation of the Business Combination among RMG, certain Romeo stockholders, the holders of the Founder Shares and certain other RMG stockholders.

“RMG” means RMG Acquisition Corp., a Delaware corporation, both prior to and after the Business Combination, which is expected to be renamed “Romeo Power, Inc.” upon the consummation of the Business Combination. In some instances, RMG after the Business Combination is alternatively referred to as the “Combined Company”.

“RMG common stock” means (i) prior to the Business Combination, RMG’s Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share, collectively, and (ii) after the Business Combination, RMG’s single class of common stock.

“RMG warrants” means the public warrants and the private warrants.

“Romeo” means Romeo Systems, Inc., a Delaware corporation.

“Romeo convertible notes” means all notes issued and outstanding by Romeo or any of its subsidiaries that are convertible by their terms into shares of Romeo’s capital stock.

“Romeo common stock” means, collectively, (i) Romeo’s Class A Common Stock, par value $0.00001 per share, and (ii) Romeo’s Class B Common Stock, par value $0.00001 per share.

“Romeo option” means an option to purchase shares of Romeo common stock.

“Romeo preferred stock” means, collectively, (i) Romeo’s Series Seed Preferred Stock, par value $0.00001 per share, (ii) Romeo’s Series A-1 Preferred Stock, par value $0.00001 per share, (iii) Romeo’s Series A-2 Preferred Stock, par value $0.00001 per share, (iv) Romeo’s Series A-3 Preferred Stock, par value $0.00001 per share, (v) Romeo’s Series A-4 Preferred Stock, par value $0.00001 per share, and (vi) Romeo’s Series A-5 Preferred Stock, par value $0.00001 per share.

“Romeo Record Date” means December 1, 2020.

“Romeo warrant” means a warrant to purchase shares of Romeo common stock (which for the avoidance of doubt is not a Romeo option).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting of the stockholders of RMG that is the subject of this proxy statement/consent solicitation statement/prospectus.

“Sponsor” means RMG Sponsor, LLC, a Delaware limited liability company and an affiliate of certain of RMG’s officers and directors.

“Sponsor Agreement” means that certain letter agreement, dated as of February 7, 2019, by and among the Sponsor, RMG and the Insiders (as defined therein), as amended or modified from time to time.

“Stockholders’ Agreement” means the stockholders’ agreement to be entered into in connection with the consummation of the Business Combination among RMG, the Sponsor, Republic Services Alliance Group III, Inc. and certain existing stockholders of Romeo.

“Subscription Agreements” means, collectively, the subscription agreements, dated October 5, 2020, by and between RMG and the Subscription Investors (including the option granted to Republic Services Alliance Group III, Inc., to purchase up to an additional 2,500,000 shares of RMG Class A common stock at the same purchase price of $10.00 per share and on the same terms as described in the Subscription Agreements, which was exercised in part to purchase an additional 1,000,000 shares of RMG Class A common stock).

“Subscription Investors” means the accredited investors or qualified institutional buyers with whom RMG entered into the Subscription Agreements.

“Support Agreements” means, collectively, the support agreements, dated October 5, 2020, by and among RMG, Merger Sub and certain Romeo stockholders.

“Supporting Romeo Stockholders” means, collectively, each executive officer and director of Romeo and each holder of 5% or more of Romeo common stock or Romeo preferred stock with whom RMG, Merger Sub and Romeo entered into the Support Agreements.

“U.S. GAAP” means generally accepted accounting principles in the United States.

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SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

●	The parties to the Business Combination are RMG, Merger Sub and Romeo. Pursuant to the Merger Agreement, Merger Sub will merge with and into Romeo, with Romeo surviving as a wholly owned subsidiary of RMG. See the section entitled “The Merger Agreement.”
●	Under the Merger Agreement, the stockholders and convertible noteholders of Romeo will receive an aggregate of 80,534,918 shares of RMG common stock at the closing of the Business Combination. Holders of Romeo options and holders of Romeo warrants will continue to hold such options or warrants, as applicable, but such options and warrants will be exercisable to purchase an aggregate of 15,381,111 shares of RMG common stock. See the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Transactions.”
●	Immediately following the closing of the Business Combination, Romeo stockholders will hold approximately 64.3% of the issued and outstanding RMG common stock (on account of RMG shares issued in the Business Combination), current RMG stockholders will hold approximately 22.9% of the issued and outstanding RMG common stock, and the remaining 12.8% will be held by the investors purchasing RMG common stock in the Private Placement (defined below), in each case, based on the number of shares of RMG common stock outstanding as of September 30, 2020 (assuming no holder of RMG’s public shares exercises redemption rights as described in this proxy statement/consent solicitation statement/prospectus and without regard to any shares issuable upon exercise of options or warrants). See the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Transactions.”
●	The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of RMG and Romeo; (ii) by either RMG or Romeo if the transactions are not consummated on or before the later of February 12, 2021 or such later date as RMG stockholders may approve; (iii) by either RMG or Romeo if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order, decree, judgment, ruling or other action is final and non-appealable; (iv) by either RMG or Romeo if the other party has breached any of its covenants or representations and warranties in any material respect such that the closing conditions regarding the accuracy thereof would not be satisfied, and has not cured its breach within forty-five days (or any shorter time period that remains prior to the termination date provided in item (ii) above) of the notice of an intent to terminate, provided that the terminating party is itself not in breach; (v) by RMG if Romeo stockholder approval of the Business Combination has not been obtained within three business days following the date that this proxy statement/consent solicitation statement/prospectus is disseminated by Romeo to its stockholders; or (vi) by either RMG or Romeo if, at the RMG stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting). See the section entitled “The Merger Agreement—Termination.”

●	In addition to voting on the business combination proposal, RMG stockholders will vote on separate proposals to approve amendments to RMG’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “Romeo Power, Inc.” as opposed to “RMG Acquisition Corp.”; (ii) increase RMG’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to RMG having 100,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The stockholders of RMG will also consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by RMG of shares of RMG Class A common stock pursuant to the Business Combination and the issuance by RMG of shares of RMG Class A common stock to certain accredited investors and qualified institutional buyers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes. RMG stockholders will also vote on proposals (x) to approve of the appointment of eight directors who, upon consummation of the Business Combination, will become the directors of the Combined Company, (y) to approve the 2020 Plan and (z) to approve, if necessary, an adjournment of the special meeting. See the sections entitled “Proposal No. 2—The RMG Charter Proposals,” “Proposal No. 3—The NYSE Proposal,” “Proposal No. 4—The Director Election Proposal,” “Proposal No.5—The Incentive Plan Proposal” and “Proposal No. 6—The Adjournment Proposal.”
●	In addition to consenting to the Romeo merger proposal, Romeo stockholders will vote on a separate proposal to approve amendments to Romeo’s current Fourth Amended and Restated Certificate of Incorporation to amend the definition of “Liquidation Transaction” therein to include the Business Combination and to provide that the consideration in the Business Combination will be allocated among Romeo stockholders in accordance with the Merger Agreement.
●	Upon completion of the Business Combination, if management’s nominees are elected, the directors of the Combined Company will be Lionel E. Selwood, Jr. (Romeo’s chief executive officer), Lauren Webb (Romeo’s chief financial officer), Robert S. Mancini (RMG’s current chief executive officer and a current director of RMG), Philip Kassin (RMG’s current president, current chief operating officer and a current director of RMG), Susan Brennan, Brady Ericson, Donald S. Gottwald and Timothy Stuart. See the section entitled “Proposal No. 4—The Director Election Proposal.”
●	Upon completion of the Business Combination, the executive officers of the Combined Company will include Lionel E. Selwood, Jr. as chief executive officer, Michael Patterson as chief sales officer, Lauren Webb as chief financial officer, and the other persons described under the section entitled “Management of the Combined Company.”
●	Pursuant to the Registration Rights Agreement, certain Romeo stockholders, the holders of the Founder Shares and certain other RMG stockholders will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of their securities of the Combined Company, subject to certain conditions set forth therein.

●	The Sponsor, Republic Services Alliance Group III, Inc., an affiliate of Republic Services, Inc. (“Republic”), and certain Romeo stockholders will enter into the Stockholders’ Agreement with RMG pursuant to which (a) certain stockholders of Romeo will have the right to designate (i) two directors for election to the Combined Company’s board of directors if BorgWarner Inc. does not have the right to designate a director or (ii) one director for election to the Combined Company’s board of directors if BorgWarner Inc. does have the right to designate a director, in each case for so long as such stockholders maintain collective ownership of a certain percentage interest in the Combined Company, (b) BorgWarner Inc. will have the right to designate one director provided that it maintains ownership of a certain percentage interest in the Combined Company, (c) the Sponsor will have the right to designate up to two directors for election to the Combined Company’s board of directors for so long as it maintains ownership of a certain percentage interest in the Combined Company and (d) Republic will have the right to designate one director for election to the Combined Company’s board of directors provided that it maintains ownership of a certain number of shares of the Combined Company. The Stockholders’ Agreement provides for a nine-person board of directors. One additional independent director is expected to be added to the Combined Company’s board of directors following the Business Combination.
●	In connection with the execution of the Merger Agreement, each executive officer and director of Romeo and each holder of 5% or more of Romeo common stock or Romeo preferred stock, who collectively own a majority of the outstanding stock of Romeo, entered into the Support Agreements pursuant to which they have agreed to vote in favor of the Romeo merger proposal and the Romeo charter amendment proposal and matters related thereto.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/consent solicitation statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination, and the consent solicitation. The following questions and answers do not include all the information that may be important to RMG stockholders and Romeo stockholders. Stockholders are urged to read this entire proxy statement/consent solicitation statement/prospectus, including the Annexes and the other documents referred to herein, the proposed Business Combination and the voting procedures for the special meeting and the consent solicitation.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q.         What is the Business Combination?

A:         RMG, Merger Sub, a wholly owned subsidiary of RMG, and Romeo have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Romeo, with Romeo surviving the merger as a wholly owned subsidiary of RMG.

RMG will hold the special meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/consent solicitation statement/prospectus in connection with such meeting. Romeo is also providing these consent solicitation materials to the holders of Romeo common stock and holders of Romeo preferred stock to solicit, among other things, the required written consent to adopt and approve in all respects (i) the Merger Agreement and the transactions contemplated thereby (the “Romeo merger proposal”) and (ii) the amendments to Romeo’s current Fourth Amended and Restated Certificate of Incorporation to amend the definition of “Liquidation Transaction” therein to include the Business Combination and to provide that the consideration in the Business Combination will be allocated among Romeo stockholders in accordance with the Merger Agreement (the “Romeo charter amendment proposal”). See the section entitled “The Merger Agreement” beginning on page 104. In addition, a copy of each of the Merger Agreement and Romeo charter amendment is attached to this proxy statement/consent solicitation statement/prospectus as Annex A and Annex D, respectively. We urge you to read carefully this proxy statement/consent solicitation statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q.        Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A.         RMG and Romeo have agreed to a Business Combination under the terms of the Merger Agreement that is described in this proxy statement/ consent solicitation statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and RMG encourages its stockholders to read it in its entirety. RMG stockholders are being asked to consider and vote upon a proposal to approve the adoption of the Merger Agreement, which, among other things, provides for the Business Combination whereby Merger Sub will merge with and into Romeo, with Romeo surviving as a wholly owned subsidiary of RMG. Romeo is also providing these consent solicitation materials to the holders of Romeo common stock and holders of Romeo preferred stock in order to solicit such holders’ written consent to the Romeo merger proposal and the Romeo charter amendment proposal.  See the section entitled “Proposal No. 1—The Business Combination Proposal.”

This document constitutes a proxy statement of RMG, a consent solicitation statement of Romeo and a prospectus of RMG. It is a proxy statement because the board of directors of RMG is soliciting proxies using this proxy statement/consent solicitation statement/prospectus from its stockholders. It is a consent solicitation statement because the board of directors of Romeo is soliciting written consent using this proxy statement/consent solicitation statement/prospectus from its stockholders. It is a prospectus because RMG, in connection with the Business Combination, is offering shares of RMG common stock in exchange for the outstanding shares of Romeo common stock, Romeo preferred stock and Romeo convertible notes. See the section entitled “The Merger Agreement.”

Q:         What will Romeo stockholders and holders of Romeo options, Romeo warrants or Romeo convertible notes receive in the Business Combination?

A:          If the Business Combination is completed, each share of each series of Romeo preferred stock issued and outstanding immediately prior to the effective time of the Business Combination (other than shares owned by Romeo as treasury stock or dissenting shares) will be converted into the right to receive a number of shares of RMG common stock (deemed to have a value of $10 per share) based on the number of shares of Romeo common stock into which such share of preferred stock is convertible immediately prior to the effective time of the Business Combination. Each share of Romeo common stock issued and outstanding immediately prior to the effective time of the Business Combination (other than shares owned by Romeo as treasury stock or dissenting shares) will be converted into the right to receive (i) a number of shares of RMG common stock (deemed to have a value of $10 per share) based on an exchange ratio (the “Exchange Ratio”), the numerator of which is $900 million (plus net cash of Romeo less debt of Romeo, plus the aggregate exercise price of all Romeo options and Romeo warrants (all calculated at the closing of the Business Combination)) divided by $10.00, and the denominator of which is equal to the number of outstanding shares of Romeo as of immediately prior to the effective time of the Business Combination, including shares issuable upon conversion of outstanding Romeo convertible notes and outstanding Romeo options (whether or not vested) and Romeo warrants and (ii) a cash amount payable in respect of fractional shares of RMG common stock that would otherwise be issued in connection with the foregoing conversion, if applicable.

The holders of Romeo options and holders of Romeo warrants will continue to hold such options or warrants, as applicable, but such options and warrants will be exercisable to purchase a number of shares of RMG common stock equal to the number of shares of Romeo common stock subject to such Romeo options and Romeo warrants multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded up to the nearest whole cent).

The holders of Romeo’s convertible notes (with each convertible note being treated as if it were converted into Romeo common stock on the effective date of the Business Combination at a price per share equal to $0.4339) will be converted into the right to receive (i) the number of shares of RMG Class A common stock issuable in respect of the Romeo common stock and (ii) a cash amount payable in respect of fractional shares of RMG common stock that would otherwise be issued in connection with the foregoing conversion, if applicable.

Based on the number of shares of Romeo common stock and Romeo preferred stock outstanding, the number of shares of Romeo common stock underlying outstanding stock options and warrants and the number of shares of Romeo common stock into which Romeo’s outstanding convertible notes are convertible, in each case as of          , 2020, the total number of shares of RMG common stock expected to be issued or become issuable upon exercise of Romeo options and Romeo warrants assumed in connection with the Business Combination is approximately 95,916,029.

Q:         When do you expect the Business Combination to be completed?

A:           It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of RMG stockholders, which is set for                        , 2020; however, such meeting could be adjourned, as described herein. Neither RMG nor Romeo can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. RMG must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/consent solicitation statement/prospectus; Romeo must first obtain the written consent of its stockholders to approve and adopt the Merger Agreement, the Business Combination and the Romeo charter amendment; and RMG and Romeo must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section entitled “The Merger Agreement—Conditions to the Closing of the Business Combination” beginning on page 108.

Q.         What happens if the Business Combination is not consummated?

A.           If RMG does not complete the Business Combination with Romeo, for whatever reason, RMG will search for another target business with which to complete a business combination. If RMG does not complete the Business Combination with Romeo or another business combination by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation), RMG must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to RMG to pay its franchise and income taxes as well as expenses relating to the administration of the trust account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. The Sponsor and RMG’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected RMG in the required time period, and, accordingly, the Founder Shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the outstanding warrants. Accordingly, the warrants will expire worthless.

If the Business Combination is not completed, Romeo stockholders will not receive any consideration for their shares of Romeo capital stock.  Instead, Romeo will remain an independent company.  See the sections entitled “The Merger Agreement—Termination” and “Risk Factors” beginning on page 109 and page 42, respectively.

Q.          What equity stake will current RMG stockholders and current Romeo stockholders hold in the Combined Company immediately after the consummation of the Business Combination?

A.          Immediately after the closing of the Business Combination, assuming no Public Stockholder exercises its redemption rights, Romeo stockholders will own approximately 64.3% of the shares of RMG common stock to be outstanding immediately after the Business Combination, current RMG stockholders will own approximately 22.9% of the shares of RMG common stock, and the remaining 12.8% will be held by the investors purchasing RMG common stock in the Private Placement, in each case, based on the number of shares of RMG common stock outstanding as of September 30, 2020 (in each case, without regard to any shares issuable upon exercise of options and warrants). If 23,000,000 shares of RMG common stock are redeemed for cash, which assumes the maximum redemption of RMG’s public shares and providing for a minimum of $150 million of cash after giving effect to payments to redeeming stockholders, Romeo stockholders will own approximately 78.1% and RMG stockholders will own approximately 6.4% of the shares of RMG common stock to be outstanding immediately after the Business Combination (in each case, without regard to any shares issuable upon exercise of options and warrants).

Q:         What interests do RMG’s current officers and directors have in the Business Combination?

A:          RMG’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of RMG by the Combined Company, the continued service of certain directors of RMG as directors of the Combined Company, and the indemnification of former RMG directors and officers by the Combined Company.

In addition, certain of RMG’s current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of RMG’s stockholders, other than RMG’s initial stockholders. With respect to RMG’s executive officers and directors, these interests include, among other things:

●	RMG’s amended and restated articles of incorporation provide that if a definitive agreement to consummate a Business Combination has been executed but no Business Combination is consummated by February 12, 2021 (or such later date as may be approved by RMG stockholders), RMG is required to begin the dissolution process provided for in RMG’s amended and restated articles of incorporation. In the event of a dissolution,

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the 5,175,000 Founder Shares held by the Sponsor that were purchased prior to RMG’s initial public offering for a purchase price of approximately $0.004 per share would become worthless, as the holders have waived any right to receive liquidation distributions with respect to these shares. Such shares had an aggregate market value of approximately $                  million, based upon the closing price of $                  of the RMG common stock on the NYSE on December 1, 2020, the RMG record date.

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all of the 3,766,667 Sponsor’s warrants purchased by the Sponsor at a price of $1.50 per warrant for an aggregate purchase price of approximately $5.65 million would expire and become worthless. Such warrants had an aggregate value of approximately $                  million, based on the closing price of the RMG warrants of $                  on the NYSE on December 1, 2020, the RMG record date.

●	The Stockholders’ Agreement contemplated by the Merger Agreement provides that Robert Mancini and Philip Kassin will be directors of the Combined Company after the closing of the Business Combination (assuming they are elected at the special meeting as described in this proxy statement/consent solicitation statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that the Combined Company’s board of directors determines to pay to its non-executive directors.

The members of RMG’s board of directors were aware of and considered the interests summarized above, among other matters, in evaluating and negotiating the Merger Agreement and the Business Combination and in recommending to RMG stockholders, that the Merger Agreement be approved and adopted. These interests are described in more detail in the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and RMG’s Directors and Officers in the Business Combination” beginning on page 96. You should be aware of these interests when you consider RMG’s board of directors recommendation that you vote in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.

QUESTIONS AND ANSWERS ABOUT RMG’S SPECIAL MEETING

Q.         Are there any other matters, other than the business combination proposal, being presented to RMG stockholders at the special meeting?

A.         In addition to voting on the Business Combination, RMG stockholders will vote on the following:

1.	Separate proposals to approve amendments to RMG’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “Romeo Power, Inc.” as opposed to “RMG Acquisition Corp.”; (ii) increase RMG’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to RMG having 100,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). See the section entitled “Proposal No. 2—The RMG Charter Proposals.” A copy of RMG’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/consent solicitation statement/prospectus as Annex B.
2.	To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by RMG of shares of RMG Class A common stock pursuant to the Business Combination and the issuance by RMG of shares of RMG Class A common stock to certain accredited investors and qualified institutional buyers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith and any balance used for working capital purposes. See the section entitled “Proposal No. 3—The NYSE Proposal.”

3.	To approve of the appointment of eight directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal No. 4—The Director Election Proposal.”
4.	To approve the 2020 Plan. See the section entitled “Proposal No. 5—The Incentive Plan Proposal.” A copy of the 2020 Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex C.
5.	To adjourn the meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of RMG’s board of directors or the officer presiding over the special meeting, for RMG to consummate the Business Combination (including to solicit additional votes in favor of any of the foregoing proposals). See the section entitled “Proposal No. 6—The Adjournment Proposal.”

RMG will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/consent solicitation statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. RMG stockholders should read it carefully.

Consummation of the Business Combination is conditioned on approval of the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals). If any of the proposals is not approved, the other proposals will not be presented to RMG stockholders for a vote.

The vote of stockholders is important. RMG stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/consent solicitation statement/prospectus.

Q.        I am a RMG warrant holder. Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A.         The holders of RMG warrants are entitled to purchase RMG common stock at a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination. This proxy statement/consent solicitation statement/prospectus includes important information about RMG and the business of RMG and its subsidiaries following the consummation of the Business Combination. Because holders of RMG warrants will be entitled to purchase RMG common stock 30 days after the consummation of the Business Combination, we urge you to read the information contained in this proxy statement/consent solicitation statement/prospectus carefully.

Q.        What will happen to RMG’s securities upon consummation of the Business Combination?

A.         RMG’s units, Class A common stock and warrants are currently listed on the NYSE under the symbols RMG.UT, RMG and RMG.WT, respectively. Upon consummation of the Business Combination, RMG will have one class of common stock which will be listed on the NYSE under the symbol RMO, and its warrants will be listed on the NYSE under the symbol RMO.WT. RMG will not have units traded on the NYSE following consummation of the Business Combination, and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. RMG warrant holders and those stockholders who do not elect to have their shares of RMG common stock redeemed for a pro rata share of the trust account need not submit their Class A common stock or warrant certificates, and such shares of stock and warrants will remain outstanding.

Q.        Why is RMG proposing the Business Combination?

A.         RMG was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On February 12, 2019, RMG completed its Initial Public Offering of units, with each unit consisting of one share of Class A common stock and one-third of one warrant to purchase one share of Class A common stock at a price of $11.50, raising total gross proceeds of $230 million. Since its Initial Public Offering, RMG’s activity has been limited to the evaluation of business combination candidates.

Romeo is an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles.

Based on its due diligence investigations of Romeo and the industry in which it operates, including the financial and other information provided by Romeo in the course of the negotiations in connection with the Merger Agreement, RMG believes that Romeo has a very appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, RMG believes that the Business Combination with Romeo will provide RMG stockholders with an opportunity to participate in the ownership of a company with significant value. See the section entitled “Proposal No. 1—The Business Combination Proposal—RMG’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q:         What factors did RMG’s board of directors consider in connection with its decision to recommend voting in favor of the Business Combination?

A:         RMG’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. These factors included, but were not limited to, the following:

●	Romeo’s large and growing addressable market;
●	Romeo’s leading technology and unique business model;
●	Romeo’s experienced and diverse management team;
●	Romeo’s high quality strategic investors, including strategic investments by Heritage Environmental Services and an affiliate of Republic Services, Inc. and partnership with BorgWarner Inc.;
●	Romeo’s potential as a public company;
●	the terms and conditions of the Merger Agreement;
●	the financial involvement and commitment of the Subscription Investors;
●	Romeo’s attractiveness as a target; and
●	an evaluation of the alternative targets available to RMG.

In addition to the various risks associated with the business of Romeo, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus, RMG’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

●	macroeconomic risks;
●	that Romeo’s business plan and projections may not be achieved;
●	that the benefits of the Business Combination may not be achieved;
●	that Romeo’s growth initiatives may not be achieved;
●	that RMG did not obtain a fairness opinion in connection with the Business Combination;
●	the liquidation risk to RMG;
●	the stockholder vote required for the Business Combination;
●	the risk that certain closing conditions are out of RMG’s control;
●	that RMG stockholders will hold a minority position in the Combined Company;
●	litigation risk with respect to the Business Combination;
●	fees and expenses of the Business Combination;
●	potential redemptions by RMG stockholders;
●	potential inability to retain the Combined Company’s NYSE listing following the Business Combination;
●	valuation risk;

●	potential conflicts of interests; and
●	potential distraction to Romeo’s operations.

After considering the foregoing, RMG’s board of directors concluded, in its business judgment, that the potential benefits to RMG and its stockholders relating to the Business Combination outweighed the potentially negative factors relating to the Business Combination. RMG’s board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.

For more information about the factors considered by RMG’s board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—RMG’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.         Do I have redemption rights?

A.         If you are a Public Stockholder, you have the right to demand that RMG redeem your shares for a pro rata portion of the cash held in RMG’s trust account. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under RMG’s current amended and restated certificate of incorporation, the Business Combination may be consummated only if RMG has at least $5,000,001 of net tangible assets after giving effect to the redemption of all public shares properly demanded to be so redeemed by Public Stockholders. This means that a substantial number of public shares may be redeemed and RMG can still consummate the Business Combination.  In addition, Romeo is not required to consummate the Business Combination if there is not at least $150 million available to RMG (consisting of the cash available in RMG’s trust account together with net cash proceeds received from any investment in RMG approved pursuant to the terms of the Merger Agreement, including up to $160 million pursuant to the Private Placement) after giving effect to payment of amounts that RMG will be required to pay to redeeming stockholders upon consummation of the Business Combination. Given the amount of proceeds expected to be invested in the Private Placement, this condition would be satisfied even if all of RMG’s Public Stockholders seek redemption of their public shares.

Q.         How do I exercise my redemption rights?

A.         A Public Stockholder may exercise redemption rights regardless of whether it votes on the business combination proposal or if it is a Public Stockholder on the RMG record date. If you are a Public Stockholder and wish to exercise your redemption rights, you must demand by written request that RMG redeem your public shares for cash and deliver your public shares (physically or electronically using The Depository Trust Company’s DWAC System) to RMG’s transfer agent, American Stock Transfer & Trust Company, LLC, at the address listed at the end of this section no later than two (2) business days prior to the special meeting. Any Public Stockholder seeking redemption will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $           , or $           per share, as of the RMG record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any written demand of redemption rights must be received by RMG’s transfer agent at least two (2) business days prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to RMG’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that RMG’s transfer agent return the shares (physically or electronically). You may make such request by contacting RMG’s transfer agent at the address listed at the end of this section.

If you are a Public Stockholder and you exercise your redemption rights, it will not result in the loss of any RMG warrants that you may hold. Your warrants will become exercisable to purchase one share of RMG common stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.         Do I have appraisal rights if I object to the proposed Business Combination?

A.         No. Neither RMG stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal and Dissenters’ Rights.”

Q.         What happens if a substantial number of Public Stockholders votes in favor of the business combination proposal and exercises redemption rights?

A.         Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Public Stockholders are substantially reduced as a result of redemption by Public Stockholders. Romeo is not required to consummate the Business Combination if there is not at least $150 million available to RMG (consisting of the cash available in RMG’s trust account together with net cash proceeds received from any investment in RMG approved pursuant to the terms of the Merger Agreement, including up to $160 million pursuant to the Private Placement) after giving effect to payment of amounts that RMG will be required to pay to redeeming stockholders upon consummation of the Business Combination. Given the amount of proceeds expected to be invested in the Private Placement, this condition would be satisfied even if all of RMG’s Public Stockholders seek redemption of their public shares.  Romeo also is entitled to waive this requirement in its sole discretion. The condition requiring that RMG have at least $5,000,001 of net tangible assets may not be waived. Also, with fewer public shares and Public Stockholders, the trading markets for RMG common stock and RMG warrants following the closing of the Business Combination may be less liquid than the market for RMG common stock and RMG warrants were prior to the Business Combination and RMG may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into Romeo’s business will be reduced and Romeo may not be able to achieve its business plans.

Q.         How do the Sponsor and the officers and directors of RMG intend to vote on the proposals?

A.         The Sponsor, as well as RMG’s officers and directors, beneficially own and are entitled to vote an aggregate of 18% of the outstanding RMG common stock. These holders have agreed to vote their shares in favor of the business combination proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the special meeting.

Q.         What do I need to do now?

A.         RMG urges you to carefully read and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of RMG. RMG stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card.

Q.         How do I vote?

A.         If you are a holder of record of RMG common stock on the RMG record date, you may vote in person (which would include presence at a virtual meeting) at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

After obtaining a valid legal proxy from your broker, bank or other agent, to register to attend the special meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company, LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Q.         If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.         No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.         May I change my vote after I have mailed my signed proxy card?

A.         Yes. RMG stockholders may send a later-dated, signed proxy card to RMG’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or attend the special meeting in person (which would include presence at a virtual meeting) and vote. RMG stockholders also may revoke their proxy by sending a notice of revocation to RMG’s transfer agent, which must be received prior to the vote at the special meeting.

Q.         What happens if I fail to take any action with respect to the special meeting?

A.         If you fail to take any action with respect to the special meeting and the Business Combination is approved by RMG stockholders and consummated, you will continue to be a holder of RMG common stock or RMG warrants, as applicable. As a corollary, failure to deliver your stock certificate(s) to RMG’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting means you will not have any right in connection with the Business Combination to exchange your shares for a pro rata share of the funds held in RMG’s trust account.

Q.         What should I do with my stock and/or warrant certificates?

A.         Warrant holders and those stockholders who do not elect to have their shares of RMG common stock redeemed for a pro rata share of the trust account need not submit their certificates. RMG stockholders who exercise their redemption rights must deliver their stock certificates to RMG’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above.

Q.         What should I do if I receive more than one set of voting materials?

A.         RMG stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your RMG shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your RMG shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your RMG shares.

Q.         Who can help answer my questions?

A.         If you have questions about the Business Combination or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement proxy card, you should contact:

Mr. Robert S. Mancini

RMG Acquisition Corp.

50 West Street, Suite 40-C

New York, NY 10006

Tel: (212) 785-2579

or:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: RMG.info@investor.morrowsodali.com

You may also obtain additional information about RMG from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a Public Stockholder and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to RMG’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Felix Orihuela

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Email: FOrihuela@astfinancial.com

QUESTIONS AND ANSWERS ABOUT ROMEO’S CONSENT SOLICITATION

Q:         Did Romeo’s board of directors approve the Merger Agreement and the Romeo charter amendment?

A:         Yes. Following a review of the Merger Agreement, the negotiations between Romeo, RMG and their respective representatives with respect to the Merger Agreement and the proposed Romeo charter amendment, Romeo’s board of directors unanimously approved and declared advisable the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement and the Romeo charter amendment, and unanimously determined that the Merger Agreement, the Business Combination and the Romeo charter amendment are in the best interests of Romeo and its stockholders. See sections entitled “Proposal No. 1—The Business Combination Proposal—Romeo’s Board of Director’s Reasons for Approval of the Business Combination” and “—Recommendation of Romeo’s Board of Directors.”

Q:         What am I being asked to approve?

A:          Romeo stockholders are being asked to approve each of the Romeo merger proposal and the Romeo charter amendment proposal:

●	The Romeo merger proposal: The adoption of the Merger Agreement and the approval of the Business Combination; and

●	The Romeo charter amendment proposal: The adoption of an amendment to Romeo’s Fourth Amended and Restated Certification of Incorporation to amend the definition of “Liquidation Transaction” therein to include the Business Combination and to provide that the consideration in the Business Combination will be allocated among Romeo stockholders in accordance with the Merger Agreement.

              See the sections entitled “Proposal No. 1—The Business Combination Proposal” and “The Merger Agreement.” In addition, a copy of each of the Merger Agreement and Romeo charter amendment is attached to this proxy statement/consent solicitation statement/prospectus as Annex A and Annex D, respectively.

Q:        Why am I being asked to approve the Romeo charter amendment proposal?

A:          Romeo is proposing the Romeo charter amendment proposal to clarify the treatment of the Business Combination under Romeo’s existing charter and to provide that the consideration in the Business Combination will be allocated among Romeo stockholders in accordance with the Merger Agreement.

Q:         What is the recommendation of Romeo’s board of directors?

A:          Romeo’s board of directors unanimously recommends that Romeo stockholders approve the Romeo merger proposal and the Romeo charter amendment proposal.

Q:          Do any of Romeo’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of Romeo stockholders?

A:          Yes. Romeo stockholders should be aware that some of Romeo’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Romeo stockholders generally. Romeo’s board of directors was aware of and considered these interests, among other matters, in deciding to approve the terms of the Merger Agreement and the Business Combination. See section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Romeo’s Directors and Executive Officers in the Business Combination.”

Q:           Who is entitled to give a written consent for Romeo?

A:           The record date for determining the holders of Romeo capital stock entitled to execute and deliver written consents with respect to this solicitation is December 1, 2020, the Romeo Record Date. Holders of Romeo capital stock on the Romeo Record Date will be entitled to give or withhold a consent using the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Q:         What approval is required by Romeo stockholders to adopt the Merger Agreement?

A:          The approval of the Romeo merger proposal requires the affirmative vote or consent of (i) the holders of a majority of the voting power of the outstanding shares of Romeo common stock and Romeo preferred stock (on an as-converted to Romeo common stock basis) voting together as a single class, (ii) the holders of a majority of the voting power of the outstanding shares of Romeo common stock voting together as a single class, and (iii) the holders of a majority of the outstanding shares of Romeo preferred stock (on an as-converted to Romeo common stock basis) voting together as a single class (the “Romeo stockholder approval”).

Concurrently with the execution of the Merger Agreement, RMG, Merger Sub and Romeo entered into support agreements (collectively, the “Support Agreements”) with each executive officer and director of Romeo and each holder of 5% or more of Romeo common stock or Romeo preferred stock (collectively, the “Supporting Romeo Stockholders”), requiring each Supporting Romeo Stockholder, on (or effective as of) the second business day following the date that this proxy statement/consent solicitation statement/prospectus is disseminated to Romeo stockholders, to execute and deliver a written consent with respect to the outstanding shares of Romeo common stock and Romeo preferred stock held by such Supporting Romeo Stockholder adopting the Merger Agreement and approving the Romeo charter amendment proposal and the Business Combination. The shares of Romeo capital stock that are owned by the Supporting Romeo Stockholders and that are subject to the Support Agreements represent approximately 58.7% of the outstanding shares of Romeo common stock and approximately 75.0% of the outstanding shares of Romeo preferred stock, in each case, as of the Romeo Record Date; accordingly, Romeo expects to have the required votes to approve the Romeo merger proposal (which includes the adoption of the Merger Agreement) and the Romeo charter amendment proposal. The execution and delivery of written consents by all of the Supporting Romeo Stockholders will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal.

Q:          How can I return my written consent?

A:          If you hold shares of Romeo capital stock as of the close of business on the Romeo Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Romeo. Once you have completed, dated and signed the written consent, you may deliver it to Romeo by emailing a .pdf copy to investorrelations@romeopower.com or by mailing your written consent to Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, CA  90058, Attention:  Chief Financial Officer.  Romeo will not call or convene any meeting of its stockholders in connection with the approval of the Romeo merger proposal or the Romeo charter amendment proposal. Concurrently with the mailing of this proxy statement/consent solicitation statement/prospectus, a letter of transmittal and written instructions for the surrender of shares of Romeo common stock and Romeo convertible notes will be mailed to holders of record of Romeo common stock and Romeo convertible notes.

Q:         What happens if I do not return my written consent?

A:           If you hold shares of Romeo capital stock as of the Romeo Record Date and you do not return your written consent, it will have the same effect as a vote “AGAINST” the Romeo merger proposal and the Romeo charter amendment proposal. However, each Support Agreement provides, among other things, that on (or effective as of) the second business day following the date that this proxy statement/consent solicitation statement/prospectus is disseminated to Romeo stockholders, each Supporting Romeo Stockholder will execute and deliver a written consent with respect to the outstanding shares of Romeo common stock and Romeo preferred stock held by such Supporting Romeo Stockholder approving the Romeo merger proposal and the Romeo charter amendment proposal. The execution and delivery of written consents by all of the Supporting Romeo Stockholders will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal. Therefore, a failure of any other Romeo stockholder to deliver a written consent is not expected to have any effect on the approval of the Romeo merger proposal or the Romeo charter amendment proposal.

Q:         What happens if I return by written consent but do not indicate a decision with respect to the proposals?

A:          If you hold shares of Romeo capital stock as of the Romeo Record Date and you return a signed written consent without indicating your decision on the Romeo merger proposal and the Romeo charter amendment proposal, you will have given your consent to approve such proposals.

Q:        What is the deadline for returning my written consent?

A:          Romeo’s board of directors has set                     , 2020 as the targeted final date for receipt of written consents (such date, as it may be extended by Romeo in its sole discretion, the “consent deadline”). Romeo reserves the right to extend the consent deadline beyond                      , 2020. Any such extension may be made without notice to Romeo stockholders.

Q:         Can I change or revoke my written consent?

A:

Yes. You may change or revoke your consent to either of the proposals at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Support Agreement will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal. If you wish to change or revoke your consent before the consent deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Romeo’s Solicitation of Written Consents—Submission of Written Consents.”

Q:         What do I need to do now?

A:

Romeo urges you to read carefully and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder of Romeo. Once the registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part has been declared effective by the SEC, Romeo will solicit written consents from Romeo stockholders. Romeo’s board of directors unanimously recommends that all Romeo stockholders approve each of the Romeo merger proposal and the Romeo charter amendment proposal by completing, dating and executing and returning to Romeo the written consent furnished with this proxy statement/consent solicitation statement/prospectus as soon as possible and no later than the consent deadline.

Q:          What will happen to my existing shares of Romeo capital stock in the Business Combination?

A:

At the effective time of the Business Combination, your shares of Romeo capital stock will no longer represent an ownership interest in Romeo, as each share of Romeo capital stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will be cancelled and automatically converted into the right to receive (i) the applicable portion of the aggregate merger consideration payable in respect thereof and (ii) a cash amount payable in respect of fractional shares of RMG common stock that would otherwise be issued in connection with the foregoing conversion, if applicable, in accordance with the applicable provisions of the Merger Agreement. See the section entitled “The Merger Agreement—Merger Consideration.”

Q:          Do I have appraisal or dissenter’s rights if I object to the proposed Business Combination?

A:

Yes. Romeo stockholders have appraisal rights in connection with the Business Combination under the Delaware General Corporation Law, as amended (the “DGCL”), and dissenter’s rights under Chapter 13 of the California Corporations Code (the “CCC”). If you elect to exercise your appraisal or dissenters’ rights, you must comply with Section 262 of the DGCL and Chapter 13 of the CCC, respectively. The full text of Section 262 of the DGCL and Chapter 13 of the CCC are attached to this proxy statement/consent solicitation statement/prospectus as Annex E and Annex F, respectively. See the section entitled “Appraisal and Dissenters’ Rights.”

Q:           Who can help answer my questions?

A:

If you have questions about the Business Combination or the process for returning your written consent, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent, please contact Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, CA  90058, Attention:  Investor Relations.

Q:          What are the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Romeo capital stock?

A:

For general information on the material U.S. federal income tax consequences of the Business Combination to holders of Romeo capital stock, see the section entitled “Material U.S. Federal Income Tax Considerations—Material Tax Considerations of the Business Combination to U.S. Holders of Romeo Capital Stock.”

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/consent solicitation statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

RMG

RMG Acquisition Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. RMG was incorporated under the laws of the State of Delaware on October 22, 2018.

On February 12, 2019, RMG closed its Initial Public Offering of 20,000,000 units and on February 19, 2019, consummated the full exercise of the underwriters’ 3,000,000 unit over-allotment option, with each unit consisting of one share of Class A common stock and one-third of one warrant to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230 million. Simultaneously with the consummation of its Initial Public Offering and the exercise of the underwriters’ over-allotment option, RMG consummated the private sale of 4,600,000 private warrants at $1.50 per warrant generating gross proceeds of $6.9 million. A total of $230 million was deposited into the trust account, and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-228849). As of December 1, 2020, the RMG record date, there was approximately $           held in the trust account.

RMG’s units, Class A common stock and warrants are listed on the NYSE under the symbols RMG.UT, RMG and RMG.WT, respectively.

The mailing address of RMG’s principal executive office is 50 West Street, Suite 40-C, New York, NY 10006, and its telephone number is (212) 785-2579. After the consummation of the Business Combination, RMG’s principal executive office will be that of Romeo at 4380 Ayers Avenue, Vernon, CA 90058.

Merger Sub

RMG Merger Sub, Inc. (“Merger Sub”) is a wholly owned subsidiary of RMG formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on September 21, 2020. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 50 West Street, Suite 40-C, New York, NY 10006, and its telephone number is (212) 785-2579. After the consummation of the Business Combination, Merger Sub will cease to exist.

Romeo

Romeo Systems, Inc. is an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Romeo was incorporated under the laws of the State of Delaware on June 6, 2014.

The mailing address of Romeo’s principal executive office is 4380 Ayers Avenue, Vernon, CA 90058, and its telephone number is (844) 257-8557.

Emerging Growth Company

RMG is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, RMG is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

RMG will remain an emerging growth company until the earlier of (1) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which RMG has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which RMG is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which RMG has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

The Business Combination Proposal

Pursuant to the Merger Agreement, a business combination between RMG and Romeo will be effected whereby Merger Sub will merge with and into Romeo, with Romeo surviving as a wholly owned subsidiary of RMG.

After consideration of the factors identified and discussed in the section entitled “Proposal No. 1—The Business Combination Proposal—RMG’s Board of Directors’ Reasons for Approval of the Business Combination,” RMG’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that Romeo has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of the Merger Agreement. See the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Transactions” for more information.

Consideration to Romeo Stockholders

Pursuant to the Merger Agreement, Romeo stockholders and Romeo convertible noteholders will receive an aggregate of 80,534,918 shares of RMG common stock. Holders of Romeo options and holders of Romeo warrants will continue to hold such options or warrants, as applicable, but such options and warrants will be exercisable to purchase an aggregate of 15,381,111 shares of RMG common stock.

Pro Forma Ownership of RMG Upon Closing

Immediately following the closing of the Business Combination, Romeo stockholders will hold approximately 64.3% of the issued and outstanding RMG common stock (on account of RMG shares issued in the Business Combination), current RMG stockholders will hold approximately 22.9% of the issued and outstanding RMG common stock, and the remaining 12.8% will be held by the investors purchasing RMG common stock in the Private Placement (defined below), in each case, based on the number of shares of RMG common stock outstanding as of September 30, 2020 (assuming no Public Stockholder exercises redemption rights, and without regard to any shares issuable upon exercise of options and warrants).

Additional Matters Being Voted On By RMG Stockholders

The RMG Charter Proposals

In addition to voting on the business combination proposal, RMG stockholders will vote on separate proposals to approve amendments to RMG’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “Romeo Power, Inc.” as opposed to “RMG Acquisition Corp.”; (ii) increase RMG’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to RMG having 100,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time. See the section entitled “Proposal No.2—The RMG Charter Proposals.” A copy of RMG’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/consent solicitation statement/prospectus as Annex B.

The NYSE Proposal

RMG stockholders will consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by RMG of shares of RMG Class A common stock pursuant to the Business Combination and the issuance by RMG of shares of RMG Class A common stock to certain accredited investors and qualified institutional buyers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes. See the section entitled “Proposal No. 3—The NYSE Proposal.”

The Director Election Proposal

RMG stockholders will vote to approve of the appointment of eight directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal No. 4—The Director Election Proposal.”

The Incentive Plan Proposal

RMG stockholders will vote upon a proposal to approve the 2020 Plan. The proposed 2020 Plan will reserve up to 15,000,000 shares (plus the number of shares subject to outstanding awards under the 2016 Plan (as defined below) that are subsequently terminated, forfeited, cancelled or expire unexercised) of RMG common stock for issuance in accordance with the 2020 Plan’s terms, subject to certain adjustments. The purpose of the 2020 Plan is to provide the Combined Company’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to the Combined Company’s growth and profitability, with an incentive to assist the Combined Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in the Combined Company. The proposed 2020 Plan is attached as Annex C to this proxy statement/consent solicitation statement/prospectus. You are encouraged to read the proposed 2020 Plan in its entirety. See the section entitled “Proposal No. 5—The Incentive Plan Proposal.”

The Adjournment Proposal

If RMG is unable to consummate the Business Combination for any reason, RMG’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section entitled “Proposal No. 6—The Adjournment Proposal.”

RMG Sponsor and Officers and Directors

As of December 1, 2020, the RMG record date for the special meeting, the Sponsor and RMG’s officers and directors beneficially owned and were entitled to vote an aggregate of 5,175,000 shares of Class B common stock. The Founder Shares held by the Sponsor and RMG’s officers and directors currently constitute an aggregate of 18% of RMG’s outstanding common stock. The Sponsor also purchased an aggregate of 3,766,667 private warrants simultaneously with the consummation of the Initial Public Offering.

In connection with the Initial Public Offering, the Sponsor and each of RMG’s officers and directors agreed to vote their Founder Shares, as well as any RMG common stock acquired in the aftermarket, in favor of the business combination proposal. The Sponsor and each of RMG’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the meeting.

In connection with the Initial Public Offering, the holders of the Founder Shares entered into the Sponsor Agreement (defined below) pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of RMG’s (or such successor entity’s) stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until 30 days after the consummation of an initial business combination.

In connection with the Business Combination, the Sponsor also entered into a lock-up agreement on October 5, 2020, pursuant to which the RMG common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Business Combination, (ii) the date on which the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property. Further, pursuant to such lock-up agreement, the Sponsor agreed not to transfer the private warrants and the common stock underlying such private warrants held by it (subject to limited exceptions) until 30 days after the closing date of the Business Combination.

Date, Time and Place of Special Meeting of RMG Stockholders

The special meeting of stockholders will be held virtually on                  , 2020, at 10:00 a.m., eastern time, at                  . RMG stockholders may attend, vote and examine the list of RMG stockholders entitled to vote at the special meeting by visiting                  and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically.

Voting Power; Record Date

RMG stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned RMG common stock at the close of business on December 1, 2020, which is the RMG record date for the special meeting. RMG stockholders will have one vote for each share of RMG common stock owned at the close of business on the RMG record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RMG warrants do not have voting rights. On the RMG record date, there were 28,750,000 shares of RMG common stock entitled to vote at the special meeting, of which 23,000,000 were public shares and 5,750,000 were Founder Shares.

Quorum and Vote of RMG Stockholders

A quorum of RMG stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if both (i) a majority of the outstanding shares of RMG common stock entitled to vote at the meeting and (ii) a majority of the outstanding shares of Class B common stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Sponsor and RMG’s officers and directors currently beneficially own an aggregate of approximately 18% of the outstanding RMG common stock. Additionally, as of September 30, 2020, the Anchor Investors together have informed us that they beneficially owned and were entitled to vote an aggregate of 575,000 shares of Class B common stock and 2,530,000 shares of Class A common stock, which together consist of 10.8% of RMG’s outstanding common stock. The Anchor Investors are not obligated to, but we expect each will, vote such shares in favor of the proposals presented at the special meeting. The proposals presented at the special meeting will require the following votes:

●	The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding RMG common stock that are voted at the special meeting. There are currently 23,000,000 shares of Class A common stock outstanding and 5,750,000 shares of Class B common stock outstanding; at least 14,375,001 shares of RMG common stock must be voted in favor of the proposal. The Sponsor and the Anchor Investors own an aggregate of 5,750,000 shares of Class B common stock of RMG, representing approximately 20% of the outstanding RMG common stock. The Sponsor has agreed to vote in favor of the proposal and we expect the Anchor Investors to vote their Founder Shares in favor of the proposal as well; as a result, only 8,625,000 public shares, or approximately 32.5% of the public shares, are required to be voted in favor of the proposal in order for it to be approved.
●	The approval of each of the RMG charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of RMG common stock on the RMG record date (which would include presence at a virtual meeting) and the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock on the RMG record date (which would include presence at a virtual meeting).
●	The approval of the NYSE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of RMG common stock present and entitled to vote at the meeting (which would include presence at a virtual meeting).
●	The election of directors requires a plurality vote of the RMG common stock present (which would include presence at a virtual meeting) and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
●	The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of RMG common stock present and entitled to vote at the meeting (which would include presence at a virtual meeting).
●	The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of RMG common stock present and entitled to vote at the meeting (which would include presence at a virtual meeting).

Abstentions will have the same effect as a vote “AGAINST” the business combination proposal, the RMG charter proposals, the NYSE proposal, the incentive plan proposal and the adjournment proposal, if presented. Abstentions will have no effect on the director election proposal. Broker non-votes will have no effect on the business combination proposal, director election proposal, incentive plan proposal and adjournment proposal, if presented, and will have the same effect as a vote “AGAINST” the RMG charter proposals.

Consummation of the Business Combination is conditioned on approval of the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals). If any such proposal is not approved, the other proposals will not be presented to the stockholders for a vote.

Romeo’s Solicitation of Written Consents

The Merger Agreement provides that Romeo will seek the approval of the Romeo merger proposal and the Romeo charter amendment proposal via written consent solicited pursuant to this proxy statement/consent solicitation statement/prospectus, and Romeo will not call or convene any meeting of its stockholders in connection with the approval of the Romeo merger proposal or the Romeo charter amendment proposal. Romeo stockholders are being asked to approve the Romeo merger proposal and the Romeo charter amendment proposal by completing, dating and executing, and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus by the consent deadline.

Only Romeo stockholders of record as of the close of business on the Romeo Record Date will be entitled to execute and deliver a written consent. Each holder of Romeo common stock is entitled to one vote for each share of Romeo common stock held as of the Romeo Record Date. Each holder of Romeo preferred stock is entitled to a number of votes equal to the number of shares of Romeo common stock into which the shares of Romeo preferred stock held by such holder could be converted as of the Romeo Record Date.

The approval of each of the Romeo merger proposal and the Romeo charter amendment proposal requires the affirmative vote or consent of (i) the holders of a majority of the voting power of the outstanding shares of Romeo common stock and Romeo preferred stock (on an as-converted to Romeo common stock basis) voting together as a single class, (ii) the holders of a majority of the voting power of the outstanding shares of Romeo common stock voting together as a single class and (iii) the holders of a majority of the outstanding shares of Romeo preferred stock (on an as-converted to Romeo common stock basis) voting together as a single class.

Concurrently with the execution of the Merger Agreement, RMG, Merger Sub, Romeo and the Supporting Romeo Stockholders entered into the Support Agreements. Each Support Agreement provides, among other things, that on (or effective as of) the second business day following the date that this proxy statement/consent solicitation statement/prospectus is disseminated to Romeo stockholders, each Supporting Romeo Stockholder will execute and deliver a written consent with respect to the outstanding shares of Romeo common stock and Romeo preferred stock held by such Supporting Romeo Stockholder adopting the Merger Agreement and approving the Romeo charter amendment and the Business Combination. The shares of Romeo capital stock that are owned by the Supporting Romeo Stockholders and that are subject to the Support Agreements represent approximately 58.7% of the outstanding shares of Romeo common stock and approximately 75.0% of the outstanding shares of Romeo preferred stock, in each case, as of the Romeo Record Date; accordingly, Romeo expects to have the required votes to approve the Romeo merger proposal and the Romeo charter amendment proposal. The execution and delivery of written consents by all of the Supporting Romeo Stockholders will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal.

You may consent to the Romeo merger proposal and the Romeo charter amendment proposal with respect to your shares of Romeo capital stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Romeo by the consent deadline.

You may execute a written consent to approve the Romeo merger proposal and the Romeo charter amendment proposal (which, in each case, is equivalent to a vote “FOR” such proposal), or disapprove, or abstain from consenting with respect to, the Romeo merger proposal and the Romeo charter amendment proposal (which, in each case, is equivalent to a vote “AGAINST” such proposal). If you do not return your written consent, it will have the same effect as a vote “AGAINST” the Romeo merger proposal and the Romeo charter amendment proposal. If you are a record holder of shares of Romeo common stock and/or Romeo preferred stock on the Romeo Record Date and you return a signed written consent without indicating your decision on the Romeo merger proposal or the Romeo charter amendment proposal, you will have given your consent to approve such proposal.

Due to the obligations of the Supporting Romeo Stockholders under the Support Agreements, a failure of any other Romeo stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Romeo stockholder, is not expected to have any effect on the approval of the Romeo merger proposal or the Romeo charter amendment proposal.

Concurrently with the mailing of this proxy statement/consent solicitation statement/prospectus, a letter of transmittal and written instructions for the surrender of shares of Romeo common stock and Romeo convertible notes will be mailed to holders of record of Romeo common stock and Romeo convertible notes.

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Romeo. Officers and employees of Romeo may solicit consents by telephone or in person, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Redemption Rights of RMG Stockholders

Pursuant to RMG’s amended and restated certificate of incorporation, a Public Stockholder may demand that RMG redeem such shares for cash if the Business Combination is consummated. Public Stockholders will be entitled to receive cash for these shares only if they deliver their stock to RMG’s transfer agent no later than two (2) business days prior to the special meeting. Public Stockholders do not need to affirmatively vote on the business combination proposal or be a holder of such public shares as of the RMG record date to exercise redemption rights. If the Business Combination is not completed, no shares will be redeemed for cash. If a Public Stockholder properly demands redemption, RMG will redeem each public share for a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to RMG to pay its tax obligations. As of December 1, 2020, the RMG record date, this would amount to approximately $           per share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its shares of RMG common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of RMG Stockholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to exercise redemption rights.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder will not be redeemed for cash.

The Business Combination will not be consummated if RMG has net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all public shares properly demanded to be redeemed by Public Stockholders. This means that a substantial number of public shares may be redeemed and RMG can still consummate the Business Combination. In addition, the Merger Agreement provides that Romeo is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination, RMG does not have at least $150 million available to RMG (consisting of the cash available in RMG’s trust account together with net cash proceeds received from any investment in RMG approved pursuant to the terms of the Merger Agreement, including up to $160 million pursuant to the Private Placement) after giving effect to payment of amounts that RMG will be required to pay to redeeming stockholders upon consummation of the Business Combination. Although unlikely, if this condition is not satisfied or waived by Romeo, the Business Combination will not be consummated.

Holders of RMG warrants will not have redemption rights with respect to such securities.

Tax Consequences of Business Combination

For a description of the material U.S. federal income tax consequences of the Business Combination to holders of Romeo common stock, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Material Tax Considerations of the Business Combination to U.S. Holders of Romeo Capital Stock.”

For a description of the material U.S. federal income tax consequences of the exercise of redemption rights, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Material Tax Considerations Related to a Redemption of RMG Class A Common Stock.”

Appraisal and Dissenters’ Rights

None of RMG’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Under Section 262 of the DGCL, holders of shares of Romeo common stock or Romeo preferred stock who do not consent to the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value.”  Romeo stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Any holder of shares of Romeo common stock or Romeo preferred stock wishing to exercise appraisal rights must, within 20 days after the date of mailing of the notice of their right to demand appraisal, make a written demand for the appraisal of such Romeo stockholder’s shares to Romeo (as the surviving corporation in the Business Combination), and such Romeo stockholder must not submit a written consent approving the adoption of the Merger Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights.

In addition, under Chapter 13 of the CCC, holders of Romeo common stock or Romeo preferred stock are entitled to dissenters’ rights in connection with the Business Combination. If a Romeo stockholder does not wish to accept the merger consideration in the Business Combination and does not approve the Romeo merger proposal, such Romeo stockholder has the right under California law to seek from Romeo the “fair value” of its shares in lieu of the merger consideration it would receive if the Business Combination is completed. Failure to follow all of the steps required under the California law will result in the loss of your dissenters’ rights. See the section entitled “Appraisal and Dissenters’ Rights” beginning on page 261 and Section 262 of the DGCL and Chapter 13 of the CCC attached to this proxy statement/consent solicitation statement/prospectus as Annex E and Annex F, respectively.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person (which would include presence at a virtual meeting). RMG has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at a virtual meeting) if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of RMG Stockholders—Revoking Your Proxy.”

Interests of the Sponsor and RMG’s Directors and Officers in the Business Combination

In considering the recommendation of RMG’s board of directors for RMG stockholders to vote in favor of approval of the business combination proposal, the RMG charter proposals and the other proposals, RMG stockholders should keep in mind that the Sponsor (which is affiliated with certain of RMG’s officers and directors) and RMG’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a RMG stockholder or warrant holder. These interests include, among other things:

•

If the Business Combination with Romeo or another business combination is not consummated by February 12, 2021 (or such later date as may be approved by RMG stockholders), RMG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,175,000 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.004 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $           based upon the closing price of $           per share on NYSE on December 1, 2020, the RMG record date.

•

The Sponsor, which is affiliated with certain of RMG’s directors and officers, purchased an aggregate of 3,766,667 private warrants from RMG for an aggregate purchase price of approximately $5.65 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds RMG received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $           based upon the closing price of $           per unit on NYSE on December 1, 2020, the RMG record date. The private warrants will become worthless if RMG does not consummate a business combination by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation).

•

The Stockholders’ Agreement contemplated by the Merger Agreement provides that Robert Mancini and Philip Kassin will be directors of the Combined Company after the closing of the Business Combination (assuming they are elected at the special meeting as described in this proxy statement/consent solicitation statement/prospectus). As such, in the future, each will receive any cash fees, stock options or stock awards that RMG’s board of directors determines to pay to its non-executive directors.

•

If RMG is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RMG for services rendered or contracted for or products sold to RMG. If RMG consummates a business combination, on the other hand, RMG will be liable for all such claims.

•

The Sponsor and RMG’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RMG’s behalf, such as identifying and investigating possible business targets and business combinations. However, if RMG fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, RMG may not be able to reimburse these expenses if the Business Combination with Romeo or another business combination is not completed by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation). As of December 1, 2020, the RMG record date, the Sponsor and RMG’s officers, directors and their affiliates had incurred approximately $           of unpaid reimbursable expenses.

•

The Merger Agreement provides for the continued indemnification of RMG’s current directors and officers and the continuation of directors and officers liability insurance covering RMG’s current directors and officers.

•

RMG’s officers and directors (or their affiliates) may make loans from time to time to RMG to fund certain capital requirements. As of the date of this proxy statement/consent solicitation statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/consent solicitation statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to RMG outside of the trust account.

•

The Subscription Investors have entered into the Subscription Agreements with RMG, pursuant to which the Subscription Investors will purchase an aggregate of 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding RMG or its securities, the Sponsor, RMG’s officers and directors, Romeo or Romeo stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of RMG common stock or vote their shares in favor. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that RMG has in excess of the required dollar amount to consummate the Business Combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the RMG initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on RMG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that RMG will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into. RMG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of Romeo’s Directors and Executive Officers in the Business Combination

Certain of Romeo’s directors and executive officers may have interests in the Business Combination that may be different from, or in addition to, the interests of Romeo stockholders. The members of Romeo’s board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement and recommended that Romeo stockholders approve the Romeo merger proposal and the Romeo charter amendment proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Romeo’s Directors and Executive Officers in the Business Combination” beginning on page 101.

Recommendation to RMG Stockholders

RMG’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of RMG stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” each of the RMG charter proposals, “FOR” the NYSE proposal, “FOR” the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented.

Recommendation to Romeo Stockholders

After consideration, Romeo’s board of directors adopted resolutions determining that the Merger Agreement, the Business Combination contemplated by the Merger Agreement, the Romeo charter amendment proposal and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Romeo and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and the Romeo charter amendment proposal, and directing that the Merger Agreement and the Romeo charter amendment proposal be submitted to the holders of Romeo common stock and holders of Romeo preferred stock for consideration. Romeo’s board of directors recommends that the holders of Romeo common stock and holders of Romeo preferred stock approve the Romeo merger proposal (which includes the adoption of the Merger Agreement) and the Romeo charter amendment proposal, by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

For a description of various factors considered by Romeo’s board of directors in reaching its decision to adopt the Merger Agreement and approve the Business Combination, the Romeo charter amendment proposal and the other transactions contemplated by the Merger Agreement, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Romeo’s Board of Directors’ Reasons for Approval of the Business Combination” and “—Recommendation of Romeo’s Board of Directors” beginning on page 98 and page 102, respectively.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned upon, among other things: (i) all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, or as specified in the agreement being procured or made, as applicable; (ii) no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Business Combination; (iii) RMG having at least $5,000,001 of net tangible assets remaining prior to the Business Combination after taking into account the holders of public shares that properly demanded that RMG redeem their public shares for their pro rata share of the trust account; (iv) the Registration Statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; (v) the delivery by each party to the other party of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of execution of the Merger Agreement and as of the closing as well as the performance by such party of covenants contained in the Merger Agreement required to by complied with by such party prior to the closing; (vi) approval of the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals) and (vii) approval of the Merger Agreement, the Romeo charter amendment and the Business Combination by Romeo stockholders. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Romeo’s Conditions to Closing

The obligations of Romeo to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of RMG and Merger Sub (subject to certain bring-down standards); (ii) performance of the covenants of RMG and Merger Sub to be performed as of or prior to the closing; (iii) RMG filing an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting amended and restated bylaws (the “Combined Company’s bylaws”), each in substantially the form as attached to the Merger Agreement; (iv) RMG executing the Registration Rights Agreement; (v) RMG executing the Stockholders’ Agreement; (vi) the covenants of the Sponsor contained in that certain letter agreement, dated as of February 7, 2019, by and among the Sponsor, RMG and the  Insiders (as defined therein) (the “Sponsor Agreement”) having been performed; (vii) the RMG common stock to be issued pursuant to the Merger Agreement and underlying the exchanged Romeo options and Romeo warrants shall have been approved for listing on a national securities exchange; and (viii) the amount of cash available to RMG shall not be less than $150 million after giving effect to payment of amounts that RMG will be required to pay to redeeming stockholders upon consummation of the Business Combination. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

RMG’s and Merger Sub’s Conditions to Closing

The obligation of RMG to consummate the Business Combination is also conditioned upon, among other things: (i) the accuracy of the representations and warranties of Romeo (subject to customary materiality qualifiers except for certain fundamental representations), (ii) Romeo performing in all material respects each of the covenants to be performed by it as of or prior to the closing and (iii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred or continuing from the date of the Merger Agreement. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of RMG and Romeo; (ii) by either RMG or Romeo if the transactions are not consummated on or before the later of  February 12, 2021 or such later date as RMG stockholders may approve; (iii) by either RMG or Romeo if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable; (iv) by either RMG or Romeo if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within forty-five days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; (v) by RMG if Romeo stockholder approval of the Business Combination has not been obtained within three business days following the date that this proxy statement/consent solicitation statement/prospectus is disseminated by Romeo to its stockholders; or (vi) by either RMG or Romeo if, at the RMG stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Stockholder Support Agreements

In connection with the execution of the Merger Agreement, each executive officer and director of Romeo and each holder of 5% or more of Romeo common stock or Romeo preferred stock, who collectively own a majority of Romeo’s outstanding stock, have entered into agreements pursuant to which they have agreed to vote in favor of the Merger Agreement, the Business Combination and the Romeo charter amendment at a meeting of Romeo stockholders called to approve such actions (or to act by written consent approving such actions).

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP.  Under this method of accounting, RMG will be treated as the acquired company for financial reporting purposes, and Romeo will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Romeo. Romeo has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Romeo’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether existing stockholders of RMG exercise their right to redeem their shares of RMG common stock;
●	Romeo’s existing senior management team will comprise senior management of the Combined Company;
●	Romeo is the larger of the companies based on historical operating activity and employee base; and
●	Romeo’s operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Risk Factors

In evaluating the proposals set forth in this proxy statement/consent solicitation statement/prospectus, a stockholder should carefully read this proxy statement/consent solicitation statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

RMG is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

RMG’s balance sheet data as of December 31, 2019 and December 31, 2018 and statement of operations data for fiscal years end December 31, 2019 and the period from October 22, 2018 (inception) through December 31, 2018 are derived from RMG’s audited financial statements, included elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical interim financial information of RMG as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 was derived from the unaudited interim financial statements of RMG included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Romeo’s consolidated balance sheet data as of December 31, 2019 and December 31, 2018, consolidated statement of operations data and consolidated statement of cash flow data for the fiscal years ended December 31, 2019 and December 31, 2018 are derived from Romeo’s audited financial statements, included elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical interim financial information of Romeo as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019 are derived from the unaudited condensed consolidated interim financial statements of Romeo included elsewhere in this proxy statement/consent solicitation statement/prospectus.

This information is only a summary and should be read in conjunction with each of Romeo’s and RMG’s consolidated financial statements and related notes and the sections entitled “Other Information Related to RMG—RMG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Romeo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/consent solicitation statement/prospectus. The historical results included below and elsewhere in this proxy statement/consent solicitation statement/prospectus are not indicative of the future performance of Romeo or RMG. All amounts are in U.S. dollars.

RMG’s Selected Financial Information

				Period from
	Nine Months	Nine Months	Year Ended	October 22, 2018
	Ended September 30,	Ended September 30,	December 31,	(inception) to December 31, 2018
	2020	2019	2019
Income Statement Data
Loss from operations	$(1,199,222)	$(818,222)	$(1,093,066)	$(2,565)
Interest income	1,111	22,725	12,602	10
Gain on marketable securities (net), and dividends held in Trust Account	—	3,299,930	3,565,051	—
Net income (loss)	125,935	1,835,919	2,086,083	(2,555)
Basic and diluted net income per share, Class A	$0.05	$0.11	$0.13	$—
Basic and diluted net loss per share, Class B	$(0.18)	$(0.11)	$(0.15)	$0.00

Balance Sheet Data	As of September 30, 2020	As of December 31, 2019
Cash	$315,502	$1,175,207
Restricted cash equivalents held in Trust Account	234,179,516	233,232,730
Total assets	234,639,206	234,584,340
Total liabilities	8,900,550	8,971,619
Total stockholders’ equity	5,000,006	5,000,001

Romeo’s Selected Financial Information

(dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
Statement of Operations Data:	2020	2019	2019	2018
	(Unaudited)

Total revenue	$4,326	$5,357	$8,488	$3,064
Total cost of revenues	7,851	10,675	17,237	12,795
Gross loss	(3,525)	(5,318)	(8,749)	(9,731)
Total operating expenses	15,516	20,902	29,718	38,214
Operating loss	(19,041)	(26,220)	(38,467)	(47,945)
Interest expense	(783)	(10,848)	(10,954)	(8,802)
Interest income	—	266	269	—
Loss on extinguishment of debt	—	(9,181)	(9,181)	(2,580)
Other expense	(1,614)	—	—	—
Net loss before income taxes and equity (loss) in affiliates	(21,438)	(45,983)	(58,333)	(59,327)
Equity (loss) in affiliates	(1,272)	(669)	(1,520)	—
Income tax expense	—	(1)	(1)	(1)
Net loss	$(22,710)	$(46,653)	$(59,854)	$(59,328)

	Nine Months Ended September 30,		Year Ended December 31,
Statement of Cash Flow Data:	2020	2019	2019	2018
	(Unaudited)
Net cash provided by (used for):
Operating activities	$(14,126)	$(37,671)	$(46,964)	$(42,337)
Investing activities	$(561)	$(843)	$(1,171)	$(3,049)
Financing activities	$14,504	$42,295	$48,553	$41,027

	As of September 30, 2020	As of December 31,
Balance Sheet Data:	(Unaudited)	2019	2018
Cash and cash equivalents	$246	$429	$11
Restricted cash	$1,500	$1,500	$1,500
Total assets	$37,518	$32,578	$22,443
Total liabilities	$51,829	$30,005	$58,753
Total stockholders’ deficit	$(121,891)	$(101,007)	$(47,725)

	Nine Months Ended September 30,		Year Ended December 31,
Other Financial Data:	2020	2019	2019	2018
	(Unaudited)		(Unaudited)
EBITDA(1)	$(20,523)	$(34,683)	$(47,297)	$(48,952)
Adjusted EBITDA(1)	$(18,125)	$(24,553)	$(31,964)	$(43,424)
(1)	Management utilizes certain non-GAAP performance measures, EBITDA and Adjusted EBITDA, for purposes of evaluating Romeo’s ongoing operations and for internal planning and forecasting purposes. Romeo believes that these non-GAAP operating measures, when reviewed collectively with Romeo’s GAAP financial information, provide useful supplemental information to investors in assessing Romeo’s operating performance. See the section captioned “Non-GAAP Financial Measures” included within “ROMEO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for a complete description of the non-GAAP performance measures and a reconciliation to the nearest GAAP measures.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been provided to aid in your analysis of the financial aspects of the Business Combination. For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of RMG and Romeo, adjusted to give effect to (1) the Business Combination, inclusive of the issuance of RMG common stock for Romeo’s issued and outstanding preferred stock and convertible notes as if each converted to Romeo common stock immediately prior to the Business Combination, (2) the repayment of certain of Romeo’s outstanding notes, (3) certain related equity financing transactions, and (4) the payment of transaction costs (collectively, the “Transactions”).  Hereinafter, RMG and Romeo are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined balance sheet data, which has been presented for the Combined Company as of September 30, 2020, gives effect to the Transactions as if they were consummated on September 30, 2020.  The unaudited pro forma condensed combined statement of operations data, which has been presented for the nine months ended September 30, 2020 and for the year ended December 31, 2019, gives pro forma effect to the Transactions as if they had occurred on January 1, 2019.  The unaudited pro forma condensed combined balance sheet data does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company would have been had the Business Combination taken place on September 30, 2020, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined statements of operations data does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Business Combination taken place on January 1, 2019, nor is this data indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:

●	The historical unaudited condensed financial statements of RMG as of and for the nine months ended September 30, 2020, and the historical audited financial statements of RMG as of and for the year ended December 31, 2019; and
●	The historical unaudited condensed consolidated financial statements of Romeo as of and for the nine months ended September 30, 2020 and the historical audited consolidated financial statements of Romeo as of and for the year ended December 31, 2019.

This unaudited pro forma condensed combined financial information should also be read together with the sections of this proxy statement/consent solicitation statement/ prospectus entitled “RMG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Romeo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary of the Material Terms of the Business Combination,” and “Proposal No. 1—The Business Combination Proposal,” as well as other information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Description of the Transactions

On October 5, 2020, RMG, Merger Sub, and Romeo entered into the Merger Agreement pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo.  Upon consummation of the Business Combination, the newly-formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG.  In addition, RMG, as the issuer of the publicly-traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc.

Consideration for the Business Combination will consist of shares of RMG common stock issued in exchange for all outstanding shares of Romeo common stock, determined on a fully-diluted basis, as follows:

●	As if all of Romeo’s issued and outstanding shares of preferred stock converted into common stock of Romeo pursuant to the terms of Romeo’s Fourth Amended and Restated Certificate of Incorporation; and
●	As if all of Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, converted into common stock of Romeo at a conversion price of $0.4339 per share.

No fractional shares of RMG Class A common stock will be issued. In lieu of the issuance of any such fractional shares, RMG has agreed to pay to each former holder of Romeo common stock, preferred stock or convertible notes who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of RMG Class A common stock to which such holder otherwise would have been entitled multiplied by (ii) $10.

The following additional activities will occur immediately prior to or upon closing of the Business Combination, and, accordingly, are also reflected in the unaudited pro forma condensed combined financial information below:

●	The settlement of all of Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest;
●	The payment of transaction costs incurred by both RMG and Romeo;
●	The payment of deferred legal fees, underwriting commissions, and other costs incurred in connection with the Initial Public Offering (“IPO”);
●	The settlement of $9.1 million of the notes receivable due to Romeo from stockholders, inclusive of the forgiveness of $1.7 million of the amount due; and
●	The exchange of all issued and outstanding warrants and stock options for the purchase of shares of Romeo common stock, inclusive of stock options for which vesting is fully contingent upon Romeo being acquired by a special purpose acquisition company (“SPAC”), for warrants and stock options for the purchase of common stock of the Combined Company.

Pursuant to the Merger Agreement, the aggregate consideration, consisting of shares of RMG common stock, will be determined based upon the quotient of (A) (i) a purchase price of $900 million, plus (ii) Romeo’s closing date cash, minus (iii) Romeo’s closing date indebtedness, plus (iv) the aggregate exercise price of all of Romeo’s outstanding options and warrants, divided by (B) $10.00.  Shares issued by RMG to consummate the Business Combination will be exchanged for outstanding shares of Romeo common stock based upon an exchange ratio equal to the quotient of (A) the aggregate merger consideration divided by (B) the sum of (i) the number of shares of Romeo common stock outstanding and issuable upon conversion of Romeo’s outstanding preferred stock, (ii) the number of shares of Romeo common stock subject to unexpired, issued and outstanding options and warrants, and (iii) the number of shares of Romeo common stock issuable upon conversion of Romeo’s convertible notes.

Concurrently with the execution of the Merger Agreement on October 5, 2020, RMG entered into the Subscription Agreements with the Subscription Investors that have agreed to purchase shares of RMG Class A common stock in connection with the Business Combination.  Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and RMG agreed to issue and sell to such Subscription Investors an aggregate of 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share, or an aggregate of $160 million in gross cash proceeds (the “Private Placement”). The closing of the Private Placement will occur immediately prior to the closing of the Business Combination and is conditioned thereon and on other customary closing conditions.

In addition, on October 2, 2020, Romeo entered into an agreement with Heritage Battery Recycling, LLC (“HBR”), a related party to an existing Romeo stockholder and a Subscription Investor, which requires Romeo to contribute $35 million of cash to HBR to fund HBR’s operations, if the Business Combination and the Private Placement yield aggregate gross proceeds of at least $200 million after transaction costs.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the combined historical financial information of RMG and Romeo only give effect to events that are both factually supportable and directly attributable to the Transactions.  In addition, for purposes of preparation of the unaudited pro forma condensed combined statement of operations information, adjustments have only been made to give effect to events that are expected to have a continuing impact on the results of the Combined Company following the Business Combination.  The pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions.  In addition, as (i) RMG and Romeo have not had any historical relationship prior to the Transactions and (ii) there is no historical activity with respect to the Merger Sub, preparation of the accompanying pro forma financial information did not require any adjustments with respect to such activities.

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. Accordingly, the unaudited pro forma condensed combined financial information includes, among other things, pro forma adjustments to reflect the completion of the Business Combination, the Private Placement, the repayment and conversion of certain of Romeo’s outstanding notes, the settlement of transaction costs that have been reported in the Companies’ historical financial statements or will be incurred upon consummation of the Business Combination, and the impact of certain other pro forma adjustments.

Pursuant to RMG’s amended and restated certificate of incorporation, RMG’s Public Stockholders may demand that RMG redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a Public Stockholder properly demands redemption of their RMG common shares, RMG will redeem each share for cash equal to the Public Stockholder’s pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

Due to the redemption rights held by RMG’s Public Stockholders, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of RMG’s publicly-traded shares:

●	Scenario 1 – Assuming no redemptions: This presentation assumes that no RMG stockholders exercise redemption rights with respect to their public shares upon consummation of the Business Combination; and

●	Scenario 2 – Assuming redemption of 23,000,000 public shares of RMG Class A common stock for cash: This presentation assumes that RMG stockholders exercise their redemption rights with respect to a maximum of 23,000,000 public shares upon consummation of the Business Combination. The maximum redemption amount is derived from the Merger Agreement’s requirement for the Transactions to result in a minimum of $150 million of available closing date cash from (i) RMG (inclusive of cash available to be released from the Trust Account) and (ii) the Private Placement, after giving effect to the payments to redeeming stockholders. Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemption.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock that would be outstanding (without regard to any shares issuable upon exercise of options and warrants) under each of the two redemption scenarios if the Transactions had occurred on September 30, 2020:

			Scenario 2 -
	Scenario 1 -		Assuming Maximum
	Assuming No Redemptions		Redemptions
Stockholder	Shares	%	Shares	%
Romeo stockholders	80,279,415	64%	80,279,415	79%
RMG’s public stockholders	23,000,000	18%	—	—%
RMG sponsor	5,750,000	5%	5,750,000	6%
Private Placement investors	16,000,000	13%	16,000,000	16%
	125,029,415		102,029,415

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only.  The pro forma adjustments applied to derive this information reflect estimates based on information available as of the dates of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. The actual financial position and results of operations of the Combined Company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

Romeo’s Unaudited Pro Forma Financial Information

(dollars in thousands except per share amounts)

			Pro Forma	Pro Forma
			Combined	Combined
			Assuming	Assuming
Statement of Operations Data - Nine Months Ended			No	Maximum
September 30, 2020	RMG	Romeo	Redemptions	Redemptions
Total revenue	$—	$4,326	$4,326	$4,326
Total cost of sales	$—	$7,851	$7,851	$7,851
Total operating expenses	$1,199	$15,516	$16,605	$16,605
Operating loss	$(1,199)	$(19,041)	$(20,130)	$(20,130)
Net income (loss)	$126	$(22,710)	$(21,440)	$(21,440)
Basic and diluted net income (loss) per share	$0.05(1)	$(0.10)(1)	$(0.17)	$(0.21)
RMG Class B basic and diluted net loss per share	$(0.18)	N/A	N/A	N/A

Balance Sheet Data - As of September 30, 2020
Total current assets	$460	$20,005	$326,727	$127,548
Total assets	$234,639	$37,518	$376,436	$142,257
Total current liabilities	$358	$37,850	$23,673	$23,673
Total liabilities	$8,900	$51,829	$30,116	$30,116
Total stockholders’ equity (deficit)	$5,000	$(121,891)	$346,320	$112,141

			Pro Forma	Pro Forma
			Combined	Combined
			Assuming	Assuming
Statement of Operations Data - Year Ended			No	Maximum
December 31, 2019	RMG	Romeo	Redemptions	Redemptions
Total revenue	$—	$8,488	$8,488	$8,488
Total cost of sales	$—	$17,237	$17,237	$17,237
Operating expenses	$1,093	$29,718	$30,811	$30,811
Operating loss	$(1,093)	$(38,467)	$(39,560)	$(39,560)
Net income (loss)	$2,086	$(59,854)	$(60,843)	$(60,843)
Basic and diluted net income (loss) per share	$0.13 (1)	$(0.31) (1)	$(0.49)	$(0.60)
RMG Class B basic and diluted net loss per share	$(0.15)	N/A	N/A	N/A
(1)	Basic and diluted net income (loss) per share for RMG includes amounts related to RMG Class A common stock and for Romeo includes amounts related to Romeo Class A and Class B common stock. Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. As of September 30, 2020 and December 31, 2019, potentially dilutive shares that have been excluded from the determination of RMG diluted loss per share include 12,266,666 outstanding warrants issued in connection with the Initial Public Offering. Potentially dilutive shares that have been excluded from the determination of Romeo diluted loss per share, as of September 30, 2020 and December 31, 2019, include 129,056,826 and 78,916,560 options and warrants to purchase shares of Romeo common stock that will remain outstanding and become exercisable to purchase RMG common stock upon consummation of the Business Combination and 392,187,719 and 360,187,719 shares of Romeo preferred stock that will be exchanged for shares of RMG common stock as if they were converted into shares of Romeo Class A common stock immediately prior to the Business Combination.

COMPARATIVE PER SHARE DATA

(in thousands, except share and per share data)

			Pro Forma		Romeo Equivalent Pro
			Combined		Forma Per Share Data(2)
			Assuming	Assuming	Assuming	Assuming
			No	Maximum	No	Maximum
Nine Months Ended September 30, 2020	RMG(1)	Romeo (1)	Redemptions	Redemptions	Redemptions	Redemptions
Weighted average number of shares outstanding – basic and diluted	23,000,000	227,452,831	125,029,415	102,029,415	80,279,415	80,279,415
Weighted average number of shares outstanding – RMG Class B basic and diluted	5,750,000	N/A	N/A	N/A	N/A	N/A
Basic and diluted net income (loss) per share	$0.05	$(0.10)	$(0.17)	$(0.21)	$(0.02)	$(0.03)
RMG Class B basic and diluted net loss per share	$(0.18)	N/A	N/A	N/A	N/A	N/A
Stockholders’ equity (deficit) per share - basic and diluted	$0.17	$(0.54)	$2.77	$1.10	$0.34	$0.13

			Pro Forma		Romeo Equivalent Pro
			Combined		Forma Per Share Data(2)
			Assuming	Assuming	Assuming	Assuming
			No	Maximum	No	Maximum
Year Ended December 31, 2019	RMG(1)	Romeo (1)	Redemptions	Redemptions	Redemptions	Redemptions
Weighted average number of shares outstanding – basic and diluted	22,934,985	207,158,547	124,964,400	101,964,400	80,279,415	80,279,415
Weighted average number of shares outstanding – RMG Class B basic and diluted	5,750,000	N/A	N/A	N/A	N/A	N/A
Basic and diluted net income (loss) per share	$0.13	$(0.31)	$(0.49)	$(0.60)	$(0.06)	$(0.07)
RMG Class B basic and diluted net loss per share	$(0.15)	N/A	N/A	N/A	N/A	N/A

(1)	Basic and diluted net income (loss) per share for RMG includes amounts related to RMG Class A common stock and for Romeo included amounts related to Romeo Class A and Class B common stock. Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. As of September 30, 2020 and December 31, 2019 potentially dilutive shares that have been excluded from the determination of RMG diluted loss per share include 12,266,666 outstanding warrants issued in connection with the Initial Public Offering. Potentially dilutive shares that have been excluded from the determination of Romeo diluted loss per share, as of September 30, 2020 and December 31, 2019, includes 129,056,826 and 78,916,560 options and warrants to purchase shares of Romeo common stock that will remain outstanding and become exercisable to purchase RMG common stock upon consummation of the Business Combination and 392,187,719 and 360,187,719 shares of Romeo preferred stock that will be exchanged for shares of RMG common stock as if they were converted into shares of Romeo Class A common stock immediately prior to the Business Combination.
(2)	The equivalent pro forma basic and diluted per share data for Romeo is calculated by multiplying the combined pro forma per share data by the exchange ratio of 0.121 set forth in the Merger Agreement. Weighted average number of shares outstanding – basic and diluted is calculated by multiplying the exchange ratio of 0.121 by the shares of Romeo common stock that will be exchanged in the Business Combination, including (1) Romeo’s issued and outstanding preferred stock as if it converted into Romeo common stock pursuant to the terms of Romeo’s Fourth Amended and Restated Certificate of Incorporation; and (2) Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, as if they converted into Romeo common stock at a conversion price of $0.4339 per share.

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

RMG believes that some of the information in this proxy statement/consent solicitation statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because RMG is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/consent solicitation statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they:

●	discuss future expectations;
●	contain projections of future results of operations or financial condition; or
●	state other “forward-looking” information.

RMG believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that RMG is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/consent solicitation statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by RMG or Romeo in such forward-looking statements, including, among other things:

●	the ability to complete the Business Combination;
●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
●	the ability to maintain the listing of RMG’s securities on a national securities exchange following the Business Combination;
●	the potential liquidity and trading of RMG’s public securities;
●	the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by RMG stockholders;
●	the ability to operate in highly competitive markets, and potential adverse effects of this competition;
●	risk of decreased revenues due to pricing pressures;
●	the ability to attract, motivate and retain qualified employees, including members of its senior management team;
●	the ability to maintain a high level of client service and expand operations;
●	potential failure to comply with privacy and information security regulations governing the client datasets Romeo processes and stores;
●	risk that Romeo is unsuccessful in integrating potential acquired businesses and product lines;
●	potential issues with Romeo’s product offerings that could cause legal exposure, reputational damage and an inability to deliver products or services;
●	the ability to develop new products, improve existing products and adapt its business model to keep pace with industry trends;
●	risk that Romeo’s products and services fail to interoperate with third-party systems;

●	potential unavailability of third-party technology or battery cells that Romeo uses in its products;
●	the ability to maintain effective controls over disclosure and financial reporting that enable Romeo to comply with regulations and produce accurate financial statements;
●	potential disruption of Romeo’s products, offerings, website and networks;
●	the ability to deliver products and services following a disaster or business continuity event;
●	increased risks resulting from Romeo’s international operations;
●	potential unauthorized use of Romeo’s products and technology by third parties;
●	global economic conditions and the cyclical nature of certain markets Romeo serves;
●	the impact of the COVID-19 pandemic;
●	exchange rate fluctuations and volatility in global currency markets;
●	the ability to comply with various trade restrictions, such as sanctions and export controls;
●	potential intellectual property infringement claims;
●	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;
●	potential impairment charges related to goodwill, identified intangible assets and fixed assets;
●	a potential litigation involving RMG or Romeo;
●	costs related to the Business Combination;
●	expectations regarding the time during which RMG will be an “emerging growth company” under the JOBS Act; and
●	other risks and uncertainties indicated in this proxy statement/consent solicitation statement/prospectus, including those set forth under the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/consent solicitation statement/prospectus.

All forward-looking statements included herein attributable to any of RMG, Romeo or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, RMG and Romeo undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/consent solicitation statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal or the adjournment proposal, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/consent solicitation statement/prospectus may adversely affect RMG and/or Romeo.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/consent solicitation statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/consent solicitation statement/prospectus.

The value of your investment in RMG following consummation of the Business Combination will be subject to the significant risks affecting Romeo and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/consent solicitation statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Romeo unless the context clearly indicates otherwise.

Risks Related to Romeo’s Business and Industry

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early stage company with a limited operating history.  If we do not successfully address these risks, our business, prospects, financial condition, and operating results will be materially and adversely harmed.  Romeo was incorporated in June 2014 and has a very limited operating history on which investors can base an evaluation of our business, prospects, financial condition and operating results.  We derive, and intend to continue to derive, the majority of our revenues from the sale of our battery packs, modules, and battery management systems.  As of September 30, 2020, we had a backlog (as defined below) of approximately $310 million, of which approximately $240 million represented the minimum revenue that would be received under such contracts to satisfy take or pay minimum order commitments. We define contracted revenue (or “backlog”) as revenue expected to be received under our existing customer contracts from sales of battery packs, modules, battery management system software and services not yet built and delivered or provided.  The difference between our backlog and our minimum revenue that would be received in satisfaction of take or pay minimum order commitments reflects that our backlog does not represent a guarantee that our customers will complete purchases of our products and services in the quantities that we anticipate, and some of our contracts allow our customers to purchase in smaller quantities with certain minimum order penalties. Although we have attempted to de-risk such backlog through minimum value commitments in existing contracts, there are no assurances that we will be able to maintain our current customers or supplier relationships, or secure future business with customers, such as major commercial vehicle original equipment manufacturers (“OEMs”), trucking companies and other fleet owners.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business.  In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial condition could be materially affected.  The projected financial information appearing elsewhere in this proxy statement/consent solicitation statement/prospectus has been prepared with assistance from our management and reflects current estimates of future performance.  The projected results depend on the successful implementation of our management’s growth strategies and are based on assumptions and events over which we have only partial or no control.  The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, political and other changes.

We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.

We have identified material weaknesses in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) Romeo’s general segregation of duties, including the review and approval of journal entries; and (b) a lack of sufficient technical accounting resources.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis.

Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that, prior to the completion of the Business Combination, we were a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee our business processes and controls.

Our management is in the process of developing a remediation plan. The material weaknesses will be considered remediated when management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future after consummation of the Business Combination, if RMG’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of RMG’s financial reports, the market price of RMG common stock could be adversely affected and RMG could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Due to our history of recurring losses from operations, negative cash flows from operations and a significant accumulated deficit, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2019 referencing our statement in the footnotes to the financial statements as to the substantial doubt about our ability to continue as a going concern. Our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited condensed consolidated financial statements as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019 have been prepared in accordance with U.S. GAAP, which contemplates that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

Management’s plans to continue as a going concern include raising additional financing, specifically through the Business Combination, and generating long term revenues through multi-year supply agreements for our products and services.  Prior to the consummation of the Business Combination, we are also pursuing debt or equity forms of bridge financing, as may be necessary.  There can be no assurance that our plans will be successful and, as such, our management concluded that substantial doubt exists about our ability to continue as a going concern.  Further, the perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations.

The uncertainty in global economic conditions could negatively affect our operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major customer groups operate.  Our business segments are highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Sales of our battery packs and battery management systems (“BMS”) for truck fleets, for example, depend significantly on demand for new electric vehicle transportation by large consumer companies. The uncertainty in global economic conditions varies by geographic segment and can result in substantial volatility in global credit markets. These conditions affect our business by reducing prices that our customers may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and result in a material adverse effect on our business, cash flow, results of operations and financial condition.

Our business and future growth depends on the growth in demand for electric vehicles, hybrid vehicles and alternative fuel.

As the demand for our products is directly related to the market demand for electric vehicles, a fast-growing e-mobility market will be critical to the success of our business.  In anticipation of an expected increase in the demand for electric vehicles in the next few years, we have developed our manufacturing facility and sought long-term strategic partnerships, such as our strategic alliance with tier 1 automotive supplier BorgWarner Inc. (“BorgWarner”).  However, the markets we have targeted, primarily those in North America (North American commercial vehicles Class 6 through 8) and Europe (European high-performance vehicles), may not achieve the level of growth we expect during the time frame projected.  If either of these markets fails to achieve our expected level of growth, we may have excess production capacity and may not be able to generate enough revenue to obtain our profitability.  If the market for alternative fuel, hybrid vehicles and electric vehicles does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions that we have made regarding the efficiency of our energy solutions are incorrect or incomplete, our business, prospects, financial condition and operating results could be harmed.

Our future depends on the needs and success of our customers, as well as the demand for our customers’ products or services.

The demand for our battery products will ultimately depend on our end-market users.  Decisions to purchase our battery packs, modules, and BMS may depend on the performance of the industries of our customers and if demand for output in those industries decreases, then the demand for our products may decrease as well.  Demand in these industries is impacted by numerous factors, including, but not limited to, commodity prices, infrastructure spending, consumer spending, customer fleet ICE replacement schedules, travel restrictions, fuel costs, energy demands, municipal spending and government mandates and incentives. Increases or decreases in these variables may significantly impact the demand for our products.  If we are unable to predict demand accurately, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventories and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.

Further, our customers’ inability to market and sell their products or services successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because such customers may not order new or additional products from us.  If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business.  Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

We are currently dependent on a limited number of customers for a significant portion of our revenues.

We have been dependent on a limited number of customers for a significant portion of our revenue. For the year ended December 31, 2019, Agility Fuel Systems LLC and Zume, Inc. accounted for approximately 74% of total revenue, and the BorgWarner JV engineering service revenue accounted for 23% of total revenue. For the year ended December 31, 2018, four customers accounted for 78% of revenue. For the nine months ended September 30, 2020, the BorgWarner JV engineering services revenue accounted for 47% of total revenue and Agility Fuel Systems, LLC accounted for approximately 47% of total revenue.  For the nine months ended September 30, 2019, Agility Fuel Systems LLC, Zume, Inc. and the BorgWarner JV accounted for approximately 97% of revenue. Our top customer, Nikola, accounted for approximately 66% of our contracted revenues as of September 30, 2020, and, had our contract with Lion Buses been entered into as of such date (instead of the actual November 2, 2020 contract date), Nikola and Lion would have accounted for approximately 38% and 43%, respectively, of our contracted revenues as of September 30, 2020.  Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products or if we lose a single dominant customer due to reasons out of our control.  We expect that a limited number of customers will continue to contribute a significant portion of our sales in the near future.  Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline and our results of operations could be adversely affected.

Many of our target customers are large commercial vehicle OEM customers and large volume customers, and the failure to obtain such customers, loss of sales to such customers or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.

Although we intend to sell predominantly to commercial vehicle OEMs and other large volume customers, we may not be able to establish or continue our relationships with such OEMs or large volume customers if customer demand is not as high as we expect or if commercial vehicle OEMs face pressure or contractual obligations from their existing suppliers not to purchase our products.  We may enter into long-term contracts with certain of these commercial vehicle OEMs and other large volume customers, who have substantial bargaining power with respect to price and other commercial terms, and any long-term contracts would be subject to renegotiation and renewal from time to time.  Failure to obtain new customers, maintain existing customers, loss of all or a substantial portion of sales to any future or current customers for whatever reason (including, but not limited to, loss of contracts or failure to negotiate acceptable terms in contract renewal negotiations, loss of market share by these customers, insolvency of such customers, reduced or delayed customer requirements, plant shutdowns, strikes or other work stoppages affecting production by such customers) or continued reduction of prices to these customers could have a significant adverse effect on our financial results and business prospects.  There can be no assurance that we will be able to obtain large volume customers, to maintain our current large volume customers, not to lose all or a portion of sales to any future large volume customers, or to offset any reduction of prices to these customers with reductions in our costs or by obtaining new contracts.

The level of any future sales to commercial vehicle OEMs, including the realization of future sales from awarded business or obtaining new business or customers, is inherently subject to a number of risks and uncertainties, including the number of vehicles that these commercial vehicle OEMs actually manufacture and sell.  Further, to the extent that the financial condition, including bankruptcy or market share, of any of our largest customers deteriorates or their sales otherwise continue to decline, our business, prospects, financial condition and operating results could be adversely affected.  Accordingly, we may not in fact realize all of the future sales represented by our awarded business.  Any failure to realize these sales could have a material adverse effect on our business, prospects, financial condition and operating results.

We may not be able to engage target customers successfully and to convert such contacts into meaningful orders in the future.

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships.  In some cases, our battery products have been delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before such customers commit to meaningful orders.

In addition to new customers, our future success depends on whether our current customers are willing to continue using our battery products as well as whether their product lines continue to incorporate our products.  As our customers expand their product lines, we hope to be the primary supplier for their fleets.  Our products are fully customizable and our R&D efforts strive to create products that are on the cutting edge of technology, but competition in our industry is high.  To secure acceptance of our products, we must constantly develop and introduce longer-range and more cost-effective batteries with enhanced functionality and performance to meet evolving industry standards.  If we are unable to meet our customers’ performance requirements or industry specifications, retain target customers, or convert early trial deployments into meaningful orders, our business, prospects, financial condition and operating results could be materially adversely affected.

Under certain circumstances, our customers can cancel or terminate our contracts.

We have ongoing arrangements with our customers and target customers.  Some of these arrangements are evidenced by non-binding letters of intent and memoranda of understanding, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements.  For instance, we have entered into non-binding letters of intent or memoranda of understanding with certain commercial vehicle companies in the United States and Canada.  If these arrangements are terminated or if we are unable to enter into next-stage contracts or long-term operational contracts, our business, prospects, financial condition and operating results may be materially adversely affected.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase our battery products if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.  Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects.  Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our battery products, any delays in scaling production, delivery and service operations to meet demand, competition, future changes in the evolving hybrid electric and electric vehicle market or uncertainty regarding our production and sales performance compared with market expectations.

If any of our battery products fails to perform as expected, our ability to develop, market and sell our current products or future technology could be harmed.

Our products, such as our battery modules, packs and BMS, could contain defects in design and production that may cause them not to perform as expected or may require repair.  We currently have a limited frame of reference by which to evaluate the performance of our products upon which our business prospects depend.  There can be no assurance that we will be able to detect and fix any defects in our battery products.  We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results.

Further, our products may not perform consistent with customers’ expectations or consistent with other vehicles that may become available.  Any product defects or any other failure of our battery modules, packs and software to perform as expected could harm our reputation and result in lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results.  Additionally, problems and defects experienced by other alternative fuel commercial vehicle companies or electric consumer vehicles could by association have a negative impact on public perception and customer demand for our products.

We operate in an extremely competitive industry and are subject to pricing pressures.  Further, many other battery manufacturers have significantly greater resources than we have.

We compete with a number of major international manufacturers and distributors, as well as a number of smaller, regional competitors.  We expect competition to become more intense as our end-markets transition to zero-emission transportation. Increased competition may result in declines in average selling prices, causing a decrease in margins. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we may be subjected to significant pricing pressures.

Many of our competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do, which may place us at a competitive disadvantage. In addition, certain of our competitors may have a lower overall cost structure.  As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as solid state batteries and fuel cell, which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain greater market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our business and future success would be materially and adversely affected.

We anticipate continued competitive pricing pressure as foreign producers are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major end markets.  Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with our industry’s potential customer base.  In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage and reduce their exposure to volatile raw material costs.  Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs.  We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Entering into strategic alliances, such as our joint venture with BorgWarner, and relying on third party manufacturing expose us to risks.

We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business. For example, in May 2019, we joined forces with a subsidiary of tier 1 automotive supplier BorgWarner to form a joint venture named BorgWarner Romeo Power LLC (the “BorgWarner JV”).  Our strategic alliance with BorgWarner gives us, through our ownership interest in the BorgWarner JV, an opportunity to benefit from BorgWarner’s and its affiliates’ manufacturing expertise, superior purchasing power with our existing suppliers, and longstanding relationships with many of our target customers.  With BorgWarner’s global footprint, we believe we have an opportunity through the BorgWarner JV to significantly and efficiently expand into the European and Asian electric vehicle markets.

While offering potential benefits, these strategic alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business.  We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.  For example, if we rely on BorgWarner’s manufacturing facilities, those operations would be outside of our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints, and in turn, we could lose customers and face reputational harm.

Further, there is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. In addition, because we rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

We may be restricted from growing sales of battery packs beyond those that we can produce in our current manufacturing facility.

Romeo has the right to exploit its own intellectual property pursuant to an Intellectual Property License Agreement (the “IP License”) we entered into at the time BorgWarner invested in Romeo and the parties formed the BorgWarner JV.  However, rights of first refusal in the JV Agreement limit Romeo’s right to exploit its intellectual property. Those rights give the BorgWarner JV the right of first refusal to manufacture all of Romeo’s mobility products, and give BorgWarner the right of first refusal to manufacture all stationary products, once Romeo exceeds the projected 6.8 gigawatt hour annual production capacity of our existing manufacturing facility.  If the BorgWarner JV exercised its right to manufacture all of Romeo’s mobility battery products over such annual production capacity limit, Romeo would benefit from such sales through Romeo’s ownership of 40% of the BorgWarner JV and through its right to collect a royalty based on the BorgWarner JV’s revenue.  Further, if BorgWarner were to exercise its right to manufacture Romeo’s stationary battery products over such annual production capacity limit, BorgWarner would be required to do so via a joint venture with Romeo on terms Romeo and BorgWarner would negotiate at the time of forming such venture.

The relevant provisions in the JV Agreement and the IP License arguably could be interpreted by BorgWarner to restrict our right to exploit our intellectual property to expand production operations and/or sell products beyond the products that we can manufacture within our projected 6.8 gigawatt hour annual production capacity regardless of whether BorgWarner or the BorgWarner JV exercise their rights of first refusal, which may limit our business growth potential and make our company less attractive than it otherwise would be to potential investors and/or acquirors.

BorgWarner indirectly controls our R&D budget and critical R&D activities and priorities, which may require us to divert R&D resources away from activities that would grow our business in non-mobility sectors.

Our success depends on our ability to continue to effectively develop our technology and intellectual property through our R&D program.  However, our overall annual R&D budget is subject to approval by the board of directors of the BorgWarner JV (the “JV Board”), which BorgWarner controls.  Our inability to exclusively determine our own R&D budget may impair our competitiveness.

Further, we have the sole right under our intellectual property to commercialize stationary applications anywhere in the world, and the sole right in North America relating to certain recreational vehicles and specialty items.  However, generally we may only allocate 20% of our total R&D spend to activities directed to non-mobility applications.  That limitation may impair our ability to effectively pursue non-mobility market opportunities.

Our other R&D activities (i.e., activities accounting generally for at least 80% of our total R&D budget) must be focused on technology for use in mobile applications, including vehicles that move on air, in water, on-road, or off-road, and any application that transports people or cargo.  Our pursuit of such activities also must be directed, prioritized and approved by the JV Board, and agreed to by Romeo’s board of directors.

Because the markets in which the BorgWarner JV has an intellectual property license to operate differ from the markets in which we have an intellectual property license to operate (for example, only the BorgWarner JV is licensed to operate in the market for passenger vehicle batteries), the research and development priorities that we may have apart from our interest in and obligations to the BorgWarner JV may not always align with the research and development priorities of the BorgWarner JV.  Further, BorgWarner owns 60% of the BorgWarner JV but only 20% of Romeo (prior to the closing of the Business Combination), so BorgWarner’s portion of any gain in the value of the BorgWarner JV is greater than its portion of any gain in the value of Romeo.  As a result, by enforcing its contractual rights, the BorgWarner JV could require us to divert our research and development resources away from activities that we believe would most benefit us and towards activities that would primarily benefit the BorgWarner JV.

BorgWarner has rights in our intellectual property, and the option to expand such rights under certain circumstances.

Under the IP License, BorgWarner has a perpetual, irrevocable, worldwide license to use all of our current and future intellectual property.  The license is currently limited to noncommercial uses.  However, under certain circumstances, such as if we sell or grant rights under our intellectual property to a direct competitor of either BorgWarner or the BorgWarner JV, if we are acquired by a direct competitor of either BorgWarner or the BorgWarner JV, or if we perform certain activities such as R&D in relation to mobility applications without BorgWarner’s approval, BorgWarner would have the right to expand its license to our intellectual property so that the license becomes transferable, sub-licensable and arguably exclusive and enables BorgWarner to commercialize any products, without any obligation to pay any license or other fee in connection with such license expansion.  Because BorgWarner is a large enterprise, the range of automotive businesses that may be considered a direct competitor of BorgWarner is quite broad.  Further, BorgWarner may disagree with us as to whether any particular business not already identified is a direct competitor.

Although we would argue if necessary that BorgWarner’s expanded license described above would not restrict or limit our rights to sublicense or otherwise exploit the rights granted to us under the IP License, BorgWarner could argue that, if the license were interpreted as being exclusive, the effect would limit our rights under the IP License.

BorgWarner’s rights to expand the scope of its license under such agreement in the event we are acquired by a direct competitor may make our company less attractive than it otherwise would be to potential strategic acquirors and thus impair the value of our stock.

We must disclose all of our technology to BorgWarner and may not be able to (i) effectively monitor whether BorgWarner is using such technology in accordance with applicable restrictions or (ii) obtain adequate compensation for any infringement or misappropriation of our intellectual property rights in such technology.

We are obligated to provide the BorgWarner JV and BorgWarner access to all of our proprietary technology, including the source code for our battery management system.  It would be possible for BorgWarner to use that technology and related intellectual property without our knowledge or in ways that the IP License does not permit.  If this happened we might have limited monetary remedies available to us given contractual limitations of liability.

BorgWarner could similarly obtain a broad commercial license in the event of our insolvency or breach of any debt covenant.

If we become insolvent, form an intent to evaluate potential insolvency proceedings, or breach any debt covenant that results in an event of default under any debt instrument, or if the BorgWarner JV is dissolved based on any breach by us of any agreement relating to the BorgWarner JV, then BorgWarner would have the option, to the extent that it is valid and enforceable under applicable law, to convert its license from a noncommercial license to a perpetual, irrevocable, worldwide, transferrable and sub-licensable license to commercialize any products.  BorgWarner may elect to obtain such commercial license on a nonexclusive basis by paying three times the then prior year’s Romeo IP Royalty (as defined below) (see the section entitled “Business of Romeo — Joint Venture with BorgWarner”) or may elect to obtain such commercial license on an exclusive basis (subject to our license from IP Holdco) by paying five times such Romeo IP Royalty (as defined below).

Although we would argue if necessary that BorgWarner’s exclusive license described above would not restrict or limit our rights to sublicense or otherwise exploit the rights granted to us under the IP License, BorgWarner could argue that, if such exclusive license is triggered, the effect would be limit our rights under the IP License.

Our interest in the BorgWarner JV and our intellectual property are pledged to BorgWarner to secure our performance of all of our obligations to BorgWarner relating to the BorgWarner JV.

We have granted security interests to BorgWarner in our ownership interests in the BorgWarner JV and in Romeo IP Holdco (as defined below) (which holds all of our intellectual property), as well as in our intellectual property, to secure our obligations under all of the agreements relating to the formation or operation of the BorgWarner JV, including, but not limited to, our R&D-related obligations.  Those security interests may impair our ability to raise debt or equity capital.

BorgWarner will have a call option to purchase our interest in the BorgWarner JV for an amount that may be less than the value that we could obtain for such interest on the open market.

BorgWarner’s subsidiary will have the right at any time after June 28, 2022 to purchase our entire interest in the BorgWarner JV.  The purchase price will be the value of our interest as determined by an independent appraiser (the choice of which must be approved by us and BorgWarner) using standard valuation methodologies taking into account a discount for lack of marketability.  The purchase price determined by this method may be less than the amount that we could obtain for our interest in the BorgWarner JV from a willing buyer in an arm’s-length transaction.

We are dependent on our suppliers to fulfill our customers’ orders, and if we fail to manage our relationships effectively with, or lose the services of, these suppliers and we cannot substitute suitable alternative suppliers, our operations would be materially adversely affected.

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our battery modules and packs, such as cells, electrical components, and enclosure materials. The inability of our suppliers to deliver necessary components of our battery products at prices and volumes, performance and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results.  While we plan to obtain components from multiple sources whenever possible, some of the components used in our vehicles may be purchased by us from a single source.  While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Our third-party suppliers may not be able to meet their product specifications and performance characteristics or our desired specifications, performance and pricing, which would impact our ability to achieve our product specifications and performance characteristics as well.  Additionally, our suppliers may be unable to obtain required certifications for their products for which we plan to use or provide warranties that are necessary for our solutions.  If we are unable to obtain components and materials used in our battery products from our suppliers or if our suppliers decide to create or supply a competing product, our business could be materially adversely affected.

Increases in costs, disruption of supply or shortage of any of our battery components, particularly cells, could harm our business.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of our components.  Any such increase or supply interruption could materially and negatively impact our business, prospects, financial condition and operating results.  The prices for our components fluctuate depending on market conditions and global demand and could adversely affect our business, prospects, financial condition and operating results.  For instance, we are exposed to multiple risks relating to price fluctuations for battery cells.  These risks include, but are not limited to:

●	the inability or unwillingness of our suppliers and their competitors to build or operate cell production facilities to supply the numbers of cells required to support the growth of the electric vehicle industry as demand for such cells increases;
●	disruption in the supply of cells due to quality issues or recalls by the cell manufacturers;
●	a fewer number of manufacturers of cells; and
●	an increase in the cost of raw materials.

Any disruption in the supply of battery cells could temporarily disrupt production of our products until a different supplier is fully qualified.  Moreover, cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe.  Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges.  Substantial increases in the prices for raw materials may increase the cost of our components and consequently, the costs of products.  There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could reduce our profit margins.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors or a decrease in demand for our battery packs and modules due to substitute products.

The lithium-based battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict.  This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable.  Our ability to adapt to evolving industry standards and anticipate future standards and market trends will be a significant factor in maintaining and improving our competitive position and our prospects for growth.  To achieve this goal, we have invested and plan to continue investing significant financial resources in our R&D infrastructure.  R&D activities, however, are inherently uncertain, and we might encounter practical difficulties in commercializing our research results.  Accordingly, our significant investment in our R&D infrastructure may not bear fruit.  On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable.  Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.

We may experience significant delays in the design, production and launch of our new products, which could harm our business, prospects, financial condition and operating results.

Our R&D team is continually looking to improve our battery packs and modules. Production of light weight pack series, next generation module, and third generation BMS are not expected to begin until 2022 and may occur later or not at all.  Any delay in the financing, design, production and launch of our new products could materially damage our brand, business, prospects, financial condition and operating results.  There are often delays in the design, production and commercial release of new products, and to the extent we delay the launch of the items identified above, our growth prospects could be adversely affected as we may fail to grow our market share, to keep up with competing products or to satisfy customers’ demands or needs.  We rely on third-party suppliers for the provision and development of many of the key components and materials used in our battery products, and to the extent they experience any delays, we may need to seek alternative suppliers.  If we experience delays by our third-party suppliers, we could experience delays in delivering on our timelines.

If we cannot continue to develop new products in a timely manner and at favorable margins, we may not be able to compete effectively.

The battery industry has been notable for the pace of innovations in product life, product design and applied technology.  We and our competitors have made and continue to make, investments in research and development with the goal of further innovation.  Our ability to create new products and line extensions and to sustain existing products is affected by whether we can, among other things:

●develop and fund research and technological innovations;
●	receive and maintain necessary intellectual property protections;
●	obtain governmental approvals and registrations;
●	comply with governmental regulations; and

●	anticipate customer needs and preferences successfully.

The failure to develop and launch successful new products could hinder the growth of our business and any delay in the development or launch of a new product could also compromise our competitive position.  If competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology that permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.

Developments in alternative technology may adversely affect the demand for our battery modules, packs, and BMS for electric vehicles.

Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, prospects, financial condition and operating results in ways that we may not currently anticipate.  Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products.  Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to our competitors.

Our R&D efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology.  As technologies evolve, we plan to upgrade or adapt our energy solutions with the latest technology, in particular lighter weight modules and packs, advanced cooling methods, and advanced battery chemistry, which may also negatively impact the adoption of our other products. However, we may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our battery products.

Lithium-ion battery cells have been observed to catch fire or vent smoke and flame.

Our battery packs and modules make use of lithium-ion cells.  On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells.  While our battery packs and modules are single cell fault tolerant and, therefore, designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our battery packs could occur.  This faulty result could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive.  Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve vehicles containing our battery packs, could seriously harm our business and reputation.

In addition, we store a significant number of lithium-ion cells at our facility.  Any mishandling of battery cells may cause disruption to the operation of our facility.  While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations.  Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Due to the high energy density inherent in lithium-based batteries, our batteries can pose certain safety risks, including the risk of fire.  Our battery modules and packs are single cell fault tolerant, meaning if for some reason a certain battery exhibits a thermal incident, the thermal incident will not propagate to the neighboring cells.  Our state-of-the-art testing systems verify all critical specifications to assure everything is fully functional as intended.  Nevertheless, accidents causing death or personal injury or property damage, can occur.  Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents.  Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve our products, could harm our business, prospects, financial condition and operating results.  The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event that our battery products do not perform or are claimed not to have performed as expected.  As is true for other commercial vehicle suppliers, we expect in the future that our battery products will be installed on vehicles that will be involved in crashes resulting in death or personal injury.  Additionally, product liability claims that affect our competitors may cause indirect adverse publicity for us and our products.

A successful product liability claim against us could require us to pay a substantial monetary award.  While we maintain product liability insurance, we may not be able to cover any substantial monetary judgment against us.  Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results.

As components of electric vehicles, our products as installed in the products of our customers are subject to motor vehicle standards and the failure of the vehicles to satisfy such mandated safety standards could have a material adverse effect on the demand for our products, our business and our operating results.

Our products are used as components in electric vehicles.  All vehicles sold must comply with applicable international, federal, and state motor vehicle safety standards, which vary by national and other jurisdictions. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations.  Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification.  Failure by our vehicle manufacturing customers to satisfy motor vehicle standards could have a material adverse effect on our business and operating results.

Moreover, we may incur our own significant costs in complying with these regulations.  Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations.

To the extent the laws become more stringent or otherwise change, our components or the vehicles into which they are incorporated may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business.  Compliance with changing regulations could be burdensome, time consuming, and expensive.  To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions we have not yet entered or laws of which we are unaware in jurisdictions we have entered that may restrict our sales or other business practices.  Even for those jurisdictions we have analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our or our customer’s ability to sell products could have a negative and material impact on our business, prospects, financial condition and results of operations.

Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially adversely affect our business, prospects, financial condition and operating results.  In the future, we may voluntarily or involuntarily, initiate a recall if any of our products that are proven or possibly could be defective or noncompliant with applicable federal motor vehicle safety standards.  Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results.

Third-party claims or litigation alleging infringement of patents or infringement or misappropriation of other proprietary rights, or seeking to invalidate our patents may adversely affect our business.

Our success depends in part on our avoiding infringement, misappropriation and other violations of the patents and other intellectual property rights of third parties. Claims of infringement, misappropriation, or other violation of patents or other intellectual property rights are often expensive and time-consuming to defend, and if we were unsuccessful in defense of such claims we could be forced to stop use of certain technologies and/or pay damages or on-going royalties.  It is very difficult to determine whether products and technologies infringe, misappropriate, or otherwise violate the patents or other intellectual property rights of third parties.

Some of our competitors may have more resources than we do to pursue claims of infringement or misappropriation.  We may conclude that even if they are infringing our patents or other intellectual property rights, the risk-adjusted costs of bringing claims against them may be too high or otherwise not in the interest of our company.  Finally, even if our patent applications are granted, competitors or infringers of such patents could successfully challenge their validity or enforceability.

Our patent applications may not result in issued patents and our patents may be invalidated or narrowly interpreted, in which event our competitiveness and value may be undermined.

Our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in our one issued patent and in several pending patent applications.  There is no assurance that the pending applications will result in issued patents.  Further, to the extent that we endeavor to enforce our currently issued patent or any patents that are issued in the future, the alleged infringer is likely to assert that it has not infringed any claim of the applicable patent(s) and that the applicable patent(s) is in any event invalid or unenforceable.  There can be no assurance that we will overcome those defenses.  Further, if one or more of our patents are held to be invalid or unenforceable, or if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may be undermined.

If we are unable to grow, or if we fail to manage future growth effectively, our revenue may not increase and we may be unable to implement our business strategy.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our clients’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of engineers, sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel may be constrained.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or manufacture high-quality products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and our business would be harmed.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The principal assumptions relating to our market opportunity include: a $225 billion total addressable market for commercial vehicles in North America and Europe, regulatory developments driven by consumer and societal pressures to reduce CO2, commitments by large logistics and commercial vehicle OEMs to convert to battery electric vehicle (“BEV”) fleets, and our ability to maintain and expand our technological and operational advantage over competitors.  Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing products.  If these assumptions prove inaccurate, our business, financial condition, and results of operations could be adversely affected. For more information regarding our estimates of market opportunity and the forecasts of market growth included in this proxy statement/consent solicitation statement/prospectus, see the section entitled “Business of Romeo—Industry & Market.”

Maintaining our manufacturing operations will require significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We released our first commercial vehicle products to the market in 2018, and we plan to begin producing these products at increased scale for existing and new customers.  We will be required to incur significant capital expenditures as we grow our production operations to meet customer demand.  If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers, and there could be a material adverse impact on our market share and our ability to generate revenue.

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on complex machinery for our operations, and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing facility consists of large-scale machinery combining many components. The manufacturing facility components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, environmental hazards and remediation, costs associated with decommissioning of machines, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, financial condition or prospects.

We are currently dependent on a single manufacturing facility.  If our facility becomes inoperable, we will be unable to produce our battery products and our business will be harmed.

Our 113,000 square foot headquarters and manufacturing facility is based in Vernon, California, where all our production and R&D activities take place. Our plant and the equipment we use to manufacture our battery modules, packs, and BMS would be costly to replace and could require substantial lead time to replace and qualify for use. Our facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our products for some period of time. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. The inability to produce our battery products or the backlog that could develop if our manufacturing facility is inoperable for even a short period of time may result in harm to our reputation, a loss of customers or a material adverse effect on our business, results of operations, financial condition or prospects.

We may not be able to accurately plan our production based on our sales contracts, which may result in carrying excess raw material inventory.

Our sales contracts typically provide for a forecast of twelve months on the quantity of products that our customers may purchase from us.  We typically have a sixteen-week lead time to manufacture products to meet our customers’ requirements once our customers place orders with us.  To meet this delivery deadline, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers’ final purchase orders may not be consistent with our estimates.  If the final purchase orders substantially differ from our estimates, we may have excess raw material inventory or material shortages.  Excess inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines.  Expediting additional material to make up for any shortages within a short time frame could result in unprofitable sales or cause us to adjust delivery dates. In either case, our results of operation would fluctuate from period to period.

Our operations are subject to a variety of environmental, health and safety rules that can bring scrutiny from regulatory agencies and increase our costs.

Our operations are subject to environmental, health and safety rules laws and regulations laws and regulations including those governing hazardous material handling, transportation, and cleanup and occupational safety and health.  While we believe that the policies and programs we have in place are reasonably designed and implemented to assure compliance with these requirements and to avoid hazardous substance release lability with respect to our manufacturing facility leasehold (see the section entitled “Business of Romeo—Environmental, Health, and Safety Regulations”), there can be no guarantee that we will not confront new or more stringent compliance obligations that could impose substantial costs.

We may be subject to declining average selling prices, which may harm our revenue and gross profits.

Electric vehicles, light electric vehicles and energy storage are subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences.  As a result, our customers may expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins.

We continue to refine and optimize our manufacturing process to provide our top-notch products at competitive prices.  Our designs are optimized and inherently flexible for high rate manufacturing on the same automated lines.  Automation of critical assembly steps, coupled with patented component designs, makes our module production process economical, reliable and speedy.  Despite our cost-effective production, we expect to face possible market-driven downward pricing pressures in the future.  Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing the material costs of our products on a timely basis.

A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.

Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated.  Our profit margins vary among products, customers and geographic markets.  Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.

We experience fluctuations in quarterly and annual operating results.

Our quarterly and annual operating results have fluctuated in the past and likely will fluctuate in the future.  The demand for our products is driven largely by the demand for the end-product applications that are powered by our products.  Accordingly, the battery industry for electric transportation is affected by market conditions that are often outside our control.  Our results of operations may fluctuate significantly from period to period due to a number of factors, including seasonal variations in consumer demand for batteries and their end applications, industry-wide technological changes, the loss of a key customer and the postponement, rescheduling or cancellation of large orders by a key customer. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.

Our battery packs and BMS rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our products rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that are highly technical and complex and will require modification and updates over the life of a battery pack.  In addition, certain of our products depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data.  Our software and hardware may contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet the objectives.  Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use.  Errors, bugs, vulnerabilities, design defects or technical limitations may be found within our software and hardware.  Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our customers.  If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

Inability to leverage vehicle and customer data could impact our software algorithms and impact our research and development operations.

We rely on data collected from the use of fleet vehicles outfitted with our products, including vehicle data and data related to battery usage statistics.  We use this data in connection with our software algorithms and the research, development and analysis of our products.  Our inability to obtain this data or the necessary rights to use this data could result in delays or otherwise negatively impact our research and development efforts.

The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our battery power solutions.  While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future or that they will remain at current levels.  In particular, our business is affected by federal, state and local tax credits, rebates, grants and other government programs and incentives that promote the use of electric vehicles.  Additionally, our business is affected by laws, rules and regulations that require reductions in carbon emissions or the use of renewable fuels, such as the California Low Carbon Fuel Standards and the Oregon Clean Fuels Program.  These programs and regulations, which have the effect of encouraging the demand for electric vehicles, could expire or be repealed or amended for a variety of reasons.  For example, parties with an interest in gasoline and diesel, natural gas or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other powerful groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote battery powered vehicles.  Many of these parties have substantially greater resources and influence than we have.  Further, changes in federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal.  Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over battery power, would reduce the market for batteries as a source of power and harm our operating results, liquidity and financial condition.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

Our operations are subject to significant governmental scrutiny and may be adversely impacted by the results of such scrutiny. The regulatory environment with regard to our business is evolving, and officials often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we receive formal and informal inquiries from various government regulatory authorities, as well as self-regulatory organizations, about our business and compliance with local laws, regulations or standards. For example, the City of Vernon conducts an annual health inspection.

Any determination that our operations or activities, or the activities of our employees, are not in compliance with existing laws, regulations or standards could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor, customer or other third-party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and/or reputation. Even if an inquiry does not result in these types of determinations, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business, and it potentially could create negative publicity that could harm our business and/or reputation.

We will face risks associated with potential international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We will face risks associated with any potential international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business.  We anticipate having subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in international jurisdictions.  We may be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to manufacture or sell our products and require significant management attention. These risks include, but are not limited to:

●	conforming our products to various international regulatory requirements where those products are sold, which requirements may change over time;
●	United States and foreign government trade restrictions, tariffs and price or exchange controls;
●	changes in diplomatic and trade relationships;
●	political instability, natural disasters, war or events of terrorism; and
●	the strength of international economies.

If we fail to address these risks successfully, our business and prospects could be negatively impacted.

Our business could be adversely affected by trade tariffs or other trade barriers.

In recent years, China and the United States have each imposed tariffs, and there remains a potential for further trade barriers.  These barriers may escalate into a trade war between China and the United States.  Tariffs could potentially impact our raw material prices and impact any plans to sell products in China. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets.  Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations.  The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment.  The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls.  The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes.  A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.  Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation.  In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

We are subject to governmental export and import control laws and regulations.  Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and operating results.

Our products and solutions, including components of our products, are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control.  U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons.  In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities.  Exports of our products and technology must be made in compliance with these laws and regulations.  If we fail to comply with these laws and regulations, we and even some of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent our customers from deploying our products and solutions or, in some cases, prevent the export or import of our products and solutions to certain countries, governments or persons altogether.  Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and solutions, decreased ability to export or sell our products and solutions to customers, and decreased ability to import components or parts critical to the manufacture of our products.  Any decreased use of our products and solutions, limitation on our ability to export or sell our products and solutions, or limitation on our ability to import components or parts would likely adversely affect our business, prospects, financial condition and operating results.

Our products might fail to qualify as “domestic origin” for purposes of “Buy America” requirements imposed on the recipients of U.S. Government grants.

Some of our customers are recipients of grants subject to regulations implemented by the U.S. Federal Transit Authority (“FTA”) for purchases of rolling stock, including “Buy America” requirements codified at 49 C.F.R. Part 661.  In some cases our customers must ensure that our products, when incorporated into rolling stock subject to “Buy America” requirements, qualify as “domestic origin” components or subcomponents.  Some of our products are manufactured using parts or components that are imported from other countries.  If our products manufactured from imported parts or components fail to meet the regulatory thresholds to qualify as “domestic origin” under the applicable regulations, we might be disqualified or otherwise precluded from supplying those products to customers that are subject to applicable “Buy America” requirements, or we might be liable to those customers for having failed to comply with certifications or representations that are products are “domestic origin,” each of which would likely adversely affect our business, prospects, financial condition and operating results.

Changes in public policies affecting the development and more widespread adoption of electric vehicles could affect the demand for our products.

Sales to electric vehicle producers account for a large portion of our battery sales.  If the market for electric vehicles does not develop, demand for our products could be harmed.  As a result, our success depends, in part, on laws that affect demand for electric vehicles.  For example, laws compelling the reduction of greenhouse gas emissions could create opportunity for increased sales of our batteries for incorporation in electric vehicles.  California proposed the world’s first zero-emission sales mandate on commercial trucks, including that 40 percent of trucks be zero-emission by 2035.  Twelve states have announced plans to require, by 2050, that every new medium- and heavy-duty vehicle be fully electric.  Incentives, including tax credits or rebates, for electric vehicle purchases to reduce greenhouse gas emissions create a climate in which our sales may increase.  Eliminating or phasing out such incentives could have the opposite effect.  The financial success of our electric vehicle producing customers may depend, in part, on their ability to sell tradable regulatory emission credits.  Laws that restrict or diminish the value of such credits may lessen our electric vehicle producing customers’ demand for our batteries.

Our business depends substantially on the continuing efforts of our senior management team and the loss of one or more of these employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers.  These executive officers are “at-will” employees and, therefore, may terminate employment with us at any time with no advance notice.  We also rely on our management team in the areas of research and development, marketing, services and general administrative functions.  If one or more of our other senior executives are unable or unwilling to continue to work for us in their present positions, we would be significantly disadvantaged. Moreover, if any of our current or former senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality clauses. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.

We do not currently maintain key man life insurance policies with respect to every officer and following the completion of the Business Combination, the Combined Company will evaluate whether to obtain such additional key man life insurance policies. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company.  Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws.  Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company.  We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States.  The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected.  It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate.

As a result of the Business Combination, we will become a public company, and as such (and particularly after we are no longer an “emerging growth company” or “smaller reporting company”), will incur significant legal, accounting and other expenses that we did not incur as a private company.  We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the New York Stock Exchange, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls.  Compliance with these rules and regulations can be burdensome.  Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives.  Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than we obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of our board of directors as compared to when we were a private company.  In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company” or a “smaller reporting company.”  We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses.  Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to manage our growth effectively, include failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our battery pack, modules, or battery management systems successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition.  We intend to expand our operations significantly.  We expect our future expansion to include, among other things:

●	expanding the management team;
●	hiring and training new personnel;
●	leveraging consultants to assist with company growth and development;
●	conducting market research and analysis;

●	controlling expenses and investments in anticipation of expanded operations;
●	expanding design, production, and service departments;
●	implementing and enhancing administrative infrastructure, systems and processes; and
●	expanding our market share in international markets, including Europe and Asia, through the BorgWarner JV.

Our success depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular engineers specializing in various disciplines, including battery design and production.  Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Our ability to hire, attract and retain them depends on our ability to provide competitive compensation packages. We may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, and our failure to do so could adversely affect our business, prospects, financial condition and operating results.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and harm our financial results.

Our customers depend on our support organization to resolve any technical issues relating to our products. In addition, our sales process is highly dependent on the quality of our products, our business reputation and on strong recommendations from our existing customers.  Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could harm our reputation, adversely affect our ability to sell our products to existing and prospective customers, and harm our business, operating results and financial condition.

We offer technical support services with our products and may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors.  It is difficult to predict demand for technical support services and if demand increases significantly, we may be unable to provide satisfactory support services to our customers.  Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our results of operations.

As a private company, we have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies, which could lead to errors in our financial reporting and adversely affect our business.

We have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. As a publicly-traded company after the Business Combination, we may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter.  We expect that we will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ended December 31, 2021.  We might not be able to complete our evaluation, testing and any required remediation in a timely fashion.  In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion.  Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

We may need to raise additional funds and these funds may not be available to us when we need them.  If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

The design, manufacture, sale and servicing of our battery products is capital-intensive. We expect that following the consummation of the Business Combination, we will have sufficient capital to fund our planned operations for the next three years, at which point we expect to be generating self-sustaining free cash flow.  However, we may need to raise additional capital to scale our manufacturing, continue our R&D efforts, improve our infrastructure, and expand into emerging markets.  Further, we may subsequently determine that additional funds are necessary earlier than anticipated. We may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions.  This capital may be necessary to fund our ongoing operations, continue research, development and design efforts, and improve infrastructure.  We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

We recently were the victim of a data breach resulting in publication of proprietary source code.

We discovered on August 5, 2020 that, without our knowledge or authorization, in mid-July 2020 a hacker published on the Internet the source code for the earliest version (1.0) of our battery management firmware (the individual also published source code belonging to 40 other companies). There is no evidence that the hacker obtained access to other source code of Romeo, which was stored on different servers with stronger security protections, and we are currently releasing a new version of the battery management firmware.  Nevertheless, the unauthorized publication of version 1.0 of such firmware may have eliminated trade secret protection for such firmware, which would cause us to have to resort to copyright protection in case of unauthorized use.

We rely on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Experienced computer programmers and hackers may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems. We have experienced one intrusion, and we may experience future intrusions, which could adversely affect our business, operations, or products.

In addition, our hardware and software or third party components and software that we utilize in our products may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. The costs to us to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if our efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions.

Any claim that our products or systems are subject to a cybersecurity risk, whether valid or not, could damage our reputation and adversely impact our revenues and results of operations. We manage and store various proprietary information and sensitive or confidential data relating to our business as well as information from our suppliers and customers. Breaches of our or any of our third party suppliers’ security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers or suppliers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us or our customers or suppliers to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business.

To the extent we experience cyber-security incidents in the future, our relationships with our customers and suppliers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in responding to and remediating the incidents and in resolving any investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.

Our operations may be adversely affected by the coronavirus outbreak, and we face risks that could impact our business.

In December 2019, the 2019 novel coronavirus surfaced in Wuhan, China (“COVID-19”).  The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring “shelter-in-place.”  In addition to these existing travel restrictions, some locales may impose prolonged quarantines and further restrict travel, which may significantly impact the ability of our employees to visit and qualify new production suppliers, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price or may significantly hamper our products from moving through the supply chain.

Our global business could be adversely affected by risks associated with public health crises and epidemics/pandemics, such COVID-19.  We rely on our production facilities, as well as third-party suppliers, in the United States, Europe and Asia, which have been significantly impacted by COVID-19.  This outbreak has resulted in the extended shutdown of certain businesses in many of these countries, which may result in disruptions or delays to our supply chain and either have resulted in or may result in significant disruptions to our customer base.  Any disruption in these businesses will likely impact our sales and operating results.  We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite.  We have suspended non-essential travel worldwide for our employees and are discouraging employee attendance at other gatherings.  Business disruptions elsewhere in the world could also negatively affect the sources and availability of components and materials that are essential to the operation of our business in the United States, Europe, and Asia.  To date COVID-19 has had a limited adverse impact on our operations, supply chains and distribution systems, and has resulted in our sustaining higher losses on raw material than we had previously expected.  Our efforts to qualify new suppliers, particularly in Asia, have been postponed indefinitely, which delay has required us to continue using higher cost components for our products into 2021. Because of travel restrictions we are not able to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures and resulting global economic impacts, we may experience significant and unpredictable reductions in demand for certain of our products.  The degree and duration of disruptions to future business activity are unknown at this time.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.

The future impact of the COVID-19 outbreak is highly uncertain and cannot be predicted and there is no assurance that such outbreak will not have a material adverse impact on our business, financial condition and results of operations.  The extent of the impact will depend on future developments, including actions taken to contain COVID-19, and if these impacts persist or exacerbate over an extended period of time.

Risks Related to the Business Combination and RMG’s Common Stock Following the Business Combination

The price of RMG common stock may be volatile.

The price of RMG common stock may fluctuate due to a variety of factors, including:

●	actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in industry;
●	mergers and strategic alliances in the industry in which it operates;
●	market prices and conditions in the industry in which it operates;
●	changes in government regulation;
●	potential or actual military conflicts or acts of terrorism;
●	announcements concerning RMG or its competitors; and
●	the general state of the securities markets.

These market and industry factors may materially reduce the market price of RMG’s common stock, regardless of RMG’s operating performance.

Reports published by analysts, including projections in those reports that differ from RMG’s actual results, could adversely affect the price and trading volume of RMG common stock.

RMG currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results RMG actually achieves. RMG’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on RMG downgrades its stock or publishes inaccurate or unfavorable research about its business, RMG’s stock price could decline. If one or more of these analysts ceases coverage of RMG or fails to publish reports on RMG regularly, its stock price or trading volume could decline. While RMG expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for RMG’s common stock could be adversely affected.

RMG may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of RMG common stock.

Upon consummation of the Business Combination, RMG will have warrants outstanding to purchase up to an aggregate of 12.27 million shares of RMG common stock and former Romeo options and Romeo warrants outstanding to purchase up to our aggregate of 15,381,111 shares of RMG common stock. RMG will also have the ability to issue up to 15,000,000 shares under the 2020 Plan (assuming it is approved by stockholders at the meeting). RMG may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

RMG’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

●	RMG’s existing stockholders’ proportionate ownership interest in RMG will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding share of common stock may be diminished; and
●	the market price of RMG’s shares of common stock may decline.

RMG’s second amended and restated certificate of incorporation will contain anti-takeover provisions that could adversely affect the rights of RMG stockholders.

RMG’s second amended and restated certificate of incorporation will contain provisions to limit the ability of others to acquire control of RMG or cause it to engage in change-of-control transactions, including, among other things:

●	provisions that authorize RMG’s board of directors, without action by RMG stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by RMG’s board of directors;
●	provisions that permit only the chairperson of the board, the chief executive officer, or a majority of RMG’s board of directors to call stockholder meetings and therefore do not permit stockholders to call stockholder meetings; and
●	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings.

These provisions could have the effect of depriving RMG stockholders of an opportunity to sell their common stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of RMG in a tender offer or similar transaction.

RMG’s second amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with RMG or its directors, officers, employees or stockholders.

RMG’s second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in RMG’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of RMG’s capital stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with RMG or any of RMG’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. RMG cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in RMG’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, RMG may incur additional costs associated with resolving such action in other jurisdictions, which could harm RMG’s business, operating results and financial condition.

RMG’s second amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

RMG will not have any right to make damage claims against Romeo or Romeo stockholders for the breach of any representation, warranty or covenant made by Romeo in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Business Combination, except for covenants to be performed in whole or in part after the closing. As a result, RMG will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Romeo at the time of the Business Combination.

Future resales of common stock may cause the market price of RMG’s securities to drop significantly, even if Romeo’s business is doing well.

The Sponsor, officers and directors of RMG, the Subscription Investors and certain Romeo stockholders will be granted certain rights, pursuant to the Registration Rights Agreement, to require RMG to register, in certain circumstances, the resale under the Securities Act of common stock held by them, subject to certain conditions. The sale or possibility of sale of these shares could have the effect of increasing the volatility in RMG’s share price or putting significant downward pressure on the price of RMG’s stock.

RMG’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

RMG’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Romeo. In analyzing the Business Combination, RMG’s board of directors and management conducted due diligence on Romeo and researched the industry in which Romeo operates and concluded that the Business Combination was fair to and in the best interest of RMG and its stockholders. Accordingly, investors will be relying solely on the judgment of RMG’s board of directors in valuing Romeo’s business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact RMG’s ability to consummate the Business Combination or adversely affect RMG’s liquidity following the consummation of the Business Combination.

If RMG stockholders fail to demand redemption rights properly, they will not be entitled to have their common stock of RMG redeemed for a pro rata portion of the trust account.

RMG stockholders holding public shares may demand that RMG redeem their shares into a pro rata portion of the trust account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to RMG to pay its tax obligations. RMG stockholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to RMG’s transfer agent two (2) business days prior to the special meeting. Any RMG stockholder who fails to deliver their shares properly will not be entitled to have his or her shares redeemed. See the section entitled “Special Meeting of RMG Stockholders — Redemption Rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

Public Stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

A Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. RMG cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of RMG common stock after the Business Combination will exceed the per-share redemption price.

The Sponsor and RMG’s officers and directors own common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with Romeo.

The Sponsor and RMG’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and private warrants that they purchased prior to, or simultaneously with, the Initial Public Offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Romeo or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $           based upon the closing prices of the shares and warrants on the NYSE on December 1, 2020, the RMG record date. Furthermore, the Sponsor and RMG’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RMG’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the Business Combination with Romeo. However, if RMG fails to consummate the Business Combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, RMG may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and RMG’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of RMG’s directors to approve the Business Combination with Romeo and to continue to pursue such Business Combination. In considering the recommendations of RMG’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The Sponsor, which is ultimately controlled by D. James Carpenter, Robert Mancini and Philip Kassin, is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of Messrs. Carpenter, Mancini and Kassin to approve the Business Combination with Romeo.

If the Business Combination with Romeo or another business combination is not consummated by RMG within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RMG for services rendered or contracted for or products sold to RMG. If RMG consummates a business combination, on the other hand, RMG will be liable for all such claims. See the section entitled “Other Information Related to RMG—Financial Condition and Liquidity” for further information.

These personal obligations of the Sponsor may have influenced RMG’s board of director’s decision to approve the Business Combination with Romeo and to continue to pursue such Business Combination. In considering the recommendations of RMG’s board of directors to vote for the business combination proposal and the other proposals, RMG stockholders should consider these interests.

The exercise of RMG’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of RMG stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require RMG to agree to amend the Merger Agreement, to consent to certain actions taken by Romeo or to waive rights that RMG is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Romeo’s business, a request by Romeo to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Romeo’s business and would entitle RMG to terminate the Merger Agreement. In any of such circumstances, it would be at RMG’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for RMG and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, RMG does not believe there will be any material changes or waivers that RMG’s directors and officers would be likely to make after the mailing of this proxy statement/consent solicitation statement/prospectus. RMG will circulate a supplemental or amended proxy statement/consent solicitation statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If RMG is unable to complete the Business Combination with Romeo or another business combination by February 12, 2021 (or such later date as may be approved by RMG stockholders), RMG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against RMG and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of RMG’s amended and restated certificate of incorporation, RMG must complete the Business Combination with Romeo or another business combination by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation), or RMG must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against RMG. Although RMG has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of RMG’s Public Stockholders. If RMG is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RMG for services rendered or contracted for or products sold to RMG. However, the Sponsor may not be able to meet such obligation as its only assets are securities of RMG. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if RMG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if RMG otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, RMG may not be able to return to its Public Stockholders at least $10.00.

RMG stockholders may be held liable for claims by third parties against RMG to the extent of distributions received by them.

If RMG is unable to complete the Business Combination with Romeo or another business combination within the required time period, RMG will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. RMG cannot assure you that it will properly assess all claims that may potentially be brought against RMG. As such, RMG stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, RMG cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by RMG.

If RMG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by RMG stockholders. Furthermore, because RMG intends to distribute the proceeds held in the trust account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, RMG’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and Romeo to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. RMG cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing RMG stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on RMG’s shares.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding RMG or its securities, the Sponsor, RMG’s officers, directors and stockholders from prior to the Initial Public Offering, Romeo or Romeo stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire common stock of RMG or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on RMG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, RMG’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

RMG’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, RMG is unable to consummate the Business Combination. If the adjournment proposal is not approved, RMG’s board will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

Risk Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

RMG can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in RMG’s share price, and may result in a lower value realized now than a stockholder of RMG might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/consent solicitation statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If RMG stockholders fail to comply with the redemption requirements specified in this proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their common stock for a pro rata portion of the funds held in the trust account.

In order to exercise their redemption rights, Public Stockholders are required to submit a request in writing and deliver their stock to the transfer agent at least two (2) business days prior to the general meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less income taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of RMG Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

RMG stockholders who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things, as fully described in the section entitled “Special Meeting of RMG Stockholders — Redemption Rights,” deliver their shares to the transfer agent electronically through the Depository Trust & Clearing Corporation (“DTCC”) prior to 5:00 p.m., local time, on           , 2020.

In addition, holders of outstanding units of RMG must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile or email to American Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than twenty percent (20%) of common stock issued in the RMG Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the RMG Initial Public Offering.

A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in an amount in excess of 20% of the common stock included in the units sold in the Initial Public Offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, RMG will require each public stockholder seeking to exercise redemption rights to certify RMG whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to RMG at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which RMG makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over RMG’s ability to consummate the Business Combination and you could suffer a material loss on your investment in RMG if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if RMG consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Initial Public Offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. RMG cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of RMG’s common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge RMG’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, RMG stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

If third parties bring claims against RMG, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

RMG placing funds in its trust account may not protect those funds from third-party claims against RMG. Although RMG seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses, including Romeo, or other entities with which RMG does business execute agreements with it to waive any right, title, interest or claim of any kind in or to any monies held in its trust account for the benefit of its public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against RMG’s trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, RMG’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where RMG may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of RMG’s public shares, if RMG is unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, RMG will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which RMG has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under RMG’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. RMG has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of RMG and, therefore, the Sponsor may not be able to satisfy those obligations. RMG has not asked the Sponsor to reserve for such eventuality.

SPECIAL MEETING OF RMG STOCKHOLDERS

General

RMG is furnishing this proxy statement/consent solicitation statement/prospectus to RMG stockholders as part of the solicitation of proxies by RMG’s board of directors for use at the special meeting of RMG stockholders. This proxy statement/consent solicitation statement/prospectus provides RMG stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of RMG Stockholders

The special meeting of stockholders will be held virtually on                  , 2020, at 10:00 a.m., eastern time, at                  . RMG stockholders may attend, vote and examine the list of RMG stockholders entitled to vote at the special meeting by visiting                  and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID- 19), the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically.

Purpose of the RMG Special Meeting

At the special meeting, RMG is asking holders of RMG common stock to:

●	consider and vote upon a proposal to adopt the Merger Agreement and approve the Business Combination contemplated thereby (the business combination proposal);
●	consider and vote upon separate proposals to approve amendments to RMG’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “Romeo Power, Inc.” as opposed to “RMG Acquisition Corp.”; (ii) increase RMG’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to RMG having 100,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time (the RMG charter proposals);
●	consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by RMG of shares of RMG Class A common stock pursuant to the Business Combination and the issuance by RMG of shares of RMG Class A common stock to certain accredited investors and qualified institutional buyers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes (the NYSE proposal);
●	elect eight directors who, upon consummation of the Business Combination, will be the directors of the Combined Company, in each case, until their successors are elected and qualified (the director election proposal);
●	consider and vote upon a proposal to approve the 2020 Plan (the incentive plan proposal); and
●	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, in the event that RMG is unable to consummate the Business Combination for any reason (the adjournment proposal).

Recommendation of RMG’s Board of Directors

RMG’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of RMG and its stockholders; has unanimously approved the business combination proposal; unanimously recommends that stockholders vote “FOR” the business combination proposal; unanimously recommends that stockholders vote “FOR” each of the RMG charter proposals; unanimously recommends that stockholders vote “FOR” the NYSE proposal; unanimously recommends that stockholders vote “FOR” the election of all of the persons nominated by RMG’s management for election as directors; unanimously recommends that stockholders vote “FOR” the incentive plan proposal; and unanimously recommends that stockholders vote “FOR” the adjournment proposal, if presented at the meeting.

RMG’s Record Date; Persons Entitled to Vote

RMG has fixed the close of business on December 1, 2020 as the “record date” for determining RMG stockholders entitled to notice of, and to attend and vote at, the special meeting. As of the close of business on December 1, 2020, there were 23,000,000 shares of Class A common stock outstanding and 5,750,000 shares of Class B common stock outstanding and entitled to vote. Each share of RMG common stock is entitled to one vote at the special meeting.

Pursuant to agreements with RMG, the 5,175,000 Founder Shares held by the Sponsor and RMG’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the special meeting.

Quorum

The presence, in person (which would include presence at a virtual meeting) or by proxy, of both (i) a majority of all the outstanding shares of RMG common stock entitled to vote at the meeting and (ii) a majority of the outstanding shares of Class B common stock entitled to vote at the meeting constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the business combination proposal, the RMG charter proposals, the NYSE proposal, the incentive plan proposal and the adjournment proposal, if presented. Abstentions will have no effect on the director election proposal. Broker non-votes will have no effect on the business combination proposal, director election proposal, incentive plan proposal and adjournment proposal, if presented, and will have the same effect as a vote “AGAINST” the RMG charter proposals.

If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the business combination proposal, the RMG charter proposals, the NYSE proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals).

Vote Required

The approval of the incentive plan proposal, the NYSE proposal and the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding RMG common stock present (which would include presence at a virtual meeting) and entitled to vote at the meeting.

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding RMG common stock that are voted at the special meeting.

The approval of each of the RMG charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of RMG common stock on the RMG record date and the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock on the RMG record date.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

RMG stockholders may vote electronically at the special meeting by proxy or by visiting                  and entering the control number found on their proxy card, voting instruction form or notice they previously received. RMG recommends that you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the special meeting.

If your shares of RMG common stock are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a RMG stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by RMG’s board of directors “FOR” the business combination proposal, each of the RMG charter proposals, each director included in the director election proposal, the NYSE proposal, the incentive plan proposal and the adjournment proposal, if presented.

Your shares will be counted for purposes of determining a quorum if you vote:

●	via the Internet;
●	by telephone;
●	by submitting a properly executed proxy card or voting instruction form by mail; or
●	electronically at the special meeting.

Abstentions will be counted for determining whether a quorum is present for the special meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Revoking Your Proxy

If you are an RMG stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify RMG’s Secretary in writing before the special meeting that you have revoked your proxy; or
●	you may attend the special meeting, revoke your proxy and vote in person (which would include presence at a virtual meeting), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your RMG common stock, you may call Morrow Sodali LLC, RMG’s proxy solicitor, at (800) 662-5200 (toll-free) or (203) 658-9400 (for banks and brokers) or Robert S. Mancini, RMG’s chief executive officer, at (212) 785-2579.

Redemption Rights

Any Public Stockholder may seek to redeem its shares for cash in connection with the Business Combination. Public Stockholders are not required to affirmatively vote on the business combination proposal or be Public Stockholders on the RMG record date in order to exercise redemption rights with respect to such public shares. Any stockholder holding public shares may exercise redemption rights which will result in them redeeming their shares into a full pro rata portion of the trust account, including interest earned on the trust account and not previously released to RMG to pay its tax obligations, which, for illustrative purposes, was $           per share as of December 1, 2020, the RMG record date, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder seeks redemption of their shares as described in this section and the Business Combination is consummated, RMG will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder will not be redeemed.

The Sponsor and RMG’s officers and directors will not have redemption rights with respect to any shares of RMG common stock owned by them, directly or indirectly.

RMG stockholders who seek to have their public shares redeemed must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to RMG’s transfer agent no later than two (2) business days prior to the special meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent typically will charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares redeemed, once made, may be withdrawn at any time prior to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then RMG’s Public Stockholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed. In such case, RMG will promptly return any shares delivered by public holders.

If RMG would be left with less than $5,000,001 after taking into account the redemption for cash of all public shares properly demanded to be redeemed by Public Stockholders, RMG will not be able to consummate the Business Combination. This means that a substantial number of public shares may be redeemed and RMG can still consummate the Business Combination. In addition, the Merger Agreement provides that Romeo is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination RMG does not have at least $150 million available to RMG (consisting of the cash available in RMG’s trust account together with net cash proceeds received from any investment in RMG approved pursuant to the terms of the Merger Agreement, including up to $160 million pursuant to the Private Placement) after giving effect to payment of amounts that RMG will be required to pay to redeeming stockholders upon consummation of the Business Combination. Although unlikely, if this condition is not satisfied or waived by Romeo, the Business Combination will not be consummated.

Holders of RMG warrants will not have redemption rights with respect to such securities.

The closing price of the RMG common stock on December 1, 2020, the RMG record date, was $           . The cash held in the trust account on such date less taxes payable was approximately $           ($           per public share). Prior to exercising redemption rights, stockholders should verify the market price of RMG common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. RMG cannot assure its stockholders that they will be able to sell their common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its shares of RMG common stock for cash and will no longer own those shares.

Appraisal Rights

None of RMG’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation

RMG is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person (which would include presence at a virtual meeting). RMG and its directors, officers and employees may also solicit proxies in person (which would include presence at a virtual meeting), by telephone or by other electronic means. RMG will bear the cost of the solicitation.

RMG has hired Morrow Sodali LLC to assist in the proxy solicitation process. RMG will pay that firm a fee of $25,000 plus disbursements. Such payment will be made from non-trust account funds.

RMG will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RMG will reimburse them for their reasonable expenses.

The Sponsor and RMG’s Officers and Directors

As of December 1, 2020, the RMG record date for the special meeting, the Sponsor and RMG’s officers and directors beneficially owned and were entitled to vote an aggregate of 5,175,000 shares of Class B common stock. These individuals and entities also purchased an aggregate of 3,766,667 private warrants simultaneously with the consummation of the Initial Public Offering. The Founder Shares held by the Sponsor and RMG’s officers and directors currently constitute an aggregate of 18% of RMG’s outstanding common stock.

In connection with the Initial Public Offering, each of the Sponsor and RMG’s officers and directors have agreed to vote the Founder Shares, as well as any common stock acquired in the aftermarket, in favor of the business combination proposal. Each has also indicated that he, she or it intends to vote his, her or its shares in favor of all the other proposals being presented at the meeting. There are no redemption rights with respect to the Founder Shares in the event a business combination is not effected in the required time period and RMG is forced to redeem all of the public shares. Accordingly, the Founder Shares will be worthless if no business combination is consummated by RMG.

In connection with the Initial Public Offering, the holders of the Founder Shares entered into the Sponsor Agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until thirty (30) days after the consummation of an initial business combination.

In connection with the Business Combination, the Sponsor also entered into a lock-up agreement on October 5, 2020, pursuant to which the RMG common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Business Combination, (ii) the date on which the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property.  Further, pursuant to such lock-up agreement, the Sponsor agreed not to transfer the private warrants and the common stock underlying such private warrants held by it (subject to limited exceptions) until 30 days after the closing date of the Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding RMG or its securities, the Sponsor, RMG’s officers and directors, Romeo, Romeo stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire RMG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of Founder Shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of RMG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/consent solicitation statement/prospectus. RMG will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the net tangible asset threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

ROMEO’S SOLICITATION OF WRITTEN CONSENTS

Purpose of the Consent Solicitation; Recommendation of Romeo’s Board of Directors

Romeo’s board of directors is providing this proxy statement/consent solicitation statement/prospectus to Romeo stockholders. Romeo stockholders are being asked to adopt and approve (i) the Romeo merger proposal and (ii) the Romeo charter amendment proposal by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

For more information regarding the Romeo merger proposal, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

The Romeo charter amendment proposal would amend Romeo’s Fourth Amended and Restated Certificate of Incorporation, specifically Section (B)2(c) of Article IV thereof, to add the following to the end of such section:

“(iii)RMG Merger. For the avoidance of doubt and notwithstanding any provision in this Restated Certificate to the contrary, (A) for all purposes of this Restated Certificate, the merger (the “Merger”) of RMG Merger Sub, a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Agreement of Plan and Merger, dated as of October 5, 2020, by and among RMG Acquisition Corp., a Delaware corporation, Merger Sub, and the Corporation (the “Merger Agreement”) shall constitute a Liquidation Transaction, and (B) the proceeds payable to holders of the Preferred Stock and the Common Stock upon consummating the Merger shall be determined and paid in accordance with and subject to the terms of the Merger Agreement.”

After consideration, Romeo’s board of directors unanimously approved and declared advisable the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement and the Romeo charter amendment, and unanimously determined that the Merger Agreement, the Business Combination and the Romeo charter amendment are in the best interests of Romeo and its stockholders. Romeo’s board of directors unanimously recommends that Romeo stockholders approve the Romeo merger proposal and the Romeo charter amendment proposal.

Romeo Stockholders Entitled to Consent

Only Romeo stockholders of record as of the close of business on December 1, 2020, the Romeo Record Date, will be entitled to execute and deliver a written consent. As of the close of business on the Romeo Record Date, there were 230,650,910 shares of Romeo common stock outstanding, consisting of 122,353,887 shares of Romeo Class A common stock and 108,297,023 shares of Romeo Class B common stock, and 392,187,730 shares of Romeo preferred stock outstanding, consisting of 44,900,793 shares of Romeo seed preferred stock, 137,741,046 shares of Romeo Series A-1 preferred stock, 54,918,474 shares of Romeo Series A-2 preferred stock, 29,161,738 shares of Romeo Series A-3 preferred stock, 93,465,679 shares of Romeo Series A-4 preferred stock, 32,000,000 shares of Romeo Series A-5 preferred stock, in each case entitled to execute and deliver written consents with respect to the Romeo merger agreement proposal and the Romeo charter amendment proposal. Each holder of Romeo common stock is entitled to one vote for each share of Romeo common stock held as of the Romeo Record Date. Each holder of Romeo preferred stock is entitled to a number of votes equal to the number of shares of Romeo common stock into which the shares of Romeo preferred stock held by such holder could be converted as of the Romeo Record Date.

Written Consents; Required Written Consents

The approval of each of the Romeo merger proposal and the Romeo charter amendment proposal requires the affirmative vote or consent of (i) the holders of a majority of the voting power of the outstanding shares of Romeo common stock and Romeo preferred stock (on an as-converted to Romeo common stock basis) voting together as a single class, (ii) the holders of a majority of the voting power of the outstanding shares of Romeo common stock voting together as a single class, and (iii) the holders of a majority of the outstanding shares of Romeo preferred stock (on an as-converted to Romeo common stock basis) voting together as a single class.

Concurrently with the execution of the Merger Agreement, RMG, Merger Sub, Romeo and the Supporting Romeo Stockholders entered into the Support Agreements. Each Support Agreement provides, among other things, that on (or effective as of) the second business day following the date that this proxy statement/consent solicitation statement/prospectus is disseminated to Romeo stockholders, each Supporting Romeo Stockholder will execute and deliver a written consent with respect to the outstanding shares of Romeo common stock and Romeo preferred stock held by such Supporting Romeo Stockholder adopting the Merger Agreement and approving the Business Combination and the Romeo charter amendment proposal. The shares of Romeo capital stock that are owned by the Supporting Romeo Stockholders and that are subject to the Support Agreements represent approximately 58.7% of the outstanding shares of Romeo common stock and approximately 75.0% of the outstanding shares of Romeo preferred stock, in each case, as of the Romeo Record Date; accordingly Romeo expects to have the required votes to approve the Romeo merger proposal and the Romeo charter amendment proposal. The execution and delivery of written consents by all of the Supporting Romeo Stockholders will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal.

Submission of Written Consents

You may consent to the Romeo merger proposal and the Romeo charter amendment proposal with respect to your shares of Romeo capital stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and promptly returning it to Romeo by the consent deadline.

Once you have completed, dated and signed the written consent, you may deliver it to Romeo by emailing a .pdf copy to investorrelations@romeopower.com or by mailing your written consent to Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, CA 90058, Attention: Chief Financial Officer.

The Romeo’s board of directors has set , 2020 as the consent deadline. Romeo reserves the right to extend the consent deadline beyond , 2020. Any such extension may be made without notice to Romeo stockholders.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the Romeo merger proposal and the Romeo charter amendment proposal (which, in each case, is equivalent to a vote “FOR” such proposal), or disapprove, or abstain from consenting with respect to, the Romeo merger proposal and the Romeo charter amendment proposal (which, in each case, is equivalent to a vote “AGAINST” such proposal). If you do not return your written consent, it will have the same effect as a vote “AGAINST” the Romeo merger proposal and the Romeo charter amendment proposal. If you are a record holder of shares of Romeo common stock and/or preferred stock on the Romeo Record Date and you return a signed written consent without indicating your decision on the Romeo merger proposal or the Romeo charter amendment proposal, you will have given your consent to approve such proposal.

Your consent to the Romeo merger proposal or the Romeo charter amendment proposal may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Support Agreements will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal. If you wish to change or revoke your consent before the consent deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a .pdf copy to investorrelations@romeopower.com or by mailing your written consent to Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, CA 90058, Attention: Chief Financial Officer.

Due to the obligations of the Supporting Romeo Stockholders under the Support Agreements, a failure of any other Romeo stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Romeo stockholder, is not expected to have any effect on the approval of the Romeo merger proposal or the Romeo charter amendment proposal.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Romeo. Officers and employees of Romeo may solicit consents by telephone and in person, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/consent solicitation statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

Structure of the Transactions

The Merger Agreement provides, among other things, for Merger Sub to merge with and into Romeo, with Romeo surviving as a wholly owned subsidiary of RMG. Pursuant to the Merger Agreement, (i)(A) each outstanding share of Romeo common stock and Romeo preferred stock (with each share of Romeo preferred stock being treated as if it were converted into Romeo common stock on the effective date of the Business Combination) and (B) each Romeo convertible note (with each Romeo convertible note being treated as if it were converted into Romeo common stock on the effective date of the Business Combination at a price per share equal to $0.4339) will be converted into the right to receive (x) a pro rata portion of 80,534,918 shares of common stock of RMG and (y) a cash amount payable in respect of fractional shares of RMG common stock that would otherwise be issued in connection with the foregoing conversion, if applicable and (ii) each Romeo option or Romeo warrant that is outstanding immediately prior to the closing of the Transactions (and by its terms will not terminate upon the closing of the Transactions) will remain outstanding and thereafter, represent the right to purchase a number of shares of RMG common stock equal to the numbers of shares of Romeo common stock equal to the number of shares of Romeo common stock subject to such option or warrant multiplied by the same exchange ratio used for Romeo common stock (rounded down to the nearest whole share) at an exercise price per share equal to the current exercise price per share for such option or warrant divided by such exchange ratio (rounded up to the nearest whole cent), with the aggregate amount of shares of RMG common stock issuable upon exercise of such options and warrants to be 15,381,111. Accordingly, this prospectus covers up to an aggregate of 95,916,029 shares of RMG common stock.

In connection with the Business Combination, each outstanding share of RMG’s Class B common stock, by its terms, will automatically convert into one share of RMG’s single class of common stock upon consummation of the Business Combination. Each outstanding warrant of RMG entitles the holder to purchase shares of RMG common stock beginning 30 days after the consummation of the Business Combination.

Immediately after the closing of the Business Combination, assuming no Public Stockholder exercises its redemption rights, Romeo stockholders will own approximately 64.3% of the shares of RMG common stock to be outstanding immediately after the Business Combination, current RMG stockholders will own approximately 22.9% of the shares of RMG common stock, and the remaining 12.8% will be held by the investors purchasing RMG common stock in the Private Placement, in each case, based on the number of shares of RMG common stock outstanding as of September 30, 2020 (in each case, without regard to any shares issuable upon exercise of options and warrants). If 23,000,000 shares of RMG common stock are redeemed for cash, which assumes the maximum redemption of RMG’s public shares and providing for a minimum of $150 million of cash after giving effect to payments to redeeming stockholders, Romeo stockholders will own approximately 78.1% and RMG stockholders will own approximately 6.4% of the shares of RMG common stock to be outstanding immediately after the Business Combination (in each case, without regard to any shares issuable upon exercise of options and warrants).

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of RMG will be located at 4380 Ayers Avenue, Vernon, California 90058; and
•	RMG common stock and RMG’s warrants are expected to be traded on the NYSE under the symbols RMO and RMO.WT, respectively.

Sale Restrictions

In connection with the Initial Public Offering, the holders of the Founder Shares, including the Sponsor, entered into the Sponsor Agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until thirty days after the consummation of an initial business combination.

In connection with the Business Combination, the Sponsor also entered into a lock-up agreement on October 5, 2020, pursuant to which the RMG common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Business Combination, (ii) the date on which the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property.  Further, pursuant to such lock-up agreement, the Sponsor agreed not to transfer the private warrants and the common stock underlying such private warrants held by it (subject to limited exceptions) until 30 days after the closing date of the Business Combination.

Certain Romeo stockholders receiving shares of RMG common stock in the Business Combination will be subject to a 180-day lock-up period for all shares of RMG common stock held by such holders.

Related Agreements

Stockholders’ Agreement

At the closing of the Business Combination, the Sponsor, Republic and certain stockholders of Romeo will enter into the Stockholders’ Agreement with RMG, pursuant to which:

●	the Sponsor will have the right to designate (a) one director for election to the Combined Company’s board of directors for so long as it maintains beneficial ownership of 25% or more of the shares of RMG common stock owned by the Sponsor on the closing date of the Business Combination and (b) two directors for election to the Combined Company’s board of directors for so long as it maintains beneficial ownership of 50% or more of the shares of RMG common stock owned by the Sponsor on the closing date of the Business Combination;
●	certain stockholders of Romeo will have the right to designate (a) at any time when BorgWarner Inc. has the right to designate a director for election to the Combined Company’s board of directors, one director for election to the Combined Company’s board of directors for so long as such stockholders collectively maintain beneficial ownership of 25% or more of the shares of RMG common stock owned by them on the closing date of the Business Combination, and (b) at any time when BorgWarner Inc. does not have the right to designate a director for election to the Combined Company’s board of directors, (i) two directors for election to the Combined Company’s board of directors for so long as such stockholders collectively maintain beneficial ownership of 50% or more of the shares of RMG common stock owned by them on the closing date of the Business Combination and (ii) one director for election to the Combined Company’s board of directors for so long as such stockholders collectively maintain beneficial ownership of 25% or more of the shares of RMG common stock owned by them on the closing date of the Business Combination;

●	BorgWarner Inc. will have the right to designate one director for election to the Combined Company’s board of directors for so long as it maintains ownership equal to 5% of the total issued and outstanding shares of RMG common stock on the closing date of the Business Combination;
●	Republic Services Alliance Group III, Inc. will have the right to designate one director for election to the Combined Company’s board of directors for so long as it maintains beneficial ownership of 1,500,000 shares of RMG common stock; and
●	the Combined Company’s board of directors will constitute nine members.

Registration Rights Agreement

At the closing of the Business Combination, certain Romeo stockholders and other parties thereto will enter into the Registration Rights Agreement pursuant to which RMG agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. RMG also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that RMG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-Up Agreements

In connection with the Business Combination, certain RMG stockholders and certain Romeo stockholders have entered into lock-up agreements.  For additional information about the lock-up agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Sale Restrictions.”

Subscription Agreements

In connection with the Private Placement, RMG entered into the Subscription Agreements with the Subscription Investors concurrently with the execution of the Merger Agreement on October 5, 2020. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and RMG agreed to issue and sell to such Subscription Investors an aggregate 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share, or an aggregate of $160 million in gross cash proceeds, in the Private Placement.

The closing of the Private Placement will occur on the date of and immediately prior to the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The RMG Class A common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written consent of each of the parties to each such Subscription Agreements, (c) RMG’s notification to the Subscriber Investor in writing that it has abandoned its plans to move forward with the Transactions and/or terminates Subscriber’s obligations, (d) if the conditions to closing set forth in the Subscription Agreement are not satisfied on or prior to the closing date and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing, or (e) at the election of Subscriber, on or after the date that is 270 days after the date hereof if the closing has not occurred on or prior to such date.

Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement on October 5, 2020, RMG, Merger Sub and Romeo entered into Support Agreements with each executive officer and director of Romeo and each holder of 5% or more of Romeo common stock or Romeo preferred stock, requiring each Supporting Romeo Stockholder, on (or effective as of) the second business day following the date that this proxy statement/consent solicitation statement/prospectus is disseminated to Romeo stockholders, to execute and deliver a written consent with respect to the outstanding shares of Romeo common stock and Romeo preferred stock held by such Supporting Romeo Stockholder adopting the Merger Agreement and approving the Romeo charter amendment proposal and the Business Combination. The shares of Romeo capital stock that are owned by the Supporting Romeo Stockholders and that are subject to the Support Agreements represent approximately 58.7% of the outstanding shares of Romeo common stock and approximately 75.0% of the outstanding shares of Romeo preferred stock, in each case, as of the Romeo Record Date; accordingly, Romeo expects to have the required votes to approve the Romeo merger proposal and the Romeo charter amendment proposal. The execution and delivery of written consents by all of the Supporting Romeo Stockholders will, at the time of such delivery, constitute the Romeo stockholder approval necessary to approve of each of the Romeo merger proposal and the Romeo charter amendment proposal.

Background of the Business Combination

RMG is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or entities. RMG was incorporated under the laws of the State of Delaware on October 22, 2018.

The Business Combination with Romeo is the result of an extensive search for a potential transaction and business combination utilizing the network and investing and transaction experience of RMG’s management team. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of RMG and Romeo. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

On February 12, 2019, RMG completed its Initial Public Offering. Prior to the consummation of its Initial Public Offering, neither RMG, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with RMG.

From the date of the Initial Public Offering through the signing of the Merger Agreement with Romeo on October 5, 2020, representatives of RMG contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged in discussions with several possible target businesses regarding potential transactions. During that period, RMG’s officers and directors identified and met with over 150 potential target businesses from a wide range of industry segments and had in person and / or virtual and telephonic meetings with many target management teams, owners, and their representatives. The decision not to pursue any particular target business that RMG analyzed was generally the result of one or more of (i) RMG’s determination that such business did not represent as attractive a target as Romeo due to a combination of business prospects (including expected revenue growth, nature of customer and supplier arrangements and competitive strength of products and services), strategy, management teams, structure and valuation, (ii) a difference in valuation expectations between RMG, on the one hand, and the target and/or its owners, on the other hand, (iii) a potential target’s unwillingness to engage with RMG given the timing and uncertainty of closing due to the requirement for RMG stockholder approval or (iv) a potential target’s unwillingness to engage with RMG given conflicting business objectives on the target’s side.

RMG met Romeo as a result of a Managing Director of an affiliate our Sponsor, Riverside Management Group, having a relationship with a stockholder of Romeo and such stockholder facilitating an introduction to Michael Patterson, who was then Romeo’s Chief Executive Officer. On March 8, 2020, RMG received a high-level overview of Romeo’s business. On March 10, 2020, RMG and Romeo executed a non-disclosure agreement, and on March 11, 2020, representatives of RMG and Romeo held an introductory call. The next day, RMG provided Romeo with materials summarizing RMG’s management and board of directors and the process and timing of effecting a potential financing transaction with a special purpose acquisition company.

RMG’s expressed interest in a possible transaction with Romeo came at a time when, in mid-March 2020, Romeo’s management was considering various alternatives for raising additional capital to fund operations and to address the economic uncertainty created by the COVID-19 pandemic and related governmental stay at home orders that were then just unfolding.  Romeo recently had borrowed capital from its existing investors and was contemplating borrowing additional capital from the BorgWarner JV to meet short-term capital needs, and had begun discussions with two institutional investors about providing additional bridge loans or equity financing for Romeo.  Romeo’s management also considered the possibility of pursuing an initial public offering of equity securities, though the capital markets were not then viewed as particularly stable.

On March 24, 2020, representatives of Romeo and RMG met by telephone to discuss RMG’s interest in effecting a business combination transaction with Romeo, current improving market conditions for SPAC transactions, recently completed comparable transactions and timing and process issues.

On April 7, 2020, representatives of Romeo and its legal counsel Paul Hastings LLP (“Paul Hastings”) met with representatives of RMG to discuss the need to develop a financial model for Romeo (including operations of the BorgWarner JV) that would form the basis for the parties to agree on a valuation for Romeo, requirements for Romeo to complete and deliver audited financial statements sufficient to meet public company financial reporting requirements and the process required for Romeo and RMG to navigate BorgWarner’s existing right of first offer and exclusive negotiation procedures set forth in Romeo’s Amended and Restated Investors’ Rights Agreement (the “Romeo IRA”).  The parties also discussed the role that the BorgWarner JV would play in Romeo’s future operations.

On April 10, 2020, representatives of Romeo and its financial advisor Goldman Sachs & Co. LLC (“Goldman Sachs”) participated in an introductory call with RMG and its financial advisor Nomura Greentech Capital Advisors, LLC (“Nomura Greentech”).  On April 16, 2020, RMG held a call with Goldman Sachs.  On April 21, 2020, Romeo, BorgWarner, Goldman Sachs and Paul Hastings held a call regarding preliminary discussions with RMG, possible alternatives for restructuring the BorgWarner JV to present a simplified structure of Romeo’s business to investors, and Romeo’s desire for BorgWarner to waive its right of first offer and exclusive negotiation procedures in the Romeo IRA. Shortly thereafter RMG added Morgan Stanley as a financial advisor. Subsequently, RMG, Morgan Stanley, Nomura Greentech, Romeo and Goldman Sachs held an introductory call on April 24, 2020, to discuss financial diligence and development of Romeo’s business model.

During April, May and June of 2020, RMG conducted due diligence on Romeo, including with respect to its customers, operations, intellectual property, technology and the BorgWarner JV. RMG’s advisor Roland Berger also conducted due diligence on certain matters related to Romeo’s intellectual property, and Latham & Watkins, LLP (“Latham & Watkins”) conducted legal diligence on Romeo. RMG and Romeo continued to have general discussions about their respective businesses and background information to facilitate due diligence.  Additionally, from time to time, Romeo and its advisors updated BorgWarner and its advisors on the contemplated transaction and continued discussions about possible alternatives for simplifying the BorgWarner JV structure.

On May 25, 2020, RMG sent to Romeo an initial draft of a letter of intent setting forth the proposed terms of a transaction between RMG and Romeo.  The letter of intent proposed a valuation range for Romeo of $750-850 million and was predicated on the BorgWarner JV being folded into Romeo such that it would own a 100% equity ownership interest in the assets and activities currently conducted by the BorgWarner JV.  On May 27, 2020, Romeo’s board of directors met to review and discuss the letter of intent, and during such meeting approved its retention of Goldman Sachs as Romeo’s financial advisor.  In response to RMG’s letter of intent, Romeo, through its advisors, indicated that while the value and terms offered were insufficient, the management team and board of directors saw potential value in the potential combination.  Key items of discussion were valuation, organizational structure, diligence requirements, length of time to reach an agreement, and mutual exclusivity between Romeo and RMG.

Over the next seven weeks, representatives of Romeo and BorgWarner engaged in discussions about possible alternatives for restructuring the BorgWarner JV.  Such alternatives included folding the BorgWarner JV into Romeo and changing the allocation of rights between the BorgWarner JV and Romeo, and involved increasing BorgWarner’s ownership of Romeo in exchange for making such changes.  Ultimately, BorgWarner, Romeo and RMG could not reach agreement on the amount of additional equity BorgWarner would receive in exchange for simplifying Romeo’s and the BorgWarner JV’s operations.

On July 14, 2020, RMG sent a revised draft of the letter of intent to Romeo signed by RMG.  The letter of intent indicated a range of value for Romeo of $1.0 – 1.25 billion and was predicated on Romeo and BorgWarner agreeing to fold the BorgWarner JV into Romeo or Romeo acquiring the right to sell batteries for commercial vehicles in excess of 14,000 pounds globally.  Based on feedback provided by Romeo and its advisors, RMG further updated its letter of intent on July 15, 2020 to state a specific valuation of $1.0 billion, and such updated letter of intent was considered and approved by Romeo’s board of directors on July 16, 2020.

On July 17, 2020, BorgWarner proposed to Romeo to merge the JV into Romeo and to contribute additional assets to Romeo in exchange for majority control of Romeo post-merger with RMG.  Romeo declined the BorgWarner proposal on the basis that the proposal did not sufficiently value Romeo and, as a controlled subsidiary of a large public company, would make Romeo less attractive to investors.

On July 21, 2020, RMG sent a revised letter of intent (the “July 21 Letter”) to Romeo proposing a transaction where the joint venture arrangements with BorgWarner would remain intact as currently structured and setting forth a proposed Romeo enterprise value of $800 million on a pre-money and debt free basis, subject to business and legal due diligence.  On July 22, 2020, the board of directors of Romeo approved the July 21 Letter, and Romeo returned a fully executed copy of the July 21 Letter to RMG. Romeo also sent a copy of the July 21 Letter to BorgWarner to trigger its right of first offer and exclusive negotiation procedures in the Romeo IRA, the application of which BorgWarner subsequently agreed to waive.

Following the execution of the July 21 Letter, RMG and Romeo continued to conduct due diligence, including business and legal due diligence involving the respective third-party advisors of RMG and Romeo.

On July 28, 2020, RMG’s board of directors met via teleconference.  Robert S. Mancini, RMG’s Chief Executive Officer, D. James Carpenter, RMG’s Chairman, Philip Kassin, RMG’s President and Chief Operating Officer, and Craig Broderick, W. Grant Gregory, Thaddeus Miller, and Steven Buffone, being all the directors of RMG, participated in the meeting.  Edward Forst and Steven Gilbert, being all of the members of the advisory board of RMG, also participated in the meeting.  Also participating by invitation were Wesley Sima, a Vice President of RMG, Andrew Smith, a Vice President of RMG, and representatives of RMG’s legal counsel, Latham & Watkins.  At this meeting, Messrs. Mancini, Kassin, Carpenter and Sima gave a presentation about Romeo’s business and its focus on designing, engineering and producing energy-dense lithium-ion battery packs and modules for trucks, as well as commercial and industrial vehicles.  Mr. Mancini described the July 21 Letter and that Latham & Watkins was performing legal due diligence.  Mr. Mancini also discussed the dynamic involving BorgWarner and the BorgWarner JV.

On August 14, 2020, Latham & Watkins circulated an initial draft of the Merger Agreement to Paul Hastings. The draft of the Merger Agreement reflected the terms of the July 21 Letter.

On August 25, 2020, Paul Hastings circulated a revised draft of the Merger Agreement to Latham & Watkins. The key issues addressed in the revised draft were (i) the addition of a condition to closing that the Combined Company would have available cash, after paying transaction expenses, of at least $300 million, (ii) the addition of provisions contemplating that Romeo options and Romeo warrants would continue outstanding following the closing but be exercisable for RMG common stock, (iii) the deletion of all references to pre-closing purchase price adjustments tied to variances in net working capital and any post-closing purchase price adjustments of any type, (iv) changing the mechanics to obtain Romeo stockholder approval once the S-4 is declared effective, and (v) revisions permitting Romeo’s board of directors  to consider alternative acquisition proposals made between signing and closing, change its recommendation and terminate the agreement to accept a superior proposal, and for agreements with Romeo stockholders to vote for the transaction to fall away if Romeo’s board of directors  were to change its recommendation.

On August 28, 2020, representatives of Latham & Watkins and Paul Hastings met by telephone to discuss key issues, including RMG’s objections to Romeo’s board having the right to terminate the Merger Agreement to accept a superior proposal and change its recommendation and leaving open whether RMG would insist on the Merger Agreement including purchase price adjustment mechanisms for variances in net working capital and other post-closing purchase price adjustments.  Representatives of Paul Hastings communicated that Romeo’s willingness to forego the right for the board of directors to terminate the Merger Agreement to accept a superior proposal was conditioned on RMG increasing the purchase price for Romeo to $1.0 billion. Latham & Watkins also indicated that RMG desired to decrease the minimum cash available at closing condition to a range of $150-200 million.  On August 29, 2020, Latham & Watkins circulated a revised draft of the Merger Agreement to Paul Hastings reflecting what Latham & Watkins had communicated.

On August 30, 2020, representatives of Latham & Watkins and Paul Hastings again convened a call to discuss material unresolved issues related to the Merger Agreement.  During this call, Paul Hastings communicated that Romeo wanted to retain the right of its board of directors to consider other acquisition proposals made between signing and closing and change its recommendation of the Merger Agreement, with the effect that agreements with Romeo stockholders to support the transaction would fall away.  Robert Mancini communicated the next day that RMG would terminate further discussions with Romeo if it was not willing to commit to forego a right for Romeo’s board of directors to terminate the Merger Agreement to accept a superior proposal or deliver agreements from its directors, officers and holders of 5% or more of Romeo’s capital stock to vote for the transaction, with such agreements not falling away if the board of directors later changes its recommendation.

On September 1, 2020, Paul Hastings circulated a revised draft of the Merger Agreement to Latham & Watkins reflecting the positions requested by RMG relating to the board of directors’ ability to terminate the Merger Agreement or change its recommendation, but subject to the parties agreeing on a purchase price at a level acceptable to Romeo. The revised draft also reflected a $225 million minimum cash available at closing condition.

On September 2, 2020, Latham & Watkins circulated a revised draft of the Merger Agreement to Paul Hastings, which among other revisions reduced the minimum cash available at closing condition to $200 million.  Separately, representatives of RMG indicated to Romeo a willingness to increase the purchase price to $900 million (net of debt and cash) based on current market comparables and recent precedent transactions. On September 3, 2020, Paul Hastings responded to Latham & Watkins indicating that the revised draft of the Merger Agreement (which at that point did not reflect an agreed purchase price) was largely acceptable, except that Romeo wanted the minimum cash available at closing condition to require $200 million after payment of all transaction expenses.

On September 4, 2020, RMG’s board of directors met via teleconference.  Robert S. Mancini, James Carpenter, Philip Kassin, Craig Broderick, W. Grant Gregory, Thaddeus Miller, and Steven Buffone, being all the directors of RMG, were present at and participated in the meeting.  Also participating by invitation were Edward Forst and Steven Gilbert, being all of the members of the advisory board of RMG, Wesley Sima, a Vice President of RMG, Andrew Smith, a Vice President of RMG, and representatives of Latham & Watkins. At this meeting, Messrs. Mancini, Kassin, Carpenter and Sima gave an extensive presentation about Romeo and its business and operations, the valuation methodology used by RMG in evaluating Romeo and the proposed Business Combination and the terms of the proposed Business Combination. After discussion, the board of directors approved a motion to approve giving RMG management authority to continue to pursue the Business Combination and take actions necessary to consummate it, short of executing the Merger Agreement, which execution would require approval at a separate meeting of the board of directors.

Also on September 4, 2020, Romeo’s board of directors met via teleconference, at which all of Romeo’s directors participated.  Also participating by invitation were Lionel Selwood and Lauren Webb, Romeo’s Chief Executive Officer and Chief Financial Officer, respectively, and representatives of Goldman Sachs and Paul Hastings.  At this meeting, representatives of Goldman Sachs provided an overview of the history and current status of Romeo’s negotiations with RMG, an overview of the proposed transaction, pro forma valuation, the status of RMG’s efforts to line up Subscription Investors to participate in the Private Placement and the anticipated transaction timeline.  Representatives of Paul Hastings advised the board of its fiduciary duties in approving the proposed transaction and summarized the key terms of the Merger Agreement and ancillary agreements.  Board members engaged in discussion but took no formal action at this meeting.

Representatives of RMG, Romeo, Morgan Stanley and Goldman Sachs subsequently engaged in discussions regarding the minimum cash condition and whether the minimum cash amount would be calculated net of transaction expenses. During this same period, Romeo, RMG and their respective legal counsel continued to negotiate ancillary agreements and disclosure schedules. On September 22, 2020, Latham & Watkins circulated a revised draft of the Merger Agreement to Paul Hastings, which, among other revisions and reflecting the outcome of the foregoing discussions, reduced the minimum cash available at closing condition to $150 million, with no reduction for transaction expenses. On September 23, 2020, Paul Hastings confirmed to Latham & Watkins that Romeo would accept the foregoing approach to the minimum cash available at closing condition.

On September 23, 2020, RMG’s board of directors met via teleconference.  Robert S. Mancini, James Carpenter, Philip Kassin, Craig Broderick, W. Grant Gregory, Thaddeus Miller, and Steven Buffone, being all the directors of RMG, were present at and participated in the meeting.  Also participating by invitation were Edward Forst and Steven Gilbert, being all of the members of the advisory board of RMG, Wesley Sima, a Vice President of RMG, Andrew Smith, a Vice President of RMG, and representatives of Latham & Watkins. At this meeting, Mr. Mancini provided an overview of the status of RMG’s negotiations with Romeo regarding the Business Combination and RMG’s discussions with potential Subscription Investors. Representatives of Latham & Watkins provided an overview of, and led discussions regarding, the key terms of the Merger Agreement and ancillary documents as well as the status of the Form S-4 and post-signing filing process. After discussion, the board of directors approved a motion to approve giving RMG management authority to continue to pursue the Business Combination and take actions necessary to consummate it, short of executing the Merger Agreement, which execution would require approval at a separate meeting of the board of directors or by a subsequent written consent of the board of directors.

On October 2, 2020, Romeo’s board of directors met via teleconference, at which all of Romeo’s directors participated.  Also participating by invitation were Lionel Selwood and Lauren Webb, Romeo’s Chief Executive Officer and Chief Financial Officer, respectively, and representatives of Goldman Sachs and Paul Hastings.  At this meeting, Romeo’s management provided an update on the status of negotiations concerning the terms of the Business Combination, which had come to a conclusion, and the status of commitments obtained from Subscription Investors to participate in the Private Placement.  Representatives of Paul Hastings provided an updated summary of key terms of the Merger Agreement and ancillary agreements.  After discussion, Romeo’s board of directors unanimously approved the Merger Agreement, ancillary agreements and the Romeo charter amendment.

Legal counsel to the parties continued to exchange comments to the Merger Agreement and ancillary agreements until they were substantially finalized on October 2, 2020.  RMG continued its efforts to finalize and execute Subscription Agreements with Subscription Investors participating in the Private Placement, which included negotiating to grant an option to Republic Services Alliance Group III, Inc., which had indicated its desire to invest $5 million in the Private Placement, to give it an additional 30 days to elect to purchase up to an additional 2,500,000 shares of RMG Class A common stock at the same purchase price of $10.00 per share and on the same terms as described in the Subscription Agreements.

On October 4, 2020, Latham & Watkins circulated final drafts of the Merger Agreement and ancillary documents to the board of directors of RMG. All of the members of the board of directors then executed a written consent, dated October 5, 2020, approving the Merger Agreement and the ancillary documents.

The Merger Agreement was signed on October 5, 2020. Prior to market open on October 5, 2020, RMG and Romeo jointly issued a press release announcing the signing of the Merger Agreement, and RMG filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and discussing the key terms of the Merger Agreement in detail.

On October 29, 2020, Paul Hastings sent to Latham & Watkins a proposed amendment to the Merger Agreement to provide that (i) Romeo stockholders and Romeo convertible noteholders would receive cash in lieu of any fractional shares of RMG common stock that would otherwise be issued in the Merger and (ii) the Stockholders’ Agreement to be entered into at closing will reflect a nine-person board (instead of seven, as reflected in the Stockholders’ Agreement attached as an exhibit to the Merger Agreement at the time of signing) to accommodate adding a member of Republic as a member of the board.  On November 1, 2020, Latham & Watkins sent to Paul Hastings a revised draft amendment to the Merger Agreement that incorporated an additional change to clarify that RMG needs a simple majority (instead of 65%, as reflected in the Merger Agreement at signing) of its stockholders to approve the proposal to amend its charter to reflect the amended and restated charter of RMG attached to the Merger Agreement.  Such amendment to the Merger Agreement was approved by Romeo’s board of directors at a meeting held via teleconference on November 4, 2020 and RMG’s board of directors by executing a written consent dated November 18, 2020, and was entered into by RMG, Merger Sub and Romeo on November 18, 2020.

RMG’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, RMG’s board of directors consulted with RMG’s management and legal and financial advisors. RMG’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of RMG stockholders. The financial data reviewed included the historical and projected consolidated financial statements of Romeo, comparable publicly traded company analyses prepared by management, an analysis of pro forma capital structure and trading multiples prepared by management, and similar and other analyses.

RMG’s management conducted a due diligence review of Romeo that included an industry analysis, an analysis of the existing business model of Romeo and historical and projected financial results. The diligence review included analysis provided by Roland Berger on certain matters related to Romeo’s intellectual property. RMG’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of RMG’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of RMG’s executive officers and directors is included in the section of this proxy statement/consent solicitation statement/prospectus entitled “Other Information Related to RMG—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of RMG and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Business Combination contemplated therein, RMG’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, RMG’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. RMG’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of RMG’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/consent solicitation statement/prospectus entitled “Forward-Looking Statements and Risk Factor Summary.”

In considering the Business Combination, RMG’s board of directors gave considerable weight to the following factors:

●	The Emergence and Expected Growth of the Commercial Electric Vehicle Sector. According to IHS Markit, the total addressable market for commercial vehicles globally is estimated to be approximately $665 billion with over 17 million vehicles sold annually with steady growth expected to continue as global economic growth fuels the need for more commercial vehicles;
●	Romeo’s Leading Technology and Unique Business Model. Romeo’s 7 GWh-capable state-of-the-art 113,000-square-foot production facility in Los Angeles, California, allows Romeo to be able to innovate, develop and manufacture battery packs and modules in high volumes. Romeo has considerable proprietary technology and know-how and continues to invest in research and development in areas such as materials, thermal systems and energy storage, to build on its intellectual property portfolio;
●	Romeo’s Outstanding and Diverse Management Team. Romeo has assembled a world-class engineering team with deep battery science expertise that is focused on driving technological innovation in energy technology. Romeo’s founders were former leaders at Tesla, SpaceX, Amazon, Apple, and Samsung and combine experience from automotive, space and aviation technology to create the most advanced battery systems for commercial electric vehicles and high-performance passenger vehicles;
●	Romeo’s High Quality Strategic Investors and Partnership with BorgWarner. Romeo has a strategic alliance with BorgWarner. Through the BorgWarner JV, Romeo believes it is able to leverage BorgWarner’s global manufacturing footprint, supply chain expertise, customer relationships, knowledge, and reputation for quality technology and manufacturing;
●	Romeo’s Potential as a Public Company. Morgan Stanley, Goldman Sachs and Nomura Greentech have significant auto sector, technology and capital markets expertise and believe that Romeo has the potential to perform strongly as a public company.

RMG’s board of directors concluded that the potential benefits that it expected RMG and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, RMG’s board of directors unanimously determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of RMG and its stockholders.

Certain Forecasted Financial Information for Romeo

Romeo provided RMG with its internally prepared forecasts described below. These forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date of this proxy statement/consent solicitation statement/prospectus and reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Romeo’s control, such as the risks and uncertainties described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by Romeo’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Romeo’s control. While all forecasts are necessarily speculative, Romeo believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that Romeo or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, RMG for use as a component in its overall evaluation of Romeo, and are included in this proxy statement/consent solicitation statement/prospectus on that account. Romeo has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to RMG. Neither Romeo’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Romeo compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Romeo will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Romeo does not as a matter of course make public projections as to future sales, earnings or other results. However, Romeo’s management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to RMG. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Romeo’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Romeo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Romeo’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table sets forth certain summarized prospective financial information regarding Romeo for 2020, 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31,
(USD in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$10.8	$139.8	$411.9	$764.5	$1,156.1	$1,649.9
Gross Profit	$(3.7)	$(10.0)	$39.8	$182.0	$330.5	$534.1
EBITDA	$(21.6)	$(54.2)	$(19.1)	$90.8	$196.3	$338.0

The key elements of the forecasts provided to RMG are summarized below:

●	Strong revenue forecast for 2021 - 2025 based on a pipeline of customers;
●	Valuation and multiples exclude upside potential of international expansion through the BorgWarner JV;
●	Landmark and binding contracts of $310 million, including production contracts with Lighting Systems, Nikola and Phoenix Motors; and
●	Estimated run-rate EBITDA margins of +20% by 2025 and beyond.

Satisfaction of 80% Test

It is a requirement under RMG’s current amended and restated certificate of incorporation that any business acquired by RMG have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analyses used to approve the Business Combination described herein, RMG’s board of directors determined that this requirement was met. In reaching this determination, RMG’s board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical skills as well as quantitative factors such as the historical growth rate and potential for future growth in revenues and profits of Romeo. RMG’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met this requirement.

Interests of the Sponsor and RMG’s Directors and Officers in the Business Combination

In considering the recommendation of RMG’s board of directors to vote in favor of approval of the business combination proposal, the RMG charter proposals and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of RMG’s officers and directors) and RMG’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

●	If the Business Combination with Romeo or another business combination is not consummated by February 12, 2021 (or such later date as may be approved by RMG stockholders), RMG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,175,000 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.004 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ per share on NYSE on December 1, 2020, the RMG record date.
●	The Sponsor, which is affiliated with certain of RMG’s directors and officers, purchased an aggregate of 3,766,667 private warrants from RMG for an aggregate purchase price of approximately $5.65 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds RMG received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $ based upon the closing price of $ per unit on NYSE on December 1, 2020, the RMG record date. The private warrants will become worthless if RMG does not consummate a business combination by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation).
●	The Stockholders’ Agreement contemplated by the Merger Agreement provides that Robert Mancini and Philip Kassin will be directors of the Combined Company after the closing of the Business Combination (assuming they are elected at the special meeting as described in this proxy statement/consent solicitation statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that the Combined Company’s board of directors determines to pay to its non-executive directors.
●	If RMG is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by RMG for services rendered or contracted for or products sold to RMG. If RMG consummates a business combination, on the other hand, RMG will be liable for all such claims.

●	The Sponsor and RMG’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RMG’s behalf, such as identifying and investigating possible business targets and business combinations. However, if RMG fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, RMG may not be able to reimburse these expenses if the Business Combination with Romeo or another business combination is not completed by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation). As of December 1, 2020, the RMG record date, the Sponsor and RMG’s officers, directors and their affiliates had incurred approximately $ of unpaid reimbursable expenses.
●	The Merger Agreement provides for the continued indemnification of RMG’s current directors and officers and the continuation of directors and officers liability insurance covering RMG’s current directors and officers.
●	RMG’s officers and directors (or their affiliates) may make loans from time to time to RMG to fund certain capital requirements. As of the date of this proxy statement/consent solicitation statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/consent solicitation statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to RMG outside of the trust account.
●	The Subscription Investors have entered into the Subscription Agreements with RMG, pursuant to which the Subscription Investors will purchase an aggregate of 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding RMG or its securities, the Sponsor, RMG’s officers and directors, Romeo or Romeo stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of RMG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that RMG has in excess of the required dollar amount to consummate the Business Combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the RMG initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on RMG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that RMG will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into. RMG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation of RMG’s Board of Directors

After careful consideration of the matters described above, particularly Romeo’s position in its industry, potential for growth and profitability, the experience of Romeo’s management and Romeo’s competitive positioning, its proprietary technology and know-how, its customer relationships and technical skills, RMG’s board determined unanimously that each of the business combination proposal, the RMG charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal, if presented, is fair to and in the best interests of RMG and its stockholders. RMG’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by RMG’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by RMG’s board of directors.

Romeo’s Board of Directors’ Reasons for Approval of the Business Combination

After consideration, Romeo’s board of directors adopted resolutions determining that the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement and the Romeo charter amendment were advisable and in the best interests of Romeo and its stockholders, adopting and approving the Merger Agreement, the Business Combination and the Romeo charter amendment, and directing that the Merger Agreement and the Romeo charter amendment be submitted to the holders of Romeo common stock and holders of Romeo preferred stock for approval. Romeo’s board of directors recommends that the holders of Romeo common stock and holders of Romeo preferred stock adopt and approve the Romeo merger proposal and the Romeo charter amendment proposal, by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Business Combination and the Romeo charter amendment, and resolving to recommend that Romeo stockholders adopt and approve the Romeo merger proposal and the Romeo charter amendment proposal and thereby approve the Business Combination and the other transactions contemplated by the Merger Agreement as well as the Romeo charter amendment, Romeo’s board of directors consulted with Romeo’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Romeo’s business, operations, financial condition, earnings, prospects and capital needs, and its knowledge of the financial and capital markets and the risks associated with raising additional equity or debt financing from private or public markets during the current economic downturn. Among the various factors that Romeo’s board of directors considered in favor of its decision are:

●	Superior Strategic Alternative. Based on discussions among Romeo board members and management in the last 12 months about Romeo’s growth plans and possible paths to raising substantial additional capital and potential acquirers and strategic partners, Romeo’s board of directors came to view the proposed Business Combination as representing the best potential transaction for Romeo to access significant capital to fund its continued operations and growth, and create greater value for Romeo stockholders over the long term, while also providing greater liquidity by owning stock in a public company.
●	Market Opportunity. Romeo’s board of directors, most of whom are investors in Romeo and believe in its potential as an industry leading designer and manufacturer lithium-ion battery modules and packs for commercial electric vehicles, took note of the increasing rate at which commercial businesses are embracing electric vehicles, creating a larger and nearer-term market opportunity that could be pursued if Romeo could access capital, talent and other resources to meet such opportunity before other larger, better capitalized companies do so.

●	Terms of the Merger Agreement. Romeo’s board of directors considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions (including the amount of minimum cash at closing) and the likelihood of obtaining any necessary regulatory approvals, in addition to the transactions contemplated by the Merger Agreement, including the Business Combination.
●	Purchase Price. Romeo’s board of directors considered the $900 million pre-money equity valuation of Romeo implied by the terms of the Merger to reflect an attractive valuation of Romeo relative to its prior round of equity financing in June 2019, while offering substantial potential upside after consummating the Business Combination relative to current valuations of other publicly traded comparable energy transportation and technology peers.
●	Size of the Post-Combination Company. Romeo’s board of directors considered the implied enterprise value in connection with the Business Combination of approximately $1.3 billion for the Combined Company, providing Romeo stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.
●	Access to Capital. Romeo’s board of directors expects that the Business Combination will be a more time- and cost-effective means to access capital than other options considered, including an initial public offering.
●	Benefit from Being a Public Company. Romeo’s board of directors believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.
●	Support Agreement. Romeo’s board of directors considered that, in connection with the execution of the Merger Agreement, the Supporting Romeo Stockholders, which collectively hold a majority of the voting power of Romeo preferred stock and Romeo common stock, entered into the Support Agreements with RMG and Merger Sub. Each Support Agreement provides, among other things, that each Supporting Romeo Stockholder will, after the mailing of this proxy/consent solicitation statement/prospectus, act by written consent approve the Romeo merger proposal and the Romeo charter amendment proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Support Agreements.”
●	Stockholders’ Agreement. Romeo’s board of directors considered that, as required by the Merger Agreement, RMG, the Sponsor and certain Romeo stockholders who collectively own more than 50% of Romeo’s capital stock will enter into the Stockholders’ Agreement affording the Sponsor the right to designate one or two members of the Combined Company’s board of directors, and Romeo stockholders party to such agreement the right to appoint one or two members (with one to be designated by BorgWarner) of the Combined Company’s board of directors, in each case subject to continuing to hold specified minimum share ownership. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders’ Agreement.”
●	Registration Rights Agreement. Romeo’s board of directors also considered that, as required by the Merger Agreement, RMG, the Sponsor and certain Romeo stockholders entered into the Registration Rights Agreement affording customary shelf and piggyback registration rights to the Sponsor and such Romeo stockholders. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

●	Lock-up Agreement. Romeo’s board of directors considered that, in connection with the execution of the Merger Agreement, certain Romeo stockholders entered into an agreement with Romeo and RMG, pursuant to which such stockholders have agreed to not sell or otherwise dispose of their RMG shares for 180 days after the date of closing of the Business Combination (subject to certain exceptions). See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Lock-Up Agreements.”

Romeo’s board of directors also considered the following negative factors:

●	Risk that Business Combination may not be completed. Romeo’s board of directors considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.
●	Impact on reputation and business if the Business Combination is not completed. Romeo’s board of directors considered the possibility that the Business Combination might not be completed and that there may be an adverse effect of the public announcement of the Business Combination on Romeo’s reputation and business in the event the Business Combination is not completed.
●	Expenses and challenges. Romeo’s board of directors considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.
●	Costs of being a public company. Romeo’s board of directors considered the additional public company expenses and obligations of Romeo’s business following the Business Combination, to which it previously has not been subject.
●	Restrictions on operation of Romeo’s business. Romeo’s board of directors considered the fact that, although Romeo will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the completion of the Business Combination, the Merger Agreement generally obligates Romeo, subject to RMG’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Romeo from undertaking certain business opportunities that might arise pending completion of the Business Combination.
●	Interests of Romeo executive officers and directors. Romeo’s board of directors considered the fact that certain executive officers and directors of Romeo have interests in the Business Combination that may be different from, or in addition to, the interests of Romeo stockholders generally, including the manner in which they would be affected by the Business Combination and the other matters disclosed under the section entitled “—Interests of Romeo’s Directors and Executive Officers in the Business Combination.”
●	Other risks. Romeo’s board of directors considered various other risks associated with the combined organization and the Business Combination, including the risks described in the section entitled “Risk Factors.”

The foregoing discussion of the factors considered by Romeo’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Romeo’s board of directors. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Business Combination and the Romeo charter amendment, Romeo’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Romeo’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Romeo’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

Romeo’s board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected Romeo stockholders would receive as a result of the Business Combination, including the belief of Romeo’s board of directors that the Business Combination would maximize the immediate value of shares of Romeo common stock and Romeo preferred stock and eliminate the risk and uncertainty affecting the future prospects of Romeo, including the potential execution risks pursuing its business plan as a private company. Accordingly, Romeo’s board of directors determined that the Business Combination and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, Romeo and its stockholders, and adopted and approved, and declared advisable, the Merger Agreement, the Business Combination and the Romeo charter amendment. Romeo’s board of directors recommends that Romeo stockholders consent to the Romeo merger proposal and the Romeo charter amendment proposal.

Interests of Romeo’s Directors and Executive Officers in the Business Combination

In considering the recommendation of Romeo’s board of directors with respect to approving the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement and the Romeo charter amendment by unanimous written consent, Romeo stockholders should be aware that certain members of the board of directors and executive officers of Romeo have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. Romeo’s board of directors was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that Romeo stockholders submit written consents in favor of the Romeo merger proposal. In particular:

●	Romeo’s directors and executive officers are expected to become directors and/or executive officers of the Combined Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Romeo are expected to become executive officers of the Combined Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
Lionel E. Selwood, Jr.	President and Chief Executive Officer
Lauren Webb	Chief Financial Officer
Michael Patterson	Chief Sales Officer
Abdul Kader El Srouji, Ph.D.	Chief Technology Officer
Criswell Choi	Chief Operating Officer

●	In addition, the following individuals who are currently members of Romeo’s board of directors and management team are expected to become members of the Combined Company’s board of directors upon the closing of the Business Combination: Lionel E. Selwood, Jr. and Lauren Webb.
●	Certain of Romeo’s directors and executive officers as of the date of the Merger Agreement hold Romeo stock options. The treatment of such equity awards in connection with the Business Combination is described in the section entitled “The Merger Agreement,” which description is incorporated by reference herein.
●	HG Ventures LLC (of which John Glushik, a member of Romeo’s board of directors, is Managing Director) is one of the Subscription Investors and has agreed to purchase 2,500,000 shares of RMG common stock in the Private Placement for a total purchase price of $25,000,000. In connection with the foregoing purchase in the Private Placement, Romeo and RMG agreed with HG Ventures LLC that it would not need to enter into a lock-up agreement, despite the fact that certain other Romeo stockholders would be obligated to do so. For additional information about the lock-up agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Sale Restrictions.”

●	Romeo entered into a strategic partnership with Heritage Environmental Services (“HES”), an affiliate of HG Ventures, under which Romeo may be obligated to pay $35 million upon the closing of the Private Placement to fund development of a recycling programs and $10 million over the first year to fund a pilot program for converting Heritage commercial trucks to use Romeo-powered electric vehicles. For more information regarding Romeo’s strategic partnership with HES, see the section entitled “Business of Romeo—Strategic Partnership with Heritage Environmental Services.”
●	Under the employment agreement with Michael J. Patterson, Romeo’s Chief Sales Officer, Romeo granted Mr. Patterson an option to purchase 38,067,678 shares of Romeo’s Class A common stock at a price of $0.814 per share (which will be converted into an option to purchase 4,605,819 shares of RMG common stock at a price per share of $6.7278 upon the consummation of the Business Combination (assuming an exchange ratio for converting each share of Romeo common stock into shares of RMG common stock of 0.121)).

Recommendation of Romeo’s Board of Directors

After consideration of the matters described above, Romeo’s board of directors adopted resolutions determining that the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement and the Romeo charter amendment were advisable and in the best interests of Romeo and its stockholders, adopting and approving the Merger Agreement, the Business Combination and the Romeo charter amendment, and directing that the Romeo merger proposal and the Romeo charter amendment proposal be submitted to the holders of Romeo common stock and holders of Romeo preferred stock for consideration. Romeo’s board of directors recommends that the holders of Romeo common stock and holders of Romeo preferred stock adopt and approve the Romeo merger proposal and the Romeo charter amendment proposal, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

The foregoing discussion of the information and factors considered by Romeo’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by Romeo’s board of directors.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP.  Under this method of accounting, RMG will be treated as the acquired company for financial reporting purposes; whereas, Romeo will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Romeo. Romeo has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Romeo’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether existing stockholders of RMG exercise their right to redeem their shares in Romeo;
●	Romeo’s existing senior management team will comprise senior management of the Combined Company;
●	Romeo is the larger of the Companies based on historical operating activity and employee base; and
●	Romeo’s operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Required Vote of RMG Stockholders

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding RMG common stock that are voted at the special meeting. Additionally, the Business Combination will not be consummated if RMG has less than $5,000,001 of net tangible assets in the trust account after taking into account the redemption into cash of all public shares properly demanded to be redeemed by Public Stockholders.

The approval of the business combination proposal is a condition to the consummation of the Business Combination. If the business combination proposal is not approved, the other proposals (except the adjournment proposal, as described below) will not be presented to the stockholders for a vote.

RMG’s Board of Directors’ Recommendation

RMG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RMG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration, see the section entitled “Proposal No. 1—The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

On October 5, 2020, RMG entered into a Merger Agreement by and among RMG, Merger Sub and Romeo. On November 18, 2020, the same parties entered into Amendment No. 1 to Agreement and Plan of Merger, the terms of which are reflected in the summary of the Merger Agreement below.  Pursuant to the Merger Agreement, Merger Sub will merge with and into Romeo, with Romeo surviving the merger. As a result of the Business Combination, Romeo will become a wholly-owned subsidiary of RMG, with the stockholders of Romeo becoming stockholders of RMG.

Pursuant to the Merger Agreement, (i)(A) each outstanding share of Romeo common stock and Romeo preferred stock (with each share of Romeo preferred stock being treated as if it were converted into Romeo common stock on the effective date of the Business Combination) and (B) each Romeo convertible note (with each Romeo convertible note being treated as if it were converted into Romeo common stock on the effective date of the Business Combination at a price per share equal to $0.4339) will be converted into the right to receive (x) a pro rata portion of 80,534,918 shares of common stock of RMG and (y) a cash amount equal to any fractional share of RMG common stock that would otherwise be issued in connection with the foregoing conversion multiplied by $10.00, and (ii) each Romeo option or Romeo warrant that is outstanding immediately prior to the closing of the Transactions (and by its terms will not terminate upon the closing of the Transactions) will remain outstanding and thereafter, will represent the right to purchase a number of shares of RMG common stock equal to the number of shares of Romeo common stock subject to such option or warrant multiplied by the same exchange ratio used for Romeo common stock (rounded down to the nearest whole share) at an exercise price per share equal to the current exercise price per share for such option or warrant divided by such exchange ratio (rounded up to the nearest whole cent), with the aggregate amount of shares of RMG common stock issuable upon exercise of such options and warrants to be 15,381,111. Accordingly, this prospectus covers up to an aggregate of 95,916,029 shares of RMG common stock.

At the closing of the Business Combination, certain Romeo stockholders and other parties thereto will enter into the Registration Rights Agreement pursuant to which RMG agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. RMG also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that RMG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Certain Romeo stockholders receiving shares of RMG common stock in connection with the Business Combination will be subject to a 180-day lockup period for all shares of RMG common stock held by such persons.

The Business Combination is expected to be consummated in the fourth quarter of 2020, after the required approval by RMG stockholders and the fulfillment of certain other conditions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to the Closing of the Business Combination,” unless the parties to the Merger Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the special meeting of RMG stockholders described in this proxy statement/consent solicitation statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of Romeo relating to, among other things, due organization and qualification; subsidiaries; the authorization, performance and enforceability against Romeo of the Merger Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property matters; contracts and absence of defaults; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property; environmental matters; absence of certain changes or events; transactions with affiliates; internal controls; permits; customers and suppliers; and statements made in this proxy statement/consent solicitation statement/prospectus.

The Merger Agreement contains representations and warranties of each of RMG and Merger Sub relating to, among other things, due organization and qualification; the authorization, performance and enforceability against RMG and Merger Sub of the Merger Agreement; absence of conflicts; litigation and proceedings; the consent, approval or authorization of governmental authorities; financial ability and trust account; brokers’ fees; SEC reports, financial statements, Sarbanes-Oxley Act and absence of undisclosed liabilities; business activities and the absence of certain changes or events; statements made in this proxy statement/consent solicitation statement/prospectus; no outside reliance; tax matters; capitalization; and NYSE listing.

Covenants

RMG and Romeo have each agreed to use commercially reasonable efforts to obtain any required governmental, regulatory or third-party consents and approvals and to take such other actions as may be reasonably necessary to consummate the Business Combination. Romeo has also agreed to continue to operate its business in the ordinary course prior to the closing. Romeo has agreed that, unless otherwise required or permitted under the Merger Agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of RMG (which consent will not be unreasonably conditioned, withheld, delayed or denied):

●	change or amend their certificates of incorporation, bylaws or other organizational documents, except as provided in the Merger Agreement;
●	make, declare or pay any dividend or distribution to Romeo stockholders;
●	effect any recapitalization, reclassification, split or other change in its capitalization;
●	authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;
●	repurchase, redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of capital stock or other equity interests;
●	enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract, any lease related to the material leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) other than entry into such agreements in the ordinary course consistent with past practice or as required by law;
●	sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business, except for sales or dispositions of obsolete or worthless assets or of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than sales or leases of assets in the ordinary course of business;

●	except as otherwise required by law or existing company benefit plans, policies or contracts of Romeo or its subsidiaries in effect on the date of the Merger Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager, except in the ordinary course of business consistent with past practice with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any company benefit plan, other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of Romeo or its subsidiaries, except in connection with the hiring or firing of any in the ordinary course of business consistent with past practice, or (iv) hire any employee of Romeo or its subsidiaries or any other individual who is providing or will provide services to Romeo or its subsidiaries other than any employee with annual base compensation below $200,000 in the ordinary course of business consistent with past practice;
●	except as set forth in the Merger Agreement, (i) fail to maintain its existence or purchase substantially all of the assets of, or a controlling equity interest in, another business entity, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses in excess of certain thresholds, or (ii) sell, transfer, license, assign, fail to maintain, or otherwise dispose of or encumber material assets or intellectual property of Romeo or its subsidiaries in excess of $1,000,000, or acquire assets in excess of $1,000,000, except for assignments of intellectual property developed in the course of providing engineering, development or similar services to any subsidiary or customer of Romeo, licenses of intellectual property granted in the ordinary course of business, and the expiration of intellectual property rights in accordance with the applicable statutory term;
●	adopt or enter into a plan of reorganization of Romeo or its subsidiaries (other than those contemplated by the Merger Agreement);
●	make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Romeo’s annual capital expenditure budget for periods following the date hereof;
●	make any loans or advances to any person, except advances to employees or officers of Romeo or its subsidiaries made in the ordinary course of business consistent with past practice;
●	make or change any material tax election or adopt or change any material tax accounting method, file any amendment to any income tax return or other material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of taxes, enter into any tax sharing or similar arrangement, or take or fail to take any other action that could have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of RMG and its affiliates after the closing;
●	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the intended tax treatment of the Business Combination;
●	enter into any agreement that restricts the ability of Romeo or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability to enter a new line of business;
●	enter into, renew or amend in any material respect certain material agreements or any agreement with an affiliate, or make any change, waive, terminate or modify any agreement set forth in the schedules to the Merger Agreement;
●	waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any material liability, other than in the ordinary course of business or that does not exceed $750,000 in the aggregate;

●	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, or amend, restate or modify any terms of or any agreement with respect to any outstanding indebtedness, other than as set forth in the Merger Agreement;
●	make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Romeo or its subsidiaries, except insofar as may have been required by a change in U.S. GAAP or law;
●	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to Romeo and its subsidiaries and their assets and properties as of the date of the Merger Agreement; and
●	enter into any agreement to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including covenants in connection with:

●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
●	the preparation and filing by RMG of this proxy statement/consent solicitation statement/prospectus with Romeo’s cooperation to solicit proxies from RMG stockholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;
●	the preparation and filing by RMG and Romeo of the notification required of each of them under the HSR Act in connection with the transactions contemplated by the Merger Agreement;
●	Romeo’s waiver of its rights to make claims against RMG to collect from the trust fund established for the benefit of public stockholders for any monies that may be owed to Romeo by RMG;
●	compliance by RMG in all material respects with its reporting obligations under applicable securities laws;
●	Romeo’s obligation to provide reasonable cooperation, assistance and information in connection with any necessary Private Placement investment;
●	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of RMG and Romeo;
●	Romeo’s obligation to exercise rights available to it under its existing investor rights agreement to eliminate or defeat any claims for appraisal or dissenters’ rights made by any Romeo stockholders party thereto;
●	Romeo’s obligation to amend and restate its Fourth Amended and Restated Certificate of Incorporation to (a) amend the definition of “Liquidation Transaction” therein to include, for the avoidance of doubt, the Business Combination and (b) provide that upon the consummation of the Business Combination, the consideration shall be allocated among Romeo stockholders as provided in the Merger Agreement;
●	Romeo’s obligation to solicit approval via written consent of its stockholders to the Business Combination;
●	each party’s obligation to use reasonable best efforts to effect the intended tax treatment of the Business Combination;

●	RMG’s obligation to take reasonable best efforts to ensure that RMG common stock and RMG warrants remain listed on a national securities exchange and cause the RMG common stock issued as merger consideration and the RMG common stock underlying exchanged Romeo options and Romeo warrants to be approved for listing on the NYSE;
●	RMG’s obligation to approve and adopt a management incentive equity plan in such form as may be mutually agreed by RMG and Romeo;
●	RMG’s obligation, for a period of twelve months after the closing of the Business Combination, provide each employee of Romeo a base salary, base wage rate, incentive compensation and other compensation and employee benefits (excluding equity compensation and long-term incentives) that are no less favorable to such employee prior to the closing of the Business Combination, and to provide certain other benefits to the employees of Romeo; and
●	RMG’s obligation to amend its amended and restated certificate of incorporation and bylaws as described elsewhere herein.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval thereof by RMG stockholders. In addition, each party’s obligation to consummate the Business Combination is conditioned upon, among other things:

●	all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities having been procured or made, as applicable;
●	no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or statute, rule or regulation being in force that enjoins or prohibits the consummation of the Business Combination;
●	RMG having at least $5,000,001 of net tangible assets remaining prior to the Business Combination after taking into account any redemptions by holders of RMG common stock that properly demand that RMG redeem their Public Shares for their pro rata share of the trust account prior to the closing of the Business Combination;
●	the Registration Statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order having been threatened or initiated by the SEC that remains pending;
●	the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of execution of the Merger Agreement and as of the closing of the Business Combination and (ii) the performance by such party of covenants contained in the Merger Agreement required to by complied with by such party in all material respects as of or prior to the closing;
●	approval of the Business Combination by RMG stockholders; and
●	approval of the Business Combination by Romeo stockholders.

Conditions to Closing of Romeo

The obligations of Romeo to consummate the Business Combination are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of RMG and Merger Sub (subject to certain bring-down standards);

●	performance of the covenants of RMG and Merger Sub to be performed by such parties in all material respects as of or prior to the closing;
●	RMG filing an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting amended and restated bylaws, each in substantially the form as attached to the Merger Agreement;
●	RMG executing the Registration Rights Agreement;
●	RMG executing the Stockholders’ Agreement;
●	the covenants of the Sponsor contained in the Sponsor Agreement having been performed in all material respects;
●	the RMG common stock to be issued pursuant to the Merger Agreement and underlying the exchanged Romeo options and Romeo warrants having been approved for listing on a national securities exchange; and
●	the amount of cash available to RMG as of immediately prior to the closing shall not be less than $150 million after giving effect to payment of amounts that RMG will be required to pay to redeeming stockholders upon consummation of the Business Combination.

RMG’s and Merger Sub’s Conditions to Closing

The obligations of RMG and Merger Sub to consummate the Business Combination are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Romeo (subject to certain bring-down standards);
●	performance of the covenants of Romeo to be performed by Romeo in all material respects as of or prior to the closing; and
●	all directors of Romeo that will not continue as directors of the Combined Company having executed and delivered to RMG letters of resignation.

Waiver

If permitted under applicable law, RMG or Romeo may waive any inaccuracies in the representations and warranties made to such party and contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement. However, pursuant to RMG’s existing amended and restated certificate of incorporation, the condition requiring that RMG have at least $5,000,001 of net tangible assets may not be waived.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

●	by mutual written consent of RMG and Romeo;
●	by either RMG or Romeo if the transactions are not consummated on or before the later of February 12, 2021 and such later date as RMG stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date;
●	by either RMG or Romeo if consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable order, decree or ruling of a governmental entity or a statue, rule or regulation, provided that the terminating party shall not have been the primary cause thereof;

●	by either RMG or Romeo if the other party has breached any of its representations, warranties or covenants, such that the closing conditions would not be satisfied at the closing, and has not cured such breach within forty-five days (or any shorter time period that remains prior to the termination date provided in the second bullet above) of notice from the other party of its intent to terminate, provided that the terminating party is itself not in breach;
●	by RMG if Romeo stockholder approval of the Business Combination has not been obtained within three business days following the date that this proxy statement/consent solicitation statement/prospectus is disseminated by Romeo to its stockholders; or
●	by either RMG or Romeo if, at the RMG stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

Confidentiality; Access to Information

Each party to the Merger Agreement will afford to the other parties and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. The parties agree to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to (i) U.S. Holders of Romeo common stock and Romeo preferred stock (collectively, “Romeo Capital Stock”) who exchange their Romeo Capital Stock for RMG common stock in the Business Combination, and (ii) U.S. Holders and Non-U.S. Holders of RMG Class A common stock of electing to have their Class A common stock redeemed for cash upon the closing of the Business Combination. This discussion applies only to shares of RMG Class A common stock and shares of Romeo Capital Stock, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following discussion does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. RMG has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities;
●	traders in securities that elect to mark to market;
●	tax-exempt organizations or governmental organizations;
●	persons subject to the alternative minimum tax;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding Romeo Capital Stock or RMG Class A common stock, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Romeo Capital Stock or RMG’s Class A common stock, as the case may be, being taken into account in an applicable financial statement;
●	persons that actually or constructively own 10% or more of our voting stock by vote or value;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;
●	persons who hold or received Romeo Capital Stock or RMG Class A common stock, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation;
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Romeo Capital Stock or RMG Class A common stock, as the case may be, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Romeo Capital Stock or RMG Class A common stock, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material Tax Considerations of the Business Combination to U.S. Holders of Romeo Capital Stock

Characterization of the Business Combination

Each of Romeo and RMG intends that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In the Merger Agreement, each of Romeo and RMG agrees to, and to cause its Affiliates to, use reasonable best efforts to qualify the Business Combination as a reorganization, and neither shall take any action, or knowingly fail to take any action, that could reasonably be expected to prevent or impede such qualification. Neither Romeo nor RMG intends to or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the intended U.S. federal income tax treatment of the Business Combination discussed above.

Paul Hastings LLP has issued an opinion to Romeo that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. This opinion is based on customary assumptions and representations from RMG and Romeo, as well as certain covenants and undertakings by RMG, Romeo, and Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus/information statement. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in such opinion or that a court would not sustain such a challenge.

U.S. Federal Income Tax Consequences for U.S. Holders

On the basis of the opinion described above, if the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of Romeo Capital Stock will be as follows:

●	a U.S. Holder will not recognize gain or loss upon the exchange of Romeo Capital Stock for RMG common stock pursuant to the Business Combination, except with respect to cash received in lieu of a fractional share of RMG common stock as described below;
●	a U.S. Holder who receives cash in lieu of a fractional share of RMG common stock in the Business Combination should be treated as having received such fractional share of RMG common stock pursuant to the Business Combination and then as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the U.S. Holder’s tax basis allocable to such fractional share. Any such gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the fractional share (including the holding period of the Romeo Capital Stock surrendered therefor in the Business Combination) is more than one year as of the closing date of the Business Combination;
●	a U.S. Holder’s aggregate tax basis for the shares of RMG common stock received in the Business Combination (including any fractional share interest for which cash is received) will equal the U.S. Holder’s aggregate tax basis in the shares of Romeo Capital Stock surrendered in the Business Combination; and
●	the holding period of the shares of RMG common stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of Romeo Capital Stock surrendered in exchange therefor.

If the Business Combination fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of Romeo Capital Stock will recognize gain or equal to the difference, if any, between the fair market value of the RMG common stock received (including any fractional share of RMG common stock deemed received) in exchange for the Romeo Capital Stock surrendered in the Business Combination and the U.S. Holder’s adjusted tax basis in such surrendered Romeo Capital Stock. Any such gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the Romeo Capital Stock surrendered in the Business Combination is more than one year as of the closing date of the Business Combination.  Long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion regarding the determination of the tax bases and holding periods for shares of RMG common stock received in the Business Combination, U.S. Holders who acquired different blocks of Romeo Capital Stock at different times for different prices must calculate their bases and holding periods in their shares of Romeo Capital Stock separately for each identifiable block of such Romeo Capital Stock exchanged in the Business Combination.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of RMG common stock in the Business Combination is required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Additionally, U.S. Holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of Romeo “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b).

Information Reporting and Backup Withholding

A U.S. Holder of Romeo Capital Stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on proceeds received in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. Holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies that such U.S. Holder is otherwise exempt from backup withholding. U.S. Holders of shares of Romeo Capital Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Material Tax Considerations Related to a Redemption of RMG Class A Common Stock

U.S. Holders

Redemption of Class A Common Stock.  In the event that a U.S. Holder’s RMG Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of RMG Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of RMG Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of RMG Class A common stock, the U.S. Holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as Sale of RMG Class A Common Stock” below. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of RMG Class A common stock generally will be treated as a sale of the Class A common stock (rather than a corporate distribution) if the redemption or purchase by us (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include RMG Class A common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of RMG Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of RMG Class A common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of RMG Class A common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of RMG Class A common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in RMG. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption or purchase by us.

If none of the foregoing tests is satisfied, then the redemption us will be treated as a corporate distribution and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed RMG Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as Sale of RMG Class A Common Stock. If the redemption qualifies as a sale or other taxable disposition of RMG Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the RMG Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the RMG Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the RMG Class A common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its RMG Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its RMG Class A common stock generally will equal the U.S. Holder’s adjusted cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of RMG Class A common stock, a U.S. Holder will generally be treated as receiving a distribution. Such  distributions generally will be includable in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular rates and will generally be eligible for the dividends-received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its RMG Class A common stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such RMG Class A common stock in the manner described above under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of RMG Class A Common Stock.”

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. It is unclear whether the redemption rights with respect to the RMG Class A common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

U.S. Information Reporting and Backup Withholding. Distributions with respect to the RMG Class A common stock to a U.S. Holder, whether or not such distributions qualify as dividends for U.S. federal income tax purposes, and proceeds from the sale, exchange or redemption of the RMG Class A common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of  RMG Class A common stock that is for U.S. federal income tax purposes:

●	a non-resident alien individual;
●	a foreign corporation; or
●	a foreign estate or trust.

Redemption of RMG Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s share of Class A common stock pursuant to the redemption provisions described in the section of this proxy statement/consent solicitation statement/prospectus entitled “Special Meeting of RMG Stockholders—Redemption Rights” generally will follow the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A common stock, as described under “—U.S. Holders—Redemption of RMG Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will be as described above under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of RMG Class A Common Stock” and “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s RMG Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Gain on Redemption Treated as a Sale of RMG Class A Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the redemption of RMG Class A common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●	RMG Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of RMG’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, RMG believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Taxation of Redemption Treated as a Distribution. If a redemption does not qualify as a sale of RMG Class A common stock, a Non-U.S. Holders will generally be treated as receiving a distribution. Such distributions to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute dividends for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described above under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of RMG Class A Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of RMG Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends on RMG Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on RMG Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of RMG Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of RMG Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or disposition of RMG Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on RMG Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of RMG Class A common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.  This information has been provided to aid in your analysis of the financial aspects of the Business Combination.  For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of RMG Acquisition Corp. (“RMG”) and Romeo Systems, Inc. (“Romeo”), adjusted to give effect to (1) the Business Combination, inclusive of the issuance of RMG common stock for Romeo’s issued and outstanding preferred stock and convertible notes as if each converted to Romeo common stock immediately prior to the Business Combination, (2) the repayment of certain of Romeo’s outstanding notes, (3) certain related equity financing transactions, and (4) the payment of transaction costs (collectively, the “Transactions”).  Hereinafter, RMG and Romeo are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of September 30, 2020, gives effect to the Transactions as if they were consummated on September 30, 2020.  The unaudited pro forma condensed combined statements of operations, which have been presented for the nine months ended September 30, 2020 and for the year ended December 31, 2019, give pro forma effect to the Transactions as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company would have been had the Business Combination taken place on September 30, 2020, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Business Combination taken place on January 1, 2019, nor are they indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:

●	The historical unaudited condensed financial statements of RMG as of and for the nine months ended September 30, 2020, and the historical audited financial statements of RMG as of and for the year ended December 31, 2019; and
●	The historical unaudited condensed consolidated financial statements of Romeo as of and for the nine months ended September 30, 2020, and the historical audited consolidated financial statements of Romeo as of and for the year ended December 31, 2019.

This unaudited pro forma condensed combined financial information should also be read together with the sections of this proxy statement/consent solicitation statement/prospectus entitled “RMG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Romeo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary of the Material Terms of the Business Combination,” and “Proposal No. 1— The Business Combination Proposal,” as well as other information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Description of the Transactions

On October 5, 2020, RMG, Merger Sub, and Romeo entered into the Merger Agreement pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo.  Upon consummation of the Business Combination, the newly-formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG.  In addition, RMG, as the issuer of the publicly-traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc.

Consideration for the Business Combination will consist of shares of RMG common stock issued in exchange for all outstanding shares of Romeo common stock, determined on a fully-diluted basis, as follows:

●	As if all of Romeo’s issued and outstanding shares of preferred stock converted into common stock of Romeo pursuant to the terms of Romeo’s Fourth Amended and Restated Certificate of Incorporation; and
●	As if all of Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, converted into common stock of Romeo at a conversion price of $0.4339 per share.

No fractional shares of RMG Class A common stock will be issued. In lieu of the issuance of any such fractional shares, RMG has agreed to pay to each former holder of Romeo common stock, preferred stock or convertible notes who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of RMG Class A common stock to which such holder otherwise would have been entitled multiplied by (ii) $10.

The following additional activities will occur immediately prior to or upon closing of the Business Combination, and, accordingly are also reflected in the unaudited pro forma condensed combined financial statements below:

●	The settlement of all of Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest;
●	The payment of transaction costs incurred by both RMG and Romeo;
●	The payment of deferred legal fees, underwriting commissions, and other costs incurred in connection with the Initial Public Offering (“IPO”);
●	The settlement of $9.1 million of the notes receivable due to Romeo from stockholders, inclusive of the forgiveness of $1.8 million of the amount due; and
●	The exchange of all issued and outstanding warrants and stock options for the purchase of shares of Romeo common stock, inclusive of stock options for which vesting is fully contingent upon Romeo being acquired by a special purpose acquisition company (“SPAC”), for warrants and stock options for the purchase of common stock of the Combined Company.

Pursuant to the Merger Agreement, the aggregate consideration, consisting of shares of RMG common stock, will be determined based upon the quotient of (A) (i) a purchase price of $900 million, plus (ii) Romeo’s closing date cash, minus (iii) Romeo’s closing date indebtedness, plus (iv) the aggregate exercise price of all of Romeo’s outstanding options and warrants, divided by (B) $10.00. Shares issued by RMG to consummate the Business Combination will be exchanged for outstanding shares of Romeo common stock based upon an exchange ratio equal to the quotient of (A) the aggregate merger consideration divided by (B) the sum of (i) the number of shares of Romeo common stock outstanding and issuable upon conversion of Romeo’s outstanding preferred stock, (ii) the number of shares of Romeo common stock subject to unexpired, issued and outstanding options and warrants, and (iii) the number of shares of Romeo common stock issuable upon conversion of Romeo’s convertible notes.

Concurrently with the execution of the Merger Agreement on October 5, 2020, RMG entered into the Subscription Agreements with the Subscription Investors that have agreed to purchase shares of RMG Class A common stock in connection with the Business Combination.  Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and RMG agreed to issue and sell to such Subscription Investors an aggregate of 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share, or an aggregate of $160 million in gross cash proceeds (the “Private Placement”). The closing of the Private Placement will occur immediately prior to the closing of the Business Combination and is conditioned thereon and on other customary closing conditions.

In addition, on October 2, 2020, Romeo entered into an agreement with Heritage Battery Recycling, LLC (“HBR”), a related party to an existing Romeo stockholder and a Subscription Investor, which requires Romeo to contribute $35 million of cash to HBR to fund HBR’s operations, if the Business Combination and the Private Placement yield aggregate gross proceeds of at least $200 million after transaction costs.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP.  Under this method of accounting, RMG will be treated as the acquired company for financial reporting purposes, and Romeo will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Romeo. Romeo has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Romeo’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether or not existing stockholders of RMG exercise their right to redeem their shares of RMG common stock;
●	Romeo’s existing senior management team will comprise senior management of the Combined Company;
●	Romeo is the larger of the companies based on historical operating activity and employee base; and
●	Romeo’s operations will comprise the ongoing operations of the Combined Company.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the combined historical financial information of RMG and Romeo only give effect to events that are both factually supportable and directly attributable to the Transactions.  In addition, for purposes of preparation of the unaudited pro forma condensed combined statements of operations, adjustments have only been made to give effect to events that are expected to have a continuing impact on the results of the Combined Company following the Business Combination.  The pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions.  In addition, as (i) RMG and Romeo have not had any historical relationship prior to the Transactions and (ii) there is no historical activity with respect to Merger Sub, preparation of the accompanying pro forma financial information did not require any adjustments with respect to such activities.

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. Accordingly, the unaudited pro forma condensed combined financial information includes, among other things, pro forma adjustments to reflect the completion of the Business Combination, the Private Placement, the repayment and conversion of certain of Romeo’s outstanding notes, the settlement of transaction costs that have been reported in the Companies’ historical financial statements or will be incurred upon consummation of the Business Combination, and the impact of certain other pro forma adjustments.

Pursuant to RMG’s amended and restated certificate of incorporation, RMG’s Public Stockholders may demand that RMG redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a Public Stockholder properly demands redemption of their shares, RMG will redeem each share for cash equal to the Public Stockholder’s pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

Due to the redemption rights held by RMG’s Public Stockholders, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of RMG’s publicly-traded shares:

●	Scenario 1 – Assuming no redemptions: This presentation assumes that no RMG stockholders exercise redemption rights with respect to their public shares upon consummation of the Business Combination; and
●	Scenario 2 – Assuming redemption of 23,000,000 public shares of RMG Class A common stock for cash: This presentation assumes that RMG stockholders exercise their redemption rights with respect to a maximum of 23,000,000 public shares upon consummation of the Business Combination. The maximum redemption amount is derived from the Merger Agreement’s requirement for the Transactions to result in a minimum of $150 million of available closing date cash from (i) RMG (inclusive of cash available to be released from the Trust Account) and (ii) the Private Placement, after giving effect to the payments to redeeming stockholders. Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemption.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock that would be outstanding under each of the two redemption scenarios if the Transactions had occurred on September 30, 2020:

			Scenario 2 -
	Scenario 1 -		Assuming Maximum
	Assuming No Redemptions		Redemptions
Stockholder	Shares	%	Shares	%
Romeo stockholders	80,279,415	64%	80,279,415	79%
RMG’s public stockholders	23,000,000	18%	—	—%
RMG sponsor	5,750,000	5%	5,750,000	6%
Private Placement investors	16,000,000	13%	16,000,000	16%
	125,029,415		102,029,415

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only.  The pro forma adjustments represent estimates based on information available as of the dates of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available.  Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.  The actual financial position and results of operations of the Combined Company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(UNAUDITED)

(in thousands)

			ASSUMING NO			ASSUMING MAXIMUM
			REDEMPTIONS			REDEMPTIONS
	RMG	Romeo	Pro Forma		Pro Forma	Pro Forma		Pro forma
	(Historical)	(Historical)	Adjustments	Ref	Combined	Adjustments	Ref	Combined
Assets
Current Assets
Cash and cash equivalents	$316	$246	$306,262	(A)	$306,824	$(199,179)	(R)	$107,645
Accounts receivable, net of allowance for doubtful accounts	—	996	—		996	—		996
Inventories, net	—	8,572	—		8,572	—		8,572
Insurance receivable	—	6,000	—		6,000	—		6,000
Deferred costs	—	2,357	—		2,357	—		2,357
Prepaid expenses	144	1,834	—		1,978	—		1,978
Total current assets	460	20,005	306,262		326,727	(199,179)		127,548

Restricted cash	—	1,500	—		1,500	—		1,500
Restricted cash equivalents held in Trust Account	234,179	—	(234,179)	(C)	—	—		—
Property, plant, and equipment, net	—	5,316	—		5,316	—		5,316
Investment in unconsolidated joint venture	—	1,208	—		1,208	—		1,208
Heritage battery recycling contribution	—	—	35,000	(D)	35,000	(35,000)	(S)	—
Operating lease right-of-use assets	—	5,531	—		5,531	—		5,531
Deferred Offering Costs		2,804	(2,804)	(E)	—	—		—
Other noncurrent assets	—	1,154	—		1,154	—		1,154
Total Assets	234,639	37,518	104,279		376,436	(234,179)		142,257

Liabilities
Current liabilities
Accounts payable	6	10,348	(2,149)	(F)	8,205	—		8,205
Accrued expenses	202	3,923	(815)	(F)	3,310	—		3,310
Contract liabilities	—	3,104	—		3,104	—		3,104
Franchise tax payable	150	—	—		150	—		150
Income tax payable	—	—	—		—	—		—
Current maturities of long-term debt	—	8,437	(6,700)	(G)	1,737	—		1,737
Current maturities of long-term debt to related parties	—	2,850	(2,850)	(G)	—	—		—
Operating lease liabilities -- current	—	853	—		853	—		853
Legal settlement payable	—	6,000	—		6,000	—		6,000
Accrued interest	—	407	(407)	(G)	—	—		—
Other current related party liability	—	1,614	(1,614)	(K)	—	—		—
Other current liabilities	—	314	—		314	—		314
Total current liabilities	358	37,850	(14,535)		23,673	—		23,673

Deferred legal fees	450	—	(450)	(F)	—	—		—
Deferred underwriting commissions	8,050	—	(8,050)	(F)	—	—		—
Note payable	42	—	—		42	—		42
Long-term debt - net of current portion	—	8,712	(7,149)	(L)	1,563	—		1,563
Long-term accrued interest	—	429	(429)	(L)	—	—		—
Operating lease liabilities - noncurrent	—	4,782	—		4,782	—		4,782
Other noncurrent liabilities	—	56	—		56	—		56
Total liabilities	8,900	51,829	(30,613)		30,116	—		30,116

Preferred stock (U)
Series seed preferred stock	—	7,369	(7,369)	(M)	—	—		—
Series A-1 preferred stock	—	49,762	(49,762)	(M)	—	—		—
Series A-2 preferred stock	—	19,818	(19,818)	(M)	—	—		—
Series A-3 preferred stock	—	8,698	(8,698)	(M)	—	—		—
Series A-4 preferred stock	—	17,933	(17,933)	(M)	—	—		—
Series A-5 preferred stock	—	4,000	(4,000)	(M)	—	—		—
Total preferred stock	—	107,580	(107,580)		—	—		—

Class A common shares subject to possible redemption (U)	220,739	—	(220,739)	(N)	—	—		—

Stockholders’ equity (deficit):
RMG Class A Common Stock (U)	—	—	13	(O)	13	(3)	(T)	10
RMG Class B Common Stock (U)	1	—	(1)	(O)	—	—		—
Romeo Class A common stock (U)	—	1	(1)	(O)	—	—		—
Romeo Class B common stock (U)	—	1	(1)	(O)	—	—		—
Additional paid in capital	7,327	79,818	457,635	(O)	544,780	(234,176)	(T)	310,604
Notes receivable from stockholders	—	(9,175)	9,123	(P)	(52)	—		(52)
Accumulated deficit	(2,328)	(192,536)	(3,557)	(Q)	(198,421)	—		(198,421)
Total Stockholders’ equity (deficit)	5,000	(121,891)	463,211		346,320	(234,179)		112,141
Total Liabilities, Preferred stock and Stockholders’ equity (deficit)	$234,639	$37,518	$104,279		$376,436	$(234,179)		$142,257

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(UNAUDITED)

(in thousands, except share and per share data)

			ASSUMING NO				ASSUMING MAXIMUM
			REDEMPTIONS				REDEMPTIONS
	RMG	Romeo	Pro Forma		Pro Forma		Pro forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Ref	Combined	Ref	Adjustments	Ref	Combined	Ref
Total revenue	$—	$4,326	$—		$4.326		$—		$4,326
Total costs of sales	—	7,851	—		7,851		—		7,851
Gross loss	—	(3,525)	—		(3,525)		—		(3,525)

Operating expenses
Research and development	—	5,213	—		5,213		—		5,213
Selling, general, and administrative	1,049	10,303	(110)	(a)	11,242		—		11,242
Franchise tax expense	150	—	—		150		—		150
Legal settlement	—	—	—		—		—		—
Total operating expenses	1,199	15,516	(110)		16,605		—		16,605
Operating loss	(1,199)	(19,041)	110		(20,130)		—		(20,130)

Other income (expense)
Interest income	1	—	—		1		—		1
Interest earned on restricted cash equivalents held in Trust Account	1,153	—	(1,153)	(b)	—		—		—
Interest expense	—	(783)	744	(c)	(39)		—		(39)
Other expense	—	(1,614)	1,614	(d)	—		—		—
Total other income (expense)	1,154	(2,397)	1,205		(38)		—		(38)
Net loss before income taxes and equity (loss) in affiliates	(45)	(21,438)	1,315		(20,168)		—		(20,168)

Equity (loss) in affiliates	—	(1,272)	—		(1,272)		—		(1,272)
Income tax (expense) benefit	171	—	(171)	(e)	—		—		—
Net income (loss)	$126	$(22,710)	$1,144		$(21,440)		$—		$(21,440)

Weighted average number of shares outstanding					125,029,415	(f)			102,029,415	(f)
Basic and diluted net loss per share					$(0.17)	(f)			$(0.21)	(f)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(UNAUDITED)

(in thousands, except share and per share data)

			ASSUMING NO				ASSUMING MAXIMUM
			REDEMPTIONS				REDEMPTIONS
	RMG	Romeo	Pro Forma		Pro Forma		Pro Forma		Pro forma
	(Historical)	(Historical)	Adjustments	Ref	Combined	Ref	Adjustments	Ref	Combined	Ref
Total revenue	$—	$8,488	$—		$8,488		$—		$8,488
Total costs of sales	—	17,237	—		17,237		—		17,237
Gross loss	—	(8,749)	—		(8,749)		—		(8,749)

Operating expenses
Research and development	—	11,242	—		11,242		—		11,242
Selling, general, and administrative	893	13,890	—		14,783		—		14,783
Franchise tax expense	200		—		200		—		200
Legal settlement expense	—	4,586	—		4,586		—		4,586
Total operating expenses	1,093	29,718	—		30,811		—		30,811
Operating loss	(1,093)	(38,467)	—		(39,560)		—		(39,560)

Other income (expense)
Interest income	12	269	—		281		—		281
Interest earned on restricted cash equivalents held in Trust Account	399	—	(399)	(aa)	—		—		—
Gain on marketable securities (net) and dividends held in Trust Account	3,565	—	(3,565)	(bb)	—		—		—
Interest expense	—	(10,954)	92	(cc)	(10,862)		—		(10,862)
Loss on extinguishment of debt	—	(9,181)	—		(9,181)		—		(9,181)
Total other income (expense)	3,976	(19,866)	(3,872)		(19,762)		—		(19,762)
Net loss before income taxes and equity (loss) in affiliates	2,883	(58,333)	(3,872)		(59,322)		—		(59,322)

Equity (loss) in affiliates	—	(1,520)	—		(1,520)		—		(1,520)
Income tax (expense) benefit	(797)	(1)	797	(dd)	(1)		—		(1)
Net income (loss)	$2,086	$(59,854)	$(3,075)		$(60,843)		$—		$(60,843)

Weighted average number of shares outstanding					124,964,400	(ee)			101,964,400	(ee)
Basic and diluted net loss per share					$(0.49)	(ee)			$(0.60)	(ee)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 – BASIS OF PRO FORMA PRESENTATION

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, RMG will be treated as the acquired company for financial reporting purposes, and Romeo will be treated as the accounting acquiror. The Business Combination will be treated as the equivalent of Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG will be stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the Business Combination will be those of Romeo.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination was completed on September 30, 2020.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:

●	The historical unaudited condensed financial statements of RMG as of and for the nine months ended September 30, 2020 and the historical audited financial statements of RMG as of and for the year ended December 31, 2019; and
●	The historical unaudited condensed consolidated financial statements of Romeo as of and for the nine months ended September 30, 2020 and the historical audited consolidated financial statements of Romeo as of and for the year ended December 31, 2019.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, cost savings or other benefits that may result from consummation of the Transactions. The pro forma adjustments are based on currently available information and certain assumptions and methodologies believed to be reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Romeo believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Combined Company would have been had the Transactions taken place on the dates indicated, nor is the information indicative of the future consolidated results of operations or financial position of the Combined Company. This unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of RMG and Romeo.

NOTE 2 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2020

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 includes the following adjustments:

A – Represents the aggregate impact of the following pro forma adjustments to cash to give effect to the Business Combination, the Private Placement, transaction costs and the cash settlement of certain obligations in accordance with the Merger Agreement:

	Scenario 1 - Assuming
	No Redemptions
	(in thousands)
Cash inflow from Private Placement	$160,000	(B)
Cash inflow from RMG’s Trust account	234,179	(C)
Payment to fund operations of Heritage Battery Recycling	(35,000)	(D)
Payment of RMG’s deferred IPO fees and Romeo’s accrued transaction-related liabilities	(11,464)	(F)
Settlement of issued and outstanding term loans and related accrued interest	(9,957)	(G)
Cash receipt for amounts due to Romeo under notes receivable from stockholders	7,330	(H)
Payment of estimated transaction fees incurred by Romeo	(17,621)	(I)
Payment of estimated transaction fees incurred by RMG	(21,205)	(J)
Net Pro Forma Adjustment to Cash	$306,262	(A)

B – Represents gross cash proceeds attributable to the issuance of 16 million shares of RMG common stock for $10 per share, or $160 million in aggregate gross proceeds, upon the closing of the Private Placement that will occur immediately prior to consummation of the Business Combination.

C – Represents cash equivalents that will be released from RMG’s Trust Account and relieved of restrictions regarding use upon consummation of a Business Combination and, accordingly, will be available for general use by the Combined Company.

D – Represents a cash contribution that must be made to fund operating activities of Heritage Battery Recycling, LLC (“HBR”), in exchange for a 30% profit sharing interest in HBR, if the Transactions yield net proceeds of at least $200 million to the Combined Company, after the payment of transaction costs. The cash contribution of $35 million excludes the Combined Company’s future requirements and potential obligations to fund (1) up to $10 million for a one-year pilot program that HBR and an affiliate of HBR plan to conduct and (2) 30% of HBR’s future operating cash needs. These amounts have been excluded because the funding requirements, if any, are currently unknown.

E – Represents deferred legal, accounting, and other costs incurred and reported as liabilities on Romeo’s balance sheet that are directly related to the Transactions.  For purposes of the reverse recapitalization transaction, these transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, the deferred asset will be de-recognized as a reduction to additional paid-in capital upon consummation of the Transactions.  Refer to balance sheet adjustments A and F for the corresponding adjustments to cash, accounts payable and accrued expenses reported for the Combined Company and balance sheet adjustment O for the corresponding adjustment to additional paid-in capital reported for the Combined Company.

F - Represents cash that will be used to pay (1) underwriting, legal, and other fees incurred by RMG in connection with the Initial Public Offering, for which payment was deferred until consummation of a business combination, and (2) transaction-related expenses accrued and reported as liabilities on Romeo’s balance sheet as of September 30, 2020.  Details of amounts accrued on RMG and Romeo’s balance sheets are as follows:

	Amount
	(in thousands)
RMG’s deferred IPO legal fees	$450
RMG’s deferred IPO underwriting commissions	8,050
Other IPO expenses accrued by RMG	50
Romeo’s deferred transaction fees	2,804	(E)
Romeo’s accrued transaction-related bonuses	110
Total deferred costs and accrued expenses to be paid with RMG trust and private placement proceeds	$11,464

G – Represents cash proceeds that will be used for the repayment of Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest, upon consummation of the Business Combination.  This adjustment includes interest accrued through September 30, 2020; however, as interest will continue to accrue on the term notes through the date of the Business Combination, the total amount of cash that ultimately will be disbursed for settlement of the term loan obligations will increase.

H – Represents cash proceeds that will be received upon collection of the notes receivable that are due from stockholders upon consummation of the Business Combination.

I – Represents cash that will be used to pay the estimated direct and incremental transaction costs, comprised of underwriting, legal and other fees, that will be due from Romeo on the Business Combination close date, but have not yet been accrued and reported as a liability on Romeo’s balance sheet.  For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, will be reported as a reduction to additional paid-in capital.  Refer to balance sheet adjustment O for the corresponding adjustment to additional paid-in capital reported for the Combined Company.

J – Represents cash that will be used to pay the estimated direct and incremental transaction costs, comprised of underwriting, legal and other fees, that will be due from RMG on the Business Combination close date, but have not yet been accrued and reported as a liability on RMG’s balance sheet.  For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, will be reported as a reduction to additional paid-in capital.  Refer to balance sheet adjustment O for the corresponding pro forma adjustment to additional paid-in capital reported for the Combined Company.

K – Represents the derecognition of a derivative liability that has been recorded by Romeo to reflect the fair value of Romeo’s contractual obligation to forgive a portion of the notes receivable that are due from stockholders if Romeo consummates a transaction akin to an initial public offering, inclusive of a reverse recapitalization transaction.  Refer to cash adjustment H and balance sheet adjustments P and Q for details of the pro forma impacts of (1) the cash that will be collected on the outstanding notes receivable due from stockholders upon consummation of the Business Combination, (2) derecognition of Romeo’s notes receivable from stockholders upon settlement, and (3) the forgiveness of a portion of the notes receivable due from stockholders in excess of the derivative liability reported on Romeo’s balance sheet at September 30, 2020.

L – Represents the derecognition of Romeo’s issued and outstanding convertible notes payable and related accrued interest, for which shares of RMG common stock will be issued in connection with the Business Combination, as if the notes and interest had converted into shares of Romeo common stock at a conversion price of $0.4339 per share of Romeo common stock immediately prior to the Business Combination. Interest will continue to accrue on the convertible notes through the date that the Business Combination is consummated, increasing the aggregate notes payable obligation for which shares of RMG common stock will be exchanged. Refer to balance sheet adjustment O for the pro forma impact of  this exchange on additional paid-in capital reported for the Combined Company.

M – Represents the derecognition of Romeo’s issued and outstanding preferred stock, for which shares of RMG common stock will be issued in connection with the Business Combination, as if each share of preferred stock was converted into the following number of Romeo common shares for each respective class of preferred stock:

Converted Romeo
Class of preferred stock	common shares
Series seed preferred stock	1.0180 shares
Series A-1 preferred stock	1.1519 shares
Series A-2 preferred stock	1.0288 shares
Series A-3 preferred stock	1.0185 shares
Series A-4 preferred stock	1.0123 shares
Series A-5 preferred stock	1.0000 shares

The exchange of RMG shares for Romeo preferred shares as if they were converted also results in the accretion of the preferred shares to their redemption value, which will result in a pro forma adjustment totaling approximately $5.29 million.  Refer to balance sheet adjustment O for the pro forma impact of the exchange of RMG shares for Romeo’s issued and outstanding preferred stock on the pro forma additional paid-in capital reported for the Combined Company.  Refer to balance sheet adjustment Q for the pro forma impact that the accretion of the preferred stock to the redemption value has on the accumulated deficit reported for the Combined Company.

N – Represents the reclassification of RMG redeemable Class A common stock to permanent equity upon consummation of the Business Combination, assuming no redemptions.  Balance sheet adjustment O presents the corresponding pro forma impact that the reclassification of RMG redeemable Class A common stock to permanent equity would have on the pro forma amounts reported for both the par value of RMG Class A common stock and additional paid-in-capital of the Combined Company.

O – Represents the net impact of the following pro forma adjustments related to (1) the Business Combination, inclusive of the issuance of RMG common stock for Romeo’s issued and outstanding preferred stock and convertible notes as if each converted to Romeo common stock immediately prior to the Business Combination, (2) the Private Placement (3) transaction costs, and (4) certain other transactions triggered by the Business Combination on the capital accounts of the Combined Company:

	Scenario 1 - Assuming No Redemptions
	(in thousands)
	RMG Par Value		Romeo Par Value
					Additional
	Class A	Class B	Class A	Class B	Paid-In
	Stock (1)	Stock	Stock	Stock	Capital
Reclassification of redeemable RMG shares to Class A Stock	$2				220,737
Conversion of RMG Class B shares to RMG common stock(2)	1	(1)			—
Exchange of RMG shares for Romeo’s issued and outstanding convertible notes	—				7,578
Exchange of RMG shares for Romeo’s issued and outstanding preferred stock	5				112,870
Private Placement	2				159,998
Shares issued to Romeo common stockholders as consideration	3		(1)	(1)	(2)
Adjustment for share issuance and conversion transactions	13	(1)	(1)	(1)	501,181
Estimated RMG transaction costs					(21,205)
Incurred Romeo transaction costs					(2,804)
Estimated Romeo transaction costs					(17,621)
Elimination of RMG’s historical retained earnings					(2,328)
Issuance of stock options upon consummation of the transaction					412
Total adjustments to par value and additional paid-in capital	$13	$(1)	$(1)	$(1)	$457,635
(1)	Represents the par value of RMG’s Class A common stock prior to the Business Combination and the par value of RMG’s single class of common stock subsequent to the Business Combination.
(2)	RMG’s issued and outstanding Class B shares will convert to the single class of RMG common stock that will be outstanding subsequent to the Business Combination on a one-for-one basis immediately prior to consummation of the Business Combination.

P – Represents the derecognition of certain notes receivable from stockholders, for which amounts are due from stockholders or will be forgiven upon consummation of the Business Combination.  Refer to balance sheet adjustments A, K, and Q for the pro forma impacts of the collection of cash related to the notes receivable from stockholders, the derecognition of the derivative liability related to the notes receivable from stockholders, and the forgiveness of amounts due to Romeo in excess of the derivative liability, respectively.

Q – Represents the aggregate impact of the pro forma adjustments to the Combined Company’s accumulated deficit to give effect to the following items triggered by consummation of the Business Combination:

Amount
(in thousands)
Accretion of Romeo preferred stock to redemption value prior to exchange for RMG common stock(1)	$(5,294)
Incremental expense for the forgiveness of a portion of the notes receivable due from stockholders upon settlement(2)	(179)
Vesting of stock options upon consummation of the Business Combination(3)	(412)
Elimination of RMG accumulated deficit to additional paid-in capital	2,328
Net Pro Forma Adjustment to Accumulated Deficit	$(3,557)

(1)	Refer to balance sheet adjustment M for details regarding the exchange of RMG common stock for Romeo’s issued and outstanding preferred shares upon consummation of the Business Combination.
(2)	Refer to balance sheet adjustment K for details regarding the liability (and associated expense) recognized by Romeo prior to the close of the Business combination.
(3)	Represents stock options for the purchase of Romeo Class A common stock, for which vesting will occur upon consummation of the Business Combination, as vesting is conditioned upon the close of the Business Combination. These options for the purchase of Romeo Class A common stock will remain outstanding but become exercisable to purchase shares of RMG common stock upon close of the Business Combination. The expense to be recognized has been estimated using the Black-Scholes option pricing method. The pro forma adjustment excludes incremental stock compensation expense of up to $9.6 million that may be recognized based upon options to purchase 38.1 million shares of Romeo common stock granted to one of Romeo’s executive officers, for which the number of shares that may ultimately vest as a result of consummation of this Business Combination will be based upon the average market closing price of the Combined Company’s common stock at the end of each of the five trading days following the expiration of all lock up periods. Accordingly, the number of shares expected to vest is not determinable at this time.

R – Represents the net impact of the following pro forma adjustments to the amount of cash that would be available to the Combined Company if the holders of RMG’s publicly-traded Class A common stock exercise their right for the redemption of the maximum number of outstanding Class A common stock in exchange for cash held in RMG’s Trust Account.

	Amount
	(in thousands)
Adjustment to potential cash contribution to HBR	$35,000	S
Cash used to redeem RMG’s publicly-traded Class A common shares	(234,179)	T
Net Pro Forma Adjustment to Cash	$(199,179)	R

S – Represents the reversal of the cash contribution to HBR assumed to occur if there are no redemptions of RMG’s publicly-traded Class A shares by RMG’s existing stockholders, as the cash contribution to HBR is only required to be made if the Transactions yield net proceeds of at least $200 million to the Combined Company, after the payment of transaction costs (refer to cash adjustment D). Net proceeds to the Combined Company will not exceed $200 million if the maximum number of RMG’s Class A shares are redeemed by existing stockholders.

T – Represents the redemption of the maximum of 23,000,000 shares of RMG’s publicly-traded Class A common stock for cash.  The redemption amount has been allocated to common stock and additional paid-in capital using RMG Class A common stock par value of $0.0001.

U – Authorized, issued and outstanding shares for each class of common stock and preferred stock as of September 30, 2020 and on a pro forma basis is as follows:

				Pro Forma Combined Company			Pro Forma Combined Company
	September 30, 2020			Assuming No Redemptions			Assuming Maximum Redemptions
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Romeo Preferred stock
Series seed preferred stock	46,729,574	44,900,782	44,900,782	N/A	N/A	N/A	N/A	N/A	N/A
Series A-1 preferred stock	137,741,046	137,741,046	137,741,046	N/A	N/A	N/A	N/A	N/A	N/A
Series A-2 preferred stock	56,016,884	54,918,474	54,918,474	N/A	N/A	N/A	N/A	N/A	N/A
Series A-3 preferred stock	29,161,738	29,161,738	29,161,738	N/A	N/A	N/A	N/A	N/A	N/A
Series A-4 preferred stock	93,465,679	93,465,679	93,465,679	N/A	N/A	N/A	N/A	N/A	N/A
Series A-5 preferred stock	32,000,000	32,000.000	32,000,000	N/A	N/A	N/A	N/A	N/A	N/A

RMG Class A common shares subject to possible redemption	23,000,000	22,073,865	22,073,865	-	-	-	-	-	-

RMG Class A Common Stock	100,000,000	926,135	926,135	250,000,000	125,029,415	125,029,415	250,000,000	102,029,415	102,029,415
RMG Class B Common Stock	10,000,000	5,750,000	5,750,000	-	-	-	-	-	-
Romeo Class A common stock	800,000	122,353,887	122,353,887	N/A	N/A	N/A	N/A	N/A	N/A
Romeo Class B common stock	108,297,023	107,295,776	107,295,776	N/A	N/A	N/A	N/A	N/A	N/A

N/A – As a result of the Business Combination, RMG common stock will be issued for Romeo’s issued and outstanding common and preferred stock. There will no longer be any Romeo common or preferred stock issued and outstanding after the Business Combination

NOTE 3 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 includes the following adjustments:

a – Represents a reduction to Romeo’s selling, general, and administrative expense to eliminate non-recurring transaction bonuses that have been recognized and will be due upon consummation of the Business Combination.

b – Represents the elimination of interest income earned on cash equivalents held in RMG’s Trust Account during the period. Cash equivalents will be released from RMG’s Trust Account and available for general use by the Combined Company upon consummation of the Business Combination.

c – Represents the elimination of interest expense recognized by Romeo on (1) term notes that will be settled for cash upon consummation of the Business Combination and (2) convertible notes that will be exchanged for RMG common stock, as if the notes had been converted to Romeo common stock immediately prior to the Business Combination.

d – Represents the elimination of a non-recurring derivative expense attributable to Romeo’s agreement to forgive a portion of outstanding notes receivable due from stockholders upon consummation of the Business Combination. Refer to balance sheet adjustment K for the corresponding pro forma impact to the related derivative liability balance that has been reported on Romeo’s balance sheet.

e – Represents the elimination of the income tax benefit recognized by RMG.  The income tax benefit has been eliminated, and no additional pro forma income tax adjustments have been recorded, as Romeo has recognized significant losses for all historical reporting periods, which has resulted in the recognition of only California state franchise tax and a full valuation allowance against any available deferred tax assets.  Accordingly, if the Business Combination had occurred as of January 1, 2019, no income tax expense or benefit would have been recognized by the Combined Company.

f – Represents the pro forma weighted-average shares of RMG common stock outstanding and pro forma loss per share calculated after giving effect to the Business Combination, as follows:

	Nine months ended September 30, 2020
	Assuming No		Assuming Maximum
Numerator	Redemptions		Redemptions
Pro forma net loss (in thousands)	$(21,440)		$(21,440)
Denominator
RMG public shares	23,000,000		—	(1)
Sponsor’s shares(2)	5,750,000		5,750,000
Private Placement investors’ shares(3)	16,000,000		16,000,000
Current Romeo stockholders’ shares(4)	80,279,415		80,279,415
Basic and diluted weighted average shares outstanding	125,029,415	(f)	102,029,415	(f)
Loss per share
Basic and diluted(5)	$(0.17)	(f)	$(0.21)	(f)
(1)	Weighted-average RMG public shares gives effect to the redemption of all 23,000,000 shares of RMG Class A common stock subject to redemption upon the exercise of such right by all existing holders of RMG’s outstanding public shares. As the Business Combination is assumed to have occurred as of January 1, 2019 for purposes of preparing the pro forma financial information, the weighted-average shares outstanding reflect those shares of RMG common stock that would be outstanding under the assumption that the redemption of all shares occurred on January 1, 2019.
(2)	Represents the Sponsor’s holdings of RMG common stock upon the one-for-one conversion of the Sponsor’s RMG Class B common stock into RMG common stock immediately prior to the consummation of the Business Combination, thereby, resulting in a single class of RMG common stock. Consistent with the assumption related to the Business Combination, this conversion is assumed to have occurred on January 1, 2019 and, accordingly, the shares are assumed to have been outstanding RMG common stock for the entire nine-month period.
(3)	The Private Placement investors’ shares are assumed to have been issued on January 1, 2019, consistent with the assumed date of the Business Combination. Accordingly, these shares are assumed to have been outstanding for the entire nine-month period for purposes of calculating the weighted-average shares outstanding.

(4)	Shares issued to Romeo stockholders to consummate the Business Combination are assumed to have been issued on January 1, 2019. Accordingly, these shares are assumed to have been outstanding for the entire nine-month period for purposes of calculating the weighted-average shares outstanding. The pro forma shares attributable to current Romeo stockholders is calculated by multiplying the exchange ratio of 0.121 and the number of shares of Romeo common stock that will be exchanged in the Business Combination, after giving effect to (1) Romeo’s issued and outstanding preferred stock as if it converted into Romeo common stock as described in balance sheet adjustment M and (2) Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, as if they converted into Romeo common stock at a conversion price of $0.4339 per share.
(5)	Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include (1) 12,266,666 outstanding warrants issued in connection with the Initial Public Offering and (2) 15,615,876 options and warrants to purchase shares of Romeo common stock that will remain outstanding and become exercisable to purchase RMG common stock upon consummation of the Business Combination.

NOTE 4 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2019

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 includes the following adjustments:

aa - Represents the elimination of interest income earned on cash equivalents held in RMG’s Trust Account during the period. Cash equivalents will be released from RMG’s Trust Account and available for general use by the Combined Company upon consummation of the Business Combination.

bb - Represents the elimination of gains and dividends earned on marketable securities held in RMG’s Trust Account during the period.  Upon consummation of the Business Combination, investments will be released from RMG’s Trust Account and will be available as a source of cash for general use by the Combined Company.

cc - Represents the elimination of interest expense recognized by Romeo on (1) issued and outstanding term notes that will be settled for cash upon consummation of the Business Combination and (2) issued and outstanding convertible notes that will be exchanged for RMG common stock, as if the notes has been converted to Romeo common stock immediately prior to the Business Combination.

dd - Represents the elimination of the income tax expense recognized by RMG.  The income tax expense has been eliminated, and no additional pro forma income tax adjustments have been recorded, as Romeo has recognized significant losses for all historical reporting periods, which has resulted in the recognition of only California state franchise tax and a full valuation allowance against any available deferred tax assets.  Accordingly, if the Business Combination had occurred as of January 1, 2019, no incremental income tax expense or benefit would have been recognized by the Combined Company.

ee – Represents the pro forma weighted-average shares of RMG common stock outstanding and pro forma loss per share calculated after giving effect to the Business Combination, as follows:

	Year ended December 31, 2019
	Assuming No		Assuming Maximum
Numerator	Redemptions		Redemptions
Pro forma net loss (in thousands)	$(60,843)		$(60,843)
Denominator
RMG public shares	22,934,985		— (1)
Sponsor’s shares(2)	5,750,000		5,750,000
Private Placement investors’ shares(3)	16,000,000		16,000,000
Current Romeo stockholders’ shares(4)	80,279,415		80,279,415
Basic and diluted weighted average shares outstanding	124,964,400	(ee)	101,964,400	(ee)
Loss per share
Basic and diluted(5)	$(0.49)	(ee)	$(0.60)	(ee)
(1)	Weighted-average RMG public shares gives effect to the redemption of all 23,000,000 shares of RMG Class A common stock subject to redemption upon the exercise of such right by all existing holders of RMG’s outstanding public shares. As the Business Combination is assumed to have occurred as of January 1, 2019 for purposes of preparing the pro forma financial information, the weighted-average shares outstanding reflect those shares of RMG common stock that would be outstanding under the assumption that the redemption of all shares occurred on January 1, 2019.
(2)	Represents the Sponsor’s holdings of RMG Class A common stock upon the one-for-one conversion of the Sponsor’s RMG Class B common stock into RMG Class A common shares immediately prior to the consummation of the Business Combination, thereby, resulting in a single class of RMG common stock. Consistent with the assumption related to the Business Combination, this conversion is assumed to have occurred on January 1, 2019 and, accordingly, the shares are assumed to have been outstanding RMG Class A common stock for the entire annual period.
(3)	The Private Placement investors’ shares are assumed to have been issued on January 1, 2019, consistent with the assumed date of the Business Combination. Accordingly, these shares are assumed to have been outstanding for the entire annual period for purposes of calculating the weighted-average shares outstanding.
(4)	Shares issued to Romeo stockholders to consummate the Business Combination are assumed to have been issued on January 1, 2019. Accordingly, these shares are assumed to have been outstanding for the entire annual period for purposes of calculating the weighted-average shares outstanding. The pro forma shares attributable to current Romeo stockholders is calculated by multiplying the exchange ratio of 0.121 and the number of shares of Romeo common stock that will be exchanged in the Business Combination, after giving effect to (1) Romeo’s issued and outstanding preferred stock as if it converted into Romeo common stock as described in balance sheet adjustment M; and (2) Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, as if they converted into Romeo common stock at a conversion price of $0.4339 per share.
(5)	Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include (1) 12,266,666 outstanding warrants issued in connection with the Initial Public Offering and (2) 15,615,876 options and warrants to purchase shares of Romeo common stock that will remain outstanding and become exercisable to purchase RMG common stock upon consummation of the Business Combination.

PROPOSAL NO. 2—THE RMG CHARTER PROPOSALS

The RMG charter proposals, if approved, will approve the following amendments to RMG’s current amended and restated certificate of incorporation to:

●	change the name of the new public entity to “Romeo Power, Inc.” as opposed to “RMG Acquisition Corp.”;
●	increase RMG’s capitalization so that it will have 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to RMG having 100,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock, and 1,000,000 authorized preferred shares; and
●	delete the various provisions applicable only to special purpose acquisition corporations that RMG’s current amended and restated certificate of incorporation contains.

In the judgment of RMG’s board of directors, the RMG charter proposals are desirable for the following reasons:

●	the name of the new public entity is desirable to reflect the Business Combination with Romeo and the combined business going forward;
●	the greater number of authorized number of shares of capital stock is desirable for RMG to have sufficient shares to issue to the holders of Romeo’s stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the warrants;
●	the single class of common stock is desirable because all shares of Class B common stock will be exchanged for Class A common stock upon consummation of the Business Combination, and because it will allow RMG to have a streamlined capital structure; and
●	it is desirable to delete the provisions that relate to the operation of RMG as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable RMG’s board of directors to render it more difficult or to discourage an attempt to obtain control of RMG and thereby protect continuity of or entrench its management, which may adversely affect the market price of RMG’s securities. If, in the due exercise of its fiduciary obligations, for example, RMG’s board of directors were to determine that a takeover proposal were not in the best interests of RMG, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable RMG to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. RMG currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Merger Agreement, the approval of the RMG charter proposals is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the RMG charter proposals will not be presented at the special meeting.

The approval of each charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of RMG common stock on the RMG record date and the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock on the RMG record date.

A copy of RMG’s proposed second amended and restated certificate of incorporation (the “Proposed Charter”), as will be in effect assuming approval of all of the RMG charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/consent solicitation statement/prospectus as Annex B.

RMG’s Board of Directors’ Recommendation

RMG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RMG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RMG CHARTER PROPOSALS.

PROPOSAL NO. 3—THE NYSE PROPOSAL

For purposes of complying with Rule 312.03 of the NYSE Listed Company Manual, our stockholders are being asked to approve the issuance of 95,916,029 shares of RMG Class A common stock pursuant to the Business Combination and the issuance of an aggregate of 16,000,000 shares of RMG Class A common stock to the Subscription Investors pursuant to the Subscription Agreements.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (a) if such common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock, (b) if such common stock is issued to a related party and the number of shares of common stock to be issued exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance (or, if the related party is classified as such solely because such person is a substantial security holder and the issuance relates to sale of stock for cash at a price at least as great as each of the book and market value of the common stock, exceeds five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance) and (c) if such issuance will result in a change of control of the issuer.

For a summary of the Subscription Agreements, please see the section entitled “Proposal No. 1— The Business Combination — Related Agreements — Subscription Agreements” beginning on page 87. Our stockholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this Proposal.

Pursuant to the Subscription Agreements, we will issue (x) shares to the Subscription Investors that will exceed 20% of the voting power outstanding before such issuances and (y) shares to certain related parties that will exceed one percent of the number of common stock and one percent of the voting power outstanding before the issuance. In addition, the issuance of our voting common stock to the Subscription Investors could be deemed to result in a change of control of RMG. As a result, RMG is required to obtain stockholder approval of such issuances pursuant to Rule 312.03 of the NYSE Listed Company Manual.

The approval of the NYSE Proposal will require the affirmative vote of the holders of a majority of the outstanding RMG common stock present and entitled to vote at the meeting (which would include presence at a virtual meeting).

RMG’s Board of Directors’ Recommendation

RMG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RMG STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, eight directors will be elected to be the directors of RMG (also referred to as the Combined Company post-Business Combination) upon consummation of the Business Combination. The Combined Company’s board of directors will be of a single class, with each director being elected each year. The Combined Company’s board of directors will consist of Philip Kassin, Susan Brennan, Brady Ericson, Donald S. Gottwald, Robert S. Mancini, Lionel E. Selwood, Jr., Timothy Stuart and Lauren Webb.  Information regarding each nominee is set forth in the section entitled “Management of the Combined Company.”

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the business combination proposal is not approved or any of the RMG charter proposals are not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by its charter documents and the laws of the State of Delaware.

RMG’s Board of Directors’ Recommendation

RMG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RMG STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS.

PROPOSAL NO. 5—THE INCENTIVE PLAN PROPOSAL

The Background of the 2020 Plan

On      , 2020, RMG’s board of directors approved, subject to RMG stockholder approval, the Romeo Power, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”), effective as of and contingent on the consummation of the Business Combination (the “Effective Date”).  If the 2020 Plan is approved by stockholders, RMG will be authorized to grant equity and cash incentive awards to eligible service providers. A copy of the 2020 Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex C.  RMG stockholders are being asked to approve the 2020 Plan.

Purpose of the 2020 Plan

The purpose of the 2020 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders.  RMG believes that the equity-based awards to be issued under the 2020 Plan will motivate recipients to offer their maximum effort to the Combined Company and help focus them on the creation of long-term value consistent with the interests of the Combined Company’s stockholders. RMG believes that grants of incentive awards are necessary to enable the Combined Company to attract and retain top talent.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the 2020 Plan is necessary in order for RMG to (1) meet the stockholder approval requirements of the NYSE and (2) grant incentive stock options (“ISOs”) thereunder.

Consequences if the Incentive Plan Proposal is Not Approved

If the incentive plan proposal is not approved by RMG stockholders, the 2020 Plan will not become effective and RMG will not be able to grant equity awards under the 2020 Plan. Additionally, RMG believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Material Terms of the 2020 Plan

The material terms of the 2020 Plan, as approved by RMG’s board of directors, are summarized below, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex C. The summary is qualified in its entirety by reference to the complete text of the 2020 plan. RMG stockholders are being asked to approve the 2020 Plan as presented.  If the terms of the 2020 Plan are materially amended in a manner that would require stockholder approval under the NYSE, other relevant listing authority or the ISO requirements, stockholders will be asked to approve such material amendment.

Stock Awards. The 2020 Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), restricted stock awards, restricted stock unit awards, stock appreciation rights, dividend equivalent rights cash-based awards, and performance-based stock awards, or collectively, stock awards.  ISOs may be granted only to the Combined Company’s employees, including officers, and the employees of the Combined Company’s subsidiaries. All other stock awards may be granted to the Combined Company’s employees, officers, the Combined Company’s non-employee directors, and consultants and the employees and consultants of the Combined Company’s subsidiaries and affiliates.

Share Reserve. The aggregate number of shares of RMG common stock that may be issued pursuant to stock awards under the 2020 Plan will not exceed  the sum of (x) 15,000,000 shares, plus (y) the number of shares subject to outstanding awards under the 2016 Plan on the Effective Date that are subsequently terminated, forfeited, cancelled or expire unexercised.  Shares with respect to an award which are used to satisfy tax withholding obligations with respect to such award (other than an option or stock appreciation right) for future grant pursuant to the 2020 Plan.

Shares issued under the 2020 Plan shall be authorized but unissued shares or treasury shares.  As of the date hereof, no awards have been granted and no shares of RMG common stock have been issued under the 2020 Plan.

The closing price of a share of RMG Class A common stock on               , 2020 was $    per share.

Incentive Stock Option Limit. The maximum number of shares of RMG common stock that may be issued upon the exercise of ISOs under the 2020 Plan is 15,000,000 shares.

Grants to Non-Employee Directors.  No non-employee director shall receive in excess of $600,000 of compensation in any calendar year, determined by adding (i) all cash compensation to such non-employee director and (ii) the fair market value of all awards granted to such non-employee director pursuant to the 2020 Plan in such calendar year, based on the fair market value of such awards on the grant date.  However, the Board, in its sole discretion, may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, provided that this limit would not be exceeded if the $600,000 figure were instead $750,000, provided that any non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Administration. The 2020 Plan will be administered by a committee appointed by the board of the Combined Company (the “Committee”).  Subject to the limitations set forth in the 2020 Plan, the Committee will have the authority to determine, among other things, the type or types of awards to be granted to each participant, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject.  The Committee also will have the authority to determine the consideration and methodology of payment for awards.

Repricing; Cancellation and Re-Grant of Stock Awards.  Other than in connection with an adjustment of an award pursuant to a corporate adjustment, dissolution, liquidation or reorganization, the Committee may not modify outstanding options or stock appreciation rights to lower the exercise price or grant price nor may the administrator assume or accept the cancellation of outstanding options in return for cash or the grant of new awards when the exercise price is greater than the fair market value of the shares covered by such options or stock appreciation rights, unless such action has been approved by the Combined Company’s stockholders.

Eligibility.  Awards may be granted to employees, directors and consultants of the Combined Company (including potential employees, directors and consultants of RMG to whom an offer of a service relationship has been extended) and employees and consultants of any entity controlled by the Combined Company or in which the Combined Company has a significant equity interest.  ISOs may be granted only to employees who, as of the time of grant, are employees of the Combined Company or any subsidiary corporation of the Combined Company.  As of      , 2020, there were approximately       employees, assuming the Business Combination closes, including       executive officers and       non-employee directors eligible to be granted awards under the 2020 Plan assuming that the 2020 plan was in effect as of such date.

Stock Options.  A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future.  Under the 2020 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Committee. The Committee determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of RMG common stock on the date of grant as well as the forms of payment of the exercise price, which may include, without limitation, cash or shares of RMG common stock or any combination thereof.  Options granted under the 2020 Plan vest at the rate specified by the Committee.

Stock options granted under the 2020 Plan generally must be exercised by the optionee before the earlier of the expiration of such option, which may not exceed ten years, or the expiration of a specified period following the optionee’s termination of employment.  Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of RMG common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of stock plans of the Combined Company and its affiliates, may not exceed $100,000.  Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.  A restricted stock award is the award of shares of RMG common stock that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met.  The terms of any awards of restricted shares under the 2020 Plan will be set forth in a restricted stock agreement to be entered into between the Combined Company and the recipient of such restricted stock award.  The Committee will determine the terms and conditions of the restricted stock agreements, which need not be identical, which may include limitations on the right to vote or receive any dividend or other right. Restricted shares may be issued for such consideration as the Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services.

Restricted Stock Unit Awards. Restricted stock unit awards give recipients the right to acquire a specified number of shares of stock (or equivalent cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Committee and as set forth in a restricted stock unit award agreement.  A restricted stock unit award may be settled by cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the Committee.  At the Committee’s discretion and as set forth in the restricted stock unit award agreement, restricted stock units may provide for the right to dividend equivalents.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of RMG common stock over the exercise price of the stock appreciation right. The Committee determines the grant price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of RMG common stock on the date of grant.  A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee.  The Committee determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years.  Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the Committee, equal to the product of (1) the excess of the per share fair market value of RMG common stock on the date of exercise over the grant price, multiplied by (2) the number of shares of RMG common stock with respect to which the stock appreciation right is exercised.

Dividend Equivalents.  The Committee may grant dividend equivalent awards to participants who have awards pursuant to the 2020 Plan (other than options and stock appreciation rights) which give the holders thereof the right to receive payments equivalent to dividends or interest with respect to a number of shares determined by the Committee and will be subject to such terms and conditions as determined by the Committee.

Other Awards. The Committee may grant other awards based in whole or in part by reference to RMG common stock as well as awards denominated in cash.  The Committee will establish the number of shares under a stock-based award and all other terms and conditions of such stock-based and cash awards.

Performance-Based Awards.  The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure.  In the event of a recapitalization, stock split, or similar capital transaction, the Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2020 Plan, the number of shares that can be issued as ISOs, the number of shares subject to outstanding awards and the grant or exercise price under each outstanding option or stock appreciation right.

Change in Control. If the Combined Company is involved in a merger or other reorganization, subject to the terms of an individual award agreement or other employment-related agreement with a participant, outstanding awards may be assumed or substituted by the successor, or the Committee may take one or more of the following actions with respect to outstanding awards in its sole discretion:  (i) accelerate the vesting of some or all awards, (ii) provide that outstanding awards will be cancelled in exchange for the payment of cash or other consideration, (iii) terminate all or some awards without the payment of any consideration, or (iv) make such other modifications, adjustments or amendments as it deems necessary or appropriate.

Transferability. Unless the Committee provides otherwise, no award granted under the 2020 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, provided that if permitted by the Committee, a participant may designate a beneficiary (or beneficiaries) to exercise his or her rights with respect to an award upon his or her death.

Amendment and Termination.  No awards may be granted after the tenth anniversary of the date that the board of the Combined Company adopted the 2020 Plan.  The board of the Combined Company may amend, suspend, or terminate the 2020 Plan, subject to stockholder approval for any amendment (i) to the extent stockholder approval is required to comply with any applicable law, regulation, or NYSE rule, (ii) to increase the number of shares available for issuance under the 2020 Plan, (iii) materially increase the class of persons eligible to receive awards pursuant to the 2020 Plan, materially increase the benefits accruing to participants, materially extend the term of the 2020 Plan with respect to awards based on shares of common stock or expand the type of awards based on common stock, or (iv) to reprice, replace through cancellation or otherwise lower the grant price or exercise price of an outstanding option or stock appreciation right.  No amendment may adversely affect in any material respect any award previously granted pursuant to the 2020 Plan without the prior written consent of the participant unless the amendment is required or advisable under applicable law (e.g., to maintain the qualified status of an ISO award or bring the award into compliance with Section 409A of the Code) or is not reasonably likely to significantly diminish the benefits provided under such award.

Recoupment.  Awards granted under the 2020 Plan are subject to recoupment if (i) the grant, vesting or payment of an award was based on an achievement of a financial result that was  subsequently the subject of a material financial restatement, (ii) the participant either benefitted from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that partially caused the need for a material financial restatement, or (iii) a lower granting, vesting or payment of an award would have occurred based on the foregoing items (i) or (ii), the Committee may, to the extent permitted by applicable law, require reimbursement or forfeiture to the Combined Company of the value of the awards granted under the 2020 Plan (whether cash-based or equity-based) such participant received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such value exceeds what the participant would have received based on an applicable restated performance measure or target.  The Combined Company will recoup such compensation to the extent required under the applicable rules, regulations and listing standards.  In addition, awards granted pursuant to the 2020 Plan and shares issued pursuant to such awards are subject to termination, rescission or recapture in the event that the participant materially violated an agreement with the Combined Company or one of its affiliates, solicited any non-administrative employee to terminate his or her employment with the Combined Company or one of its affiliates during the participant’s service with us or within six months after termination of the participant’s service with us, or the participant engaged in activities which were competitive or materially prejudicial to us during his or her service with us.

Certain U.S. Federal Income Tax Aspects of Awards Under the 2020 Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2020 Plan based on existing U.S. federal income tax laws.  This summary provides only the basic tax rules.  It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances.  It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death.  The tax consequences of awards under the 2020 Plan depend upon the type of award.

Stock Options.  A participant generally will not recognize taxable income at the time an option is granted and we generally will not be entitled to a tax deduction at that time. A participant generally will recognize compensation taxable as ordinary income upon the exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and the Combined Company will generally be entitled to a corresponding deduction.  A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO.  If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such ISO shares are disposed of within either of the above-described periods, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of the shares on the date of the ISO exercise over the exercise price, and the Combined Company generally will be entitled to a corresponding deduction.  Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

Other Awards.  Recipients who receive restricted stock unit awards generally will recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time.  Recipients who receive awards of restricted stock subject to a vesting requirement generally will recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares.  However, a recipient who receives restricted stock that is not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates.  Recipients who receive stock appreciation rights generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the grant price.  The Combined Company  generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

2020 Plan Benefits

Grants of awards under the 2020 Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2020 Plan.

Interests of Certain Persons in this Proposal

RMG’s directors and executive officers may be considered to have an interest in the approval of the 2020 Plan because they may in the future receive awards under the 2020 Plan.  In particular, Robert Mancini and Philip Kassin will be members of the board of directors of the Combined Company following the Business Combination. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2020 Plan.

Registration with the SEC

If the 2020 Plan is approved by RMG stockholders and becomes effective, RMG intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2020 Plan as soon as reasonably practicable thereafter.

Required Vote of RMG Stockholders

If the business combination proposal is are not approved, the incentive plan proposal will not be presented at the special meeting.  The incentive plan proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon.

RMG’s Board of Directors’ Recommendation

RMG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RMG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE ADJOURNMENT PROPOSAL

The adjournment proposal allows RMG’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates if RMG is unable to consummate the Business Combination for any reason. In no event will RMG solicit proxies to adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and RMG’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, RMG’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, RMG will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, RMG’s board of directors may not be able to adjourn the special meeting to a later date if RMG is unable to consummate the Business Combination (because either the business combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote of RMG Stockholders

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

RMG’s Board of Directors’ Recommendation

RMG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RMG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO RMG

Introduction

RMG was incorporated on October 22, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. RMG’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, RMG’s efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On February 12, 2019, RMG closed its Initial Public Offering of 20,000,000 units and on February 19, 2019 consummated the full exercise of the underwriters’ 3,000,000 unit over-allotment option, with each unit consisting of one share of Class A common stock and one-third of one warrant to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000.

On February 12, 2019, simultaneously with the consummation of the Initial Public Offering, RMG consummated the private sale of 4,000,000 private warrants to the Sponsor and the Anchor Investors at $1.50 per warrant generating gross proceeds of $6,000,000. On February 19, 2019, RMG completed an additional private sale, in connection with the full exercise of the underwriters’ over-allotment option under the Initial Public Offering, of 600,000 private warrants to the Sponsor and the Anchor Investors at $1.50 per warrant, generating gross proceeds of $900,000. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-228849) that became effective on February 4, 2019.

A total of $230,000,000 was deposited into a trust account at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee. RMG may withdraw from the trust account interest earned on the funds held therein necessary to pay our franchise and income taxes as well as expenses relating to the administration of the trust account, if any. Except as described in the prospectus for the Initial Public Offering and described in the subsection below entitled “—RMG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and RMG’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the Initial Public Offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that RMG acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of a definitive agreement for its initial business combination, although RMG may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. RMG’s board of directors determined that this test was met in connection with the proposed Business Combination with Romeo as described in the section entitled “Proposal No. 1— The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under RMG’s amended and restated certificate of incorporation, in connection with any proposed business combination, RMG must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to have their public shares redeemed for cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for the Initial Public Offering. Accordingly, in connection with the Business Combination with Romeo, the RMG Public Stockholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/consent solicitation statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and RMG’s officers and directors have each agreed to vote the Founder Shares as well as any common stock acquired by them in the aftermarket in favor of such proposed business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding RMG or its securities, the Sponsor, RMG’s officers and directors, Romeo, Romeo stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by RMG’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into.

Liquidation if No Business Combination

Under RMG’s current amended and restated certificate of incorporation, if RMG does not complete the Business Combination with Romeo or another initial business combination by February 12, 2021 (or such later date as may be approved by RMG stockholders in an amendment to its amended and restated certificate of incorporation), RMG will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RMG’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to RMG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Sponsor and RMG’s officers and directors has agreed to waive its rights to participate in any distribution from RMG’s trust account or other assets with respect to the Founder Shares. There will be no distribution from the trust account with respect to RMG’s warrants, which will expire worthless if RMG is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of RMG’s creditors which would be prior to the claims of the RMG Public Stockholders. Although RMG has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses RMG has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although RMG will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by RMG for services rendered or contracted for or products sold to it, but RMG cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s personal indemnity: the Sponsor will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with RMG waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the RMG Public Stockholders and instead will only have liability to RMG. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of RMG and RMG has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if RMG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in RMG’s bankruptcy estate and subject to the claims of third parties with priority over the claims of RMG stockholders. To the extent any bankruptcy claims deplete the trust account, RMG cannot assure you it will be able to return to the RMG Public Stockholders at least approximately $10.00 per share. RMG’s Public Stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have RMG redeem their respective shares for cash upon a business combination which is actually completed by RMG. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If RMG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by RMG stockholders. Because RMG intends to distribute the proceeds held in the trust account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, RMG’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. RMG cannot assure you that claims will not be brought against it for these reasons.

RMG will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that RMG may use for liquidation and dissolution expenses.

Employees

RMG has three employees. Members of the management team are not obligated to devote any specific number of hours to RMG matters but they intend to devote as much of their time as they deem necessary to RMG affairs until RMG has completed its initial business combination.

Facilities

Upon consummation of the Business Combination, the principal executive offices of RMG will be those of Romeo.

Directors and Executive Officers

RMG’s current directors and executive officers are as follows:

Name	Age	Position
D. James Carpenter	53	Chairman
Robert S. Mancini	62	Chief Executive Officer and Director
Philip Kassin	63	President and Chief Operating Officer and Director
W. Grant Gregory	79	Director
Craig Broderick	59	Director
W. Thaddeus Miller	69	Director
Stephen P. Buffone	61	Director

Biographies of Messrs. Mancini and Kassin are included on pages 245 and 247 below.

D. James Carpenter has been RMG’s Chairman since inception. Mr. Carpenter is the Founder and has been a Senior Managing Director and Chief Executive Officer of Riverside Management Group, LLC (“Riverside”) for 24 years. Riverside is a merchant bank with approximately 50 senior professionals and advisors who have completed billions of dollars of transactions as advisors, principal investors and as management. From 2002 to 2004, Mr. Carpenter served as the CEO of Horsehead Industries (renamed American Zinc Recycling), one of the largest zinc recyclers and producers in the U.S. Mr. Carpenter was a founding investor and has served as a longtime advisor, and since 2016 has served as a board member of Allied Resource Corp, a clean water and clean energy company. He is a founder of Mohegan Energy where he led the capital formation for the acquisition of Met Resources, a company with over 40 million tons of steel making coal reserves. Mr. Carpenter earned his B.A. from Boston University in 1989. He also has FINRA Series 24, 63 and 79 licenses.

W. Grant Gregory has served as one of RMG’s directors since February 2019. Mr. Gregory is the founder, and since December 1987 has served as the Chairman of, Gregory & Hoenemeyer, Inc., a financial advisory firm providing mergers and acquisitions and strategic services to firms, including private equity firms. Mr. Gregory’s expertise includes corporate governance and ethical business practices, mergers and acquisitions and tax policy. Mr. Gregory has served successfully in numerous leadership roles as chairman of the board, chief executive officer, investment banker, merchant banker and director of public, private and nonprofit corporations. Mr. Gregory previously served as a corporate director of NYSE member companies, including Chrysler Corporation until 2007, MCI until 2006 and Renaissance Hotels Inc. until 1997, and he has served as the chairman of the audit, governance and compensation committees for a number of NYSE member companies. Mr. Gregory has also served as chairman of Special Independent Directors Committees for numerous NYSE member companies. He was Vice Chairman of Cerberus Capital Management, L.P. from 2005 until 2011. Mr. Gregory is also a founder of DoubleClick Inc. Mr. Gregory was previously Chairman of the Board of Touche Ross & Co. (Deloitte Touche Tohmatsu), where he worked for 24 years until 1987. Mr. Gregory has served as Executive Co-Chairman of the United States Privatization Council and the U.S. Trade Representative’s Advisory Committee on International Trade in Services. He currently serves as Chairman Emeritus of the National Forest Foundation, Director Emeritus of the Wyoming Wildlife Foundation, Director Emeritus of The National Board of Directors of Junior Achievement, and Director of the Neely Center for Ethical Leadership and Decision Making at the University of Southern California. Mr. Gregory graduated with distinction from the University of Nebraska in 1964, where he was later awarded an Honorary Doctorate of Humane Letters, as well as The Builder Award, the University’s highest non-academic recognition.

Craig Broderick has served as one of RMG’s directors since February 2019. Mr. Broderick was a Senior Director of Goldman, Sachs & Co., from which he retired as an active employee in January 2018 after 32 years. He was most recently Goldman’s Chief Risk Officer, a member of its Management Committee, and chair or co-chair of key risk committees. Mr. Broderick reported to the firm’s CEO and was responsible for managing the firm’s Risk Division, which oversees control of the firm’s credit, market, liquidity, operational, model and insurance risks. Prior to his tenure at Goldman, Mr. Broderick was a lending officer at the Chase Manhattan Bank. Mr. Broderick also currently serves as a Director of the Bank of Montreal, a Director of McDermott International, Inc. and is a Senior Advisor to Stone Point Capital LLC, a private equity firm primarily investing in the global financial services industry. Mr. Broderick previously served for nine years as a Trustee of the William and Mary Foundation and was chair of its Investment Committee. Mr. Broderick graduated with a BA in Economics from the College of William and Mary.

W. Thaddeus Miller has served as one of RMG’s directors since December 2019 and previously was a member of RMG’s Advisory Board. W. Thaddeus Miller currently serves as Executive Vice Chairman and Chief Legal Officer of Calpine Corporation, one of the largest independent power producers (IPP) in the U.S. He joined Calpine in 2008 and helped lead its post-bankruptcy transition, numerous corporate and asset acquisitions and divestitures, and the recent public-to-private merger sale of Calpine to a private equity group, one of the largest take-private transaction in U.S. history. Mr. Miller has decades of legal and energy industry experience, including substantial experience over the last two decades in power sector mergers and acquisitions, operations and regulatory oversight. In 2006-2007, as Executive Vice President and Chief Legal Officer of Texas Genco Inc., he helped lead the merger sale of a large privately held IPP to a public company, having also helped lead the acquisition of Texas Genco a year earlier by five major private equity firms, the largest private equity “club” transaction at the time. From 2002 to 2005, Mr. Miller was a consultant to Texas Pacific Group (now TPG), a private equity firm. From 1998 to 2002, he served as Executive Vice President and Chief Legal Officer of Orion Power, an IPP majority owned by Goldman Sachs, that acquired over 90 power plants in various transactions which he helped lead, as well as the company’s IPO and subsequent merger sale. From 1994 to 1998, Mr. Miller was Vice President of Goldman Sachs & Co., where he focused on wholesale electric and other energy commodity trading. Before joining Goldman Sachs & Co., Mr. Miller was a partner with a New York law firm. Mr. Miller earned his Bachelor of Science degree from the United States Merchant Marine Academy, where he has served on the board of directors of the alumni association and foundation, and his Juris Doctor from St. John’s School of Law. In addition, he was an officer in the United States Coast Guard.

Steven P. Buffone has served as one of RMG’s directors since February 2020. Mr. Buffone is the Founder and Managing Director of Kenilworth Advisors, LLC, a legal and business consulting firm. From October 1984 until December 2017, Mr. Buffone served as an associate (through 1992) and then a partner at the Gibson, Dunn & Crutcher LLP law firm, working in the firm’s Los Angeles, London and New York offices. He is a member of the New York and California bars and was active in Gibson Dunn’s management, having previously served as Co-Partner in Charge of the New York office, as a member of the firm’s Executive Committee and as Co-Chair of the firm’s Corporate Transactions Practice Group and Energy and Infrastructure Practice Group. Mr. Buffone is a corporate transactional lawyer who has represented clients in a wide variety of industries (approximately 70 different industries, from electric power and waste management to luxury goods and life sciences) in mergers and acquisitions, bank financings, public and private issuances of debt and equity securities, venture capital financings, corporate restructurings and bankruptcies, corporate governance matters and general corporate counseling. Mr. Buffone is a member of the Board of Directors of VOYANT, an automated brand activation marketplace and of CryptoTax, a cryptocurrency tax preparation platform. He is also on the Board of Advisors of Own The Room, a leader in learning and development training programs. He previously served on the Members Advisory Committee of Exclusive Resorts. Mr. Buffone is the Chairman of the Board of Advisors of Georgetown University’s School of Foreign Service and a former member of Georgetown’s Board of Regents and Board of Governors. Mr. Buffone is also on the Board of Directors of the not-for-profits Do Something, Echoing Green and Blink Now. He is a Life Member of the Council of Foreign Relations. Mr. Buffone earned his B.S.F.S. in international economics, cum laude, from the Georgetown University School of Foreign Service and his J.D., cum laude, from the Cornell and Stanford Law Schools.

RMG Executive Officer and Director Compensation

RMG is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of RMG has received any cash compensation for services rendered to RMG although RMG may pay consulting, finder or success fees to its officers, directors, stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on RMG’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by RMG.

After the Business Combination, members of RMG’s management team who remain with the Combined Company may be paid consulting, management, or other fees from the Combined Company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since its formation, RMG has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Meetings and Committees of the Board of Directors

RMG’s board of directors has held three meetings in 2020. RMG expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of RMG’s current directors attended all of the meetings of the board of directors and meetings of committees of which he was a member. Although RMG does not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

RMG has a separately standing audit committee, compensation committee and nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against RMG, and RMG has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/consent solicitation statement/prospectus.

Periodic Reporting and Audited Financial Statements

RMG has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, RMG’s annual reports contain financial statements audited and reported on by RMG’s independent registered public accounting firm. RMG has filed with the SEC its Annual Report on Form 10-K covering the period from October 22, 2018 (inception) through December 31, 2018, its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

RMG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of RMG’s financial condition and results of operations should be read in conjunction with RMG’s consolidated financial statements and notes to those statements included in this proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Forward-Looking Statements and Risk Factor Summary” and “Risk Factors” in this proxy statement/consent solicitation statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of RMG’s Accounting Policies, please see Note 2 to the consolidated financial statements of RMG included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Common Stock Subject to Possible Redemption

RMG accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within RMG’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. RMG common stock features certain redemption rights that are considered by RMG to be outside of RMG’s control and subject to the occurrence of uncertain future events.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the consolidated financial statements of RMG included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Results of Operations

RMG has not generated any revenues to date and will not do so until the consummation of a business combination. Since its Initial Public Offering, RMG’s activity has been limited to the evaluation of business combination candidates. RMG expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). RMG currently incurs increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from October 22, 2018 (inception) through December 31, 2018, RMG had a net loss of $2,555, which consists of operating and formation costs. For the year ended December 31, 2019, RMG had net income of $2,086,083, consisting of interest income on marketable securities held in the trust account and unrealized gain on marketable securities held in the trust account, offset by operating costs and a provision for income taxes. For the nine months ended September 30, 2020, RMG had net income of $125,935, consisting of interest income on marketable securities held in the trust account and unrealized gain on marketable securities held in the trust account, offset by operating costs and a provision for income taxes.

Financial Condition and Liquidity

As of September 30, 2020, RMG had cash of $315,502 held outside the trust account. Until the consummation of the Initial Public Offering, RMG’s only source of liquidity was an initial purchase of common stock by the Sponsor and unsecured loans from the Sponsor.

On February 12, 2019, RMG consummated its Initial Public Offering of 20,000,000 units.  On February 19, 2019, RMG consummated the full exercise of the underwriters’ 3,000,000 unit over-allotment option. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the consummation of its Initial Public Offering, RMG consummated the private placement of 4,600,000 private warrants at a price of $1.50 per private warrant, generating total proceeds of $6,900,000. The private warrants were purchased by the Sponsor and the Anchor Investors.

Following the Initial Public Offering (including the over-allotment) and private placement of private warrants, a total of $230,000,000 was placed in the trust account.

RMG working capital held outside the trust account is used primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

RMG has principally financed its operations from inception using proceeds from the sale of equity securities to stockholders prior to its Initial Public Offering and such amount of proceeds from its Initial Public Offering that were placed in an account outside of the trust account for working capital purposes, interest that has been earned on the funds in the trust account released for working capital needs, and through loans from officers, directors and stockholders. RMG believes it will have sufficient cash to meet its needs through the earlier of the consummation of a business combination or February 12, 2021, the date that RMG will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated.

If RMG’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the consummation of the initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or RMG’s officers and directors or their respective affiliates may, but are not obligated to, except as described above, loan RMG funds as may be required on a non-interest basis. If RMG completes its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, RMG may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of RMG at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private warrants. Prior to the completion of an initial business combination, RMG does not expect to seek loans from parties other than from the Sponsor and RMG’s officers and directors or their respective affiliates as RMG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Moreover, RMG may need to obtain additional financing to complete the initial business combination, either because the transaction requires more cash than is available from the proceeds held in the trust account or because RMG becomes obligated to redeem a significant number of public shares upon completion of such business combination, in which case  RMG may issue additional securities or incur debt in connection with such business combination. If RMG is unable to complete an initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the trust account.

Contractual obligations

RMG does not have any long-term indebtedness, capital lease obligations, operating lease obligations or long-term liabilities.

Off-Balance Sheet Arrangements

RMG did not have any off-balance sheet arrangements as of December 31, 2019.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices.

As of the period ended December 31, 2019, RMG was not subject to any market or interest rate risk. Net proceeds from the Initial Public Offering of $230 million (which includes approximately $8.05 million of the proceeds attributable to the underwriters’ deferred discount from its Initial Public Offering, which the underwriters subsequently waived) have been placed in the trust account at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee. As of September 30, 2020, the balance of restricted cash and cash equivalents held in the trust account was $234,179,516, including $1,153,171 of interest earned available for tax purposes. As of September 30, 2020, the proceeds held in trust were invested in U.S. Treasury Bills with a maturity date of 180 days or less or in certain money market funds that invest solely in U.S. Treasury Bills. Due to the short-term nature of these investments and the low interest rates related to these types of investments, RMG believes there will be no material exposure related to interest rate risk. RMG does not believe that the effect of other changes, such as foreign exchange rates, commodity prices and/or equity prices, currently pose significant market risk for RMG.

Independent Auditors’ Fees

Grant Thornton acts as RMG’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Grant Thornton for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of RMG’s year-end financial statements and services that are normally provided by Grant Thornton in connection with regulatory filings. The aggregate fees of Grant Thornton related to audit and review services in connection with the Initial Public Offering and regulatory filings totaled approximately $80,000 and $38,000 for the year ended December 31, 2019 and for the period from October 22, 2018 (date of inception) to December 31, 2018. The above amount includes interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees” or “Tax Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2019 and for the period from October 22, 2018 (date of inception) to December 31, 2018, RMG did not pay Grant Thornton any audit-related fees.

Tax Fees. RMG paid $10,600 and $0 to Grant Thornton for tax return services, planning and tax advice for the year ended December 31, 2019 and for the period from October 22, 2018 (date of inception) to December 31, 2018.

All Other Fees. RMG did not pay Grant Thornton for any other services for the year ended December 31, 2019 and for the period from October 22, 2018 (date of inception) to December 31, 2018.

Audit Committee Pre-Approval Policies and Procedures

Since RMG’s audit committee was not formed until February 4, 2019, the audit committee did not pre-approve any of the foregoing services that were incurred prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by RMG’s board of directors. In accordance with Section 10A(i) of the Exchange Act, before RMG engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Business Conduct and Ethics

On February 4, 2019, RMG’s board of directors adopted a code of business conduct and ethics that applies to all of RMG’s executive officers, directors and employees. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of RMG’s business. RMG will provide, without charge, upon request, copies of its code of business conduct and ethics. For copies of the code of business conduct and ethics, please see the section entitled “Where You Can Find More Information.”

Upon the consummation of the Business Combination, RMG’s code of business conduct and ethics will apply to all of the executive officers, directors and employees of the Combined Company and its subsidiaries, including Romeo.

BUSINESS OF ROMEO

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Romeo prior to the consummation of the Business Combination.

Overview

We are an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through our energy dense battery modules and packs, we enable large-scale sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, we are able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range and durability compared to battery packs provided by our competitors. Our modules and packs are customizable and scalable and are optimized by our proprietary BMS. We believe we produce superior battery products compared to our competitors by leveraging our technical expertise and depth of knowledge of energy storage systems.

At our 7 GWh-capable state-of-the-art 113,000-square-foot production facility in Los Angeles, California, we are able to innovate, develop and manufacture battery modules and packs in high volumes. We are battery cell agnostic so we can harness the best of current battery technologies, while being flexible enough to adopt next generation battery technologies when they are ready to meet our stringent standards and customer requirements. Our founders were former leaders at Tesla, SpaceX, Amazon, Apple, Bosch and Samsung, and our highly skilled team is experienced with multiple prolific vehicle launches and deep knowledge across all core engineering disciplines including electrical, thermal, chemical, mechanical, and electrochemistry. With over 60 battery-specific engineers, we have researched, developed, and deployed energy dense and space-saving battery pack designs, proprietary thermal management, and a smart, built-in BMS to support a wide range of customers with products featuring next-level range, performance and durability.

We currently focus on two key markets in mobility energy technology: North American Class 6-8 commercial trucks and buses, and European commercial and high-performance vehicles through the BorgWarner JV, of which we own a 40% interest. We also are forming a partnership with Heritage Environmental Services (“HES”) to focus on sustainability and reuse applications of our batteries. These partnerships are critical in de-risking our business model, scaling our business, and delivering value to our customers.

Since 2016, we have been designing and building battery modules, and we provide enabling battery technology to key customers in the automotive industry. We are not manufacturers of vehicles directly subject to regulatory requirements regarding the vehicles, rather our role is supplying the vehicle manufacturers with the most appropriate battery modules and battery technology for their specific vehicle designs and intended uses. The advantage we bring to the vehicle manufacturers with whom we partner is the ability to design lighter batteries with higher energy density and output, as described further below. While our customers are subject to specific regulatory requirements for vehicle safety standards, such regulations do not directly apply to us; our products are designed to integrate into vehicles required to meet these standards. Our business is working with these vehicle manufactures to provide them with the preeminent energy storage technology that works in their vehicles.

As the era of fossil fuel powered vehicles continues to decline, our mission is to lead the way towards the electrification of the global transportation industry and be the commercial electric vehicle energy provider of today and tomorrow, driving change to move people and goods efficiently with zero emissions.

Industry & Market

Total Addressable Market

Our energy technology has positioned us to lead the electrification of the global commercial vehicles market.  Globally, the total addressable market (“TAM”) for commercial vehicles is estimated to be approximately $665 billion with over 17 million vehicles sold annually with steady growth expected to continue as global economic growth fuels the need for more commercial vehicles.  In North America and Europe, the TAM is estimated to be approximately $225 billion with over 7 million vehicles sold annually.

Shift to Zero-Emission Vehicles

A variety of regulatory developments driven by consumer and societal pressures to reduce CO2 emissions are helping drive rapid adoption of zero-emission vehicles, thus accelerating the electrification of commercial vehicles.  As a result, global electric vehicle sales are projected to grow at a CAGR of 19% from 2020-2040, while internal combustion engine, or ICE, sales are projected to decrease by 5% over the same period.

●	California’s Air Resources Board proposed the world’s first zero-emission sales mandate on commercial trucks, including 40% of trucks sold to be zero-emission by 2035 and 100% by 2045.
●	As of July 2020, 15 states in the United States have announced plans to make every new medium- and heavy-duty vehicle sold within their borders fully electric by 2050.
●	The European Union Parliament and the Council adopted Regulation (EU) 2019/631, which introduced CO2 emission performance standards. Per this regulation, between 2025-2029, the fleet-wide average CO2 emissions must be 15% lower compared to 2019 levels and by 2030, they must be 30% lower compared to 2019 levels.

Logistics and OEM Commitments to EV

Similarly, the world’s largest logistics and OEM players have also committed to electric fleets, as electrification enables a reduction in total cost of ownership for logistics players:

●	Walmart has committed to reducing emissions by 18% by 2025;
●	Amazon has committed to being carbon neutral by 2040 and purchasing 100,000 electric vans;
●	The United States Postal Service is electrifying the majority of its 200,000 vehicle fleet;
●	UPS has placed orders for 10,000 electric delivery vehicles;
●	DHL’s Mission 2050 targets zero-emission logistics by 2050, while operating 70% of pick-up and delivery services with clean solutions;
●	IKEA is targeting 100% electric global deliveries by 2025;
●	Paccar announced electric short haul and refuse fleet trials in 2019;
●	ET-1 Class 8 truck announced production in 2019;
●	Z.E. Lineup announced short haul and refuse pre-series model testing in H2 2019;
●	AEOS Class 7 truck announced production in 2020;
●	Mack Truck announced LR refuse model testing in 2020;
●	Tesla announced Class 8 semi-truck limited production in 2020;
●	Daimler eActros Class 8 truck announced serial production in 2021;
●	Freightliner eCascadia Class 8 truck announced serial production in 2021;
●	Mitsubishi Fuso Vision One Class 8 trucks announced serial production in 2021;
●	Navistar International eMN medium duty production announced for 2021;
●	Volvo announced FL and FE Medium and Heavy-Duty Production in March 2021;
●	Volkswagen plans to spend over €1 billion in electro mobility by 2025;

●	Rivian plans to begin production of the R1T Pickup and R1S SUV in 2021; and
●	Proterra announced the electric Saf-T-Liner C2 Jouley School Bus production in 2020.

Competitive Strengths

Our competitive strengths include the following:

●	Best-in-Class Performance and Durability: Using our patent-protected technology, we produce batteries with the highest energy density, longest range and fastest charging time in the industry. An ISO 9001 certification ensures that our battery packs are built to meet our customers’ specific power needs while focusing on quality to promote long-term reliability. By providing our customers with the highest energy density in the market, while maintaining durability and reliability, we increase their vehicles’ performance and lower total cost of ownership, which in turn provides our customers with a key competitive advantage over their competitors.
●	Flexible, Scalable Modules and Packs for a Wide Range of Customers: Our modular battery design enables high scalability across a wide range of end-market requirements. Due to our adaptable battery pack architecture, we are able to provide our customers with drop-in solutions for vehicles across multiple platforms. This modular design also facilitates faster time to market for customers with large scale fleets.
●	Unparalleled Battery Science Expertise: We have assembled a world-class engineering team with deep battery science expertise that is focused on driving technological innovation in energy technology. Our founders were former leaders at Tesla, SpaceX, Amazon, Apple, Bosch and Samsung. We have deep knowledge and expertise across all core engineering disciplines including electrical, thermal, chemical, mechanical and electrochemistry. Our team combines experience from automotive, space and aviation technology to create the most advanced battery systems for commercial electric vehicles and high-performance passenger vehicles. Our cell centric approach makes it such that we work with the top tier cells available on the market, a component available to an elite few organizations. This approach ensures that our module and pack designs provide to the cells thermal, mechanical and electrical conditions that promote longest life and best power utilization. It also creates ramifications to a safer and more accurate BMS.
●	Exhaustive Safety Testing: Safety remains one of the most important aspects of battery engagement, and our safety methodology is industry leading. We have one of the most exhaustive in-house safety testing programs in the industry with proprietary safety design methods validated by Underwriters Laboratories (“UL”), a global independent safety science company. Our batteries are performance-tested under real-world thermal, safety, electrical and mechanical loads and subjected to vibrations, shocks and impacts to ensure our batteries stand up to the demands of our customers’ applications. We offer real-time diagnostics and proprietary BMS algorithms to optimize safety and utilization.
●	Cost-Effective Global Second Life Program: We have a plan to enable responsible and efficient recycling of batteries consistent with the latest regulatory requirements. We are partnering with HES, a leader in the environmental, waste management and recycling services industry with an extensive history of managing and recycling all battery types for thousands of customers. Our partnership with HES will enable us to deploy a dedicated program for our customers, designed for safe, compliant, and cost-effective lithium-ion battery recycling.

Business Strategy

We intend to leverage our competitive strengths to increase our market share and to enhance stockholder value. Key elements of our business strategy include the following:

●	Low-Cost Design and Manufacturing: The modular design of our battery products enables low cost and high-volume manufacturing. Automation of critical assembly steps coupled with patented component designs makes our module production process economical, reliable and efficient. We seek to expand our manufacturing footprint organically and through the BorgWarner JV.

●	Integrated Product: We have a massive end-market opportunity in commercial vehicles, with expansion opportunities to increase the range of our product portfolio across diverse markets. While focused on commercial vehicles initially, we will be opportunistic as other adjacent markets, such as stationary storage, aviation and other personal mobility solutions mature. The core technology in our modules and packs is translatable to new forms of modules and packs for alternative applications. In addition, our mastery of coupled structural and active thermal management means that current and next generation modules can be configured in different pack geometries for new applications all while meeting power needs.
●	Efficient Modular Solution and Customer Configurability: We design scalable products and solutions that can be efficiently configured to our customer needs. Our current off-the-shelf battery pack offerings, based off the highly configurable Prasini module, serve a wide range of growing end markets and customer demands. The flexibility of our off-the-shelf offerings allows us to respond quickly, with shortened delivery lead times. We also have the capability to design tailored, fully customized battery pack solutions for our customers.
●	Strategic Partnerships and Strong Global Presence: We have a strategic partnership with BorgWarner. Through the BorgWarner JV, we are able to leverage BorgWarner’s global manufacturing footprint, supply chain expertise, customer relationships and knowledge, and reputation for quality technology and manufacturing. Additionally, this partnership has allowed us to enter the European market in a capital efficient manner. By entering into strategic partnerships, we can reduce production execution risk and increase speed to market, which provides a critical advantage over our competitors.
●	Continued Focus on Technological Innovations: We intend to continue leveraging our world-class engineering team to innovate future products and enhance existing products. We continue to invest in research and development (“R&D”) in areas such as materials, thermofluidics, algorithms, cell chemistry, computational methods and advanced manufacturing, to build on our intellectual property portfolio. Our team also conducts algorithms for life optimization of electric fleets based on field operation data. By using machine learning, we can maximize our customers’ fleet efficiency, providing our customers with a key competitive advantage over their competitors.

Business Segments

Our operations consist of two business segments:

●	Romeo Power North America: The Romeo Power North America business segment designs and manufactures industry leading battery modules, battery packs, and battery management system technologies for Romeo’s customers in North America.
●	Joint Venture Support: The Joint Venture Support business segment provides engineering services to the BorgWarner JV.

We have organized our business segments based on the customers served. The Romeo Power North America business segment sells our products and services to unrelated external customers; whereas, the Joint Venture Support business segment provides engineering services exclusively to the BorgWarner JV, which was formed in June 2019 and commenced operations in July 2019. The Joint Venture Support business segment commenced providing services to the BorgWarner JV in July 2019, in connection with the Application Engineering Services Agreement between Romeo and the BorgWarner JV.  See the section entitled “Business of Romeo—Joint Venture with BorgWarner—Application Engineering Services Agreement.” For the fiscal year ended December 31, 2019, the Romeo Power North America business segment accounted for $6.51 million, or 76.7%, of our total revenue and the Joint Venture Support business segment accounted for $1.98 million, or 23.3%, of our total revenue. See Note 11 to Romeo’s audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus for additional financial information relating to our business segments.

Technology and Products

As the market trends toward zero-emission solutions, we believe there will be increasing demand for medium to high voltage battery packs for electric vehicles, ranging from niche performance cars to Class 8 commercial trucks and buses. By offering premium battery technology for the growing electric vehicle and truck industry, we believe we are well-positioned to supply an integral part required in zero-emission transportation products.

We design, engineer and produce energy-dense, commercially available lithium-ion battery products in a cost-effective manner, creating an efficient and powerful energy solution for our customers. We offer customized solutions using proprietary in-house technology allowing for optimized electrical, mechanical, thermal and structural aspects that are designed to meet our customers’ needs. We have demonstrated 20-30% improvements in both gravimetric and volumetric density relative to competitors, with longer lasting batteries and shorter charging times.

Our core products are battery packs and modules and battery management systems. Our core competency is focused on downstream elements, which include:

●	Cell Science: Cell testing, characterization, and evaluation of cells at early development stages.
●	Electro-Mechanical Engineering: Designed for durability and crashworthiness; fulfills requirements for volume production such as manufacturability and serviceability.
●	Thermal Engineering: Designed for consistent temperature distribution within and among all battery cells guaranteeing lifetime maximum battery performance.
●	Battery Management System: Maintains a common platform so all customers reap the benefit of field-tested electronics and software even for a prototype.

(1) Brain Machine Interface – Artificial Intelligence

Battery Modules

Our battery modules offer flexible and customizable design as building blocks that allow for custom packs without needing months or years of additional R&D for each prototype.

Prasini Module

As our standard automotive building block suitable for battery powered and plug-in hybrid vehicles, Prasini is the perfect module for trucks and buses. Prasini modules have active cooling, high stability and superior thermal management, and can be configured into eight unique different voltages. Our scalable recipe results in a faster time to market for our customers with off-the-shelf modules. The module functions as the ultimate “drop-in” solution; structure and cooling are seamlessly integrated into one package.

With a 10kWh capacity, 215 Wh/kg energy density, and a 2-hour charge time, Prasini has the highest energy density, longest range and fastest charging time on the market, even surpassing the Tesla Model 3 in energy density at the module and pack level. Prasini has a 21700 cell format in a modular design with high packaging efficiency, high power capability, and an integrated high cooling structure. Additionally, the Prasini modules are single-cell fault-tolerant by design, meaning that the risk of a catastrophic thermal incident is greatly mitigated. Prasini modules also meet SAE J2380 and J2464 vibration and shock requirements.

Hercules Battery Pack Family

The Hercules Pack Family is the first ever pack-family in the battery electric vehicle, or BEV, space. Our intellectual property portfolio gives us the technology to create such a powerful and flexible pack family that can be utilized from Class 3 delivery vehicles to the world’s largest long-haul Class 8 vehicles. Our packs are highly compatible with many of our customers’ current applications. Our Hercules BEV pack family features the following specifications:

●	Up to 1000V working voltage
●	Delivers a wide range of energy solutions (30 kWh to 1 MWh)
●	Configurable in 10kWh increments
●	Serviceable junction box
●	Distributed BMS architecture
●	Module & pack single cell fault tolerant
●	Fast charge time

We believe there will be a greater need for medium to high voltage battery packs for electric vehicles ranging from specialty performance cars to Class 8 commercial trucks and buses. By offering battery pack solutions for various niche products within the growing electric vehicle and truck industry, we believe that we are well-positioned to supply an integral part required in the creation of zero-emission transportation products across segments.

Our modular battery design allows for mass production and easy application into an array of vehicles. Our batteries are designed around vehicle class requirements and, accordingly, are end-market agnostic.

Battery Management System

Our proprietary battery management system (“BMS”) is designed, tested and validated in-house. It offers a complete solution for monitoring and controlling complex battery systems for automotive applications, making it one of the most holistic systems in the market today. Our battery packs utilize a BMS that manages the modules and packs to ensure they operate at optimal performance while safely maintaining ideal operating conditions.

Our BMS can be customized to suit each customer’s specific application using our proprietary management algorithm to enable rapid charge or discharge of the battery while optimizing performance and longevity.

Our battery modules and packs are single-cell fault-tolerant. This means that in the outlying case, where for some reason a certain battery exhibits a thermal incident, the thermal incident will not propagate to the neighboring cells. Based on system requirements, our BMS can be programmed to shut off the system completely after a cell-related incident, or to keep operating safely in an actively derated fashion until servicing is conducted.

Non-recurring Engineering

We provide non-recurring engineering services to our customers as they look to implement a flexible solution across their entire fleets.  Such services include design, prototype and testing services.  We provide similar services to the BorgWarner JV for its customers.

Other Product Pipeline

Beyond the current battery modules, our R&D efforts continue to drive higher energy density, specific energy, continuous power, and safety. In addition to the current technology offered to the market, we have several products in development, which will demonstrate further advanced innovation in safety, reliability and energy density (both gravimetric and volumetric) characteristics.

Joint Venture with BorgWarner

In May 2019, we joined forces with a subsidiary of Tier 1 automotive supplier BorgWarner to form a joint venture named BorgWarner Romeo Power LLC. Our strategic alliance with BorgWarner gives us, through our ownership interest in the joint venture, an opportunity to benefit from BorgWarner’s manufacturing expertise, superior purchasing power with our existing suppliers, and longstanding relationships with many of our target customers.  We believe this strategic alliance allows us, through the joint venture, to accelerate our reach into new markets, particularly in Europe and Asia, without the need to expend substantial capital developing new production facilities.  Furthermore, we believe partnering with a highly regarded supplier significantly de-risks our production plan and allows us, through the BorgWarner JV, to leverage BorgWarner’s global production resources to scale production operations worldwide while maintaining the highest levels of product quality.

The BorgWarner JV is owned 40% by Romeo and 60% by a subsidiary of BorgWarner, and the respective rights of Romeo and BorgWarner in respect of the BorgWarner JV are set forth in a Joint Venture Operating Agreement (the “JV Agreement”) and the IP License Agreement.  Those agreements:

●	allocate rights to exploit our current and future intellectual property rights (“Romeo IP”) between us and the BorgWarner JV based on geography and vehicle type;
●	provide a license to us and BorgWarner of the BorgWarner JV’s intellectual property rights;
●	require the BorgWarner JV to pay us a royalty for products sold by the BorgWarner JV;
●	grant BorgWarner and the BorgWarner JV rights of first refusal to manufacture products in our field if we propose to expand our manufacturing capacity;
●	provide BorgWarner broad commercial rights to commercialize Romeo IP (or the option to acquire those rights for a payment) under circumstances involving our insolvency, an event of default under any debt instrument, termination of the JV Agreement due to our breach or engagement with competitors of BorgWarner or the BorgWarner JV;
●	govern the management and funding mechanisms of the BorgWarner JV;
●	include put and call options regarding the membership interests in the BorgWarner JV, as well as other customary provisions related to transfers or issuances of such interests;
●	obligate us to provide engineering services to the BorgWarner JV to support customer applications; and
●	grant BorgWarner a first-priority security interest in our interest in the BorgWarner JV to secure our performance of our obligations under any agreement relating to the BorgWarner JV or BorgWarner’s investment in Romeo.

Allocation of Rights Under Romeo IP

Under the IP License, we are licensed to commercialize the Romeo IP solely in connection with:

●	stationary applications worldwide; and
●	on-road vehicles that have a gross vehicle weight rating (“GVWR”) greater than 20,000 lbs., certain recreational vehicles, and specialty market applications, in each case that are manufactured and sold in North America.

Our right under the IP License to manufacture products that would exceed the planned 6.8 GWh annual production capacity of our current manufacturing facility is subject to rights of first refusal in favor of the BorgWarner JV and BorgWarner.

The BorgWarner JV has the right under the IP License to commercialize Romeo IP in certain fields and territories other than those granted to us (e.g., all mobility applications that are manufactured and sold outside of North America and all on-road vehicles having a GVWR of 20,000 lbs. or less that are manufactured and sold in North America).

Royalty

Each year, the BorgWarner JV must pay us a royalty for use of Romeo IP (the “Romeo IP Royalty”), subject to Romeo satisfying minimum expenditure targets for Mobility R&D.

The Romeo IP Royalty is a function of the BorgWarner JV’s revenue. In any fiscal year, the Romeo IP Royalty will be:

●	3% of the first $100 million of the BorgWarner JV’s revenue, plus
●	1% of the next $400 million of the BorgWarner JV’s revenue, plus
●	0.75% of the next $500 million of the BorgWarner JV’s revenue, plus
●	0.5% of the next $4 billion of the BorgWarner JV’s revenue, plus
●	0.25% of any additional BorgWarner JV revenue.

To date, the BorgWarner JV has not had any revenue.

Research and Development; Technology Transfer

BorgWarner is entitled to direct, prioritize and approve our R&D activities focused on mobility applications. Further, BorgWarner is entitled to approve our overall R&D budget.

Rights of First Refusal

If we propose to expand manufacturing in our lines of business other than stationary applications (i.e., commercial vehicles having a GVWR greater than 20,000 lbs., recreational vehicles and / or specialty items) to an extent that would cause total manufacturing production (including stationary applications) to exceed our projected 6.8 GWh manufacturing capacity, the BorgWarner JV will have a right of first refusal to incorporate that manufacturing expansion into its business.

If we propose to expand our stationary application business by selling outside of North America or by growing that business to an extent that would cause total production (including mobility applications) to exceed our current production capacity at any time during the period that BorgWarner and Romeo are both members of the BorgWarner JV and continuing for three years thereafter, BorgWarner will have a right of first refusal to partner with us under a structure that is similar to the BorgWarner JV under the BorgWarner JV Agreement, with details to be negotiated by the parties.

In the event the BorgWarner JV and BorgWarner do not exercise their respective rights of first refusal, the JV Agreement and the IP License arguably could be interpreted by BorgWarner to limit our rights under the IP License to our projected 6.8 GWh manufacturing capacity.

Management of the BorgWarner JV

The BorgWarner JV is managed by a board of directors (the “JV Board”) comprised of three members, two of whom are appointed by BorgWarner and one of whom is appointed by Romeo.  All decisions are made by a majority vote of the members of the JV Board, except for certain specified material actions involving the BorgWarner JV that require unanimous approval, including approval of annual budgets, selling or purchasing material assets, business combinations, assigning or licensing material intellectual property, insolvency and equity and debt issuances.

Capital Calls

The JV Board may from time to time determine that the BorgWarner JV requires additional capital and, in that event, may issue capital calls as frequently as twice per year.  The amount of such calls must be consistent with the annual budget, which must be approved by both Romeo and BorgWarner, but is not otherwise limited.  If we decline or lack the funds required to participate in any capital call (within one hundred and fifty (150) days of receiving notice), BorgWarner may purchase our equity allocation at the per-unit price of equity when the BorgWarner JV was formed.

Put and Call Options

BorgWarner will have the right to purchase our entire interest in the BorgWarner JV at any time after June 28, 2022.  The purchase price will be the value of our interest as determined by a mutually agreed independent appraiser using standard valuation methodologies taking into account a discount for lack of marketability (“Market Value”).

Additionally, commencing when the BorgWarner JV has its first significant and profitable business award in accordance with the BorgWarner JV’s financial model mutually agreed to by BorgWarner and Romeo, which has not yet occurred (or, if sooner, 18 months after the formation of the BorgWarner JV in the event the JV Board has determined not to terminate the JV Agreement), Romeo and BorgWarner each will have the right to put our membership interests in the BorgWarner JV to the other.  The purchase price will be 90% of the Market Value of the interest if it is exercised on or prior to June 28, 2021, 95% if it is exercised after June 28, 2021 and on or prior to June 28, 2022. Our put option will expire upon the closing of the Business Combination.

If BorgWarner or any of its affiliates directly competes with the BorgWarner JV in a manner that is materially adverse to the BorgWarner JV at any time prior to June 28, 2024, the price at which BorgWarner may exercise its call option or we may exercise our put option will be the Market Value of our interest plus 40% if it is exercised on or prior to June 28, 2021, 30% if it is exercised after June 28, 2021 and on or prior to June 28, 2022, 20% if it is exercised after June 28, 2022 and on or prior to June 28, 2023, and 10% if it is exercised after June 28, 2023 and on or prior to June 28, 2024.

Transfer Restrictions, Preemptive Rights, Tag Along / Drag Along Rights

We may not transfer our interest in the BorgWarner JV, except that we may pledge our interest to a lender (subject to BorgWarner’s security interest).

Each of BorgWarner and Romeo has preemptive rights and the right to tag along with any sale by the other of its interest in the BorgWarner JV.  BorgWarner further has the right to drag Romeo along with any sale by BorgWarner of its interest in the BorgWarner JV.

Application Engineering Services Agreement

We entered into an Application Engineering Services Agreement (the “AESA”) with the BorgWarner JV, under which we are obligated to provide to the BorgWarner JV services with respect to the design, testing and validation of battery pack and module products manufactured by the BorgWarner JV to meet the requirements of its customers.  The amount that the BorgWarner JV will pay us for any project under the AESA will be set forth in the applicable statement of work.  The BorgWarner JV will own all intellectual property rights in any new work product produced under the AESA.

Strategic Partnership with Heritage Environmental Services

We also are forming a strategic partnership with HES, which has a long history of recycling all types of batteries.

We entered into an agreement dated October 2, 2020 (the “Heritage Agreement”) with Heritage Battery Recycling, LLC (“HBR”), an affiliate of HES.   The Heritage Agreement and the parties’ respective rights and obligations thereunder are contingent upon us raising at least $200 million in net proceeds (i.e., after payment of expenses) from the Business Combination and the Private Placement.

Under the Heritage Agreement, HBR has agreed to design, build and operate a system for redeploying, recycling or disposing of lithium-ion batteries (the “System”) to be located at HES’s facility in Arizona, and we have agreed to pay HBR $35 million upon the closing of the Business Combination to fund the operation, maintenance and repair of the System.  Our batteries would receive first priority at the System for processing, subject to certain conditions, and we commit to use HBR as our exclusive provider of lithium-ion battery recycling and disposal services, subject to certain exceptions.

HBR will own and operate the System.  We will receive 30% of the profit generated by the System during the term of the Heritage Agreement, which consists of an initial term of ten years from the date thereof with automatic one-year renewals. In the event of an operating shortfall, we would fund 30% and HBR would fund 70% of such shortfall. The Heritage Agreement does not specify when the System is to be completed or to start generating revenue.

If HBR decides to develop any future lithium-ion battery processing facilities in North America or Europe, we would have a right of first offer to participate therein under terms to be agreed upon by the parties, provided that we commit to funding at least 30% of the cost of the new facility.

We will also fund up to $10 million to purchase ten battery electric vehicle (“BEV”) trucks and the charging infrastructure for a one-year pilot program to determine the feasibility of transitioning HES’s or its affiliates’ fleet of trucks from diesel powered vehicles to BEVs that each utilize battery packs not smaller than 150 kWh.  If such pilot program is successful, the parties would enter into an agreement for the procurement through us of at least 500 BEVs on terms acceptable to HBR, HES and us.

Other Strategic Partnerships

We intend to enter into a strategic alliance with Republic Services, Inc. (“Republic Services”). Republic Services is the second largest provider of non-hazardous solid waste collection, transfer, disposal, recycling, and environmental services in the United States, as measured by revenue. Republic Services Alliance Group III, Inc., an affiliate of Republic Services, is a participant in the Private Placement and, in accordance with its Subscription Agreement, has agreed to purchase 1,600,000 shares of RMG Class A common stock at a purchase price of $10.00 per share for a total purchase price of $16,000,000.

Intellectual Property and Technology

Our success depends in part on the innovations generated by our research and development group, on that group’s ability to continue to innovate effectively, and on protecting those innovations using patents, trade secrets and copyrights.

Intellectual Property

All of our current and future intellectual property (with the exception of certain trademarks) has been assigned to Romeo Systems Technology, LLC, an intellectual property holding company and wholly owned subsidiary of Romeo (“Romeo IP Holdco”).  Romeo IP Holdco licenses Romeo’s intellectual property back to Romeo, the BorgWarner JV and BorgWarner Inc. as described above.  See the section entitled “Business of Romeo—Joint Venture with BorgWarner.”

Patents

We currently have one issued patent in the United States, five pending United States patent applications, with six invention disclosures based on which applications for additional patents may be prepared.

Additionally, we have three applications for patent pending in each of the European Patent Office, Hong Kong, South Korea, Japan and China and one Patent Cooperation Treaty application pending that is not yet in the national phase.

Trade Secrets

We protect our trade secrets and other confidential business information of any type by requiring our employees, contractors, customers and others who develop intellectual property (including confidential information) in the course of their work for us or to whom we disclose our confidential information to execute non-disclosure agreements, and we have implemented security protocols to protect our systems.

Copyrights

The software components of our BMS are protected by our copyrights from unauthorized adaptation, duplication or distribution.

Research and Development

The primary areas of focus of our research and development efforts have been thermal management for enhanced performance, longevity and safety; micro-laser welding manufacturing processes for higher throughput and more efficient use of floor space; BMS configurability to quickly and efficiently integrate our battery packs into customer platforms; and unique battery state monitoring and control algorithms for enhanced performance and safety.

Thermal Management

Our patent pending extruded cold plate is exceedingly thin and light weight, yet sufficiently rigid to serve as a structural member.  Its unique design has enabled us to increase the energy density and safety of our batteries and to manufacture them at lower cost.  In addition, our proprietary bonding materials enhance thermal control effectiveness and electrical safety.

Our research and development teams are also working on entirely new thermal management technology for possible use in future generations of our products.  Our patent pending innovations include the use of a cooling rod inside the battery cell and a vapor chamber and wick to draw heat using phase change technology.  These initiatives are intended to enhance further the performance and safety of our next-generation products.

Micro-Laser Welding

Our patented micro-laser welding technology eliminates the need to extrude and solder wires.  This technology greatly simplifies assembly processes, enabling us to configure our assembly lines for new products quickly and efficiently while increasing throughput and using floor space more efficiently.  It also facilitates the efficient commercialization of product variations by shortening the development time for new system voltage configurations.

BMS

Our BMS is highly configurable, accommodating systems that are as small as 12 volts to as large as 1,000 volts.  As a result, we are able to integrate our battery packs into customer platforms quickly and efficiently, without rebuilding or redesigning.

Additionally, our engineers have developed unique estimation and control algorithms that improve mileage through more accurate battery state monitoring and optimized charge and discharge cycles.  They also enhance safety by early detection and remediation of hazardous conditions.

Customers and Backlog

We currently serve fourteen customers in North America. Our existing customers include leaders in the electric vehicle sector, as well as companies committed to reducing the overall environmental impact and fuel costs of their owned and operated truck and bus fleets.  Our customers include commercial and high-performance electric vehicle manufacturers, fleet operators, and auto companies.  We supply automotive OEMs and fleet customers.  Our current customers collectively have approximately 68% market share of the Class 8 truck market in North America.

Our customers value safety, serviceability, and energy density.  Our systems are the safest as a result of the cell selection and the material configuration in the module and pack.  We have single cell or multiple cell fault tolerance, which means during an incident, when a cell or multiple go into a thermal runaway, the propagation is contained.  We also have the highest energy density in the market today, and, due to our BMS software and modular design specifications, we are able to service our packs for specific module replacements instead of full pack replacement.  In addition, by design, our electronics and junction box are serviceable and easy to access.

We also have the capabilities to tailor our modular products to our customers’ application.  An example of one application-specific important feature is the ability to recover energy during braking for trucks.  The combination of cell selected, coupled to our thermal management interface allows us to recover max load braking for 10 continuous minutes—the highest in industry—and represents the scenario of a truck going down the mountain to reach the coastline.

Target Customers

Our business targets large truck and bus fleet customers with established sustainability goals, as well as fleets operating along dedicated routes located in regions offering strong incentives for delivering zero-emission vehicles.  We also are seeking to expand our market share in the European commercial electric vehicle and high-performance, luxury electric vehicle industry through the BorgWarner JV.

Key Customers

Our current customers are located in North America.  Our key customers include the following:

Nikola Motor Company

Nikola Motor Company (NASDAQ: NKLA) is a leading hybrid commercial truck manufacturer based in Phoenix, Arizona.  We have a supply agreement dated August 28, 2020, to provide battery modules and packs, both custom and off the shelf, for Nikola’s electric trucks. The agreement requires us to develop a customary battery pack design using our off-the-shelf modules and battery management system.  It also requires us to manufacturer battery packs based on such custom design with the support of the BorgWarner JV.  The term of the agreement runs until three years after we complete such design and commence commercial production of the custom battery packs. Nikola is committed to purchase approximately $210 million of battery modules and packs, subject to our compliance with customary quality and delivery requirements.

Phoenix Motorcars

Phoenix Motorcars is a leading manufacturer of all-electric trucks based in Ontario, California.  We have a supply agreement dated September 8, 2020, to supply off the shelf battery modules and packs for Phoenix’s electric trucks.  The initial term of the agreement runs through December 31, 2022, with automatic one-year renewals unless either party decides not to renew.  Phoenix is committed to purchase approximately $27 million of battery modules and packs during the initial term, subject to our timely completion of customary safety, functionality and performance tests and satisfaction of customary product quality requirements.  If Phoenix’s orders fall short of its commitment, it would be required to pay us a make-whole payment based on the amount of its shortfall.

Lightning Systems

Lightning Systems designs and manufactures zero-emission all-electric powertrains for medium- and heavy-duty vehicles, including delivery trucks, shuttle buses, passenger vans, chassis-cab models, and city transit buses.  We have a supply agreement dated July 13, 2020, to supply off the shelf battery modules and packs across Lighting Systems’ electric vehicle portfolio.  The initial term of the agreement runs through December 31, 2024, with automatic one-year renewals unless either party decides not to renew.  After those tests are done, Lightning is committed to purchase approximately $62 million of battery modules and packs during the initial term, subject to our successful conclusion of customary tests of our products.  If Lightning’s orders fall short of its commitment, it would be required to pay us a make-whole payment based on the amount of its shortfall.

Lion Buses Inc.

Lion Buses Inc. is a leading battery electric bus and truck manufacturer based in Saint-Jérôme, Canada.  On November 2, 2020, we entered into a purchase agreement with Lion to supply it battery modules and packs, with a minimum purchase commitment of approximately $234 million of battery modules and packs during the five-year initial term of the agreement.  Lion’s purchase obligation is conditioned on Lion completing a customary technical and manufacturability assessment.  We committed to using our best commercial efforts to have our fleet manager partners purchase Lion vehicles.

BorgWarner JV

The BorgWarner JV is a joint venture between us and a subsidiary of Tier 1 automotive supplier BorgWarner to manufacture and sell battery packs and modules to manufacturers of electric commercial vehicles outside North America and of other electric vehicles globally.  Under our agreements with BorgWarner and the BorgWarner JV, we provide engineering services to support research and development activities and are entitled to receive royalties based on products sold by the BorgWarner JV.  Consequently, the BorgWarner JV is one of our key customers.  See the section entitled “Business of Romeo — Joint Venture with BorgWarner” for a more complete summary of the terms of the BorgWarner JV.

Historically, we have been dependent on a limited number of customers for a significant portion of our revenue. For the year ended December 31, 2019, Agility Fuel Systems LLC and Zume, Inc. accounted for approximately 74% of total revenue, and the BorgWarner JV engineering service revenue accounted for 23% of total revenue. For the year ended December 31, 2018, four customers accounted for 78% of revenue. For the nine months ended September 30, 2020, the BorgWarner JV engineering services revenue accounted for 47% of total revenue and Agility Fuel Systems, LLC accounted for approximately 47% of total revenue.  For the nine months ended September 30, 2019, Agility Fuel Systems LLC, Zume, Inc. and the BorgWarner JV accounted for approximately 97% of revenue. Our top customer, Nikola, accounted for approximately 66% of our contracted revenues as of September 30, 2020, and, had our contract with Lion Buses been entered into as of such date (instead of the actual November 2, 2020 contract date), Nikola and Lion would have accounted for approximately 38% and 43%, respectively, of our contracted revenues as of September 30, 2020.  We expect that a limited number of customers will continue to contribute a significant portion of our sales in the near future.  Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business.

Customer Backlog

We define contracted revenue (or “backlog”) as revenue expected to be received under our existing customer contracts from sales of battery packs, modules, battery management system software and services not yet built and delivered or provided.  As of September 30, 2020, we had a backlog of approximately $310 million, of which approximately $240 million represented the minimum revenue that would be received under such contracts to satisfy take or pay minimum order commitments. This compares to our contracted revenue from sales of products and services not yet built and delivered or provided of approximately $2.9 million as of September 30, 2019 (of which approximately $2.9 million represented the minimum revenue that would be received in satisfaction of take or pay minimum order commitments), and does not take into account approximately $234 million in revenue available to be earned under our most recent contract with Lion Buses that was executed subsequent to September 30, 2020 (of which approximately $234 million represents the minimum revenue that will be received in satisfaction of take or pay minimum order commitments).  The portion of our backlog as of September 30, 2020, that is expected to be recognized in the twelve-month period following September 30, 2020 is approximately $59 million.  The remaining backlog balance of approximately $251 million is expected to be recognized between the fourth quarter of 2021 and the end of year 2025. The difference between our backlog and our minimum revenue that would be received in satisfaction of take or pay minimum order commitments reflects that our backlog does not represent a guarantee that our customers will complete purchases of our products and services in the quantities that we anticipate, and some of our contracts allow our customers to purchase in smaller quantities with certain minimum order penalties.  All contracted revenue amounts also assume continued performance by Romeo of its contractual obligations and satisfaction of customary testing and quality required under each customer contract.

Competition

The energy technology and energy storage industry is highly competitive, and new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission solutions.  We believe that the primary competitive factors in the market include, but are not limited to:

●	total cost of ownership (“TCO”);
●	safety, reliability and quality;
●	gravimetric and volumetric energy density;
●	product performance and uptime;
●	charging characteristics;
●	technological innovation;
●	comprehensive solution from a single provider;
●	ease of integration; and
●	service options.

Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which has created a reluctance to embrace new zero-emission drivetrain technology.  This reluctance creates opportunity for us and has allowed us to gain a significant head start against our competition.  We believe the global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies have awakened well-established vehicle manufacturers to begin investing in zero-emission vehicle platforms.

Our key competitors include battery pack producers like AKASOL and KREISEL.  The strong vertical position of cell suppliers like CATL and Samsung SDI reinforces the value of our cell agnostic strategy.

We believe we are positioned to compete favorably in the market for electric vehicle battery packs.  Although we do not have the same name recognition or operating histories as many of our competitors, we are free from the burden of legacy infrastructure and design.  We have the benefit of a head start and the advantage of beginning from a blank slate, which is critical when introducing revolutionary technology.

Our competitive advantages include the highest energy density, longest range, and fastest charge time.  Our battery packs have high stability and superior thermal management.  Our high volume of U.S.-based manufacturing, and competitive TCO are also key differentiators in the market.

Our highest safety requirements are a significant strategic advantage and big selling point against the competition.  Our safety methodology is verified both internally, and by independent external entities like Underwriters Laboratories.  Further, our design capabilities, advanced proprietary technology, and the flexibility to manufacture to design allows us to supply customers with exactly what they need at a low cost.

Suppliers

Our products use parts that are sourced from suppliers across the world.  We have developed close relationships with vendors of key components of our battery products, in particular battery cells.  We also work closely with suppliers to develop novel materials or configurations for specifically desired functionality within our system design. Certain components purchased from suppliers are common across our product lines, allowing us to take advantage of pricing efficiencies from economies of scale.

The price we pay for cells depends on a number of factors, including material grades of chemistry selected for cell recipe, volumes, long-term commitment, logistics and shipping, and tariffs.

Samsung

Samsung is a leading global supplier of electrical products and components.  Through its supply of power cells to Romeo, Samsung currently supports the EV Program and is a candidate for stationary storage (“ESS”) applications.  Samsung offers cylindrical and prismatic products.

LG Chem

LG Chem Ltd., often referred to as LG Chemical, is the largest Korean chemical company headquartered in Seoul, South Korea.  LG Chem supplies Romeo with power cells, offers cell selection for non-EV Program and is an ESS candidate. LG Chem offers cylindrical and pouch products.

Murata

Murata Manufacturing Co., Ltd. is a Japanese manufacturer of electronic components.  Murata is the best in market power cell for sports cars.  Murata supplies Romeo with power cells and offers cylindrical and pouch products.

SK Innovation

SK innovation is Korea’s first and largest energy chemical company.  SK supplies Romeo with  power cells and offers pouch products.

Headquarters, Manufacturing and Production

Our headquarters and 113,000 square foot manufacturing facility are located in the greater Los Angeles area, at 4380 Ayers Avenue, Vernon, California 90058.  Our lease of this facility expires in January 2022, and we have the option to extend the lease for two additional five-year terms.  We do not own any real property.

California Production Facility

Our state-of-the-art factory and design and testing labs are capable of producing 7 GWh.  Our manufacturing facility can produce battery packs and modules quickly and reliably to meet our customers’ volume requirements.  Our trained employees are veterans of renowned technology companies from California and automotive OEMs, and they are passionate about producing industry-leading battery modules and packs.  Before leaving our facility, all modules and packs are tested according to stringent industry standards. Our facility is located close to port and intermodal transport networks for quick delivery.

Our designs are optimized and inherently flexible for high rate manufacturing on the same automated lines.  Our trained technicians provide drop-in solutions for our customers’ vehicles by assembling our modules into custom high-capacity battery pack configurations.  Single shift capacity easily scales to meet the quality and time of delivery demanded by our customers.  ISO 9001 certification guarantees that our packs are built to meet our customers’ specific power needs with the strict adherence to quality every step of the way that assures long-term reliability.

Automation of critical assembly steps coupled with patented component designs makes our module production process economical, reliable, and able to meet aggressive production timelines.  Our state-of-the-art laser welder combines vision-based guidance and precision fixturing to pinpoint an exact weld location on each battery cell.  The welds connecting the cells are made at light speed, creating a repeatable, reliable, and vibration-resistant interconnection.

We’ve constructed a robust test plan strategy to characterize module performance, product life, construction and design.  Our proprietary test plans, developed from past experience in automotive, aerospace, space and consumer electronics industries, specifically for battery applications and systems set us apart.  We have a state-of-the-art in-house test lab offering comprehensive testing services for the entire product development lifecycle.

Our full range of test capabilities includes:

●	mechanical, environmental, and electrical testing;
●	engineering, qualification, and production testing for single cell, module and pack level battery systems;
●	system characterization testing including: resonant searches, shock response, system temperature saturation identification, and battery performance;
●	comprehensive failure analysis (“FA”) solutions including: cross section imaging, cell tear downs and FA reports; and
●	test consulting and documentation services including: test plan development, test procedure development, test fixture design, and automated test equipment development.

No module or pack is considered complete until its functional and electrical characteristics are verified.  Our state-of-the-art testing systems verify all critical specifications to assure everything is fully functional as intended and ready to plug into an electric vehicle.

Designing safe, reliable and robust systems with in-depth battery research means ensuring our customers’ standards are met at every step throughout the entire product maturity, development, and production process.  As packs come off the production line, failure analysis includes:

●	crush/impact;
●	penetration;
●	short circuit;
●	cell spacing; and
●	cell-to-cell & module-to-module passive propagation resistance.

Sales and Marketing

We have the technology, manufacturing knowledge and determination to maximize our market share in the United States, Mexico and Canada.  We have similar aspirations within the BorgWarner JV for Europe and Asia.  We take an insight-driven, strategic approach to our go-to-market strategy.  Sales activities are generally carried out by our full-time sales employees.  We believe that our relationships with existing customers are strong, both with the incumbents and new entrants in the commercial vehicle market.  As our customers’ product pipeline expands, these entities will continue to be a source of organic growth. We have planned to hire additional sales staff in 2021 to increase substantially our presence at battery technology expos and provide regular thought leadership in industry publications.

Research and Development

Our R&D activities primarily take place at our manufacturing facility in Vernon, California.

The primary areas of focus for research and development include, but are not limited to, thermofluidics, materials science, stress engineering, cell chemistry, process technology, dissimilar metal joining, electronics, algorithms and safety.  We undertake significant testing and validation of our products in order to ensure that we will meet the demands of our customers.  We expect our R&D expenses to increase for the foreseeable future as we continue to invest in R&D activities to expand our product offering for both the U.S. and the European markets.

Employees

As of September 30, 2020, we had 133 employees based primarily in the greater Los Angeles area, of which 131 were full-time employees.  A majority of our employees are engaged in product design, development, and manufacturing.  Our targeted hires typically have significant experience working for well-respected original equipment manufacturers, energy technology, engineering firms and software companies. Our current employee base has extensive engineering and product launch experience across technologically driven mobility products. None of our employees is either represented by a labor union or subject to a collective bargaining agreement.

Environmental, Health, and Safety Regulations

Facility Operations

We operate from a single, dedicated electric vehicle battery pack manufacturing facility located in Vernon, California. Operations at our Vernon, California facility are subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation, and disposal of hazardous materials.  To conduct our operations, we have to obtain environmental, health, and safety permits and registrations and prepare plans. We are subject to inspections and possible citations by federal, state, and local environmental, health, and safety regulators.  In transit, lithium-ion batteries are subject to rules governing the transportation of “dangerous goods.”  We have policies and programs in place to assure compliance with our obligations (for example, machine guarding, hot work, hazardous material management and transportation).  We train our employees and conduct audits of our operations to assess our fulfillment of these policies.

We are also subject to laws imposing liability for the cleanup of releases of hazardous substances.  Under the law, we can be liable even if we did not cause a release on real property that we lease.  We believe we have taken commercially reasonable steps to avoid such liability with respect to our leased Vernon facility. Our facility is located in the city of Vernon, California, which is well known for its long industrial history. As with many sites in Vernon, there is onsite contamination below our facility in the form of soil vapors. However, there is currently no requirement to investigate or remediate this onsite contamination. Since we began operations at the Vernon facility in 2017, we have no reason to believe that our operations contributed to the contamination or otherwise caused any onsite releases. Liability to address these historical conditions rests primarily with the landlord of the Vernon facility and companies that originally released contaminants causing the soil vapors. However, as noted above, we could be held liable in certain limited circumstances as the lessee and operator of the Vernon facility. Ultimately, we do not believe that these soil vapor conditions represent a material risk.

Product Stewardship

We recognize that large-scale global adoption of lithium-ion batteries will require cost-effective recycling processes.  Accordingly, we have a product stewardship program that addresses both ease of disassembly of our battery packs and collection.  Balancing necessary ease of battery disassembly with safety and durability requirements, our battery packs’ layered design and low content of adhesives make separation processes less complex and recycling more cost effective.  Romeo battery packs can have a “second life” as refurbished batteries or for use in stationary storage application for which reduced performance capability is acceptable.

We also are forming a strategic partnership with HES for the collection of our battery packs for recycling.  HES has a long history of recycling all types of batteries.  See the section entitled “Business of Romeo—Strategic Partnership with Heritage Environmental Services.”

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of its business.  We are currently not a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

Company Information

Romeo was incorporated under the laws of the State of Delaware on June 6, 2014.   Our principal executive offices are located at 4380 Ayers Avenue, Vernon, California 90058.   Our phone number is (844) 257-8557 and our contact email address is investorrelations@romeopower.com.  There is no established public trading market for our common stock.

EXECUTIVE COMPENSATION OF ROMEO

Romeo’s Executive Officer and Director Compensation

To achieve Romeo’s goals, Romeo has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work toward achieving its goals.

Romeo believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders.  Romeo’s current compensation programs for its executive officers consist primarily of salary and stock option awards.  As Romeo’s needs evolve, Romeo intends to continue to evaluate its compensation philosophy and programs.

This section provides an overview of Romeo’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The compensation committee of Romeo’s board of directors, with input from its Chief Executive Officer, historically has determined the compensation for Romeo’s named executive officers.  For the year ended December 31, 2019, Romeo’s named executive officers were the following individuals (titles shown below reflect the positions held as of December 31, 2019):

●	Michael Patterson, Chief Executive Officer and Chairman of the board of directors
●	Abdul Kader El Srouji, Chief Technology Officer
●	Lionel E. Selwood, Jr., President and General Manager

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael Patterson	2019	250,000	0	0	0	250,000
Chief Executive Officer and Chairman of the board of directors
Abdul Kader El Srouji, Ph.D.	2019	248,864	0	258,691(1)	0	507,555
Chief Technology Officer
Lionel E. Selwood, Jr.	2019	325,000	0	123,956(1)	35,675(2)	484,631
President and General Manager

(1)  The amounts in this column represent the aggregate grant date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  See Note 8 to Romeo’s audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus for a discussion of the assumptions Romeo made in determining the grant date fair value of Romeo’s equity awards.

(2)  Pursuant to Mr. Selwood’s employment agreement, Romeo provides a monthly stipend of $3,023 for rent in the Los Angeles area.

Narrative Disclosure to Summary Compensation Table

For the year ended December 31, 2019, the compensation program for Romeo’s named executive officers consisted of base salary and incentive compensation provided in the form of stock option awards to certain officers.

Base Salary

Romeo established base salaries for each of the named executive officers at a level that is commensurate with the executive’s duties and authorities, contributions and prior experience.

Cash Bonus

Romeo did not have any arrangements with the named executive officers providing for annual cash bonus awards in the year ended December 31, 2019 except as described below with respect to Mr. Selwood’s employment agreement and did not award any cash bonuses to its named executive officers in the year ended December 31, 2019.

Stock Option Awards

Romeo granted stock options to certain named executive officers pursuant to the Romeo Systems, Inc. 2016 Stock Plan (the “2016 Plan”).

Romeo 2016 Stock Plan

Romeo’s board of directors approved the 2016 Plan on August 1, 2016.  Romeo’s board of directors administers the 2016 Plan and the awards granted thereunder.  As of September 30, 2020, Romeo had reserved 91,964,208 shares of its Class A common stock for issuance under the 2016 Plan.   In addition, as of September 30, 2020, there were 91,964,208 Options outstanding under the 2016 Plan and no other awards outstanding under the 2016 Plan.

Options granted pursuant to the 2016 Plan to eligible service providers, including executive officers, have an exercise price that Romeo’s board of directors determined is not less than the fair market value of the underlying stock on the date of grant.  Options generally vest and become exercisable over a three-year period, subject to the option holder’s continued service with Romeo.  Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, and provided that the 2020 Plan is approved as described under “Proposal No. 5— The Incentive Plan Proposal,” no new awards will be granted under the 2016 Plan.

Benefits and Perquisites

Romeo provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan.  Romeo does not maintain any executive-specific benefit or perquisite programs except as described below with respect to Mr. Selwood’s employment agreement.

Agreements with Romeo’s Named Executive Officers and Potential Payments Upon Termination or Change of Control

Romeo has entered into employee agreements with each of its named executive officers, and the details of such agreements are outlined below.

Agreement with Michael Patterson

On August 7, 2020, Michael Patterson entered into an employment agreement with Romeo pursuant to which Mr. Patterson would continue as Romeo’s Chief Executive Officer and Chairman of its board of directors.  Following Mr. Selwood’s transition to serve as Romeo’s Chief Executive Officer (as described below), Mr. Patterson’s title was changed to Chief Sales Officer.  Mr. Patterson’s agreement does not have a fixed term and his employment will continue until terminated in accordance with the terms of the employment agreement.  Pursuant to the employment agreement, Mr. Patterson’s annual base salary will be $300,000, effective as of January 1, 2021.  Mr. Patterson may also receive a discretionary annual bonus of up to $400,000, based on the achievement of criteria specified by Romeo’s board of directors. No such criteria were specified for 2020, but the board of directors of the Combined Company may award Mr. Patterson a discretionary bonus. Mr. Patterson’s employment agreement provides that he is eligible to participate in Romeo’s health and welfare benefit plans maintained for the benefit of its employees.  If Romeo terminates Mr. Patterson’s employment without cause or Mr. Patterson resigns for good reason, he is entitled to receive, as severance, twelve months of base salary, subject to his timely execution and non-revocation of a general release of claims against Romeo. Romeo may terminate Mr. Patterson for “cause” as a result of the following: (i) he fails to perform his responsibilities or duties to Romeo; (ii) he engages in illegal conduct or gross misconduct in connection with his employment; (iii) he commits, is convicted of, or pleads guilty or nolo contendere to, a felony, a crime involving moral turpitude; (iv) he materially breaches his duty of loyalty to Romeo or a material Romeo policy; (v) he engages in dishonesty, fraud, gross negligence or repetitive negligence in the course of discharging his duties to Romeo; or (vi) his continued employment with Romeo harms or could reasonably be expected to harm Romeo due to a complaint or other matter involving any governmental, regulatory, or self-regulatory organization. Mr. Patterson’s right to resign for “good reason” may be triggered by occurrence of either of the following without his consent: (i) a material reduction of his base salary without a comparable reduction of the base salaries of similarly-situated executives of Romeo, or (ii) the relocation of his workplace by more than fifty miles from the place at which he was assigned to principally perform services immediately prior to the relocation.

As contemplated in his employment agreement, Romeo granted Mr. Patterson an option to purchase 38,067,678 shares of Romeo’s Class A common stock at a purchase price of $0.814 per share (which will remain outstanding after the Business Combination but become exercisable to purchase 4,605,819 shares of RMG common stock at a price per share of $6.7278 (assuming an exchange ratio for converting each share of Romeo common stock into shares of RMG common stock of 0.121)).  All of the shares covered by such option are subject to vesting.  Assuming the Business Combination is consummated and Mr. Patterson’s service with Romeo does not terminate prior to the Business Combination, the number of shares that will vest will be determined solely by the value of RMG common stock after the end of the 180-day contractual lock-up period applicable to certain Romeo stockholders.  Specifically, assuming that the exchange ratio for converting each share of Romeo common stock into RMG common stock in the Business Combination will be 0.121, the number of shares of RMG common stock subject to the option granted to Mr. Patterson that will vest will be the amount specified in the table below under “Cumulative Number of Shares That Will Vest” corresponding to the average of the closing price per share of RMG common stock on the NYSE on each of the five trading days immediately following the 180th day following the date on which the Business Combination is consummated, as set forth in the table below under “Liquid Share Price”:

Liquid Share Price	Cumulative Number of Shares That Will Vest
$6.73-$8.99	921,164
$9.00-$12.00	1,842,328
$12.01-$15.00	3,224,070
$15.01	4,605,819

Any shares subject to the option granted to Mr. Patterson that do not vest based on the “Liquid Share Price” targets above will be forfeited.  The Liquid Share Price targets and corresponding cumulative numbers of shares that will vest will vary depending on the ultimate exchange ratio for converting each share of Romeo common stock into shares of RMG common stock in the Business Combination (as will be determined at the closing of the Business Combination pursuant to the terms of the Merger Agreement).

If Romeo was to terminate Mr. Patterson without cause (as described above) or if he resigned for good reason (as described above) within the period commencing 30 days prior to the Business Combination and ending 12 months after the Business Combination, the number of vested shares subject to the option will be calculated solely in accordance with the value-based vesting component as of the liquidity date (as shown in the table above).  In addition, if Romeo was to terminate Mr. Patterson without cause or if he resigned for good reason during the 12 months prior to the liquidity date and the preceding sentence did not apply, the number of vested shares subject to the option would be the lesser of (i) the number of vested shares determined based on Mr. Patterson’s satisfaction of a time-based vesting schedule (with  50% of the shares vesting on June 30, 2021 and the remaining shares vesting in equal monthly increments over the following twelve months), or (ii) the number of vested shares calculated in accordance with the value-based vesting component as of the liquidity date.  There are other provisions that would apply if the Business Combination was not consummated, but such provisions are irrelevant if the Business Combination is consummated.

Agreement with Abdul Kader El Srouji

On June 6, 2019, Abdul Kader El Srouji, Ph.D., entered into an employment agreement with Romeo to serve as Chief Technology Officer. Dr. Srouji’s agreement does not have a fixed term, and his employment will continue until terminated in accordance with the terms of the employment agreement.  Pursuant to the employment agreement, Dr. Srouji’s initial base salary was $250,000 per year. Romeo also granted Dr. Srouji options pursuant to the 2016 Plan in 2019 and 2020 to purchase 6,000,000 shares of Romeo common stock (which will remain outstanding but become exercisable to purchase shares of RMG common stock upon consummation of the Business Combination). These options vest over three years, subject to Dr. Srouji’s continued service and, in the event of a change of control, vesting of the options will accelerate in full effective as of immediately prior to the change of control. The Business Combination is not anticipated to trigger a change of control.  Dr. Srouji is also entitled to exercise his vested shares for 12 months following his termination of service unless he is terminated for cause.  Dr. Srouji’s employment agreement provides that he is eligible to participate in Romeo’s health and welfare benefit plans maintained for the benefit of Romeo’s employees. If Dr. Srouji’s employment involuntarily terminates other than for cause, death or disability, he is entitled to receive, as severance, three months of salary and twelve months of continued health benefits, subject to his timely execution and non-revocation of a general release of claims against Romeo.

Agreements with Lionel E. Selwood, Jr.

2018 Agreement.  On June 11, 2018, Lionel E. Selwood, Jr. entered into an employment agreement with Romeo and this agreement has been superseded by the agreement he entered into on September 18, 2020, as described below.  Mr. Selwood’s agreement did not have a fixed term, and his employment would continue until terminated in accordance with the terms of the employment agreement.  Pursuant to this prior employment agreement, Mr. Selwood’s initial base salary was $325,000 per year and Mr. Selwood was granted options under the 2016 Plan to purchase 1,500,000 shares of Romeo common stock (which will remain outstanding but become exercisable to purchase shares of RMG common stock upon consummation of the Business Combination).  Mr. Selwood’s performance against agreed upon goals and objectives were to be reviewed on no less than an annual basis, and Mr. Selwood was eligible for a base salary increase of no less than 15%, a discretionary cash bonus of up to 100% of base salary and additional equity grants based on a performance review by  Romeo’s board of directors.  Mr. Selwood’s prior employment agreement provided that he was eligible to participate in Romeo’s health and welfare benefit plans maintained for the benefit of Romeo’s employees.  Romeo was also required to provide Mr. Selwood with a monthly stipend of $3,023 for him to rent an apartment in Los Angeles until he relocated to Los Angeles and also provide relocation assistance if he decided to move his permanent residence to Los Angeles (the details of which were to be determined at the time of his move).  If Mr. Selwood’s employment was terminated by Romeo, he was entitled to receive, as severance, six months of salary and six months of continued health benefits, and the vesting of all of his unvested options would have accelerated at the time of termination.

2020 Agreement.  On September 18, 2020, Mr. Selwood, who previously served as Romeo’s President and General Manager, entered into an employment agreement with Romeo to become its Chief Executive Officer, effective September 17, 2020.  Mr. Selwood’s agreement does not have a fixed term, and his employment will continue until terminated in accordance with the terms of the employment agreement.  Pursuant to the employment agreement, Mr. Selwood’s base salary will be $500,000 as of September 4, 2020, and he is eligible for a discretionary annual bonus of up to 100% of his base salary.  Mr. Selwood also was granted additional options under the 2016 Plan to purchase 8,000,000 shares of Romeo common stock (which will remain outstanding but become exercisable to purchase shares of RMG common stock upon consummation of the Business Combination) that are subject to vesting in equal monthly increments over the twelve months following the date of grant.  After the consummation of the Business Combination, Mr. Selwood will be eligible for an additional performance-based award which he can earn subject to the achievement of “stretch” stock price and/or market capitalization milestones to be established by the board of directors of the Combined Company. Mr. Selwood’s employment agreement provides that he is eligible to participate in Romeo’s health and welfare benefit plans maintained for the benefit of its employees.  Mr. Selwood will be eligible to receive a monthly stipend of $3,000 to rent an apartment in Los Angeles until he relocates to Los Angeles, and Romeo also will provide relocation assistance if he decides to move his permanent residence to Los Angeles (the details of which will be determined at the time of his move).  In addition, Romeo will reimburse Mr. Selwood for reasonable travel expenses from Tampa, Florida to Los Angeles, California until the earlier of the time that he relocates to Los Angeles or when Romeo’s board of directors, in conjunction with an annual review of such travel reimbursement, determines that he should no longer receive such travel reimbursement. If Mr. Selwood’s employment involuntarily terminates other than for cause, he is entitled to receive, as severance, twelve months of salary, twelve months of continued health benefits and accelerated vesting of his unvested options which were granted prior to August 1, 2020, subject to his timely execution and non-revocation of a general release of claims against Romeo.  If Mr. Selwood’s employment terminates due to his death or disability, his outstanding performance-based equity awards will remain outstanding and will vest, if at all, based on performance through the end of the applicable performance period on a prorated basis, based on the ratio of the number of days he was employed during such performance period and the total number of days between the grant date and the vesting date of such award.

Confidential Information and Invention Assignment Agreements

Pursuant to their employment agreements with Romeo, each of Romeo’s named executive officers has entered into Romeo’s standard Confidential Information and Invention Assignment Agreement, which provides for customary protections covering Romeo’s intellectual property and confidential information as well as an employee non-solicitation restriction that applies during employment and for 12 months thereafter.

Retirement Benefits

Romeo’s employees, including named executive officers, participate in a tax-qualified Section 401(k) plan.  Romeo does not provide a match for participants’ elective contributions to the Section 401(k) plan, nor does Romeo make any other employer contributions to the Section 401(k) plan.  Romeo does not provide its employees, including the named executive officers, with any other retirement benefits, including, but not limited to, other tax-qualified retirement plans, supplemental executive retirement plans or nonqualified deferred compensation plans.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by Romeo’s named executive officers as of December 31, 2019.

	Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option	Option
	Grant		Options	Options	Exercise	Expiration
Name	Date		Exercisable (#)	Unexercisable (#)	Price ($)	Date
Michael Patterson	8/25/17	(1)	9,198,403	1,839,681	0.49841	8/24/27
	1/12/18	(1)	1,410,421	797,196	0.74107	1/11/28
Abdul Kader El Srouji, Ph.D.	8/25/17	(1)	355,555	44,445	0.49841	8/24/27
	11/16/18	(1)	177,777	22,223	0.49841	11/15/28
	10/30/19	(2)	1,600,000	800,000	0.19	10/29/29
Lionel E. Selwood, Jr.	2/21/17	(1)	340,277	9,723	0.49841	2/20/27
	11/16/18	(1)	1,458,333	41,667	0.74107	11/15/28
	10/30/19	(3)	287,500	862,500	0.19	10/29/29
(1)	Options vest over a three year period. One-third of the shares vest after one year and the remainder of the shares vest in equal monthly increments over the following 24 month period.
(2)	Option vests over a three year period in equal annual increments.
(3)	Option vests over a three year period in equal monthly increments.

Director Compensation

In the year ended December 31, 2019, no director received cash, equity or other compensation for service on Romeo’s board of directors or any committee thereof.  Romeo currently has no formal arrangements under which directors receive compensation for their service on Romeo’s board of directors or its committees.  Romeo’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board of directors and committee meetings or performing other services in their capacities as directors. As of December 31, 2019, David Ghiyam held an aggregate of 500,000 options (with respect to Romeo’s Class A common stock), Jonathan Kalikow held an aggregate of 1,103,808 options (with respect to Romeo’s Class A common stock) and the other non-employee directors did not hold any outstanding options.  Mr. Patterson does not receive additional compensation for his service as a director.

ROMEO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless context otherwise requires, all references in this section to “Romeo,” “we,” “us,” “our,” or “its” refer to Romeo and its consolidated subsidiaries prior to the Business Combination.

The following discussion and analysis is intended to help the reader understand Romeo’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the section entitled “Romeo’s Selected Historical Financial Information”, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”, and Romeo’s consolidated financial statements and notes thereto included elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Romeo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections entitled “Risk Factors” or “Forward-Looking Statements and Risk Factor Summary” in other parts of this proxy statement/consent solicitation statement/prospectus.

Business Overview

Romeo is an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through energy dense battery modules and packs, Romeo enables large-scale, sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, Romeo is able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range, and durability compared to battery packs provided by its competitors. Romeo’s modules and packs are customizable and scalable and are optimized by Romeo’s proprietary battery management system “BMS”. Romeo differentiates itself from competitors by leveraging its technical expertise and depth of knowledge of energy storage systems.

In 2019, Romeo formed the BorgWarner JV with a subsidiary of BorgWarner, a global tier one automotive supplier with world-class capabilities in manufacturing, engineering, and technology development. The BorgWarner JV is owned 40% by Romeo and 60% by BorgWarner’s subsidiary. Romeo’s strategic alliance with BorgWarner gives the joint venture an opportunity to benefit from BorgWarner’s manufacturing expertise, superior purchasing power with Romeo’s existing suppliers, and longstanding relationships with many of Romeo’s target customers. We believe that this strategic alliance also allows Romeo, through the BorgWarner JV, to accelerate its reach into new markets, particularly in Europe and Asia, without the need to expend substantial capital developing new production facilities. We believe partnering with a highly regarded supplier significantly de-risks Romeo’s production plan and allows Romeo, through the BorgWarner JV, to leverage BorgWarner’s global production resources to scale production operations worldwide, while maintaining the highest levels of product quality. The rights of Romeo and BorgWarner with respect to the BorgWarner JV are set forth in the JV Agreement and the IP License. See the section entitled “Business of Romeo—Joint Venture with BorgWarner.”

Since 2014, Romeo has been designing and manufacturing battery modules and packs and enabling battery technology for key customers in the automotive industry. Romeo currently focuses on two key markets in mobility energy technology: North American commercial trucks and buses, and through the BorgWarner JV, commercial and high-performance vehicles outside of North America. Romeo is also forming a partnership with Heritage Environmental Services to focus on sustainability and reuse applications of Romeo’s battery technologies. These partnerships are critical in de-risking Romeo’s business model, scaling the business, and delivering value to customers.

Romeo’s operations consist of two business segments: Romeo Power North America and Joint Venture Support. The Romeo Power North America business segment designs and manufactures industry leading battery modules, battery packs, and battery management system technologies for Romeo’s customers in North America. The Joint Venture Support business segment provides engineering and other professional services to the BorgWarner JV.

To date, Romeo has financed its operations primarily through issuances of term notes and convertible notes (the “Notes”), as well as private placements of common stock and redeemable convertible preferred stock. From the date of Romeo’s incorporation in 2014, Romeo has raised aggregate gross proceeds of approximately $231 million from the issuance of Notes, common stock, and redeemable convertible preferred stock in exchange for cash. During the year ended December 31, 2019, Romeo incurred a net loss of $59.85 million and used $46.96 million in cash to fund operations. For the nine months ended September 30, 2020, Romeo incurred an additional net loss of $22.71 million and used $14.13 million in additional cash to fund operations. As of September 30, 2020, Romeo had $0.25 million of cash on hand to continue to fund operations.

Romeo expects its capital and operating expenditures to increase significantly in connection with its ongoing activities, as Romeo:

●	purchases production equipment and increases the number of production lines used to manufacture its products;
●	commercializes products;
●	continues to invest in research and development related to new technologies;
●	increases its investment in marketing and advertising, as well as the sales and distribution infrastructure for its products and services;
●	maintains and improves operational, financial, and management information systems;
●	hires additional personnel;
●	obtains, maintains, expands, and protects its intellectual property portfolio; and
●	enhances internal functions to support its future state as a publicly-traded company.

COVID-19

In December 2019, the 2019 novel coronavirus (“COVID-19”) surfaced in Wuhan, China.  The World Health Organization (“WHO”) declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring “shelter-in-place”. On March 11, 2020, the WHO declared the COVID-19 outbreak a pandemic. In addition to existing travel restrictions, some locales may impose prolonged quarantines and further restrict travel, which may significantly impact the ability of our employees to get to their places of work to produce products, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price, or may significantly hamper our products from moving through the supply chain. Romeo has taken temporary precautionary measures intended to help minimize the risk of the virus to its employees, including temporarily requiring some employees to work remotely and implementing social distancing protocols for all work conducted onsite. Romeo has suspended non-essential travel worldwide for employees and is discouraging employee attendance at other gatherings.

To date, COVID-19 has had a limited adverse impact on Romeo’s operations, supply chains, and distribution systems, and has resulted in Romeo sustaining higher losses on raw material than previously expected. Romeo’s efforts to qualify new suppliers, particularly in Asia, have been postponed indefinitely, which delay has required Romeo to continue using higher cost components for its products into 2021. Because of travel restrictions, Romeo is unable to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures and resulting global economic impacts, Romeo may experience significant and unpredictable reductions in demand for certain of our products.  The degree and duration of disruptions to future business activity are unknown at this time.

Business Combination and Public Company Costs

Description of the Transactions

On October 5, 2020, RMG, Merger Sub, and Romeo entered into the Merger Agreement pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo (the “Business Combination”).  Upon consummation of the Business Combination, the newly-formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG.  In addition, RMG, as the issuer of the publicly-traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc. (NYSE: RMO).

Consideration for the Business Combination will consist of shares of RMG’s common stock issued in exchange for all outstanding shares of Romeo common stock, determined on a fully-diluted basis, as follows:

●	As if all of Romeo’s issued and outstanding shares of preferred stock converted into common stock of Romeo pursuant to the terms of Romeo’s Fourth Amended and Restated Certificate of Incorporation; and
●	As if all of Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, converted into common stock of Romeo at a conversion price of $0.4339 per share.

No fractional shares of RMG Class A common stock will be issued. In lieu of the issuance of any such fractional shares, RMG has agreed to pay to each former holder of Romeo common stock, preferred stock, or convertible notes, who otherwise would be entitled to receive such fractional share, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of RMG Class A common stock to which such holder otherwise would have been entitled multiplied by (ii) $10.

The following additional activities will occur immediately prior to or upon closing of the Business Combination:

●	The settlement of all of Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest;
●	The payment of transaction costs incurred by both RMG and Romeo;
●	The payment of deferred legal fees, underwriting commissions, and other costs incurred in connection with the Initial Public Offering (“IPO”);
●	The settlement of $9.1 million of the notes receivable due to Romeo from stockholders, inclusive of the forgiveness of $1.8 million of the amount due; and
●	The exchange of all issued and outstanding warrants and stock options for the purchase of shares of Romeo common stock, inclusive of stock options for which vesting is fully contingent upon Romeo being acquired by a special purpose acquisition company (“SPAC”), for warrants and stock options for the purchase of common stock of the Combined Company.

Pursuant to the Merger Agreement, the aggregate consideration, consisting of shares of RMG common stock, will be determined based upon the quotient of (A)(i) a purchase price of $900 million, plus (ii) Romeo’s closing date cash, minus (iii) Romeo’s closing date indebtedness, plus (iv) the aggregate exercise price of all of Romeo’s outstanding options and warrants, divided by (B) $10.00.  Shares issued by RMG to consummate the Business Combination will be exchanged for outstanding shares of Romeo common stock based upon an exchange ratio equal to the quotient of (A) the aggregate merger consideration divided by (B) the sum of (i) the number of shares of Romeo common stock outstanding and issuable upon conversion of Romeo’s outstanding preferred stock, (ii) the number of shares of Romeo Class A common stock subject to unexpired, issued and outstanding options and warrants, and (iii) the number of shares of Romeo Class A common stock issuable upon conversion of Romeo’s convertible notes.

Concurrently with the execution of the Merger Agreement on October 5, 2020, RMG entered into the Subscription Agreements with the Subscription Investors that have agreed to purchase shares of RMG’s Class A common stock in connection with the Business Combination.  Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and RMG agreed to issue and sell to such Subscription Investors an aggregate of 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share, or an aggregate of $160 million in gross cash proceeds (the “Private Placement”). The closing of the Private Placement will occur immediately prior to the closing of the Business Combination and is conditioned thereon and on other customary closing conditions.

In addition, on October 2, 2020, Romeo entered into an agreement with Heritage Battery Recycling, LLC (“HBR”), a related party to an existing Romeo stockholder and a Subscription Investor, which requires Romeo to contribute $35 million of cash to HBR to fund HBR’s operations and fund up to $10 million for a pilot that, if successful, could lead to the purchase by HBR’s affiliate of 500 plus commercial vehicles through Romeo, in each case, if the Business Combination and the Private Placement yield aggregate gross proceeds of at least $200 million after transaction costs.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP.  Under this method of accounting, RMG will be treated as the acquired company for financial reporting purposes, and Romeo will be treated as the accounting acquiror. In accordance with this accounting, the Business Combination will be treated as the equivalent of Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Romeo. Romeo has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Romeo’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether or not existing stockholders of RMG exercise their right to redeem their shares of RMG common stock;
●	Romeo’s existing senior management team will comprise senior management of the Combined Company;
●	Romeo is the larger of the companies based on historical operating activity and employee base; and
●	Romeo’s operations will comprise the ongoing operations of the Combined Company.

Upon consummation of the Business Combination, Romeo will become the successor to an SEC-registered and New York Stock Exchange listed company, which will require Romeo to hire additional personnel and implement processes and procedures to address public company regulatory requirements and customary practices. Romeo expects to incur incremental annual expenses as a public company for, among other things, increased directors’ and officers’ liability insurance; director fees; and additional internal and external accounting, legal, and administrative resources.

Components of Operating Results

The following discussion describes certain line items in Romeo’s Consolidated Statements of Operations.

Revenue

Romeo primarily generates revenue from the sale of battery modules, battery packs, and battery management systems, as well as the performance of engineering services, inclusive of the development of prototypes.

Cost of Revenues and Gross Loss

Cost of revenues is comprised primarily of product costs, personnel costs, logistics and freight costs, and depreciation and amortization of manufacturing and test equipment. Romeo’s product costs are impacted by technological innovations, such as advances in battery controls and battery configurations, new product introductions, economies of scale that result in lower component costs, and improvements in and automation of Romeo’s production processes.

Gross loss may vary between periods and is primarily affected by average selling prices, product costs, product mix, customer mix, production volumes, production personnel costs, and warranty costs.

Operating Expenses

Operating expenses primarily consist of research and development costs and selling, general, and administrative costs. Personnel-related costs are the most significant component of each of these expense classifications and include salaries, benefits, payroll taxes, sales commissions, incentive compensation, and stock-based compensation.

Research and Development Expense

Research and development costs include personnel-related expenses, third-party design and development costs, testing and evaluation costs, and other indirect costs. Research and development employees are primarily engaged in the design and development of cell science design and engineering, modular technology and electro-mechanical engineering, thermal engineering, and battery management systems. Romeo devotes substantial resources to research and development programs that focus on both enhancements to, and cost efficiencies in, existing products and the timely development of new products that utilize technological innovation to drive down product costs, improve product functionality, and enhance product safety and reliability. Romeo intends to continue to invest appropriate resources in research and development efforts, as Romeo believes that this investment is critical to maintaining Romeo’s competitive position.

Selling, General, and Administrative Expense

Selling, general, and administrative costs include both sales and marketing costs and general and administrative costs associated with back-office functions. Sales and marketing costs include personnel-related expenses, as well as travel, trade show, marketing, customer support, and other indirect costs. Romeo expects to continue to make the necessary sales and marketing investments to enable the execution of its strategy, which includes increasing market penetration geographically, and entering into new markets through the expansion of Romeo’s customer base and strategic partners. Romeo currently offers products targeting the North American market for commercial trucks and buses and, through the BorgWarner JV, the European market for commercial and high-performance vehicles. Through the BorgWarner JV, Romeo expects to continue to expand the geographic reach of its product offerings and explore new revenue channels in addressable markets in the future.

General and administrative costs include personnel-related expenses attributable to Romeo’s executive, finance, human resources, and information technology organizations; certain facility costs; and fees for professional services. Fees for professional services consist primarily of outside legal, accounting, and information technology consulting costs.

Interest Expense

Interest expense primarily consists of interest incurred under the Notes, inclusive of non-cash interest expense related to the amortization of fees and debt discounts associated with beneficial conversion features and detachable warrants issued with the Notes. As Romeo’s outstanding Notes will convert or be extinguished upon consummation of the planned Business Combination, Romeo does not expect to incur material interest expense subsequent to the Business Combination.

Interest Income

Interest income includes interest earned on Romeo’s cash balances.

Legal Settlement Expense

In November 2019, Romeo entered into a settlement agreement with a pre-existing holder of Romeo common stock to resolve a dispute related to a share purchase transaction. As a result of the settlement agreement, Romeo rescinded the share purchase transaction and made a cash payment to the former stockholder. The amount paid in excess of the estimated fair value of the shares that were rescinded resulted in the recognition of legal settlement expense.

Loss on Extinguishment of Debt

Loss on extinguishment of debt reported for the nine months ended September 30, 2019 and the years ended December 31, 2019 and 2018 is attributable to losses incurred upon the extinguishment of certain debt instruments.

Other Expense

In April 2020, Romeo agreed to cancel $1.79 million of the $9.12 million stockholder notes receivable balance outstanding as of December 31, 2019 in the event of a sale of Romeo or an initial public offering.  As a result, Romeo recorded $1.61 million in Other expense for the nine months ended September 30, 2020, which represents the estimated fair value of the cancellation liability as of September 30, 2020.

Equity (Loss) in Affiliates

Equity (loss) in affiliates reflects the recognition of Romeo’s proportional share of the net losses of the BorgWarner JV, in which Romeo holds a 40% ownership interest.

Income Tax Expense

For the periods presented, income tax expense primarily consists of franchise and other state and local taxes, as Romeo is currently incurring losses and has recorded a valuation allowance against its net deferred income tax assets.

Results of Operations for the Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended
	September 30,	September 30,	$	%
$ in thousands	2020	2019	Change	Change
Revenue
Products	$2,097	$3,097	$(1,000)	(32.3)
Services	202	1,051	(849)	(80.8)
Related party services	2,027	1,209	818	67.7
Total revenue	4,326	5,357	(1,031)	(19.2)
Cost of sales
Products	5,182	8,779	(3,597)	(41.0)
Services	919	868	51	5.9
Related party services	1,750	1,028	722	70.2
Total cost of sales	7,851	10,675	(2,824)	(26.5)
Gross loss	(3,525)	(5,318)	1,793	(33.7)
Operating expenses
Research and development	5,213	9,697	(4,484)	(46.2)
Selling, general and administrative	10,303	11,205	(902)	(8.0)
Total operating expenses	15,516	20,902	(5,386)	(25.8)
Operating loss	(19,041)	(26,220)	7,179	(27.4)
Interest expense	(783)	(10,848)	10,065	(92.8)
Interest income	—	266	(266)	(100.0)
Loss on extinguishment of debt	—	(9,181)	9,181	(100.0)
Other expense	(1,614)	—	(1,614)	—
Net loss before income taxes and equity (loss) in affiliates	(21,438)	(45,983)	24,545	(53.4)
Equity (loss) in affiliates	(1,272)	(669)	(603)	90.1
Income tax expense	—	(1)	1	(100.0)
Net loss	$(22,710)	$(46,653)	$23,943	(51.3)

Revenues

	Nine Months Ended
	September 30,	September 30,
$ in thousands	2020	2019
Products	$2,097	$3,097
% of total revenue	48.5%	57.8%

Services	202	1,051
% of total revenue	4.7%	19.6%

Related party revenue	2,027	1,209
% of total revenue	46.9%	22.6%

Total revenue	$4,326	$5,357

Product revenues

Product revenue decreased approximately $1.00 million, or 32.3%, during the nine months ended September 30, 2020, as compared to product revenues for the nine months ended September 30, 2019. The product revenue decrease of $1.00 million related to decreased deliveries of commercial vehicle products following completion of a large contract in April 2020.  Average selling prices per unit did not have a significant impact on sales during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019.

The decrease in Romeo’s commercial vehicle pack and module production and delivery activity has been offset by an increased focus on the execution and delivery against new engineering and prototype development agreements with both new and prospective module and pack customers.  As subsequently discussed, revenue under current engineering and prototype development contracts has been substantially deferred until all engineering services are complete and all prototypes have been delivered, and this revenue ultimately will be recognized as service revenue.  However, in Romeo's typical sales cycle, these engineering and prototype agreements are expected to be precursors to future product supply agreements, for which product revenues are recognized as products are delivered.

As a result of the contract completed during April 2020 that was not subsequently replaced,  Romeo expects to report lower product revenues until we begin to produce and deliver modules and packs in accordance with our more recently signed customer supply contracts, certain of which provide for minimum take or pay minimum order commitments.  Minimum take or pay order commitments related to contracts signed through November of 2020 exceed $500 million of backlog.  While the recognition of product revenue related to certain of these module and pack contracts will not commence until after completion of the delivery of engineering and prototype services, we expect to recognize greater than 10% of this backlog revenue over the twelve-month period following September 30, 2020.

Service revenues

Service revenue decreased approximately $0.85 million, or 80.8%, during the nine months ended September 30, 2020, as compared to service revenue for the nine months ended September 30, 2019. The decrease is related to the timing of deliveries against engineering and prototype contracts. Revenues recognized from new non-recurring engineering and prototype service contracts did not offset the reduction in revenues attributable to completed contracts.  However, the deferred revenue related to our engineering and prototype contracts for which revenue is recognized as of a point in time upon delivery of the developed prototypes was $2.36 million as of September 30, 2020, as compared to $0.59 million for the nine months ended September 30, 2019. Romeo expects to recognize all of the deferred revenue reported as of September 30, 2020 during the fourth quarter of 2020, after final delivery of the related prototypes.

Related party revenues

Related party service revenue increased approximately $0.82 million, or 67.7%, for the nine months ended September 30, 2020, as compared to related party service revenue for the nine months ended September 30, 2019.  Related party service revenue relates to engineering services that Romeo provided to the BorgWarner JV during the period. As Romeo’s joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, related party service revenue earned during the nine months ended September 30, 2020 exceeded the related party service revenue earned during the portion of the nine month-period ended September 30, 2019 during which Romeo provided engineering services to the BorgWarner JV.

Cost of Sales

	Nine Months Ended
	September 30,	September 30,
$ in thousands	2020	2019
Cost of sales – products	$5,182	$8,779
% of cost of sales	66.0%	82.2%

Cost of sales – services	919	868
% of cost of sales	11.7%	8.1%

Cost of sales – related party	1,750	1,028
% of cost of sales	22.3%	9.6%

Total cost of sales	$7,851	$10,675

Cost of sales – products

Cost of sales associated with product revenue decreased approximately $3.60 million, or 41.0%, during the nine months ended September 30, 2020, as compared to the cost of product revenue for the nine months ended September 30, 2019. Of the total decrease in cost of sales related to product revenue, approximately 36% relates to a reduction in labor costs historically attributable to the production of commercial vehicle products under supply contracts. As the concentration of production activities shifted significantly toward the production of prototypes under a significant engineering and prototype service contract during the most recent quarter, a significant portion of our production line labor was dedicated to delivering upon that significant engineering and prototype service contract for which revenues and costs are recognized at a point in time.  Costs attributable to delivery upon the significant engineering and prototype service contract are expected to be reported as costs of sales related to services and recognized contemporaneously with the recognition of the associated deferred services revenue, which will occur upon prototype delivery.

The remaining 64% of the decrease in the cost of sales related to product revenue is primarily due to the decrease in deliveries of commercial vehicle products following the completion of a large contract in April 2020, as well as the write down of certain excess and obsolete inventory during the nine months ended September 30, 2019. The write-down of inventory totaled approximately $0.88 million for the nine months ended September 30, 2019; whereas, no inventory write-downs occurred during the comparable period in 2020.

Cost of sales – services

Cost of sales associated with services revenue increased approximately $0.05 million, or 5.9%, during the nine months ended September 30, 2020, as compared to the cost of service sales for the nine months ended September 30, 2019. The increase is related to fixed overhead costs that are not directly related to contracts. Our service revenue decreased due to the timing of deliveries against engineering and prototype contracts, but our fixed costs remained consistent.  As of September 30, 2020, the recognition of costs incurred in connection with delivery against a significant engineering and prototype service contract has been deferred as a contract asset on our balance sheet, and these costs are expected to be reported as costs of sales related to services contemporaneously with the recognition of the associated deferred revenue, which is expected to occur upon completion of prototype production and delivery during the quarter ended December 31, 2020.

Cost of sales – related party services

Cost of sales associated with related party services revenue increased approximately $0.72 million, or 70.2%, during the nine months ended September 30, 2020, as compared to the cost of related party sales for the nine months ended September 30, 2019. Costs incurred for the nine months ended September 30, 2020 primarily relate to personnel costs attributable to employees that provided engineering services to the BorgWarner JV during the period. As Romeo’s joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, Romeo provided increased services to the joint venture and, accordingly, incurred increased engineering labor costs during the nine months ended September 30, 2020 in comparison to the nine months ended September 30, 2019.

Research and Development Expense

Research and development expense decreased approximately $4.48 million, or 46.2%, during the nine months ended September 30, 2020, as compared to research and development expense for the nine months ended September 30, 2019. The decrease was primarily attributable to the following drivers:

Primary Drivers ($ in thousands)	Increase / (Decrease)
Compensation and benefit costs	$(4,209)
Third-party design and development costs	(121)
Primary drivers of the total decrease in research and development expense	$(4,330)

The decrease in research and development expense for the nine months ended September 30, 2020 as compared to the same period in 2019 was primarily attributable to a $4.21 million decrease in compensation and benefits costs as a result of a 24% reduction in department headcount when Romeo paused development of its stationary storage product line in May 2019 to focus development efforts solely on mobility products. In addition, third-party design and development costs decreased $0.12 million due to a decrease in the need for outside services for numerous activities including testing, validation, product certification, prototype creation, and instrument calibration. As Romeo has matured its internal testing and prototype capacity, there is less reliance on third parties for these types of services. Furthermore, Romeo obtained necessary product certifications in 2019 that do not require annual renewal or recertification. As Romeo continues to scale its testing and increase its prototyping capacity, Romeo does not expect to rely significantly on third party services to support Romeo’s research and development activities.

Selling, General, and Administrative Expense

Selling, general, and administrative expense decreased approximately $0.90 million, or 8.0%, during the nine months ended September 30, 2020, as compared to selling, general, and administrative expense for the nine months ended September 30, 2019. The decrease was primarily attributable to the following drivers:

Primary Drivers ($ in thousands)	Increase / (Decrease)

Compensation and benefit costs	$(2,594)
Professional fees	2,088
Travel costs	(429)
Primary drivers of the total decrease in selling, general and administrative	$(935)

The decrease in selling, general and administrative expense for the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily attributable to a decrease in compensation and benefits costs of approximately $2.59 million as a result of a 22% reduction in departmental headcount associated with Romeo narrowing its focus to its commercial vehicle business in May 2019, and a decrease in travel costs of approximately $0.43 million primarily due to travel restrictions implemented by Romeo in response to the COVID-19 global pandemic. This decrease was offset by an increase in professional fees of $2.09 million primarily as a result of audit and accounting fees associated with the Business Combination.  As discussed in the ‘Business Overview’ section, Romeo expects selling, general, and administrative expense to increase upon consummation of the Business Combination, including increased investment in marketing, advertising, and the sales and distribution infrastructure for Romeo’s products and services; increased personnel in internal functions such as operations, finance, and information technology to support Romeo’s future state as a publicly traded company; and substantial investment in management information systems.

Interest Expense

Interest expense decreased $10.07 million, or 92.8%, for the nine months ended September 30, 2020, as compared to interest expense for the nine months ended September 30, 2019. The decrease was partially attributable to the absence of comparable non-cash interest expense related to the amortization of debt discounts associated with beneficial conversion features and detachable warrants in the current period.  Romeo incurred $5.59 million of non-cash interest expense during the nine months ended September 30, 2019, as compared to $0 of non-cash interest expense during the nine months ended September 30, 2020.  This decrease was due to the conversion and/or extinguishment of the debt instruments to which the non-cash interest expense was related during 2019.

Additionally, interest expense decreased $4.50 million as a result of a decrease in debt outstanding during the period, accompanied by a reduction in the average interest rate charged for debt instruments outstanding. During the nine months ended September 30, 2019, Romeo had approximately $50 million in outstanding debt obligations, prior to extinguishment and conversion in May 2019, as compared with $20.0 million in outstanding debt obligations at September 30, 2020.

Interest Income

Romeo did not earn any interest income for the nine months ended September 30, 2020. Interest income for the nine months ended September 30, 2019 was approximately $0.27 million, which was earned on Romeo’s cash balances.

Loss on Extinguishment of Debt

The decrease in loss on extinguishment of debt was attributable to $9.18 million in net losses incurred upon the extinguishment of debt during the nine months ended September 30, 2019. The extinguishment losses recognized during the first nine months of 2019 were incurred in connection with (1) Romeo entering into amendments to extend certain outstanding Notes payable arrangements while Romeo was pursuing the 2019 preferred stock subscription and (2) the extinguishment of certain Notes at the time of the 2019 preferred stock subscription. Romeo did not incur comparable losses on the extinguishment of debt during the nine months ended September 30, 2020, as no losses were incurred on the debt that was modified or extinguished during the period.

Other Expense

In April 2020, Romeo agreed to cancel $1.79 million of the $9.12 million stockholder notes receivable balance outstanding as of December 31, 2019 in the event of a sale of Romeo or an initial public offering.  As a result, Romeo recorded $1.61 million in Other expense for the nine months ended September 30, 2020, which represents the estimated fair value of the cancellation liability as of September 30, 2020.

Income Tax Expense

The effective tax rate of 0.0% realized for each period was significantly below the Federal statutory rate of 21.0%, as Romeo incurred significant losses during each reporting period, and Romeo has maintained a full valuation allowance against our net deferred income tax assets. Any amounts reflected in income tax expense represents various state and local tax obligations.

Equity (Loss) in Affiliates

Romeo accounts for our investment in the BorgWarner JV under the equity method of accounting and, accordingly, recognizes our proportionate share of the joint venture’s earnings and losses. Loss in affiliates increased $0.60 million, or 90.1%, for the nine months ended September 30, 2020, as compared to loss in affiliates for the nine months ended September 30, 2019. The loss in affiliates recognized for the nine months ended September 30, 2020 and 2019 represents our 40% share of the losses recognized by the joint venture for the corresponding period. The increase in loss in affiliates for the current period is due to Romeo’s joint venture with BorgWarner not being formed until June 28, 2019 and not commencing operations until July 2019.  Accordingly, the loss in affiliates amount incurred for the nine months ended September 30, 2019 did not relate to a full nine months of operations of the BorgWarner JV.

Net Loss

Romeo reported a net loss of $22.71 million for the nine months ended September 30, 2020, as compared to a net loss of $46.65 million for the nine months ended September 30, 2019. The decrease in the net loss recognized for the nine months ended September 30, 2020 was due to the factors discussed above.

Business Segment Results of Operations

Romeo operates in two business segments: Romeo Power North America and Joint Venture Support. We have organized our business segments based on the customers served. Romeo Power North America sells Romeo’s products and services to unrelated external customers; whereas, the Joint Venture Support segment provides engineering services exclusively to the BorgWarner JV, which was formed in June 2019 and commenced operations in July 2019. Segment results of operations for the nine months ended September 30, 2020 and 2019 are as follows:

Business Segment Revenue

	Nine Months Ended
$ in thousands	September 30, 2020	September 30, 2019	$ Change	% Change
Revenue
Romeo Power North America	$2,299	$4,148	$(1,849)	(44.6)%
Joint Venture Support	2,027	1,209	818	67.7
Total revenue	$4,326	$5,357	$(1,031)	(19.2)

Romeo Power North America

Romeo Power North America revenues consist of all product and services revenue, with the exception of Romeo’s related party service revenues earned from providing services to the BorgWarner JV.  Accordingly, the $1.85 million decrease in Romeo Power North America revenues includes the $1.00 million decrease in product revenue from sales of Romeo’s commercial vehicle battery modules and packs, which is primarily attributable to the completion of delivery under a large contract in April 2020.  Average selling prices did not have a significant impact on product sales during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019.

The remaining decrease in Romeo Power North America revenues is attributable to the $0.85 million decrease in service revenue, which has been significantly impacted by the timing of delivery against engineering and prototype contracts for which revenue is typically deferred until service delivery is complete. As of September 30, 2020, Romeo was in the process of delivering against a large engineering contract for which the recognition of $2.36 million of revenue is currently deferred.  Revenue attributable to this large engineering contract is expected to be recognized during the quarter ended December 31, 2020, upon final delivery of the developed prototypes.

Joint Venture Support

The Joint Venture Support segment’s revenue for the nine months ended September 30, 2020 relates to engineering services provided to the BorgWarner JV during the period. The Joint Venture Support revenue increased $0.82 million, or 67.7%, for the nine months ended September 30, 2020, as compared to the Joint Venture Support segment's revenue for the nine months ended September 30, 2019. The Joint Venture Support segment did not commence providing services to the BorgWarner JV until July 2019 and, consequently, this segment recognized substantially less revenue for the nine months ended September 30, 2019, as compared to the nine months ended September 30, 2020.

Business Segment Gross Income (Loss)

	Nine Months Ended
	September 30,	September 30,	$	%
$ in thousands	2020	2019	Change	Change
Business segment gross loss
Romeo Power North America	$(3,802)	$(5,499)	$1,697	(30.9)
Joint Venture Support	277	181	96	53.0
Total business segment gross loss	$(3,525)	$(5,318)	$1,793	(33.7)

Romeo Power North America

Romeo Power North America’s segment gross loss measure reflects product and service revenue generated from all customers except the BorgWarner JV, less the associated costs of sales. Romeo Power North America’s gross loss decreased approximately $1.70 million, or 30.9% during the nine months ended September 30, 2020, as compared to segment gross loss for the nine months ended September 30, 2019. The decrease in segment gross loss is due to costs of sales for the segment declining more significantly than revenues.  While both segment revenues and costs declined in 2020 as a result of the completion of the large product supply contract in April of 2020, improved pricing related to the large engineering and prototype service contract that is in process, and Romeo’s ability to absorb production labor costs in connection with executing upon the engineering and prototype contract, has contributed to the improvement in segment gross loss.  Direct costs attributable to the large engineering and prototype contract have been deferred and recognized as a contract asset, and such amounts will be expensed upon the final delivery of the prototypes along with the recognition of the related deferred revenue.

As Romeo’s revenues continue to scale, segment gross loss is expected to continue to benefit from cost savings attributable to advanced product design maturity, a reduction in direct materials costs for significant components of Romeo’s battery modules and packs as Romeo shifts from customized production to more standardized production for key components that make up a significant portion of each unit’s materials cost, a reduction in the costs of inventory purchases driven by larger quantity purchases that will be supported by firm customer orders, and lower unabsorbed labor and overhead costs.

Joint Venture Support

The Joint Venture Support segment’s gross income is reflective of revenues earned from engineering services provided to the BorgWarner JV, less Romeo’s internal costs to deliver those services – primarily consisting of personnel costs. The Joint Venture Support segment’s gross income increased $0.10 million, or 53.0%, for the nine months ended September 30, 2020, as compared to Joint Venture Support for the nine months ended September 30, 2019. Romeo did not commence providing services to the BorgWarner JV until July 2019 and, consequently, the recognized gross income of $0.18 million for the nine months ended September 30, 2019 does not reflect a full nine months of operating activity.

Results of Operations for the Fiscal Years Ended December 31, 2019 and 2018

	Years Ended
	December 31,	December 31,	$	%
$ in thousands	2019	2018	Change	Change
Revenue
Products	$4,847	$842	$4,005	475.7
Services	1,665	2,222	(557)	(25.1)
Related party services	1,976	—	1,976	NM
Total revenue	8,488	3,064	5,424	177.0
Cost of sales
Products	12,703	6,540	6,163	94.2
Services	2,877	6,255	(3,378)	(54.0)
Related party services	1,657	—	1,657	NM
Total cost of sales	17,237	12,795	4,442	34.7
Gross loss	(8,749)	(9,731)	982	(10.1)
Operating expenses
Research and development	11,242	18,446	(7,204)	(39.1)
Selling, general and administrative	13,890	19,768	(5,878)	(29.7)
Legal settlement expense	4,586	—	4,586	NM
Total operating expenses	29,718	38,214	(8,496)	(22.2)
Operating loss	(38,467)	(47,945)	9,478	(19.8)
Interest expense	(10,954)	(8,802)	(2,152)	24.4
Interest income	269	—	269	NM
Loss on extinguishment of debt	(9,181)	(2,580)	(6,601)	255.9
Net loss before income taxes and equity (loss) in affiliates	(58,333)	(59,327)	994	(1.7)
Equity (loss) in affiliates	(1,520)	—	(1,520)	NM
Income tax expense	(1)	(1)	—	—
Net loss	$(59,854)	$(59,328)	$(526)	0.9

Revenues

	Years Ended
	December 31,	December 31,
$ in thousands	2019	2018
Products	$4,847	$842
% of total revenue	57.1%	27.5%

Services	1,665	2,222
% of total revenue	19.6%	72.5%

Related party revenue	1,976	—
% of total revenue	23.3%	—%

Total revenue	$8,488	$3,064

Product revenue

Product revenue increased approximately $4.01 million, or 475.7%, for the year ended December 31, 2019, as compared to product revenue for the year ended December 31, 2018. The increase in product revenue was primarily driven by an increase in the volume of commercial vehicle products delivered. This increase in deliveries of commercial vehicle products was due to increased maturity and commercialization of Romeo’s commercial vehicle battery modules and packs in the beginning of 2019. Subsequent to the achievement of certain development milestones in 2018, Romeo signed new firm contracts for product deliveries in 2019. The average selling price per unit did not have a significant impact on sales during the year ended December 31, 2019 as compared to the year ended December 31, 2018. Product revenue related to commercial vehicle battery modules and packs for the year ended December 31, 2019 was approximately $4.31 million, compared to approximately $0.28 million for the year ended December 31, 2018. The remaining product revenues reported for the years ended December 31, 2019 and 2018 related to sales of Romeo’s ancillary consumer product and other products in development. Romeo does not expect its sales of its ancillary products or other products in development to be a material proportion of total sales in future periods.

Services revenue

Service revenue decreased approximately $0.56 million, or 25.1%, for the year ended December 31, 2019, as compared to service revenue for the year ended December 31, 2018. Substantially all of the decrease was related to non-recurring engineering services as customer sales shifted from non-recurring engineering and prototype services to product sales upon completion of the development and validation of customer prototypes.

Related party service revenue

Related party service revenue of approximately $1.98 million for the year ended December 31, 2019 was related to engineering services provided to the BorgWarner JV from July 2019 through December 31, 2019. As Romeo’s joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, Romeo did not earn comparable related party service revenue during the year ended December 31, 2018.

Cost of Sales

	Years Ended
	December 31,	December 31,
$ in thousands	2019	2018
Cost of sales – products	$12,703	$6,540
% of cost of sales	73.7%	51.1%

Cost of sales – services	2,877	6,255
% of cost of sales	16.7%	48.9%

Cost of sales – related party	1,657	—
% of cost of sales	9.6%	—%

Total cost of sales	$17,237	$12,795

Cost of sales – products

Cost of sales associated with product revenue increased approximately $6.16 million, or 94.2%, during the year ended December 31, 2019, as compared to the cost of product revenue for the year ended December 31, 2018. Of the total increase in cost of sales related to product revenue, approximately 70% relates to increased materials costs associated with the increase in commercial vehicle product deliveries and other commercialization activities. This increase also includes aggregate inventory write downs which totaled approximately $1.74 million related to excess or obsolescent inventory, as well as inventory that was deemed to be carried at a value in excess of its estimated net realizable value.  In comparison, write downs for excess or obsolescent inventory, and inventory deemed to be carried in excess of its estimated net realizable value, totaled approximately $0.29 million for the year ended December 31, 2018. The increase in materials costs was also a result of product mix, as the 2019 increase in commercial vehicle deliveries represents a shift in product sales towards Romeo’s higher energy-density and more costly commercial modules and packs from the higher concentration of lower-priced consumer product sales in 2018. Romeo expects customer demand for higher energy-density battery modules and packs to increase in the future as these products have broader applications to the customer’s needs and offer a better return on investment when considering the acquisition price of Romeo’s products relative to total energy capacity.

The remaining increase in cost of product revenue was primarily related to increased labor costs associated with the increased deliveries of Romeo’s commercial vehicle products.

Cost of sales – services

Cost of sales associated with services revenue decreased approximately $3.38 million, or 54.0%, for the year ended December 31, 2019, as compared to the cost attributable to service sales for the year ended December 31, 2018. Of the total decrease in costs attributable to services sales, approximately 60% of the decrease was primarily driven by decreased direct and indirect fixed labor costs. In connection with the formation of the BorgWarner JV in 2019, Romeo realigned a portion of our personnel to provide engineering services either exclusively for or in part for the BorgWarner JV.  Accordingly, compensation and benefit costs related to engineering services provided to the BorgWarner JV are recorded in ‘cost of sales – related party;’ whereas, such costs previously would have been reported as ‘costs of sales – services’ for personnel fully dedicated to providing engineering or other services to our external customers in 2018. For those employees that perform work for both the BorgWarner JV and Romeo’s external customers, compensation and benefit costs are allocated based upon agreed upon relative time allocations between activities.

In addition to the decrease in labor costs resulting from the realignment of certain personnel to perform services for the BorgWarner JV, costs attributable to services for the year ended December 31, 2019 further decreased, as compared to the year ended December 31, 2018, due to a decrease in the allocated overhead expenses. In connection with the formation of the BorgWarner JV, which commenced operations in July 2019, Romeo recovers a portion of our overhead expenses from the BorgWarner JV as services are performed.

The decrease in total cost of sales associated with services was also driven by a decrease in services revenue volume as a result of customer sales shifting from non-recurring engineering and prototype service revenue to product revenue upon completion of the development and validation of customer prototypes.

Cost of sales – related party services

Cost of sales associated with related party services revenue was approximately $1.66 million for the year ended December 31, 2019, as compared to $0 for the year ended December 31, 2018. Costs incurred for the year ended December 31, 2019 primarily relate to personnel costs attributable to employees that provided engineering services to the BorgWarner JV during the period. As Romeo’s joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, Romeo did not provide comparable services to the joint venture or incur comparable costs during the year ended December 31, 2018.

Research and Development Expense

Research and development expense decreased approximately $7.20 million, or 39.1%, during the year ended December 31, 2019, as compared to research and development expense for the year ended December 31, 2018. The decrease was primarily attributable to the following drivers:

Primary Drivers
($ in thousands)	Increase / (Decrease)
Materials and consumables	$(3,364)
Compensation and benefits	(2,893)
Primary drivers of the total decrease in research and development	$(6,257)

The decrease in research and development expense for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily attributable to a $3.36 million decrease in materials and consumables costs due to Romeo focusing its engineering and development resources primarily on productionizing commercial vehicle products during 2019, as well as a decreases in compensation and benefits costs of $2.89 million due to a 19% reduction in department headcount.

Selling, General, and Administrative Expense

Selling, general, and administrative expense decreased approximately $5.88 million, or 29.7%, during the year ended December 31, 2019, as compared to selling, general, and administrative expense for the year ended December 31, 2018. The decrease was primarily attributable to the following drivers:

Primary Drivers
($ in thousands)	Increase / (Decrease)
Compensation and benefits	$(3,465)
IT costs	(694)
Professional fees	(651)
Equipment and supplies	(619)
Primary drivers of the total decrease in selling, general and administrative expense	$(5,429)

The decrease in selling, general and administrative expense for the year ended December 31, 2019, as  compared to the year ended December 31, 2018, was primarily due to a $3.47 million decrease in compensation and benefits costs attributable to a 13% reduction in department headcount; a decrease in IT costs of $0.69 million due to investments made in 2018 being sufficient to cover 2019 requirements; a decrease in professional fees of $0.65 million due to a decrease in audit and consulting fees as well as a reduction in professional fees related to due diligence activities in 2018; and a decrease in equipment and supply costs of $0.62 million due to investments made in 2018 being sufficient to cover 2019 requirements.

Legal Settlement Expense

In November 2019, Romeo entered into a settlement agreement with a pre-existing holder of Romeo common stock to resolve a dispute related to a share purchase transaction. As a result of the settlement agreement, Romeo rescinded the share purchase transaction and made a cash payment to the former stockholder. The amount paid in excess of the estimated fair value of the shares that were rescinded resulted in the recognition of $4.59 million of settlement expense, which is reported as Legal settlement expense on the Consolidated Statements of Operations.

Interest Expense

Interest expense increased approximately $2.15 million, or 24.4%, for the year ended December 31, 2019, as compared to interest expense for the year ended December 31, 2018. The increase was attributable to increases in non-cash interest expense related to the amortization of debt discounts associated with beneficial conversion features and detachable warrants of approximately $0.75 million and interest incurred on new debt issued during the year ended December 31, 2019 of approximately $1.31 million.

Interest Income

Interest income for the year ended December 31, 2019 was approximately $0.27 million, which was earned on Romeo’s cash balances. Romeo did not earn any interest income for the year ended December 31, 2018.

Loss on Extinguishment of Debt

The loss on extinguishment of debt increased approximately $6.60 million, or 255.9%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018. During the year ended December 31, 2019, in advance of conversion or repayment, Romeo modified the terms of certain notes, which was accounted for as an extinguishment, and Romeo recognized $5.14 million in loss on extinguishment of debt. Subsequently, during the year ended December 31, 2019, Romeo converted $31.8 million of outstanding debt and accrued interest into 147,854,368 shares of Series A Preferred stock at an average loss of $0.02 per share. During the year ended December 31, 2018 Romeo converted $3.16 million of outstanding notes and accrued interest into 19,796,399 shares Class A Common Stock at an average loss of $0.13 per share.

Income Tax Expense

Romeo did not recognize any income tax expense or income tax benefit for the year ended December 31, 2019 and 2018. The effective tax rate of 0.0% realized for each period was significantly below the Federal statutory rate of 21.0%, as Romeo incurred significant losses during each reporting period and did not recognize an income tax benefit associated with these losses because a full valuation allowance is maintained against Romeo’s net deferred income tax assets. Any amounts reflected in income tax expense represents various state and local tax obligations.

Equity (Loss) in Affiliates

Romeo accounts for its investment in the BorgWarner JV under the equity method of accounting and, accordingly, recognizes its proportionate share of the joint venture’s earnings and losses. Romeo’s reported results for the year ended December 31, 2019 include Romeo’s 40% share of the joint venture’s loss incurred from June 2019, when the joint venture was formed, through December 31, 2019. There were no earnings or losses to recognize with respect to the joint venture for the year ended December 31, 2018, since the joint venture was not formed until 2019.

Net Loss

Romeo reported a net loss of approximately $59.85 million for the year ended December 31, 2019, as compared to a net loss of approximately $59.33 million for the year ended December 31, 2018. The increase in the net loss recognized for the year ended December 31, 2019 was due to the factors discussed above.

Business Segment Results of Operations

Romeo operates in two business segments: Romeo Power North America and Joint Venture Support. Romeo has organized its business segments based on the customers served.  Romeo Power North America sells Romeo’s products and services to unrelated external customers; whereas, the Joint Venture Support segment provides engineering services exclusively to the BorgWarner JV, which was formed in June 2019 and commenced operations in July 2019. Segment results for the years ended December 31, 2019 and 2018 are as follows:

Business Segment Revenue

	Years Ended
	December 31,	December 31,	$	%
$ in thousands	2019	2018	Change	Change
Revenue
Romeo Power North America	$6,512	$3,064	$3,448	112.5
Joint Venture Support	1,976	—	1,976	NM
Total revenue	$8,488	$3,064	$5,424	177.0

Romeo Power North America

Romeo Power North America revenues consist of all product and services revenue, with the exception of related party service revenues earned from providing engineering services to the BorgWarner JV.  Accordingly, the $3.45 million increase in Romeo Power North America’s revenue includes the $4.03 million increase in revenue from sales of Romeo’s commercial vehicle battery modules and packs. This increase in revenue reflects the increased maturity and commercialization of Romeo’s commercial vehicle battery modules and packs, and the strategic decision to shift focus from Romeo’s legacy consumer focused product to the commercial vehicle focused battery modules and packs in 2019. The average selling price per unit did not have a significant impact on sales during the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase in product revenues is partially offset by a $0.56 million decrease in services revenue, due to customer sales shifting from non-recurring engineering and prototype services to product sales upon completion of the development and validation of customer prototypes. Romeo does not expect its sales of its ancillary products or other products in development to be a material proportion of total sales in future periods.

Joint Venture Support

The Joint Venture Support business segment commenced providing services to the joint venture in July 2019. The Joint Venture Support segment’s revenues from July 2019 through December 31, 2019 relate to engineering services provided to the joint venture during the period. Comparable revenues were not earned during the period ended December 31, 2018 as the joint venture had not been formed yet.

Business Segment Gross Income (Loss)

	Years Ended
	December 31,	December 31,	$	%
$ in thousands	2019	2018	Change	Change
Business segment gross loss
Romeo Power North America	$(9,068)	$(9,731)	$663	(6.8)
Joint Venture Support	319	—	319	NM
Total business segment gross loss	$(8,749)	$(9,731)	$982	(10.1)

Romeo Power North America

Romeo Power North America’s segment gross loss measure reflects product and service revenues generated from all customers except for the BorgWarner JV, less the associated costs of sales. Romeo Power North America’s gross loss decreased approximately $0.66 million, or 6.8%, as compared to this segment’s gross loss for the year ended December 31, 2018. This decrease in gross loss was driven primarily by a reduction in costs of sales associated with services revenue. Of the total decrease in costs attributable to services sales, approximately 60% of the decrease was primarily driven by decreased direct and indirect fixed labor costs. In connection with the formation of the BorgWarner JV in 2019, Romeo realigned a portion of its personnel to provide engineering services either exclusively for or in part for the BorgWarner JV. In addition to the decrease in costs resulting from the realignment of certain personnel to perform services for the BorgWarner JV, costs attributable to services for the year ended December 31, 2019 further decreased, as compared to the year ended December 31, 2018, due to a decrease in the allocated overhead expenses, which were allocated to and recovered from services performed for the BorgWarner JV.

Joint Venture Support

The Joint Venture Support business segment commenced providing services to the BorgWarner JV in July 2019. The Joint Venture Support segment’s gross loss is reflective of revenues earned from engineering services provided to the BorgWarner JV, less Romeo’s internal costs to deliver those services – primarily consisting of personnel costs. The Joint Venture Support segment’s 2019 gross loss reflects earnings from the engineering services provided to the joint venture from July 2019 through December 31, 2019. As the joint venture was not established until 2019, comparable services were not provided, and comparable earnings were not recognized during the period ended December 31, 2018.

Non-GAAP Financial Measures

In addition to Romeo’s results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures, EBITDA and Adjusted EBITDA, for purposes of evaluating Romeo’s ongoing operations and for internal planning and forecasting purposes. Romeo believes that these non-GAAP operating measures, when reviewed collectively with Romeo’s GAAP financial information, provide useful supplemental information to investors in assessing Romeo’s operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as earnings before interest income and expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” has been calculated using EBITDA adjusted for losses on the extinguishment of debt, stock-based compensation, settlement of certain legal matters, and derivative expense. Romeo believes that both EBITDA and Adjusted EBITDA provide additional information for investors to use in (1) evaluating Romeo’s ongoing operating results and trends and (2) comparing Romeo’s financial performance with those of comparable companies, which may disclose similar non-GAAP financial measures to investors. These non-GAAP measures provide investors with incremental information for the evaluation of Romeo’s performance after isolation of certain items deemed unrelated to Romeo’s core business operations.

EBITDA and Adjusted EBITDA are presented as supplemental measures to Romeo’s GAAP measures of performance.  When evaluating EBITDA and Adjusted EBITDA, you should be aware that Romeo may incur future expenses similar to those excluded when calculating these measures. In addition, Romeo’s presentation of these measures should not be construed as an inference that Romeo’s future results will be unaffected by unusual or non-recurring items. Furthermore, Romeo’s computation of Adjusted EBITDA may not be directly comparable to similarly titled measures computed by other companies, as the nature of the adjustments that other companies may include or exclude when calculating Adjusted EBITDA may differ from the adjustments reflected in Romeo’s measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation, nor should these measures be viewed as a substitute for the most directly comparable GAAP measure, which is net loss. Romeo compensates for the limitations of its non-GAAP measures by relying primarily on Romeo’s GAAP results. You should review the reconciliation of Romeo’s net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate Romeo’s performance.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, as well as the years ended December 31, 2019 and 2018.

	Nine Months Ended		Years Ended
	September 30,	September 30,	December 31,	December 31,
$ in thousands	2020	2019	2019	2018
Net loss	$(22,710)	$(46,653)	$(59,854)	$(59,328)
Interest expense	783	10,848	10,954	8,802
Interest income	—	(266)	(269)	—
Income tax expense	—	1	1	1
Depreciation and amortization expense	1,404	1,387	1,871	1,573
EBITDA	(20,523)	(34,683)	(47,297)	(48,952)
Loss on debt extinguishment	—	9,181	9,181	2,580
Stock-based compensation	784	949	1,566	2,948
Settlement of certain legal matters	—	—	4,586	—
Derivative expense	1,614	—	—	—
Adjusted EBITDA	$(18,125)	$(24,553)	$(31,964)	$(43,424)

Liquidity and Capital Resources

Due to Romeo’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, management concluded that there was substantial doubt about Romeo’s ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2019 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with U.S. GAAP, which contemplates that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

From Romeo’s inception in June 2014 through September 30, 2020, Romeo generated an accumulated deficit of $192.54 million, while pursuing substantial research and development activities to bring the products in its lithium-ion battery technology platform to market on a mass production scale.

Between 2016 and April 2019, Romeo’s operations were funded by the issuance of convertible notes, two classes of equity, and term notes. During this period, Romeo issued a total of $22.6 million in convertible notes, borrowed $51.33 million under term notes, sold $7.23 million in Series Seed preferred shares (2016 only), and sold $44.6 million in common stock. During the year ended December 31, 2019, Romeo issued $19.0 million of the term notes described above and repaid a total of $25.62 million of term notes.  In December 2019, Romeo issued $5.2 million in new convertible notes.

In June 2019, Romeo closed a Series A preferred stock round of financing that included cash investments of $56.49 million and the conversion of outstanding debt and interest totaling $31.85 million in exchange for the issuance of an aggregate of 315,286,937 shares of newly authorized Series A-1, Series A-2, Series A-3, and Series A-4 preferred stock. Also, in connection with the Series A preferred stock financing, Romeo redeemed approximately 35.4% of each Series Seed holder’s shares of Series Seed preferred stock issued and outstanding.  Each Series Seed stockholder received a payment in cash equal to $0.33 per share.  The Series Seed preferred stock was not mandatorily redeemable in advance of the Series A preferred stock sale. In connection with the execution of the Series A Preferred Stock Agreement, the Series Seed holders agreed to the redemption.

Between March and May 2020, Romeo closed a round of financing that included the issuance of 32.0 million shares of newly authorized Series A-5 preferred stock.  Romeo issued Series A-5 preferred shares at a purchase price of $0.1250 per share for a total raise of $4.00 million.

The June 2019 Series A Preferred Stock raise was led by BorgWarner. In conjunction with BorgWarner’s investment of $50 million into Romeo, BorgWarner and Romeo created a global joint venture, the BorgWarner JV, on June 28, 2019, which is intended to accelerate both companies’ reach into the European market in a capital efficient way. Romeo’s capital contribution for its 40.0% ownership interest in the joint venture was $4.00 million, which amount was funded through

BorgWarner’s direct transfer of $4 million of the $50 million that was due to Romeo for the purchase of Series A Preferred Stock to the BorgWarner JV.

Our current business plan through 2025 is predicated on the assumption that there will not be a significant number of redemptions in connection with the Business Combination. This plan includes substantial investments into expanded research and development capacity, as well as an allocation of capital for new factories or strategic acquisitions. These activities are currently planned to occur even while we are in the process of achieving positive free cash flow from our existing business segments.  However, in a downside scenario, where redemptions of RMG stock at closing exceed 50%, we would implement an alternative business plan to maintain appropriate liquidity to manage risk and uncertainty.  The more conservative plan reduces spend on new capital equipment and strategic growth activities, and it reallocates $180 million between 2021 and 2023 to fulfill current and projected customer demand from our existing factory only.  Furthermore, the current business plan does not factor any type of working capital financing that, if needed, could extend our cash reserves until we become self-sustaining. In either scenario, we believe that we will have sufficient liquidity and resources to support the business until it is able to become free cash flow positive and self-sustaining.

Management’s plans to continue as a going concern include raising additional financing, specifically through the Business Combination, and generating long term revenues through multi-year supply agreements for our products and services.  Prior to the consummation of the Business Combination, Romeo is also pursuing debt or equity forms of bridge financing, as may be necessary.  There can be no assurance that our plans will be successful and, as such, our management concluded that substantial doubt exists about our ability to continue as a going concern.

Romeo’s continuing short-term and long-term liquidity requirements are expected to be impacted by the following, among other things:

●	The timing and the costs involved in bringing Romeo’s products to market;

●	The expansion of production capacity;

●	Romeo’s ability to manage the costs of manufacturing;

●	The scope, progress, results, costs, timing and outcomes of Romeo’s research and development for its battery modules and battery packs;

●	The costs of maintaining, expanding and protecting Romeo’s intellectual property portfolio, including potential litigation costs and liabilities;

●	The costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as a result of becoming a public company;

●	Romeo’s ability to collect revenues;

●	Romeo’s obligation to fund its proportional share of the operating expenses, working capital, and capital expenditures of the BorgWarner JV; and

●	Other risks discussed in the section entitled “Risk Factors.”

COVID-19

As discussed in the ‘Business Overview’ section, Romeo has taken temporary precautionary measures intended to help minimize the risk of the COVID-19 virus to its employees including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite. Romeo has suspended non-essential travel worldwide for employees and is discouraging employee attendance at other gatherings.

To date COVID-19 has had a limited adverse impact on Romeo’s operations, supply chains and distribution systems, and has resulted in Romeo sustaining higher losses on raw material than previously expected. Romeo’s efforts to qualify new suppliers, particularly in Asia, have been postponed indefinitely, which delay has required Romeo to continue using higher cost components for its products into 2021. Because of travel restrictions Romeo is unable to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures and resulting global economic impacts, Romeo may experience significant and unpredictable reductions in demand for certain of our products.  The degree and duration of disruptions to future business activity are unknown at this time.

Short-Term Liquidity Requirements

As of September 30, 2020, Romeo’s current assets were approximately $20.00 million, consisting primarily of inventory, insurance receivables and deferred costs. As of September 30, 2020, Romeo’s current liabilities were approximately $37.85 million, consisting primarily of accounts payable, accrued expenses, a legal settlement amount, and current debt obligations. In order to sustain operations and meet customer milestones over the next six months, Romeo plans to obtain new bridge financing. Romeo believes that new bridge financing will be sufficient to meet its cash and liquidity needs until the close of the Business Combination and the related Private Placement financing, as subsequently discussed.

If Romeo completes the Business Combination and raises the anticipated amount of cash through the related Private Placement financing transaction, Romeo expects the combination of transactions to provide Romeo with approximately $160 million to $394 million of additional cash to fund Romeo’s future capital and liquidity needs. The amount of cash that will ultimately be made available to Romeo for future use based upon consummation of the Business Combination and the Private Placement will depend upon the amount of cash that RMG will be required to expend from its cash trust account in connection with the close of the Business Combination in order to redeem common stock held by existing RMG stockholders.  Management believes that the cash that will become available to Romeo upon consummation of the Business Combination and Private Placement financing transactions will be sufficient to fund both Romeo’s liquidity needs over the near-term and the execution of Romeo’s business strategy over the next 24 to 36 month period, which shall include (1) expanding and scaling Romeo’s production capabilities, (2) investing in research and development activities, (3) expanding sales and marketing activities, and (4) pursuing strategic partnerships.

Long-Term Liquidity Requirements

Management anticipates that Romeo’s most significant long-term liquidity and capital needs will relate to capital expenditures and the expansion of production capacity, working capital to support increased production volume, and general overhead and personnel expenses to support continued growth and scale. Romeo believes the cash that will be available to Romeo subsequent to the Business Combination and Private Placement financing transaction will be sufficient to cover forecasted capital needs and operating expenditures for fiscal year 2021 through fiscal year 2022. Beginning in 2023, Romeo anticipates that it will be able to generate sufficient free cash flow from the sale of its products and services to cover operating expenses, working capital, and capital expenditures. If adequate funds are not available, Romeo plans to fund future cash needs through debt financing. If Romeo raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Romeo common stock. The availability and the terms under which Romeo can borrow additional capital could be disadvantageous, and the terms of debt securities or borrowings could impose significant restrictions on Romeo’s operations. Macroeconomic conditions and credit markets could also impact the availability and cost of potential future debt financing.

Our current business plan through 2025 is predicated on the assumption that there will not be a significant number of redemptions in connection with the Business Combination. This plan includes substantial investments into expanded research and development capacity, as well as an allocation of capital for new factories or strategic acquisitions. These activities are currently planned to occur even while we are in the process of achieving positive cash flow from our existing business segments.  However, if there are significant redemptions of RMG stock at closing, we would implement an alternative business plan to maintain appropriate liquidity to manage risk and uncertainty.  The more conservative plan reduces spend on new capital equipment and strategic growth activities, and it reallocates $180 million between 2021 and 2023 to fulfilling current and projected customer demand from our existing factory only.  Furthermore, the current business plan does not factor any type of working capital financing that, if needed, could extend our cash reserves until we become self-sustaining.

Cash Flow Analysis

For the Nine Months Ended September 30, 2020 and 2019

The following table provides a summary of cash flow data for the nine months ended September 30, 2020 and September 30, 2019:

	Nine Months Ended
	September 30,	September 30,
$in thousands	2020	2019
Cash, cash equivalents, and restricted cash at beginning of period	$1,929	$1,511
Operating activities:
Net losses	(22,710)	(46,653)
Non-cash adjustments	5,461	18,808
Changes in working capital	3,123	(9,826)
Net cash used for operating activities	(14,126)	(37,671)
Net cash used for investing activities	(561)	(843)
Net cash provided by financing activities	14,504	42,295
Net change in cash, cash equivalents, and restricted cash	(183)	3,781
Cash, cash equivalents, and restricted cash at end of period	$1,746	$5,292

Cash Flows from Operating Activities

Net cash used for operating activities was approximately $14.13 million for the nine months ended September 30, 2020. The most significant contributor to the cash used during this period was a net loss of approximately $22.71 million, partially offset by approximately $5.46 million of non-cash expenses consisting primarily of $1.61 million of derivative expense, $1.40 million related to depreciation and amortization, $1.27 million related to losses on Romeo’s equity method investment, and $0.78 million related to stock-based compensation. Net cash inflows attributable to changes in operating assets and liabilities totaled approximately $3.12 million. These net cash inflows were primarily the result of, an increase in accrued expenses of $2.16 million primarily due to the timing of payments for materials and professional fees, an increase in accounts payable of $2.73 million due to timing of outstanding invoices with vendors, and $0.74 million related to interest accrued on notes payable. The cash inflows were partially offset by an increase in inventories of $1.90 million due to an increase in raw materials purchasing in advance of production activities related to new contracts, and an increase in accounts receivable of $0.69 million related to timing of payments received.

Net cash used for operating activities was approximately $37.67 million for the nine months ended September 30, 2019. The most significant contributor to the cash used during this period was a net loss of approximately $46.65 million, partially offset by approximately $18.81 million of non-cash expenses consisting primarily of $9.18 million related to debt extinguishment losses recorded upon modification of outstanding convertible notes, $5.59 million of interest expense attributable to the amortization of the debt discount, $1.39 million related to depreciation and amortization, and $0.95 million related to stock-based compensation.

Net cash outflows attributable to changes in operating assets and liabilities totaled $9.83 million. These net cash outflows were primarily the result of a decrease in accounts payable of $1.74 million due to timing of outstanding invoices with vendors, an increase in inventories of $2.97 million due to the purchase of raw materials in advance of production activities, an increase in prepaid expenses of $0.57 million as a result of purchases from certain vendors that required prepayment, a decrease in accrued expenses of $1.64 million  primarily due to the timing of payments for materials and professional fees, a decrease in contract liabilities of $1.40 million due to the liquidation of advance payments related to non-recurring engineering and prototype services contracts upon performance on the contact and recognition of sales and an increase in accounts receivable of $1.74 million related to timing of payments received.

Cash Flows from Investing Activities

For the nine months ended September 30, 2020, net cash used for investing activities was approximately $0.56 million and primarily related to purchases of property and equipment.

For the nine months ended September 30, 2019, net cash used for investing activities was $0.84 million and primarily related to purchases of property, plant and equipment.

Cash Flows from Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities of $14.50 million was primarily related to $4.00 million of proceeds from the issuance of preferred stock, $1.92 million of proceeds from the issuance of convertible notes, $4.45 million from the issuance of term notes, $3.30 million of proceeds from a PPP loan, and $1.03 million from the issuance of common stock.

For the nine months ended September 30, 2019, net cash provided by financing activities of $42.30 million was primarily related to $56.49 million of proceeds from the issuance of preferred stock, $2.57 million of proceeds from the exercise of stock warrants, and $16.90 million of proceeds from the issuance of non-convertible notes. These inflows were partially offset by $25.62 million of payments related to Romeo’s term and convertible notes, dividends paid to preferred stockholders of $4.09 million, and payments of $4.05 million related to the redemption of preferred stock.

For the Years Ended December 31, 2019 and 2018

The following table provides a summary of cash flow data for the years ended December 31, 2019 and December 31, 2018:

	Years Ended
	December 31,	December 31,
$ in thousands	2019	2018
Cash, cash equivalents, and restricted cash at beginning of year	$1,511	$5,870
Operating activities:
Net losses	(59,854)	(59,328)
Non-cash adjustments	21,664	13,156
Changes in working capital	(8,774)	3,835
Net cash used for operating activities	(46,964)	(42,337)
Net cash used for investing activities	(1,171)	(3,049)
Net cash provided by financing activities	48,553	41,027
Net change in cash, cash equivalents, and restricted cash	418	(4,359)
Cash, cash equivalents, and restricted cash at end of year	$1,929	$1,511

Cash Flows from Operating Activities

Net cash used for operating activities was approximately $46.96 million for the year ended December 31, 2019. The most significant contributor to the cash used during this period was a net loss of approximately $59.85 million, partially offset by $21.66 million of non-cash expenses consisting primarily of $9.18 million related to debt extinguishment losses recorded upon modification of outstanding convertible notes, $5.59 million of interest expense attributable to the amortization of debt discounts, $1.87 million related to depreciation and amortization, $1.74 million related to a write-down of inventory, $1.57 million related to stock-based compensation, and $1.52 million related to losses on Romeo’s equity method investment. Net cash outflows attributable to changes in operating assets and liabilities totaled $8.77 million. These net cash outflows were primarily the result of an increase in inventory of $2.57 million due to the purchase of raw materials in advance of production activities, a decrease in accounts payable of $2.13 million due to a focused effort to paydown outstanding invoices and reduce costs with vendors, a decrease in accrued expenses of $1.77 million due to a reduction in commissions, bonuses, and vacation accruals, a decrease in contract liabilities of $0.90 million due to the liquidation of advance payments related to non-recurring engineering and prototype services contracts upon performance on the contact and recognition of sales, and an increase to prepaid expenses of $1.43 million as a result of purchases from certain vendors that required prepayment.

Net cash used for operating activities was approximately $42.34 million for the year ended December 31, 2018. The most significant contributor to the cash used during this period was primarily a net loss of approximately $59.33 million, partially offset  by $13.16 million of non-cash expenses consisting of $4.84 million of interest expense attributable to amortization of debt discount, $2.95 million related to stock-based compensation, $2.58 million related to debt extinguishment losses recorded upon the modification of convertible notes, and $1.57 million related to depreciation and amortization. Net cash inflows attributable to changes in operating assets and liabilities totaled $3.84 million. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in accrued interest on notes payable of $3.52 million due to the accrual of interest on term notes, an increase in accrued expenses of $1.67 million due to accruals for commissions and legal expenses, an increase in contract liabilities of $1.15 million due to the timing of advance payments received in connection with new contract awards, and an increase in accounts payable of $0.53 million due to delays in payment of vendors in order to manage working capital. These cash inflows were partially offset by an increase in inventories of $3.40 million due to the purchase of raw materials in advance of production activities.

Cash Flows from Investing Activities

For the year ended December 31, 2019, net cash used for investing activities was $1.17 million, primarily driven by Romeo’s capital expenditures for property and equipment. Capital expenditures for the year ended December 31, 2019 decreased approximately $1.88 million, from $2.98 million for the year ended December 31, 2018 to $1.10 million for the year ended December 31, 2019. Romeo procured most of the property and equipment needed for the production line and test labs during 2018, which reduced the need for capital expenditures for the year ended December 31, 2019. Capital expenditures for the year ended December 31, 2018 primarily consisted of machinery and equipment used for production activities, including deployment of Romeo’s first automated module line.

Cash Flows from Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities of approximately $48.55 million was primarily reflective of approximately $56.49 million of proceeds from the issuance of preferred stock, approximately $19.00 million from the issuance of term notes, approximately $5.45 million from the issuance of convertible notes, and approximately $2.57 million from the exercise of stock warrants. These cash inflows were partially offset by approximately $25.62 million of cash paid against outstanding term and convertible note balances and approximately $4.05 million of cash paid to redeem preferred stock, and approximately $4.09 million of cash paid in dividends to preferred stockholders.

For the year ended December 31, 2018, net cash provided by financing activities of approximately $41.03 million was primarily reflective of proceeds from the issuance of convertible notes of $10.35 million, proceeds from the issuance of term notes of $32.18 million, and proceeds from the issuance of common stock totaling $7.20 million.  These cash inflows were partially offset by $8.58 million of cash paid against outstanding term and convertible notes.

Contractual Obligations and Commitments

The following table describes Romeo’s contractual obligations and commitments as of September 30, 2020.

		Last Three		2022	2024
		Months		and	and
$ in thousands	Total	of 2020	2021	2023	2025	Thereafter
Convertible notes*	$7,149	$	$—	$7,149	$—	$—
Term notes*	9,550		9,550
Other debt*	3,300		2,258	1,042
Operating leases	10,223	225	901	1,804	1,804	5,489
Finance leases	397	83	295	19	—	—
Interest**	2,013	9	672	1,332
Total***	$32,632	$317	$13,676	$11,346	$1,804	$5,489

*Both the convertible notes principal amounts and any unpaid interest for the convertible notes will convert to equity in connection with the Business Combination.

** Amounts include Romeo’s future cash obligations for the related interest expense that would be due in accordance with the terms of the debt and finance leases.

***Amounts exclude a $6.00 million legal settlement payable related to an employee liability matter. Romeo’s business and umbrella insurance carriers have agreed to cover the cost of damages owed and Romeo has recorded a $6.00 million insurance receivable to reflect that commitment.

Critical Accounting Policies

The preparation of Romeo’s consolidated financial statements and related notes requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For a description of Romeo’s significant accounting policies see Note 2 - “Summary of Significant Accounting Policies,” of the notes to consolidated financial statements. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of Romeo’s consolidated financial statements.

Revenue Recognition

Romeo primarily generates revenue from the sale of battery packs, battery modules, and the performance of engineering services, inclusive of the development of prototypes. Romeo accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

Romeo determines the amount, timing, and pattern of revenue recognition by applying the following steps outlined in accounting standards codification (ASC) Topic 606 – Revenue from Contracts with Customers:

1.	identifying the contract with a customer
2.	identifying the performance obligations in the contract

3.	determining the transaction price
4.	allocating the transaction price to the performance obligations; and
5.	recognizing revenue as the performance obligations are satisfied.

Identifying the performance obligations contained in a contract, determining transaction price, allocating transaction price, and determining when performance obligations are satisfied can require the application of significant judgement, as further discussed below.

Identifying the performance obligations in a contract

Romeo evaluates the products or services promised in each contract at inception to determine whether the contract should be accounted for as having one or more performance obligations. The prototypes and services in Romeo’s contracts with its customers are typically not distinct from one another due to their complex integrated relationships and functions required to perform under the contract. Accordingly, Romeo’s contracts are typically accounted for as one performance obligation. In limited cases, Romeo’s contracts have more than one distinct performance obligation, which occurs when Romeo performs activities that are not highly complex or interrelated or involve different products. Significant judgment is required in determining performance obligations, and these decisions could change the amount of revenue and profit or loss recorded in each period. Romeo classifies revenue as products or services on its consolidated statements of operations based on the predominant attributes of the performance obligations.

Customer arrangements that include the provision of developed or customized products that require the bundling of promises, such as providing non-recurring engineering and development services that lead to a prototype, are combined into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the criteria for a distinct performance obligation. These customized products generally have no alternative use to Romeo and are recognized over time or at a point in time depending on whether the terms and conditions of these arrangements give Romeo the enforceable right to payment for performance completed to date, including a reasonable profit margin.

Determination of and Allocation of Transaction Price

Each customer purchase order sets forth the transaction price for the products and services purchased under the arrangement. For contracts with multiple performance obligations, Romeo evaluates whether the stated selling prices for the products or services represent their standalone selling prices. Romeo may sell customized solutions unique to a customer’s specifications. When it is necessary to allocate the transaction price to multiple performance obligations, Romeo typically uses the expected cost plus a reasonable profit margin to estimate the standalone selling price of each product or service. Romeo also sells standard products or services with observable standalone revenue transactions. In these situations, the observable standalone revenue transactions are used to determine the standalone selling price.

Some customer arrangements include variable consideration, such as volume discounts, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period. Romeo uses judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, Romeo also applies judgment when considering the probability of whether a reversal of revenue could occur and only recognizes revenue subject to this constraint.

Determination of when Performance Obligations are Satisfied

For arrangements which give an enforceable right to payment, control transfers over time and Romeo measures progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by Romeo to measure progress toward completion include estimating the percentage of completion using a cost-to-cost measure of progress because it best depicts the transfer of control to the customer as Romeo incurs costs on its contracts. Under the percentage-of-completion cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s).  For arrangements where no enforceable right to payment exists, Romeo will recognize revenue at a point in time based on the title transfer of the final prototype or specified product.

Equity Valuations

As there is not a market for Romeo’s equity, valuations of Romeo’s equity instruments require the application of significant estimates, assumptions, and judgements.  These valuations impact various amounts reported in Romeo’s financial statements, inclusive of the recognition of equity-based compensation, debt discounts, and beneficial conversion features associated with convertible financial instruments. The following discussion provides additional details regarding the significant estimates, assumptions, and judgments that impact the determination of the fair values of equity-based compensation awards, warrants, and the preferred stock and common stock that comprises Romeo’s capital structure.  The following discussion also explains why these estimates, assumptions, and judgements could be subject to uncertainties and future variability.

Equity-Based Compensation and Warrants

Romeo estimates the grant date fair value of stock options, warrants, and restricted stock awards granted to employees, non-employees and directors and uses the estimated fair values to measure and recognize the costs for services received in exchange for the grants. Romeo also estimates the grant date fair value of warrants issued in connection with debt instruments, as a portion of the debt proceeds must be allocated to the warrants.

Romeo uses the Black-Scholes option-pricing model in order to estimate the fair values of both time-based stock option awards and warrants. Estimating the fair value of stock options and warrants using the Black-Scholes option-pricing model requires the application of significant assumptions, such as the fair value of Romeo’s underlying common stock, the estimated term of the option, the risk-free interest rates, the expected volatility of the price of Romeo common stock and the expected dividend yield. Each of these assumptions are subjective, require significant judgement, and are based upon management’s best estimates. If any of these assumptions were to change significantly in the future, equity-based compensation for future awards may differ significantly, as compared with awards previously granted.

The assumptions and estimates applied by Romeo to derive the inputs for inclusion in the Black-Scholes pricing model are as follows:

●	Fair value of common stock - see “Preferred Stock and Common Stock Valuations” discussion below.

●	Expected Term - This is the period that the options or warrants that have been granted are expected to remain unexercised. Romeo employs the simplified method to calculate the average expected term.

●	Volatility - This is a measure of the amount by which a financial variable, such as a share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As Romeo does not yet have sufficient history of its own volatility, management has identified several guideline comparable companies and estimates volatility based on the volatility of those companies.

●	Risk-Free Interest Rate - This is the U.S. Treasury rate, having a term that most closely resembles the expected life of the stock option or warrant.

●	Dividend Yield – Romeo has not and does not expect to pay dividends on its common stock in the foreseeable future.

Preferred Stock and Common Stock Valuations

Romeo uses valuations of its preferred stock and common stock for various purposes, including, but not limited to, the determination of the exercise price of stock options, inclusion in the Black-Scholes option pricing model, and assessing whether convertible instruments include a beneficial conversion feature. As a privately held company, the lack of an active public market for Romeo’s common stock requires Romeo’s management and board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of Romeo’s equity. As Romeo’s capital structure consists of multiple classes of equity, Romeo, with the assistance of a third-party valuation specialist, utilizes an option pricing model (“OPM”) to determine the fair value of each class of equity.  Under this approach, we first estimate the fair value of Romeo’s total enterprise value and total equity value using a combination of the income approach, guideline public company method, and guideline transaction method and subsequently use the OPM model to allocate values to each individual equity class by creating a series of call options on Romeo’s equity value, with exercise prices based on the liquidation preferences, participation rights, and exercise prices of the equity instruments.  Estimating Romeo’s total enterprise value and total equity value requires the application of significant judgment and assumptions.  Factors considered in connection with estimating these values:

●	Recent arms-length transactions involving the sale or transfer of Romeo’s common stock;

●	The rights, preferences and privileges of Romeo’s Series A preferred stock relative to those of Romeo’s common stock;

●	Romeo’s historical financial results and future financial projections;

●	The market value of equity interests in substantially similar businesses, which equity interests can be valued through nondiscretionary, objective means;

●	The lack of marketability of Romeo’s common stock;

●	The likelihood of achieving a liquidity event, such as an initial public offering or business combination, given prevailing market conditions;

●	Industry outlook; and

●	General economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends.

The fair value ultimately assigned to Romeo’s common stock may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement.  Determination of the fair value of Romeo’s common stock also may involve the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Romeo’s expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact Romeo’s valuations as of each valuation date and may have a material impact on the valuation of Romeo’s common stock.

During 2018 Romeo's estimated fair value of its common stock fluctuated between $0.21 and $0.26 per share, and as of May 6, 2019, Romeo estimated the fair value of its common stock to be $0.19 per share.  The decrease in fair value when comparing the 2018 fair values to the May 6, 2019 fair value is primarily related to the dilution to common stockholders stemming from Romeo’s Series A preferred stock offering that occurred on May 6, 2019.   While Romeo’s indicated equity value increased under both the income and market approaches, Romeo issued 315,286,937 shares of Series A preferred stock with a substantial liquidation preference, which reduced the estimated fair value of Romeo’s common stock.

As of December 31, 2019, Romeo estimated the fair value of common stock to be $0.15 per share. The fair value decrease from $0.19 per share to $0.15 per share is primarily driven by downward revisions to Romeo’s free cash flow projections under the discounted cash flow model, and a reduction in the estimated fair value of Romeo’s common stock under the market approach.  Over the course of 2019, Romeo increased the cost estimates to deliver on its contracts with customers and reduced the projections for its future free cash flow.  As of May 6, 2019, the market approach relied upon the OPM backsolve approach due to the occurrence of the contemporaneous issuance of Series A preferred stock offering, which was deemed an arms-length transaction. As of December 31, 2019, there was a greater reliance placed on the income and market approaches to derive the indicated values using the discounted cashflow method, the guideline public company method and the guideline transaction method.

As of June 30, 2020, Romeo estimated the fair value of its common stock to be $0.74 per share, which represents an increase in value when compared to the common stock value of $0.15 per share determined as of December 31, 2019.  The increase in fair value was due to both operational changes and Romeo’s progress towards the Business Combination.  Romeo’s operational changes include improved operating results and growth in the pipeline, including new contracts with key customers, driving up the Company’s near-term growth rate and financial projections.  Additionally, Romeo began taking the necessary steps to prepare for the Business Combination.  The necessary steps undertaken to prepare for the Business Combination included meeting with RMG and investment bankers, discussing timing expectations, and negotiating the preliminary Letter of Intent between RMG and Romeo.  As Romeo’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of the Company’s equity as of June 30, 2020 took into consideration the indicated equity value implied by the negotiations.  While the June 30, 2020 valuation incorporated indicated equity values based upon traditional income and market approaches, consisting of the discounted cash flow method, guideline public company method, and guideline transaction method – the valuation also incorporated the equity value implied by planned Business Combination transaction.  Accordingly, the valuation applied the probability-weighted expected return method (PWERM) to weight the indicated equity value determined under the traditional income and market approaches and the equity value implied by Romeo's planned Business Combination. Based upon management's determination that it was a high probability that the Business Combination would occur, significant weighting was assigned to the implied value of the negotiated Business Combination transaction.

As of September 30, 2020, Romeo estimated the fair value of its common stock to be $1.05 per share, which represents an increase in value when compared to the common stock value of $0.74 per share determined as of June 30, 2020.  Since June 30, 2020, Romeo continued taking the necessary steps to prepare for the Business Combination.  Because the Company’s time to a liquidity event was shorter as of September 30, 2020, and the likelihood of a public market for Romeo’s shares became greater since June 30, 2020, a lower discount for lack of marketability was applied to the estimated fair value of the common stock as of September 30, 2020 and the Company more heavily weighted its planned Business Combination under the transaction method. The increase in fair value of the common stock considers these factors.

Following the Business Combination with RMG, it will not be necessary for Romeo’s management and its board of directors to estimate the fair value of Romeo’s common stock, as the common stock of the Combined Company will be traded in the public market.

Leases

Romeo evaluates whether its contractual arrangements contain leases at the inception of such arrangements.  Specifically, management considers whether Romeo can control the underlying asset and has the right to obtain substantially all of the economic benefits or outputs from the asset.

Right-of-use (ROU) lease assets represent Romeo’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments. Both the ROU lease asset and liability are recognized as of the lease commencement date based on the present value of the lease payments over the lease term. Most of Romeo’s leases do not provide an implicit borrowing rate that can readily be determined. Therefore, Romeo applies a discount rate based on the incremental borrowing rate as of the lease commencement date. The incremental borrowing rate is determined by using credit rating models, including adjustments to derive a borrowing rate reflective of Romeo’s secured borrowings, as well as other information available as of the lease commencement date.  These credit rating models require Romeo to make judgments relate to inputs such as its credit quality or comparable credit rating.

Romeo’s lease agreements may include options to extend the lease term or to terminate the lease early.  Romeo includes options to extend or terminate leases upon determination of the ROU lease asset and liability when it is reasonably certain Romeo will exercise these options. Determination of whether a lease is reasonably certain to be extended or terminated is a judgement made by management.  For leases that include such options, Romeo makes a determination as to whether it is reasonably certain to exercise the options as of the lease commencement date. If facts and circumstances change such that Romeo is no longer reasonably certain exercise its option, where it had previously concluded that it was reasonably certain to exercise the option as of the lease commencement date, Romeo remeasures the ROU lease asset and liability.

Inventory

Romeo’s inventory primarily consists of raw materials and, to a lesser extent, work-in-process, and finished goods.  We report inventory at the lower of cost or net realizable value. Cost is computed using standard costing, which approximates the value of inventory on a first-in, first-out method.

Romeo writes down the carrying value of inventory when the carrying value exceeds its net realizable value. Romeo estimates write-downs for inventory obsolescence by continuously examining its inventories to determine if and when there are indicators that carrying values exceed net realizable values.  Write-downs for excess or obsolete inventories are primarily based upon a comparison of Romeo’s inventory on hand to assumptions about current and future product demand. If actual market conditions are less favorable than those projected by management, additional write-downs may be required.  Factors such as the age of inventory, acceptance of Romeo’s products in the markets in which Romeo participates, the length of product life cycles, production volumes, production lead times, technological advancements of Romeo’s products and those of its competitors, and changes in technical standards of Romeo’s products may impact the demand for its products, the amount of inventory that Romeo carries on hand, and the ultimate net realizable value of inventory items.  Accordingly, these factors can be expected to impact if and when inventory write-downs may be required.  When there is a write-down of inventory, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. If Romeo ultimately sells inventory that has been previously written down, net income or loss reported in future periods would be impacted positively.

During the years ended December 31, 2019 and December 31, 2018, Romeo recorded write-downs of inventory of $1.74 million and $0.29 million, respectively. These write-downs were primarily due to obsolescence of certain raw materials and work-in-progress, due to technological advances. There was no write-down in the nine-month period ended September 30, 2020.  While Romeo believes that adequate write-downs for inventory obsolescence have been made in the consolidated financial statements, actual demand could be less than forecasted demand for Romeo’s products, and Romeo could experience additional material inventory write-downs in the future.

Recent Accounting Pronouncements

See “Note 2 – Summary of Significant Accounting Policies” included in the notes to Romeo’s consolidated financial statements included herein.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of RMG

The following table sets forth information regarding the beneficial ownership of RMG common stock as of (i) November 15, 2020 (prior to the Business Combination and the Private Placement) and (ii) immediately following the consummation of the Business Combination by:

●	each person known by RMG to be the beneficial owner of more than 5% of RMG’s outstanding shares of common stock either on the RMG record date or after the consummation of the Business Combination;
●	each of RMG’s current executive officers and directors;
●	all of RMG’s current executive officers and directors as a group;
●	each person who will become an executive officer or a director of RMG upon the consummation of the Business Combination; and
●	all of RMG’s executive officers and directors as a group immediately following the consummation of the Business Combination.

At any time prior to the special meeting, during any period when they are not then aware of any material nonpublic information regarding RMG or its securities, the Sponsor, RMG’s officers and directors, Romeo and Romeo stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares entitled to vote at the special meeting to approve the business combination proposal vote in favor of each business combination proposal and that RMG will have in excess of $5,000,001 of net tangible assets upon the closing of the Business Combination after taking into account Public Stockholders that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares of warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on RMG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting.

As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into. RMG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal and charter amendment proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

	Before the Business Combination (2)		After the Business Combination (3)
	Amount and	Approximate	Amount and	Approximate
	Nature of	Percentage of	Nature of	percentage of
	Beneficial	Outstanding	Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership	Shares	Ownership	Shares
Directors and Executive Officers Pre-Business Combination (1)
D. James Carpenter (4)(5)	5,175,000	18%	5,175,000	3.9%
Robert S. Mancini (4)(5)	5,175,000	18%	5,175,000	3.9%
Philip Kassin (4)(5)	5,175,000	18%	5,175,000	3.9%
W. Grant Gregory	—	—	—	—
W. Thaddeus Miller	—	—	—	—
Craig Broderick	—	—	—	—
Steven P. Buffone	—	—	—	—
All executive officers and directors as a group (seven individuals)	5,175,000	18%	5,175,000	3.9%

Directors and Executive Officers Post-Business Combination(6)
Lionel E. Selwood, Jr. (7)	—	—	550,864	*
Michael Patterson (8)	—	—	14,373,032	10.7%
Lauren Webb (9)	—	—	540,582	*
Abdul Kader El Srouji, Ph.D. (10)	—	—	592,876	*
Criswell Choi (11)	—	—	196,617	*
Robert S. Mancini (4)(5)	5,175,000	18%	5,175,000	3.9%
Philip Kassin (4)(5)	5,175,000	18%	5,175,000	3.9%
Brady Ericson	—	—	—	—
Susan Brennan	—	—	—	—
Donald S. Gottwald	—	—	—	—
Timothy Stuart	—	—	—	—
All executive officers and directors as a group (11 individuals)	5,175,000	18%	21,428,971	15.9%

Five Percent Holders
RMG Sponsor, LLC (5)	5,175,000	18.00%	5,175,000	3.9%
Glazer Capital, LLC (12)	2,978,236	10.4%	2,978,236	2.2%
BlackRock, Inc. (13)	2,453,333	8.53%	2,453,333	1.8%
Deutsche Bank AG (14)	2,025,033	7.04%	2,025,033	1.5%
Periscope Capital Inc. (15)	1,718,300	5.98%	1,718,300	1.3%
AQR Capital Management Holdings, LLC (16)	1,449,896	5.04%	1,449,896	1.1%
Michael Patterson	—	—	14,373,032	10.7%
BorgWarner Inc.	—	—	19,198,782	14.3%

*     Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 50 West Street, Suite 40-C, New York, NY 10006.

(2)	The pre-Business Combination percentage of beneficial ownership of RMG in the table below is calculated based on 23,000,000 shares of Class A common stock and 5,750,000 shares of Class B common stock outstanding as of the RMG record date. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of RMG’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, RMG believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the Business Combination.
(3)	The post-Business Combination “Amount and Nature of Beneficial Ownership” and “Approximate Percentage of Outstanding Shares” is calculated based on 134,365,692 shares of RMG common stock expected to be outstanding immediately following consummation of the Business Combination and assumes an exchange ratio for converting each share of Romeo common stock into shares of RMG common stock of 0.121. Such expected number of shares of RMG common stock outstanding amount (i) assumes that no Public Stockholders properly elect to redeem their shares for cash, (ii) includes the shares issued in the Private Placement and (iii) includes the shares of RMG common stock that will be issuable upon exercise of Romeo options and Romeo warrants following consummation of the Business Combination and that will become exercisable within 60 days of November 15, 2020. The amount of beneficial ownership for each individual or entity post-Business Combination does not include shares of common stock issuable upon exercise of (i) the warrants included in the units offered in the Initial Public Offering, (ii) the private warrants or (iii) the shares of RMG common stock that will be issuable upon exercise of Romeo options and Romeo warrants following consummation of the Business Combination, in each case where such securities will not become exercisable within 60 days of November 15, 2020. Unless otherwise indicated, RMG believes that all persons named in the table have sole voting and investment power with respect to all RMG common stock shown to be beneficially owned by them after giving effect to the Business Combination.
(4)	Represents shares of Class A common stock that may be issued upon conversion of a like number of shares of Class B common stock held by RMG Sponsor, LLC. Such shares of Class B common stock will automatically convert into Class A common stock at the time of Business Combination on a one-for-one basis, subject to adjustment.
(5)	RMG Sponsor, LLC is the record holder of the shares reported herein. Each of Messrs. Carpenter, Mancini and Kassin is, directly or indirectly, a member of RMG Sponsor, LLC. MKC Investments LLC is the sole managing member of RMG Sponsor, LLC, and Messrs. Carpenter, Mancini and Kassin are the managing members of MKC Investments LLC. As such, they may be deemed to have or share beneficial ownership of the Class B common stock held directly by RMG Sponsor, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(6)	Unless otherwise indicated, the business address of each of the individuals is Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, California 90058.
(7)	Includes 550,864 shares subject to options exercisable within 60 days of November 15, 2020. Excludes 780,082 shares subject to options that are not exercisable within 60 days of November 15, 2020. The vesting and other underlying terms of such options are explained in the section entitled “Executive Compensation of Romeo.”
(8)	Includes (i) 217,782 shares that are held by entities beneficially owned by Michael Patterson and (ii) 1,602,664 shares subject to options exercisable within 60 days of November 15, 2020. Excludes 4,606,001 shares subject to options that are not exercisable within 60 days of November 15, 2020. The vesting and other underlying terms of such options are explained in the section entitled “Executive Compensation of Romeo.”
(9)	Includes 516,806 shares subject to options exercisable within 60 days of November 15, 2020.
(10)	Includes 592,876 shares subject to options exercisable within 60 days of November 15, 2020. Excludes 205,692 shares subject to options that are not exercisable within 60 days of November 15, 2020. The vesting and other underlying terms of such options are explained in the section entitled “Executive Compensation of Romeo.”
(11)	Includes 196,617 shares subject to options exercisable within 60 days of November 15, 2020. Excludes 166,368 shares subject to options that are not exercisable within 60 days of November 15, 2020.
(12)	According to a Schedule 13G/A filed with the SEC on March 20, 2020, and a Form 4 filed with the SEC on October 6, 2020 Glazer Capital, LLC and Paul J. Glazer share voting and dispositive power with respect to 2,218,395 shares of Class A common stock held by certain funds and managed accounts to which Glazer Capital, LLC serves as investment manager. Paul J. Glazer serves as Managing Member of Glazer Capital, LLC. The business address of each stockholder is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.
(13)	Represents 2,070,000 shares of Class A common stock and 383,333 shares of Class B common stock. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers is 55 East 52nd Street, New York, NY 10055.
(14)	According to a Schedule 13G filed with the SEC on February 13, 2020, Deutsche Bank AG and Deutsche Bank Securities Inc. share voting and dispositive power over 1,691,700 shares of Class A common stock of Romeo. The business address of each stockholder is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.
(15)	According to a Schedule 13G filed with the SEC on February 14, 2020, Periscope Capital Inc., which is the beneficial owner of 1,223,500 shares of Class A common stock, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 494,800 shares of Class A common stock. The business address of each stockholder is 50 West 55th Street, Suite 30A, New York, NY 10019.
(16)	According to a Schedule 13G/A filed with the SEC on February 18, 2020, AQR Capital Management, LLC, AQR Capital Management Holdings, LLC and CNH Partners, LLC share voting and dispositive power over 1,449,896 shares of Class A common stock of Romeo. AQR Absolute Return Master Account, L.P. and AQR Principal Global Asset Allocation, LLC share voting and dispositive power over 949,898 of such shares of Class A common stock of Romeo. AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. CNH Partners, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC, and CNH Partners, LLC act as investment manager to AQR Absolute Return Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P. The business address of each stockholder is Two Greenwich Plaza, Greenwich, CT 06830.

The Sponsor and RMG’s officers and directors beneficially own an aggregate of 18% of RMG’s issued and outstanding common stock as of the RMG record date. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by RMG stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

In connection with the Initial Public Offering, the holders of the Founder Shares entered into the Sponsor Agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange, reorganization, or other similar transaction which results in all of RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until thirty days after the consummation of an initial business combination.

In connection with the Business Combination, the Sponsor also entered into a lock-up agreement on October 5, 2020, pursuant to which the RMG common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Business Combination, (ii) the date on which the last sales price of RMG common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date RMG (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all RMG stockholders having the right to exchange their shares of common stock for cash, securities or other property. Further, pursuant to such lock-up agreement, the Sponsor agreed not to transfer the private warrants and the common stock underlying such private warrants held by it (subject to limited exceptions) until 30 days after the closing date of the Business Combination.

Certain Romeo stockholders receiving shares of RMG common stock will be subject to a 180-day lock-up period for all shares of RMG common stock held by such holders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

RMG’s Code of Business Conduct and Ethics requires RMG to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) RMG or any of its subsidiaries is a participant and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of RMG common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

RMG’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent RMG enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, RMG requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

RMG Related Person Transactions

Founder Shares

In November 2018, RMG issued 7,187,500 shares of Class B common stock to the Sponsor for $25,000 in cash, at a purchase price of approximately $0.003 per share, in connection with RMG’s organization. On December 17, 2018, RMG effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. In January 2019, the Sponsor forfeited to RMG 575,000 Founder Shares and the Anchor Investors purchased from RMG 575,000 Founder Shares for cash consideration of approximately $2,300.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of this offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The holders of a majority of the outstanding shares of Class B common stock have agreed to waive such adjustment in connection with the Private Placement. Notwithstanding the foregoing, this provision will not be triggered in connection with the Business Combination with Romeo or the Private Placement.

Private Warrants

The Sponsor and RMG’s officers and directors purchased an aggregate of 3,766,667 private warrants (for a total purchase price of $5,650,000.50) from RMG on a private placement basis simultaneously with the consummation of the Initial Public Offering. The private warrants are identical to the warrants included in the units sold in the Initial Public Offering except that the private warrants: (i) are not redeemable by RMG and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for the Initial Public Offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by RMG and exercisable by the holders on the same basis as the warrants included in the units being sold in its Initial Public Offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of RMG’s initial business combination.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Sponsor and RMG’s officers and directors or their respective affiliates may, but are not obligated to, loan RMG funds as may be required on a non-interest bearing basis. If RMG completes its initial business combination, RMG would repay such loaned amounts. In the event that the initial business combination does not close, RMG may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of RMG at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private warrants.

The holders of RMG’s Founder Shares, as well as the holders of the private warrants and any warrants the Sponsor or its affiliates may be issued in payment of working capital loans made to RMG (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that RMG register such securities. The holders of a majority of the private warrants or warrants issued in payment of working capital loans made to RMG (or underlying securities) can elect to exercise these registration rights at any time after RMG consummates a business combination, however, the registration rights agreement entered into in connection with the Initial Public Offering provides that RMG will not permit any registration statement filed under the Securities Act to become effective until the securities covered thereby are released from their lock-up restrictions. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to RMG’s consummation of a business combination. RMG will bear the expenses incurred in connection with the filing of any such registration statements. This arrangement will be terminated in connection with the consummation of the Business Combination and will be replaced by the Registration Rights Agreement.

Subscription Agreements

In connection with the execution of the Merger Agreement, RMG entered into the Subscription Agreements with the Subscription Investors concurrently with the execution of the Merger Agreement on October 5, 2020. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and RMG agreed to issue and sell to the Subscription Investors an aggregate of 16,000,000 shares of RMG Class A common stock for a purchase price of $10.00 per share, or an aggregate of $160 million in gross cash proceeds, in the Private Placement.

Republic Services Alliance Group III, Inc. (an affiliate of Republic Services (defined below), of which Timothy Stuart, a director nominee for the Combined Company, is Executive Vice President, Chief Operating Officer) is one of the Subscription Investors in the Private Placement and has agreed to purchase 1,600,000 shares of RMG Class A common stock in the Private Placement for a total purchase price of $16,000,000.

The closing of the Private Placement will occur on the date of and immediately prior to the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The RMG Class A common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms or (b) upon the mutual written consent of each of the parties to each such Subscription Agreement.

Additional Related Party Transactions

Other than as described above, no compensation of any kind will be paid by RMG to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RMG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RMG’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

After the Business Combination, members of RMG’s management team who remain with RMG may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders in this proxy statement/consent solicitation statement/prospectus, to the extent then known. The amount of such compensation may not be known at the time of the stockholder meeting, as it will be up to the directors of the Combined Company to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between RMG and any of its officers and directors or their respective affiliates will be on terms believed by RMG to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of RMG’s uninterested “independent” directors or the members of RMG’s board who do not have an interest in the transaction, in either case who had access, at RMG’s expense, to RMG’s attorneys or independent legal counsel. RMG will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to RMG than those that would be available to RMG with respect to such a transaction from unaffiliated third parties.

Romeo Related Person Transactions

Investment Private Placement

HG Ventures LLC (of which John Glushik, a member of Romeo’s board of directors, is Managing Director) is one of the Subscription Investors in the Private Placement and has agreed to purchase 2,500,000 shares of RMG  Class A common stock in the Private Placement for a total purchase price of $25,000,000.   In connection with the foregoing purchase in the Private Placement, Romeo and RMG agreed with HG Ventures LLC that it would not need to enter into a lock-up agreement, despite the fact that certain other Romeo stockholders would be obligated to do so.  For additional information about the lock-up agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Sale Restrictions.”

Stockholder Support Agreements

In connection with the execution of the Merger Agreement, Supporting Romeo Stockholders, who hold a majority of Romeo’s outstanding stock, have entered into the Support Agreements pursuant to which they have agreed to vote in favor of the Business Combination at a meeting of Romeo stockholders called to approve the Business Combination (or to act by written consent approving the Business Combination).

Indemnification Agreements

It is anticipated that the board of directors of the Combined Company will, in connection with consummating the Business Combination, approve and direct the Combined Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Combined Company following the Business Combination.

Equity Financings

Series A Preferred Stock Financing

The following table summarizes purchases of Romeo’s Series A preferred stock and note conversions in connection therewith by related persons and their affiliated entities.

	Shares of Series A
	Preferred Stock	Note Conversion
Stockholder	Purchased	Amount	Total Purchase Price
BorgWarner Inc. (1)	137,741,046	—	$49,999,999.70
Michael Patterson (2)	35,661,574	$1,781,095.89	$9,409,119.10
Scott Beck (3)	1,280,410	$464,788.83	$464.788.83
Lauren Webb (4)	30,496	$11,070.05	$11,070.05
HG Ventures LLC (5)	19,131,589	$4,040,766.81	$5,040,766.81
Paul Marsolan (6)	2,000,000	—	$250,000.00
OpenDoor Venture Capital, LLC (7)	8,009,358	$1,744,438.36	$1,744,438.17
Drew Lane Capital, LLC (8)	36,017,269	$5,596,619.17	$6,096,619.17
Ulysses Ventures, LLC (9)	36,012,332	$5,595,756.15	$6,095,756.15
(1)	In connection with BorgWarner’s Series A investment, (i) BorgWarner appointed Brady Ericson and Craig Aaron to Romeo’s board of directors, (ii) BorgWarner and Romeo entered into a joint venture and certain related arrangements, as explained in further detail below and (iii) BorgWarner gained an ownership stake in Romeo that was greater than 5%.
(2)	At the time of Romeo’s Series A round, Michael Patterson (i) held a beneficial ownership stake in Romeo that was greater than 5%, (ii) was serving as Romeo’s Chief Executive Officer and (iii) was a member of Romeo’s board of directors.
(3)	At the time of Romeo’s Series A round, Scott Beck was a member of Romeo’s board of directors.
(4)	At the time of Romeo’s Series A round, Lauren Webb was serving as Romeo’s Chief Financial Officer.
(5)	In connection with HG Ventures LLC’s initial Series A investment in 2019, John Glushik, who is Managing Director of HG Ventures LLC, was appointed to Romeo’s board of directors. At the time HG Ventures LLC purchased additional Series A shares in 2020, John Glushik was a member of Romeo’s board of directors.
(6)	At the time of Romeo’s Series A round, Paul Marsolan was a member of Romeo’s board of directors.
(7)	At the time of Romeo’s Series A round, Ken Fried, who is affiliated with OpenDoor Venture Capital, LLC, was a member of Romeo’s board of directors.
(8)	In connection with the initial Series A investment by Drew Lane Capital, LLC, James Gertler, the owner of Drew Lane Capital, LLC, gained a beneficial ownership stake in Romeo that was greater than 5%. At the time Drew Lane Capital, LLC purchased additional Series A shares in 2020, James Gertler held a beneficial ownership stake in Romeo that was greater than 5%.
(9)	In connection with the initial Series A investment by Ulysses Ventures, LLC, Eric Gertler, the owner of Ulysses Ventures, LLC, gained a beneficial ownership stake in Romeo that was greater than 5%. At the time Ulysses Ventures, LLC purchased additional Series A shares in 2020, Eric Gertler held a beneficial ownership stake in Romeo that was greater than 5%.

Investors’ Rights Agreement

In connection with its Series A round, Romeo entered into the Romeo IRA, which granted rights to certain holders of its stock, including (i) BorgWarner Inc., which holds a beneficial ownership stake in Romeo that is greater than 5% and has appointed two members of Romeo’s board of directors, (ii) Michael Patterson, who holds a beneficial ownership stake in Romeo that is greater than 5% and is a member of Romeo’s board of directors, (iii) Scott Beck, who is a member of Romeo’s board of directors, (iv) Lauren Webb, who is Romeo’s Chief Financial Officer, (v) HG Ventures LLC, of which John Glushik, a member of Romeo’s board of directors, is Managing Director, (vi) Paul Marsolan, who is a member of Romeo’s board of directors, (vii) OpenDoor Venture Capital, LLC, to which Ken Fried, a member of Romeo’s board of directors, is affiliated, (viii) Drew Lane Capital, LLC, which holds a beneficial ownership stake in Romeo that is greater than 5%, and (ix) Ulysses Ventures, LLC, which holds a beneficial ownership stake in Romeo that is greater than 5% (collectively, the “Romeo IRA Parties”).

Pursuant to the Romeo IRA, certain holders of Romeo’s capital stock, including the Romeo IRA Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Romeo. The Romeo IRA also provides the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights and rights of first offer, among other rights (including certain rights in connection with the foregoing that are specific to BorgWarner). The Romeo IRA will terminate upon the consummation of the Business Combination.

Related Party Loans

In connection with Romeo’s Series A round in March 2019, the following loans by related parties were repaid or converted. Through a purchase of Romeo’s Series A preferred stock, Michael Patterson immediately reinvested $6,778,023.21 of the amounts repaid to him into Romeo.

				Total
		Interest	Loan	Principal and	Repay or	Repayment
Loan Date	Lender	Rate	Balance	Interest	Convert	Date (Est.)
12/29/2016	Michael Patterson	8%	$1,500,000.00	$1,781,095.89	Convert	5/3/2019
2/26/2018	OpenDoor Venture Capital	8%	$1,500,000.00	$1,744,438.36	Convert	5/3/2019
4/11/2018	Michael Patterson	8%	$723,500.00	$799,655.73	Repay*	5/3/2019
5/11/2018	Michael Patterson	8%	$600,000.00	$646,947.95	Repay*	5/3/2019
5/29/2018	Michael Patterson	8%	$250,000.00	$268,575.34	Repay*	5/3/2019
6/4/2018	Michael Patterson	8%	$800,000.00	$858,389.04	Repay*	5/3/2019
6/12/2018	Michael Patterson	8%	$1,000,000.00	$1,071,232.88	Repay*	5/3/2019
7/5/2018	Lauren Webb	8%	$10,000.00	$11,070.13	Convert	5/3/2019
7/24/2018	Michael Patterson	8%	$550,000.00	$584,115.07	Repay*	5/3/2019
8/13/2018	Michael Patterson	8%	$500,000.00	$528,821.92	Repay*	5/3/2019
8/30/2018	Michael Patterson	8%	$200,000.00	$210,783.56	Repay*	5/3/2019
9/11/2018	Michael Patterson	8%	$400,000.00	$420,515.07	Repay*	5/3/2019
10/12/2018	Michael Patterson	8%	$500,000.00	$522,246.58	Repay*	5/3/2019
12/28/2018	Michael Patterson	8%	$200,000.00	$205,523.29	Repay*	5/3/2019
1/2/2019	Michael Patterson	8%	$1,200,000.00	$1,231,824.66	Repay*	5/3/2019
1/11/2019	Michael Patterson	8%	$1,000,000.00	$1,024,547.95	Repay*	5/3/2019
1/17/2019	Michael Patterson	8%	$120,000.00	$122,787.95	Repay*	5/3/2019
2/26/2019	Michael Patterson	8%	$1,000,000.00	$1,014,465.75	Repay*	5/3/2019
3/13/2019	Michael Patterson	8%	$650,000.00	$657,265.75	Repay*	5/3/2019
3/25/2019	Michael Patterson	8%	$950,000.00	$958,120.55	Repay*	5/3/2019
4/10/2019	Michael Patterson	10%	$210,000.00	$211,323.29	Repay*	5/3/2019

On December 23, 2019, Romeo entered into a convertible promissory note agreement with Drew Lane Capital, LLC, which holds a beneficial ownership stake in Romeo that is greater than 5%.  The promissory note was for a principal amount of $1,000,000 and bears an interest rate of 8.0% per annum.  As contemplated in the Merger Agreement, upon the Closing, all principal and accrued but unpaid interest due in respect of such promissory note will be converted into the right to receive the same Merger Consideration had such promissory note converted as of immediately prior to the effective time of the Business Combination into Romeo common stock at a price of $0.4339 per share.

On December 23, 2019, Romeo entered into a convertible promissory note agreement with HG Ventures LLC, of which John Glushik, a member of Romeo’s board of directors, is Managing Director.  The promissory note was for a principal amount of $3,000,000 and bears an interest rate of 8.0% per annum.  As contemplated in the Merger Agreement, upon the Closing, all principal and accrued but unpaid interest due in respect of such promissory note will be converted into the right to receive the same Merger Consideration had such promissory note converted as of immediately prior to the effective time of the Business Combination into Romeo common stock at a price of $0.4339 per share.

On December 30, 2019, Romeo entered into a convertible promissory note agreement with Ulysses Ventures, LLC, which holds a beneficial ownership stake in Romeo that is greater than 5%.  As contemplated in the Merger Agreement, upon the Closing, all principal and accrued but unpaid interest due in respect of such promissory note will be converted into the right to receive the same Merger Consideration had such promissory note converted as of immediately prior to the effective time of the Business Combination into Romeo common stock at a price of $0.4339 per share.

On March 31, 2020, Romeo entered into a promissory note agreement with BorgWarner Romeo Power LLC, which holds a beneficial ownership stake in Romeo that is greater than 5%. The promissory note was for a principal amount of $2,000,000 and bears an interest rate equal to the Applicable Federal Rate (AFR) for March 2020 1.53% per annum. The note will be paid off in connection with the Closing.

Romeo entered into the non-convertible promissory notes identified below with Michael Patterson, who holds a beneficial ownership stake in Romeo that is greater than 5%, is a member of Romeo’s board of directors and at the time that the non-convertible promissory notes were entered into, served as Romeo’s Chief Executive Officer.  The non-convertible promissory notes will be paid off in connection with the Closing.

●	Grid Note, issued on December 5, 2019, for a principal amount of $100,000 and an interest rate of 1.55%;
●	Grid Note, issued on January 29, 2020, for a principal amount of $100,000 and an interest rate of 1.55%;
●	Grid Note, issued on February. 11, 2020, for a principal amount of $300,000 and an interest rate of 1.58%;
●	Grid Note, issued on February. 27, 2020, for a principal amount of $100,000 and an interest rate of 1.58%; and
●	Grid Note, issued on March 11 2020, for a principal amount of $250,000 and an interest rate of 1.09%.

Warrants

Romeo entered into those certain Stock Purchase Warrant Agreements, as outlined in the below table, with Drew Lane Capital, LLC (which holds a beneficial ownership stake in Romeo that is greater than 5%) and James Gertler, the owner of Drew Lane Capital, LLC.  The warrants have been fully exercised and there are no longer any shares of Romeo’s stock outstanding thereunder.

		Stock		Grant	Shares
Holder Name	Grant Name	Designation	Grant Date	Price	Granted
James Gertler	8/23/18 - $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	2,250,181
Drew Lane Holdings, LLC	8/23/18 - $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	978,339
Drew Lane Holdings, LLC	8/23/18 - $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	587,003
Drew Lane Holdings, LLC	11/16/18 - $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	2,024,100
Drew Lane Holdings, LLC	11/16/18 - $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	1,351,351
Drew Lane Holdings, LLC	11/16/18 - $0.28 USD – Warrant	Class A Common	11/16/2018	$0.28	964,912
Drew Lane Holdings, LLC	11/16/18 - $0.23 USD – Warrant	Class A Common	11/16/2018	$0.23	2,631,579
Drew Lane Holdings, LLC	1/25/19 - $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	1,000,000
Drew Lane Holdings, LLC	1/25/19 - $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	350,000

Romeo entered into those certain Stock Purchase Warrant Agreements, as outlined in the table below, with Ulysses Ventures, LLC, which holds a beneficial ownership stake in Romeo that is greater than 5%. The warrants have been fully exercised and there are no longer any shares of Romeo’s stock outstanding thereunder.

		Stock		Grant	Shares
Holder Name	Grant Name	Designation	Grant Date	Price	Granted
Ulysses Ventures, LLC	8/23/18 - $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	2,250,181
Ulysses Ventures, LLC	8/23/18 - $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	978,339
Ulysses Ventures, LLC	8/23/18 - $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	587,003
Ulysses Ventures, LLC	11/16/18 - $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	2,024,100
Ulysses Ventures, LLC	11/16/18 - $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	1,351,351
Ulysses Ventures, LLC	11/16/18 - $0.28 USD – Warrant	Class A Common	11/16/2018	$0.28	964,912
Ulysses Ventures, LLC	11/16/18 - $0.23 USD – Warrant	Class A Common	11/16/2018	$0.23	2,631,579
Ulysses Ventures, LLC	1/25/19 - $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	1,000,000
Ulysses Ventures, LLC	1/25/19 - $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	350,000

Romeo entered into a Stock Purchase Warrant Agreement, dated as of January 30, 2019, with HG Ventures LLC (of which John Glushik, a member of Romeo’s board of directors, is Managing Director) for 3,795,786 shares of Romeo’s Class A common stock, at a price of $0.5269 per share.  All shares remain outstanding and it is expected that the warrant will remain outstanding following the Business Combination and thereafter be exercisable to purchase a number of shares of RMG common stock based on the same exchange ratio used for converting shares of Romeo common stock into shares of RMG common stock in the Business Combination (with a purchase price also adjusted by the same exchange ratio).

Romeo entered into a Stock Purchase Warrant Agreement, dated as of November 28, 2019, with OpenDoor Venture Capital, LLC (to which Ken Fried, a member of Romeo’s board of directors, is affiliated) for 2,027,027 shares of Romeo’s Class A common stock, at a price of $0.24 per share.  All shares remain outstanding and it is expected that the warrant will remain outstanding following the Business Combination and thereafter be exercisable to purchase a number of shares of RMG common stock based on the same exchange ratio used for converting shares of Romeo common stock into shares of RMG common stock in the Business Combination (with a purchase price also adjusted by the same exchange ratio).

Romeo entered into each of the warrant agreements listed above in connection with promissory notes issued to each warrant holder in 2018.

A warrant for 1,000,000 shares of Class B common stock at $0.01 per share was transferred to Michael Patterson from a former employee after it was pledged as security for a loan.

Additionally, Romeo holds demand promissory notes (the “Demand Promissory Notes”) for payment to Romeo of $9,122,685 in term debt from the following entities related to cashless exercise of warrants: (i) JSG Romeo Holdings, LLC, FOXMPP Holdings Limited Partnership and Drew Lane Holdings, LLC (which, together with Drew Lane Capital, LLC, hold a beneficial ownership stake in Romeo that is greater than 5%) and (ii) Ulysses Ventures, LLC (which holds a beneficial ownership stake in Romeo that is greater than 5%).  Obligations under the Demand Promissory Notes are secured through Pledge and Security Agreements pledging as security the shares obtained through exercise of each underlying warrant.  Pursuant to a Side Letter, dated as of April 27, 2020, $1,793,333 of the debt due under the Demand Promissory Notes will be forgiven upon the Closing.  Such forgiveness would result in net payment to Romeo of debt upon the Closing in the amount of $7,329,352.

Commercial Agreements and Partnerships

JV and Related Agreements with BorgWarner

In connection with BorgWarner’s investment in Romeo’s Series A round, BorgWarner and Romeo formed the BorgWarner JV, pursuant to which BorgWarner and Romeo entered into a Joint Venture Agreement, the IP License and certain related ancillary agreements. For additional information about the BorgWarner JV and related agreements, see the section entitled “Business of Romeo—Joint Venture with BorgWarner.”

Partnership with Heritage Environmental Services

Romeo has entered into the Heritage Agreement with HBR, an affiliate of HES.   The Heritage Agreement and the parties’ respective rights and obligations thereunder is contingent upon Romeo raising at least $200 million in net proceeds (i.e., after payment of expenses) from the Business Combination and the Private Placement. Under the Heritage Agreement, HBR is to design, build and operate the System to be located at HES’s facility in Arizona.  For additional information about our strategic partnership and related agreement with HBR and HES, see the section entitled “Business of Romeo—Strategic Partnership with Heritage Environmental Services.”

HBR and HES are affiliated with HG Ventures LLC, of which John Glushik, a member of Romeo’s board of directors, is Managing Director.

Partnership with Republic Services

We intend to enter into a strategic alliance with Republic Services, Inc. (“Republic Services”). See the section entitled “Business of Romeo—Other Strategic Partnerships.”

Employment Agreements and Other Transactions with Executive Officers

Romeo has entered into employment agreements and offer letter agreements with certain of its executive officers and reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of Romeo.  See the section entitled “Executive Compensation—Romeo’s Executive Officer and Director Compensation.”

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Combined Company’s board of directors will adopt a written Related Person Transactions Policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company’s board of directors) for review. To identify related person transactions in advance, RMG will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Romeo is incorporated under the laws of the State of Delaware and the rights of Romeo stockholders are governed by the laws of the State of Delaware, including the DGCL, Romeo’s charter and Romeo’s bylaws. As a result of the Business Combination, Romeo stockholders who receive shares of RMG common stock will become stockholders of RMG upon consummation of the Business Combination. RMG is incorporated under the laws of the State of Delaware and the rights of the Combined Company’s stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the Business Combination, the rights of Romeo stockholders who become RMG stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by Romeo’s charter and Romeo’s bylaws and instead will be governed by the Proposed Charter and the Combined Company’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Romeo stockholders under Romeo’s charter and  Romeo’s bylaws (left column), and the rights of the Combined Company stockholders under forms of the Proposed Charter and Combined Company’s bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. The summary below is subject to, and qualified in its entirety by reference to, the full text of Romeo’s charter, Romeo’s bylaws, the Proposed Charter (which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B) and the Combined Company’s bylaws, as well as the relevant provisions of the DGCL and the Stockholders’ Agreement. You should carefully read this proxy statement/consent solicitation statement/prospectus and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a Romeo stockholder before the Business Combination and being a RMG stockholder following the completion of the Business Combination.

For more information on the RMG charter proposals, see the section entitled “Proposal No. 2—The RMG Charter Proposals” and for more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders’ Agreement.”

Romeo	RMG Following the Business Combination

Authorized Capital Stock

Romeo common stock.    The authorized common stock of Romeo consists of (i) 800,000,000 shares of Class A Common Stock, par value $0.00001 per share, of which 122,353,887 are issued and outstanding as of October 5, 2020 and (ii) 108,297,023 shares of Class B Common Stock, par value $0.00001 per share, of which 106,422,022 are issued and outstanding as of October 5, 2020.

Romeo preferred stock.    The authorized preferred stock of Romeo consists of (i) 46,729,574 shares of Series Seed Preferred Stock, par value $0.00001 per share, of which 44,900,793 are issued and outstanding as of October 5, 2020, (ii) 137,741,046 shares of Series A-1 Preferred Stock, par value $0.00001 per share, of which 137,741,046 are issued and outstanding as of October 5, 2020, (iii) 56,016,884 shares of Series A-2 Preferred Stock, par value $0.00001 per share, of which 54,918,474 are issued and outstanding as of October 5, 2020, (iv) 29,161,738 shares of Series A-3 Preferred Stock, par value $0.00001 per share, of which 29,161,738 are issued and outstanding as of October 5, 2020, (v) 93,465,679 shares of Series A-4 Preferred Stock, par value $0.00001 per share, of which 93,465,679 are issued and outstanding as of October 5, 2020, and (vi) 32,000,000 shares of Series A-5 Preferred Stock, par value $0.00001 per share, of which 32,000,000 are issued and outstanding as of October 5, 2020.

RMG common stock.    RMG will be authorized to issue 260,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. As of September 30, 2020, we expect there will be 124,050,820 shares of RMG common stock outstanding following consummation of the Business Combination, without giving effect to the exercise of any options or warrants.

RMG preferred stock.    Following consummation of the Business Combination, RMG is not expected to have any preferred stock outstanding.

Romeo	RMG Following the Business Combination

Conversion

There are no conversion rights relating to shares of Romeo’s Class A common stock.

Each holder of Romeo’s Class B common stock has the right, at such holder’s option and by delivery of written notice to Romeo, to convert any or all of such holder’s shares of Romeo’s Class B common stock into an equivalent number of shares of Romeo’s Class A common stock.  A holder’s shares of Romeo’s Class B common stock also will automatically convert into an equivalent number of shares of Romeo’s Class A common stock (i) to the extent transferred to a third party that is not another holder of shares of Romeo’s Class B common stock, (ii) upon such holder’s death, or (iii) the date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Romeo’s Class B common stock.

At any time, each holder of Romeo’s preferred stock has the right, at such holder’s option and by delivery of written notice to Romeo, to convert any or all of such holder’s shares of preferred stock into shares of Romeo’s Class A common stock at the then effective conversion rate.  Each share of Romeo preferred stock also will automatically be converted into shares of Romeo’s Class A common stock at the then effective conversion rate immediately upon the earlier of (i) Romeo’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act (subject to certain customary exceptions) or (ii) the date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Romeo’s preferred stock, voting together as a single class on an as-converted basis.

There are no conversion rights relating to RMG common stock.

RMG’s board of directors is authorized to issue shares of authorized preferred stock from time to time in one or more series and to fix, to the extent permitted by Delaware law, the designations, powers, preferences and rights and the qualifications, limitations and restrictions of each series of preferred stock.

Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Romeo board of directors shall be determined from time to time by the stockholders or the board of directors. Directors need not be stockholders.

Subject to the rights of holders of any series of preferred stock to elect directors and the Stockholders’ Agreement, the number of directors that constitutes RMG’s board of directors shall be determined from time to time by the board of directors. Directors need not be stockholders.

Romeo	RMG Following the Business Combination

Structure of Board; Election of Directors

The composition of the Romeo board of directors is set forth in the Romeo IRA. Each party to the Romeo IRA agrees to vote in a manner as may be necessary to elect (and maintain in office) as members of the Romeo board of directors the following individuals:

●
Six members elected by holders of a majority of the shares of Romeo’s capital stock held collectively by the Romeo founders voting on the basis of the voting rights of their outstanding Romeo’s Class A common stock and Romeo’s Class B common stock;
●
The Chief Executive Officer of Romeo; and
●
Two members elected by holders of a majority of the shares of Romeo’s Series A preferred stock, both of which directors shall be nominated by BorgWarner.

In the event of the resignation, death, removal or disqualification of a director designated pursuant to the Romeo IRA, the applicable person or group shall promptly nominate a new director, and, after written notice of the nomination has been given by such person or group to the other parties, each party to the Romeo IRA shall vote its shares (and any such shares held in trust over which they have voting power) to elect such nominee to the Romeo board of directions in accordance with the terms of the Romeo IRA.

Following the Business Combination, the members of RMG’s board of directors will be as elected by the holders of RMG common stock at the Special Meeting of RMG stockholders pursuant to the director election proposal.  See the section entitled “Proposal No. 4 — The Director Election Proposal.”

The Sponsor, Republic and certain Romeo stockholders will enter into the Stockholders’ Agreement with RMG, pursuant to which (i) Romeo stockholders will have the right to designate up to two directors for election to RMG’s board of directors (of which BorgWarner has the right to select one director provided that it maintains ownership of a certain percentage interest in RMG) for so long as they maintain collective ownership of a certain percentage interest in RMG, (ii) the Sponsor will have the right to designate up to two directors for election to RMG’s board of directors for so long as it maintains ownership of a certain percentage interest in RMG and (iii) Republic will have the right to designate one director for election to RMG’s board of directors provided that it maintains ownership of a certain number of shares of the Combined Company.

Subject to the special rights of the holders of one or more series of preferred stock to elect directors, at each succeeding annual meeting of stockholders, a director shall be elected and hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

At all meetings of stockholders for the election of directors at which a quorum is present, directors shall be elected by a plurality in voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.

Subject to the Stockholders’ Agreement and the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on the board of directors and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Romeo	RMG Following the Business Combination

Removal of Directors

Any director or the entire Romeo board of directors may be removed, with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent; provided, however, that if the stockholders of the corporation are entitled to cumulative voting, if less than the entire Romeo board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Romeo board of directors.  Each person or group entitled to designate one or more members of the Board pursuant to the Romeo IRA may remove its designated director, other than Romeo’s Chief Executive Officer, at any time and from time to time, with or without cause (subject to Romeo’s bylaws as in effect from time to time and any requirements of law), in their sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such director, each party to the Romeo IRA shall vote its shares (and any such shares held in trust over which it has voting power) to elect such nominee to the Romeo board of directors in accordance with the terms of the Romeo IRA.

Subject to any limitation imposed by applicable law or the Stockholders’ Agreement or the Proposed Charter, RMG’s board of directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock of RMG entitled to vote generally at an election of directors.

Voting

Each share of (i) Romeo’s Class A common stock is entitled to one vote per share and (ii) Romeo’s Class B common is entitled to ten votes per share, in each case on all matters submitted to a vote of stockholders.

Except as expressly provided by the Romeo charter or as required by law, holders of Romeo’s preferred stock shall be entitled to the same voting rights as the holders of Romeo’s Class A common stock and to notice of any stockholders’ meeting in accordance with the bylaws of Romeo, and the holders of Romeo’s Class A common stock and Class B common stock and the holders of Romeo’s preferred stock shall vote together as a single class on all matters on an as-converted to Romeo’s Class A common stock basis with respect to Romeo’s preferred stock (but not Romeo’s Class B common stock). Each holder of Romeo’s preferred stock shall be entitled to the number of votes equal to the number of shares of Romeo’s Class A common stock into which such shares of Romeo’s preferred stock could be converted.

Each share of RMG common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Romeo	RMG Following the Business Combination

So long as at least 100,000,000 shares (as adjusted for stock splits, stock dividends and the like) of Romeo’s preferred stock are outstanding or BorgWarner either (x) owns a certain threshold of Romeo stock as provided by the Romeo charter or (y) is a member of the BorgWarner JV, Romeo is not permitted to (by amendment, merger, consolidation or otherwise) (A) without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Romeo’s preferred stock, take any of the following actions: (i) purchase, redeem or pay any dividend on any capital stock of Romeo; (ii) create or authorize the creation of any debt or debt security in excess of $100,000 unless such debt or debt security has received the prior approval of the Romeo board of directors (other than trade debt incurred in the ordinary course of business, equipment financings, lines of credit secured by cash and unsecured commercial lines of credit, provided that any such trade debt, equipment financings or lines of credit bear interest at a rate equal to or less than the sum of 3-Month London Interbank Offered Rate plus 700 basis points); (iii) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary of the Corporation or dispose of any subsidiary stock or all or substantially all of any subsidiary assets; (iv) acquire a substantial portion of the assets or securities of, or make any other investment in, any individual, association, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture or joint development vehicle, estate, trust or company (including any limited liability company or joint stock company); or (v) increase the number of shares reserved for issuance under Romeo’s equity compensation plans or similar arrangements; or (B) without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Romeo’s preferred stock, which majority must include BorgWarner (provided that certain conditions as provided in the Romeo charter and Romeo IRA are met) take any of the following actions: (i) liquidate, dissolve or wind up the affairs of Romeo, or effect any merger or consolidation or any other Liquidation Transaction (as defined in the Romeo charter), provided that the foregoing shall not apply with respect to a transaction subject to drag-along rights described in the Romeo IRA; (ii) create or authorize the creation of any debt or debt security in excess of $100,000 unless such debt or debt security has received the prior approval of the Romeo board of directors (other than trade debt incurred in the ordinary course of business, equipment financings, lines of credit secured by cash and unsecured commercial lines of credit, provided that any such trade debt, equipment financings or lines of credit bear interest at a rate equal to or less than the sum of 3-Month London Interbank Offered Rate plus 700 basis points); (iii) amend any provision of the Romeo charter or bylaws in a

Romeo	RMG Following the Business Combination

manner that adversely affects the powers, preferences or rights of Romeo’s Series A preferred stock (provided, that the creation or issuance of a new series of preferred stock with rights junior to the Series A-1 preferred stock will not be considered adverse); (iv) increase or decrease (other than for decreases resulting from conversion of Romeo’s Series A preferred stock) the authorized number of shares of Romeo’s Series A-1 preferred stock; (v) authorize any merger, consolidation, reorganization, recapitalization or other business combination involving Romeo; or (vi) increase or decrease the size of the Romeo board of directors.

Additionally, so long as at least 35,000,000 shares (as adjusted for stock splits, stock dividends and the like) of Romeo’s Series Seed preferred stock are outstanding, Romeo shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law, and either prospectively or retrospectively) of the holders of at least a majority of the then outstanding shares of Romeo’s Series Seed preferred stock, voting together as a single class: (i) amend any provision of the Romeo charter or bylaws in a manner that adversely affects the powers, preferences or rights of the Romeo’s Series Seed preferred stock (provided, that the creation or issuance of a new series of preferred stock with rights junior, senior or on par with Romeo’s Series Seed preferred stock will not in and of itself be considered adverse) and (ii) increase or decrease (other than by conversion) the total number of authorized shares of Romeo’s Series Seed preferred stock.

Supermajority Voting Provisions
Not applicable.

With respect to the Proposed Charter, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the voting power of all of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, is required to alter, amend or repeal Articles V (Board of Directors), VI (Stockholders), VII (Liability and Indemnification; Corporate Opportunity), VIII (Exclusive Forum) and IX (Amendments) of the Proposed Charter.

Romeo	RMG Following the Business Combination

With respect to RMG’s bylaws, RMG stockholders have power to adopt, alter, change, amend or repeal RMG’s bylaws; provided, however, that such action by RMG stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the then-outstanding shares of the capital stock of RMG entitled to vote generally in the election of directors, voting together as a single class.  Notwithstanding anything to the contrary in RMG’s bylaws, any alteration, change, amendment or repeal of Sections 18 (Powers), 24 (Quorum and Voting), 27 (Committees), 28 (Duties of Chairperson of the Board of Directors), 30 (Officers Designated), 31 (Tenure and Duties of Officers) or 49 (Amendments) of RMG’s bylaws shall require (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the then-outstanding shares of the capital stock of RMG entitled to vote generally in the election of directors, voting together as a single class.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in Romeo’s charter; however, Romeo’s charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Romeo	RMG Following the Business Combination

Vacancies on the Board of Directors

Vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided that where such vacancy occurs among the directors elected by the holders of a class or series of stock, only the holders of shares of such class or series may fill such vacancy by (i) voting for their designee to fill such vacancy at a meeting of Romeo’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

Subject to the Stockholders’ Agreement and the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on the board of directors and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Special Meeting of the Board of Directors

Romeo’s bylaws provide that special meetings of the Romeo board of directors may be called for any purpose or purposes at any time by the chairperson of the board, the chief executive officer, the president, the secretary or any two directors

RMG’s bylaws provide that special meetings of RMG’s board of directors may be called by the chairman of RMG’s board of directors, the Chief Executive Officer, the Secretary or at least two directors.

Romeo	RMG Following the Business Combination

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of Romeo’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class. In addition, in accordance with Romeo’s charter, (i) the consent of the holders of at least a majority of the then outstanding shares of Romeo’s preferred stock, which majority shall include BorgWarner (provided that certain conditions as provided in the Romeo charter and the Romeo IRA are met) shall be required to amend any provision of the Romeo charter in a manner that adversely affects the powers, preferences or rights of Romeo’s Series A preferred stock (provided, that the creation or issuance of a new series of preferred stock with rights junior to Romeo’s Series A-1 preferred stock will not be considered adverse) and (ii) the consent of the holders of at least a majority of the then outstanding shares of Romeo Series Seed preferred stock shall be required to amend any provision of the Romeo charter or bylaws in a manner that adversely affects the powers, preferences or rights of Romeo’s Series Seed preferred stock (provided, that the creation or issuance of a new series of preferred stock with rights junior, senior or on par with Romeo’s Series Seed preferred stock will not in and of itself be considered adverse).

The Proposed Charter provides that the following provisions in Proposed Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in voting power all the then outstanding shares of RMG’s stock entitled to vote thereon, voting together as a single class: Articles V (Board of Directors), VI (Stockholders), VII (Liability and Indemnification; Corporate Opportunity), VIII (Exclusive Forum) and IX (Amendments) of the Proposed Charter.

For any other amendment, the Proposed Charter applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

Amendment of Bylaws

Romeo’s board of directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal Romeo’s bylaws, subject to (i) the consent of the holders of at least a majority of the then outstanding shares of Romeo’s preferred stock, which majority shall include BorgWarner (provided that certain conditions as provided in the Romeo charter and the Romeo IRA are met) if such amendment to the bylaws would adversely affect the powers, preferences or rights of Romeo’s Series A preferred stock and (ii) the consent of the holders of at least a majority of the then outstanding shares of Romeo’s Series Seed preferred stock if such amendment to the bylaws would adversely affect the powers, preferences or rights of Romeo’s Series Seed preferred stock.

The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal RMG’s bylaws.

In addition, RMG may adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power all the then outstanding shares of RMG’s stock entitled to vote thereon. Notwithstanding anything to the contrary in RMG’s bylaws, any alteration, change, amendment or repeal of Sections 18 (Powers), 24 (Quorum and Voting), 27 (Committees), 28 (Duties of Chairperson of the Board of Directors), 30 (Officers Designated), 31 (Tenure and Duties of Officers) or 49 (Amendments) of RMG’s bylaws shall require (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the then-outstanding shares of the capital stock of RMG entitled to vote generally in the election of directors, voting together as a single class.

Romeo	RMG Following the Business Combination

Quorum

Board of Directors.    At all meetings of the Romeo board of directors, a majority of the total number of duly elected directors then in office (but in no case less than 1/3 of the total number of authorized directors) shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Romeo board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the Romeo board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Stockholders.    The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time.

Board of Directors.    At all meetings of RMG’s board of directors, a majority of the exact number of directors fixed from time to time by RMG’s board of directors in accordance with the Proposed Charter will constitute a quorum for the transaction of business; except as provided in Section 20 (Vacancies) of RMG’s bylaws with respect to filling vacancies on RMG’s board of directors or except with respect to questions related to indemnification arising under Section 46 (Indemnification) of RMG’s bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time.

Stockholders.    The holders of record of a majority of the voting power of RMG’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of RMG stockholders for the transaction of business.

Stockholder Action by Written Consent

Any action required to be taken at any annual or special meeting of stockholders of Romeo, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (a) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (b) delivered to the corporation in accordance with Section 228(a) of the Delaware General Corporation Law.

Except with respect to the rights of any preferred stock provide in a certificate of designation from time to time, the Proposed Charter provides that any action required or permitted to be taken by RMG stockholders must be effected at any annual or special meeting of stockholders, and action may not be taken by RMG stockholders by written consent in lieu of a meeting or electronic transmission.

Romeo	RMG Following the Business Combination

Special Stockholder Meetings

A special meeting of the stockholders may be called at any time by the Romeo board of directors, the chairperson of the board, the chief executive officer, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting

If a special meeting is called by any person or persons other than the Romeo board of directors, the chairperson of the board, the chief executive officer or the president, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by email, fax, telegraphic or other facsimile or electronic transmission to the chairperson of the board, the chief executive officer, the president or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice.

The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by (i) the chairperson of RMG’s board of directors, (ii) the Chief Executive Officer, or (iii) RMG’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Notice of Stockholder Meetings

All notices of meetings with Romeo stockholders shall be in writing and shall be sent or otherwise given in accordance with Romeo’s bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of RMG to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, notice, in written or by electronic transmission, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Romeo	RMG Following the Business Combination

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in RMG’s notice of meeting (or any supplement thereto) delivered pursuant to RMG’s bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder of RMG who is entitled to vote at the meeting, who complies with the notice procedures set forth in RMG’s bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of RMG.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of RMG, and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of RMG not less than ninety (90) or more than one-hundred twenty (120) days before the meeting subject to certain exceptions in RMG’s bylaws in the event the date of the annual meeting is advanced prior to or delayed after the anniversary of the preceding year’s annual meeting by more than thirty (30) days. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in RMG’s bylaws.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may be amended, a director of Romeo shall not be personally liable to Romeo or its stockholders for monetary damages for breach of fiduciary duty as a director.

A director of RMG shall not be personally liable to RMG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended. The amendment, repeal or modification of this provision in Proposed Charter nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of RMG existing at the time of such amendment, repeal, adoption or modification.

Romeo	RMG Following the Business Combination

Indemnification of Directors, Officers, Employees and Agents

Romeo is required to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Romeo or any predecessor of Romeo, or serves or served at any other enterprise as a director or officer at the request of Romeo or any predecessor to Romeo.

RMG will indemnify any person for any proceeding by reason of being a director or officer of RMG or, while a director or officer, is or was serving at the request of RMG as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by RMG’s board of directors.

The right to indemnification covers all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding. It also includes the right to be paid by RMG the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses will be made only upon delivery to RMG of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.

Romeo	RMG Following the Business Combination

Dividends, Distributions and Stock Repurchases

Dividends upon the capital stock of Romeo, subject to the provisions of Romeo’s charter, may be declared by the board of directors at any regular or special meeting, and may be paid in cash, property or shares of capital stock of Romeo.

If Romeo’s board of directors (or, in the event of a reorganization event, the board of directors of the relevant successor parent, as applicable) desires to declare a dividend upon the then outstanding shares of Romeo’s common stock, Romeo is required to first declare and pay to each holder of outstanding shares of Romeo’s preferred stock a dividend or distribution, as the case may be, in respect of each share of Romeo’s preferred stock held by such holder. Following such payments to the holders of Romeo’s preferred stock, any additional dividends or distributions shall be distributed among all the holders of Romeo’s common stock and preferred stock, with the amount and kind of dividends or distributions as would be payable in respect of the number of shares of common stock issuable upon the conversion of a share of Romeo’s preferred stock assuming such share of preferred stock had been converted immediately prior to the record date.

Subject to the rights of the holders of RMG preferred stock, and to the other provisions of the Proposed Charter, dividends and other distributions in cash, property or capital stock of RMG may be declared and paid ratably on the common stock out of the assets of RMG which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.

Romeo	RMG Following the Business Combination

Liquidation

In the event Romeo (i) sells, conveys, exclusively licenses or otherwise disposes of all or substantially all of its assets, property or business, (ii) merges with or into or consolidates with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of Romeo), or (iii) effects a liquidation, dissolution or winding up of Romeo pursuant to the applicable provisions of Section 275 of the Delaware General Corporation Law (provided that none of the following shall be considered for purposes of the foregoing: (A) a merger effected exclusively for the purpose of changing the domicile of Romeo, (B) a bona fide equity financing in which Romeo is the surviving corporation or (C) a transaction in which Romeo’s stockholders immediately prior to the transaction continue to hold at least a majority of the voting power of the capital stock of the surviving or acquiring entity following the transaction or have sufficient rights (by law or contract) to elect or designate 50% or more of the directors of the surviving or acquiring entity following the transaction (as appropriately adjusted for any disparate director voting rights)), then the holders of Romeo’s preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of Romeo to the holders of Romeo’s common stock, the greater of (i) the original issue price per share plus any dividends declared but unpaid thereon or (ii) the amount of cash and the fair market value of any securities or other property that the holder would have received in respect of each share of preferred stock held by such holder if such holder had, immediately prior to such liquidation, converted its shares of Romeo’s preferred stock into shares of Romeo’s common stock pursuant to Romeo’s charter. After such distributions and payments made to the holders of Romeo’s preferred stock, each holder of Romeo’s common stock shall be entitled to receive their pro rata portion of the remainder of the assets of Romeo’s or proceeds thereof available for distribution.

The Proposed Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of RMG, after payment or provision for payment of the debts and other liabilities of RMG, the holders of the shares of the common stock shall be entitled to receive all the remaining assets of RMG available for distribution to its stockholders, ratably in proportion to the number of shares of the common stock held by them.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Romeo does not have a stockholder rights plan currently in effect, but under the DGCL, Romeo’s board of directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

RMG does not have a stockholder rights plan currently in effect, but under the DGCL, RMG’s board of directors could adopt such a plan without stockholder approval.

Romeo	RMG Following the Business Combination

Preemptive Rights

Romeo’s charter and Romeo’s bylaws do not provide holders of Romeo’s common stock and/or preferred stock with preemptive rights. Thus, as a general matter, if additional shares of Romeo capital stock are issued, the current holders of Romeo’s capital stock will own a proportionately smaller interest in a larger number of outstanding shares of Romeo’s capital stock to the extent that they do not participate in the additional issuance. However, stockholders that are party to the Romeo IRA are entitled to certain preemptive rights as provided therein.

There are no preemptive rights relating to shares of RMG common stock.
Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Romeo’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Romeo’s board of directors may exercise all such powers of Romeo and do all such lawful acts and things as are not by statute or Romeo’s charter or bylaws directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing RMG’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

To the fullest extent permitted by law, each of the Sponsor and BorgWarner and their respective affiliates, successors, directly or indirectly managed funds or vehicles (as applicable), partners, principals, directors, officers, members, managers and employees (including any of the foregoing who serve as a director of RMG) (collectively, “Exempt Persons”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RMG or any of its subsidiaries.  Exempted Persons shall have no duty to communicate or offer to RMG any business opportunities that are from time to time presented to the Exempted Persons and, to the fullest extent permitted by applicable law, Exempted Persons shall not be liable to RMG for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to RMG or its subsidiaries.

RMG’s board of directors may exercise all such authority and powers of RMG and do all such lawful acts and things as are not by statute or the Proposed Charter directed or required to be exercised or done solely by the stockholders.

Romeo	RMG Following the Business Combination

Inspection of Books and Records; Stockholder Lists

Inspection.    Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Romeo’s stock ledger, a list of its stockholders and its other books and records.

Voting List.    Romeo will prepare and make available, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Inspection.    Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from RMG’s stock ledger, a list of its stockholders and its other books and records.

Voting List.    RMG will prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours at the principal place of business of RMG. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.

Choice of Forum

Unless Romeo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in Romeo’s charter as the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of Romeo, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Romeo to Romeo or Romeo’s stockholders, (C) any action or proceeding asserting a claim against Romeo arising pursuant to any provision of the Delaware General Corporation Law or Romeo’s charter or bylaws, (D) any action or proceeding asserting a claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The Proposed Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative action brought by a stockholder on behalf of RMG, (ii) any claim of breach of a fiduciary duty owed by any of RMG’s directors, officers, stockholders or employees, (iii) any claim against RMG arising under its charter, bylaws or the DGCL or (iv) any claim against RMG governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

MANAGEMENT OF THE COMBINED COMPANY

Information about Executive Officers and Directors of the Combined Company

At the effective time of the Business Combination, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in the section entitled “Proposal No. 4 – The Director Election Proposal,” the board of directors and executive officers of the Combined Company will be as follows (ages as of November 20, 2020):

Name	Age	Position
Executive Officers:
Lionel E. Selwood, Jr.	31	President, Chief Executive Officer and Director
Lauren Webb	39	Chief Financial Officer and Director(4)
Michael Patterson	52	Chief Sales Officer
Abdul Kader (“AK”) El Srouji, Ph.D.	33	Chief Technology Officer
Criswell Choi	41	Chief Operating Officer

Non-Employee Directors:
Robert S. Mancini	62	Chairman of the Board(1)(3)
Susan Brennan	58	Director(2)(4)
Brady Ericson	48	Director(4)
Donald S. Gottwald	54	Director(1)(3)
Philip Kassin	63	Director(1)(2)(4)
Timothy Stuart	53	Director(2)(3)
(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Finance and Investment Committee

Executive Officers

Lionel E. Selwood, Jr. Upon consummation of the Business Combination, Mr. Selwood will serve as the Combined Company’s President and Chief Executive Officer and a member of its board of directors. Mr. Selwood is an accomplished Product Management Leader with expertise in Operations Management, Financial Management, Lean Six Sigma, Supplier Development, Strategic Sourcing and Product Quality Management. Since 2016, Mr. Selwood has held various roles at Romeo Systems, Inc.: from December 2016 to June 2018, he served as Vice President of Engineering Operations and Global Procurement; from June 2018 to February 2019, he served as Chief Operating Officer; and from February 2019 to September 2020, he served as President and General Manager of North America. Prior to Romeo Systems, Inc., from November 2015 to December 2016, Mr. Selwood was Purchasing Manager of Powertrain, Battery & Thermal Systems at Faraday Future. Mr. Selwood has also held various roles at SpaceX and General Electric. Mr. Selwood holds a B.Sc. in Mechanical Engineering from Syracuse University and M.P.S. in Supply Chain Management from The Pennsylvania State University.

Mr. Selwood is well-qualified to serve on the Combined Company’s board of directors due to his operational and historical expertise gained from serving as Chief Operating Officer and President and General Manager North America of Romeo and his extensive professional and educational experience in high-technology manufacturing industries.

Lauren Webb. Upon consummation of the Business Combination, Ms. Webb will serve as the Combined Company’s Chief Financial Officer and a member of its board of directors. Ms. Webb has served as Romeo Systems, Inc.’s Chief Financial Officer since January 2017 and has over 14 years’ experience in finance and operations for early stage companies. Prior to Romeo Systems, Inc., from January 2009 to July 2015, she was a founder and Vice President of Apollo Services, LLC, a business services company specializing in operations for legal and audit firms. Ms. Webb was the Controller of InAuth, Inc. from February 2011 to May 2015, where she led the company through multiple rounds of financing leading up to a successful exit via acquisition by American Express. Ms. Webb started her career at the U.S. Department of Justice and spent ten years from May 2006 to December 2016 with the Ashcroft Group, a venture investment and consulting firm based in Washington D.C. Ms. Webb holds a B.A. from Texas A&M University.

Ms. Webb is well-qualified to serve on the Combined Company’s board of directors due to her operational and historical expertise from serving as Chief Financial Officer of Romeo and her extensive professional experience in finance and operational leadership, financial reporting, investor relations and fundraising activities.

Michael Patterson. Upon consummation of the Business Combination, Romeo Systems, Inc.’s founder, Mr. Patterson will serve as the Combined Company’s Chief Sales Officer. Mr. Patterson is a seasoned entrepreneur who started his career building companies in the mobile market, solving complex problems for businesses, mobile carriers, and financial institutions. Mr. Patterson has led all three of his former companies through successful exits. Since Romeo Systems, Inc.’s inception in January 2016 to September 2020, Mr. Patterson has served as Founder, Chief Executive Officer and Chairman of the Board. Prior to Romeo Systems, Inc., from December 2010 to December 2015. Mr. Patterson was the Founder and Chief Executive Officer of InAuth, Inc., which was acquired by American Express in 2016.

AK El Srouji, Ph.D. Upon consummation of the Business Combination, Dr. Srouji will serve as the Combined Company’s Chief Technology Officer. Dr. Srouji will direct all technical and technological developments, including IP strategy, roadmaps, and future products, internally and in collaboration with strategic partners. Since 2017, Dr. Srouji has held various roles at Romeo Systems, Inc.: from May 2017 to May 2018, he served as Principal Battery Scientist; from May 2018 to May 2019, he served as Senior Director of Research and Development; and from June 2019 to present, he serves as Chief Technology Officer. Prior to joining Romeo Systems, Inc., Dr. Srouji held roles at Bosch North America where from June 2013 to June 2015 he served as Postdoctoral Research Engineer, and from June 2015 to May 2017, he served as Research Engineer developing advanced physico-chemical battery models at Robert Bosch’s Research & Technology Center in Silicon Valley. Throughout his energy storage technology career, he has successfully brought to market multiple programs funded by the U.S. Department of Energy. Dr. Srouji holds an M.S. degree in Mechanical Engineering, and a Ph.D. in Energy & Mineral Engineering with a focus on electrochemistry from The Pennsylvania State University.

Criswell Choi. Upon consummation of the Business Combination, Mr. Choi will serve as the Combined Company’s Chief Operating Officer. Since January 2018, Mr. Choi has served in various roles at Romeo Systems, Inc. From January 2018 to September 2018, he was Director of Product Management; from October 2018 to September 2019, he served as Vice President of Operations; and from September 2019 to present, he has served as Chief Operating Officer. Prior to joining Romeo Systems, Inc., Mr. Choi was Director of Product Management from July 2016 to December 2017 at Flo Technologies Inc., and from March 2015 to June 2016, he was Director of Product Management at Dragonfly Technology. Mr. Choi has over 18 years of experience in operations, engineering and business management within the electronics and semiconductor sectors including at SanDisk and Apple. Mr. Choi holds 12 patents.  Mr. Choi holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

Non-Employee Directors

Robert S. Mancini. Mr. Mancini has been RMG’s Chief Executive Officer and a director of RMG since its inception and upon consummation of the Business Combination, will serve as chairman of the Combined Company’s board of directors. From June 2018 to December 2018, Mr. Mancini served as a Senior Advisor to Carlyle Power Partners and was a Partner and a Managing Director with The Carlyle Group and head or co-head of Carlyle’s power investment business from December 2012 until June 2018. Prior to joining Carlyle, from June 1993 to December 2012, Mr. Mancini was an employee of Goldman Sachs & Co., and from November 1999 through December 2012 was a Managing Director at Goldman Sachs & Co. From December 2003 to December 2012, Mr. Mancini led or co-led Goldman Sachs’ on-balance sheet power asset investment business. During that period Goldman Sachs conducted most of its power asset investment business through its wholly owned subsidiary, Cogentrix Energy LLC, where Mr. Mancini served in various capacities, including as the President, co-President and Chief Executive Officer and serving as a member of the board of directors. Mr. Mancini was instrumental in the formation of and Goldman’s entry into the power asset investment business in 2003 and he was also responsible for the creation of Goldman’s proprietary Commodities Principal Investment business in 2006, where he led investments on Goldman’s behalf in companies involved in the processing, production and logistics for a broad range of commodities including base, precious and specialty metals, oil, gas, coal and other energy related raw materials, as well as CO2 offsets and mitigation. Prior to 2003, Mr. Mancini was a member of the legal department where he eventually became the Deputy General Counsel of the Securities Division. During his tenure at Goldman, Mr. Mancini sat on several committees including the firm-wide Risk Committee, Operational Risk Committee, and Divisional Risk Committee, as well as several portfolio company boards. Prior to joining Goldman, Mr. Mancini spent nine years in private practice as a lawyer with Debevoise & Plimpton LLP, where he established that firm’s derivatives practice. Mr. Mancini received his J.D. from New York University School of Law in 1984, where he was a member of Law Review, and received his B.A. degree from Binghamton University in 1980.

Mr. Mancini is well-qualified to serve on the Combined Company’s board of directors due to his extensive investment experience in the power and broader commodities industries, his many years of management and leadership experience, as well as his service on several boards and committees throughout his career.

Susan S. Brennan. Upon consummation of the Business Combination, Ms. Brennan will serve as a member of the Combined Company’s board of directors. Ms. Brennan has 30 years of experience as a global leader in the automotive and energy industries, with roles in Fortune 100 companies, Nissan Motor and Ford Motor. Since November 2013, Ms. Brennan has served as Chief Operations Officer of Bloom Energy, and acted as one of the key leaders in its scale growth and IPO. Since January 2016, Ms. Brennan has also served as a Non-Executive Board Director for Senior PLC, a FTSE 350 corporation with a global footprint in aerospace and automotive. Prior to her current roles, from November 2013 through October 2018, Ms. Brennan was Vice President of Manufacturing and the highest-ranking woman in operations at Nissan North America where she ran the highest output automotive manufacturing plant in world, with 10,000 employees that produced more than $10 billion worth of vehicles. She also managed the powertrain plant that produced EV components and more than one million engines per year for North America, Asia, and Europe. Prior to Nissan, Ms. Brennan spent 13 years, from March 1995 through September 2008, at Ford holding multiples roles including Director of Global Manufacturing Business Office and Director of Manufacturing Operations. Since January 2009, Ms. Brennan has served as Founder and Board member of Southern Automotive Women’s Forum a 501(c)(3) organization that supports Women in STEM (Science, Technology, Engineering and Math) and has changed the face of the Automotive Industry in the SouthEast.  She also served as a national advisory board member for the National Center for Engineering Pathways to Innovation (Epicenter) at Stanford University from 2014 - 2015, which empowers undergraduates in engineering to bring their ideas to life. Ms. Brennan received her M.B.A in Economics from the University of Nebraska at Omaha, B.S. in Microbiology from the University of Illinois-Champaign-Urbana, and is an alumna of the Prince of Wales Business and Environment Program.

Ms. Brennan is well-qualified to serve on the Combined Company’s board of directors based on her strong background, extensive leadership and business experience in the automotive and energy industries.

Brady Ericson. Upon consummation of the Business Combination, Mr. Ericson will serve as a member of the Combined Company’s board of directors.  Mr. Ericson has served as a Vice President of BorgWarner Inc., a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles, since 2011.  He has been the President and General Manager of Morse Systems since June 2019, in which he is responsible for BorgWarner’s global Morse Systems business which includes the BorgWarner Romeo Power joint venture.  Prior to this role, Mr. Ericson held a number of positions of increasing responsibility since joining BorgWarner in 2000. These roles include: Chief Strategy Officer (from 2017 to 2019), in which he oversaw all corporate strategy, advanced technology, market research and M&A for BorgWarner; President and General Manager, Emissions Systems (from 2011 to 2016), in which he was responsible for BorgWarner’s global Emissions Systems business; Vice President and General Manager, Emissions Systems; Vice President, Global Manufacturing Strategies for Turbo and Emissions Systems; Vice President, Operations China and Korea, Turbo and Emissions Systems; and several other roles in operations, engineering and sales.  He has lived and worked in the US, Germany, South Korea, China, and Spain while working for BorgWarner.  Prior to joining BorgWarner, Mr. Ericson held various sales and engineering positions with Honeywell (formerly AlliedSignal), Delco Remy, and Ford Motor Company.  Since May 2019, Mr. Ericson has served on Romeo’s board of directors.  Mr. Ericson holds a Bachelor of Science degree in Mechanical Engineering from Kettering University and a Master of Business Administration from Duke University.

Mr. Ericson is well-qualified to serve on the Combined Company’s board of directors based on his strong background, extensive leadership and business experience in the automotive industry, as well as his experience on the board of directors of Romeo.

Donald S. Gottwald. Upon consummation of the Business Combination, Mr. Gottwald will serve as a member of the Combined Company’s board of directors. Mr. Gottwald has more than 30 years of experience as an executive and operator in the automotive and financial industries. From 2009 to 2020, Mr. Gottwald served in various positions with KAR Auction Services, Inc., a NYSE-listed company facilitating automotive marketplaces, including as President of Digital, Data, and Mobility Solutions from 2019 to 2020, Chief Strategy Officer from 2017 to 2020, Chief Operating Officer from 2014 to 2019, and Chief Executive Officer and President of Automotive Finance Corporation, a subsidiary of KAR, from 2009 to 2014. Prior to KAR, Mr. Gottwald served as an Executive Vice President in the consumer finance division of HSBC Holdings plc from 2005 to 2008 and served in various roles, including as Executive Vice President and Managing Director, for Nuvell Financial Services Corp., a subsidiary of GMAC Financial Services (now Ally Financial) serving the OEM and retail automotive industry. Mr. Gottwald’s non-profit engagement includes his current service on the Northwood University Automotive Management Curriculum Advisory Board. Mr. Gottwald received his M.B.A. from Duke University, Fuqua School of Business, where he graduated as a Fuqua Scholar and a General Motors Fellow, and received his B.B.A. in Management, summa cum laude, from Northwood University.

Mr. Gottwald is well qualified to serve on the Combined Company’s board of directors based on his leadership and operational experience in the automotive and automotive finance industries.

Philip Kassin. Mr. Kassin has been RMG’s President and Chief Operating Officer and a director of RMG since its inception and upon consummation of the Business Combination, will serve as a member of the Combined Company’s board of directors. From August 2016 to October 2016, Mr. Kassin was a Managing Director and Head of M&A and Financing at M-III Partners and has over 35 years of experience as both an advisor and investor in public and private equity. At M-III Partners, he completed a $345 million SPAC transaction for M-III Acquisition Corp., successfully acquiring Infrastructure and Energy Alternatives (NASDAQ: IEA) from Oaktree Capital Management, and serving on its board from March 2018 to September 2018. Prior to joining M-III Partners, Mr. Kassin was a Senior Managing Director at Evercore from July 2010 to April 2016, specializing in chemicals and energy. Prior to Evercore, from September 2005 to July 2010, Mr. Kassin was the Head of M&A and Financing for Access Industries, a privately held industrial group which focused on natural resources and chemicals, media and telecommunications, technology and e-commerce and real estate. Mr. Kassin also served as a Supervisory Board Member of Basell Polyolefins from 2005 to 2007 and as a Supervisory Board Member of LyondellBasell Industries from 2007 to 2010, where he also served as Chairman of the Finance and Investment Committee and Chairman of the Audit Committee. Earlier in his career, Mr. Kassin held senior investment banking roles at Morgan Stanley, Goldman Sachs, Merrill Lynch and AIG. He was also a Partner at PwC where he was responsible for its energy M&A consulting practice. Mr. Kassin started his career as a utilities analyst at Standard & Poor’s. Mr. Kassin earned an M.P.A. from the Maxwell School at Syracuse University and a B.A., in Policy Studies from Syracuse University. He also has FINRA Series 24, 63 and 79 Qualifications.

Mr. Kassin is well-qualified to serve on the Combined Company’s board of directors due to his extensive principal investment expertise in the diversified resources and industrial materials sectors, investment banking, M&A, capital markets and publicly listed company director experience.

Timothy E. Stuart. Upon consummation of the Business Combination, Mr. Stuart will serve as a member of Combined Company’s board of directors.  Since May 2019, Mr. Stuart has served as Executive Vice President, Chief Operating Officer to Republic Services, Inc. (“Republic”).  He is responsible for operationalizing Republic’s strategy and executing its business plan across field operations. Prior to his current role, Mr. Stuart served as Executive Vice President, Operations to Republic from January 2016 to May 2019, where he was responsible for maximizing field performance, executing the operating plan, and achieving financial and operational results across Republic. Mr. Stuart previously served as Republic’s East Region President from September 2013 to January 2016. He joined Republic in April 2006 as Director of Operations and has held a variety of roles with the company, including Area President, Vice President of Customer Experience, and Region Vice President. Mr. Stuart has over 25 years of experience in the waste industry. Mr. Stuart serves on the University of Alabama’s business school board of visitors. Mr. Stuart has a B.S. in business administration from the University of Alabama and an M.B.A. from Florida Gulf Coast University.

Mr. Stuart is well-qualified to serve on the Combined Company’s board of directors due to his deep operational experience and proven leadership in the many roles throughout his career.

Board Composition

The Combined Company’s board of directors will direct the management of the Combined Company’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees.

Assuming the election of the nominees set forth in the section entitled “Proposal No. 4 – The Director Election Proposal,” it is anticipated that the Combined Company’s board of directors will consist of eight members upon the consummation of the Business Combination. One additional independent director is expected to be added to the board of the Combined Company following the Business Combination. Such director will be appointed by an affirmative vote of a majority of directors then in office. Robert S. Mancini will serve as Chairman of the Combined Company’s board of directors.  The primary responsibilities of the Combined Company’s board of directors will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. The Combined Company’s board of directors will meet on a regular basis and additionally as required.

Family Relationships

There are no family relationships between any of RMG’s executive officers and directors or director nominees.

Independence of Directors

As a result of its common stock continuing to be listed on the NYSE following consummation of the Business Combination, the Combined Company will adhere to the rules of the NYSE in determining whether a director is independent. RMG’s board of directors has consulted, and the Combined Company’s board of directors will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Robert S. Mancini, Susan Brennan, Donald S. Gottwald, Philip Kassin and Timothy Stuart will be considered independent directors of the Combined Company. The Combined Company’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

RMG’s board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of RMG at any point in time. As a result, no policy exists requiring combination or separation of leadership roles, and RMG’s governing documents do not mandate a particular structure. This has allowed RMG’s board of directors the flexibility to establish the most appropriate structure for RMG at any given time. Similarly and for similar reasons, the Combined Company’s board of directors does not anticipate having a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual.

Upon the consummation of the Business Combination, the Combined Company’s board of directors will oversee the risk management activities designed and implemented by its management. The Combined Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates executing its oversight responsibility both directly and through its standing committees. The Combined Company’s board of directors also will consider specific risk topics, including risks associated with the Combined Company’s strategic initiatives, business plans and capital structure. It is anticipated that the Combined Company’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and provide appropriate updates to the board of directors and the audit committee. The Combined Company’s board of directors anticipates delegating to the audit committee oversight of its risk management process, and the Combined Company’s  other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to the Combined Company’s board of directors as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.

Board Committees of the Combined Company’s Board of Directors

At the effective time of the Business Combination, the Combined Company will have: an audit committee; a nominating and corporate governance committee; a compensation committee; and a finance and investment committee. In addition, from time to time, special committees may be established under the direction of the Combined Company’s board of directors when necessary to address specific issues. Copies of each board committee’s charter will be posted on the Combined Company’s website. The Combined Company’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/consent solicitation statement/prospectus.

Audit Committee Information

RMG has established an audit committee of the board of directors. Philip Kassin, Donald S. Gottwald, and Robert S. Mancini will serve as members of the Combined Company’s audit committee following the Business Combination. Under the NYSE listing standards and applicable SEC rules, RMG is required to have at least three members of the audit committee, all of whom must be independent. Philip Kassin, Donald S. Gottwald, and Robert S. Mancini each meet the independent director standard under the NYSE’s listing standard and under Rule 10A-3(b)(1) of the Exchange Act, and Philip Kassin will serve as chairman of the audit committee.

Each member of the audit committee is financially literate, and RMG’s board of directors has determined that Philip Kassin qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

RMG has adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by RMG;
●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by RMG, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with RMG in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to RMG entering into such transaction; and
●	reviewing with management, the independent auditors, and RMG’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding RMG’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee Information

RMG has established a nominating and corporate governance committee of the board of directors. Susan S. Brennan, Timothy E. Stuart, and Philip Kassin will serve as members of the Combined Company’s  nominating and corporate governance committee following the Business Combination. Under NYSE listing standards and applicable SEC rules RMG’s nominating and corporate governance committee must consist of all independent members. Susan S. Brennan, Timothy E. Stuart, and Philip Kassin meet the independent director standard under the NYSE listing standard, and Susan S. Brennan will serve as chairman of the nominating and corporate governance committee.

The primary purposes of RMG’s nominating and corporate governance committee is to assist the board of directors in:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;
●	developing, recommending to the board of directors and overseeing implementation of RMG’s corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees

The Combined Company’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders.

The Combined Company’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In general, in identifying and evaluating nominees for director, RMG’s board of directors considers, and the Combined Company’s board of directors will consider, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence and the ability to represent the best interests of our stockholders.

Compensation Committee Information

RMG has established a compensation committee of the board of directors. Donald S. Gottwald, Timothy E. Stuart and Robert S. Mancini will serve as members of the Combined Company’s  compensation committee following the Business Combination. Under NYSE listing standards and applicable SEC rules RMG’s compensation committee must consist of all independent members. Donald S. Gottwald, Timothy E. Stuart and Robert S. Mancini meet the independent director standard under the NYSE listing standard, and Donald S. Gottwald will serve as chairman of the compensation committee.

RMG has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to RMG’s Chief Executive Officer’s compensation, evaluating RMG’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of RMG’s Chief Executive Officer based on such evaluation;
●	reviewing and approving on an annual basis the compensation of all of RMG’s other officers;
●	reviewing on an annual basis RMG’s executive compensation policies and plans;
●	implementing and administering RMG’s incentive compensation equity-based remuneration plans;
●	assisting management in complying with RMG’s proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for RMG’s officers and employees;
●	if required, producing a report on executive compensation to be included in RMG’s annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Finance and Investment Committee Information

After the consummation of the Business Combination, the Combined Company anticipates having a finance and investment committee, of which Philip Kassin, Robert S. Mancini, Brady Ericson, Susan S. Brennan and Lauren Webb will serve as members. Philip Kassin will serve as chairman of the finance and investment committee.  It is anticipated that the principal functions of the finance and investment committee will include:

●	reviewing analyses and provide guidance and advice regarding acquisitions and divestments and discuss and review the Combined Company’s tax strategies, planning, and related structures;
●	reviewing the Combined Company’s capital structure and capital allocation, including any organic and inorganic investments;
●	reviewing and discussing any dividend policy;
●	reviewing and discussing any share repurchase activities and plans; and
●	reviewing and discussing any debt portfolio, credit facilities, compliance with financial covenants, commodity, interest rate, and currency derivative strategies, and proposed securities offerings.

The finance and investment committee will operate under a written charter, which will be effective after the consummation of the Business Combination.

Code of Business Conduct and Ethics

RMG has adopted a code of business conduct and ethics that applies to all executive officers, directors and employees. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of RMG’s business. Upon the consummation of the Business Combination, RMG’s code of business conduct and ethics will apply to all of the executive officers, directors and employees of the Combined Company and its subsidiaries. RMG will provide, without charge, upon request, copies of the code of business conduct and ethics. The code of business conduct and ethics is also available on RMG’s, and will be available on the Combined Company’s, website.  Each of RMG’s website and the Combined Company’s website and the information contained on, or that can be accessed through, such websites are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/consent solicitation statement/prospectus. For copies of the code of business conduct and ethics, please see the section entitled “Where You Can Find More Information.”

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the compensation committee is currently one of RMG’s officers or employees. None of RMG’s or the Combined Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving or will serve as a member of RMG’s or the Combined Company’s board of directors or compensation committee.

Stockholder and Interested Party Communications

Prior to the Business Combination, RMG’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of RMG common stock at that time. However, the Combined Company’s management following the Business Combination may establish a process for stockholder and interested party communications in the future.

Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to its long-term success.  Decisions regarding the executive compensation program will be made by the compensation committee of the board of directors. Romeo has retained Mercer as of October 10, 2020 to conduct benchmarking activity and advise on creation of the 2020 Plan and related director and officer compensation. We expect that the compensation committee and the Combined Company’s board of directors will consider Mercer’s input in setting compensation for executive officers and non-executive directors of the Combined Company.

DESCRIPTION OF RMG’S SECURITIES AFTER THE BUSINESS COMBINATION

The following description of the material terms of the share capital of RMG following the Business Combination includes a summary of specified provisions of the charter documents of RMG that will be in effect upon completion of the Business Combination. This description is qualified by reference to RMG’s charter documents as will be in effect upon consummation of the Business Combination, copies of which are attached to this proxy statement/consent solicitation statement/prospectus and are incorporated in this proxy statement/consent solicitation statement/prospectus by reference.

General

After the Business Combination, RMG’s second amended and restated certificate of incorporation will provide for 250,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors.

Holders of common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

RMG’s certificate of incorporation, as amended, will authorize the issuance of 10,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by RMG’s board of directors. RMG’s board of directors will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of RMG.

Warrants

Each outstanding warrant of RMG will enable the holder to purchase one share of common stock at a price of $11.50 per share, beginning 30 days from the completion of the Business Combination, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation.

RMG may call the warrants for redemption for cash, in whole and not in part, at a price of $0.01 per warrant,

●	at any time while the warrants are exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the RMG common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

Commencing 90 days after the warrants become exercisable, RMG may redeem the outstanding warrants (including both public warrants and private warrants):

●	in whole and not in part;
●	at a price equal to a number of shares of RMG common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of RMG common stock (as defined below) except as otherwise described below;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last sale price of RMG common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of RMG common stock on the corresponding redemption date, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date	Fair Market Value of RMG Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of RMG common stock shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of common stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of RMG common stock is below the exercise price of the warrants) and about to expire.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our common stock is below the exercise price of the warrants. We have established this redemption feature to provide the warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of common stock, instead of cash, for “fair market value” without the warrants having to reach the $18.00 per share threshold to redeem the warrants for cash. Holders of the warrants will, in effect, receive a number of shares having a value reflecting a premium for their warrants, based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for shares of common stock, and therefore have certainty as to (i) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. While we will effectively be required to pay a “premium” to warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants for shares of common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the premium to the warrant holders. In particular, it would allow us to quickly redeem the warrants for shares of common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination, and for this right, we are effectively agreeing to pay a premium to the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, RMG can redeem the warrants when its common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of shares of common stock). If RMG chooses to redeem the warrants when its common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50. No fractional shares of common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. Any redemption of the warrants for shares of common stock will apply to both the public warrants and the private warrants.

If RMG calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of RMG common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of RMG common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether RMG will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of RMG common stock at the time the warrants are called for redemption, RMG’s cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or RMG’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of RMG common stock or any voting rights unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of RMG common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or redemption and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if RMG, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination or (d) in connection with the redemption of RMG’s public shares upon RMG’s failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. RMG will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of common stock other than dividends paid in common stock as described above.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of RMG with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of RMG’s outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of RMG as an entirety or substantially as an entirety in connection with which RMG is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, RMG will, upon exercise, follow the requirements of the DGCL.

The private warrants are identical to the warrants included in the units sold in the Initial Public Offering except that the private warrants: (i) are not redeemable by RMG and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to the Initial Public Offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by RMG and exercisable by the holders on the same basis as the warrants included in the units sold in the Initial Public Offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of RMG’s initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and RMG’s Proposed Second Amended and Restated Certificate of Incorporation

Upon consummation of the Business Combination and assuming approval of the RMG charter proposals, RMG will have certain anti-takeover provisions in place as follows:

Special meeting of stockholders

RMG’s bylaws will provide that special meetings of stockholders may be called only by (i) the chairperson of the board of directors, (ii) the chief executive officer or (iii) a majority vote of RMG’s board of directors.

Advance notice requirements for stockholder proposals and director nominations

RMG’s bylaws will provide that stockholders seeking to bring business before RMG’s special meeting of stockholders, or to nominate candidates for election as directors at RMG’s special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by Romeo secretary at RMG’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in RMG’s annual proxy statement must comply with the notice periods contained therein. RMG’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude RMG stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at RMG’s special meeting of stockholders.

Authorized but unissued shares

RMG’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of RMG by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

RMG’s second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in RMG’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of RMG’s common stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with RMG or any of RMG’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. RMG cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in RMG’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, RMG may incur additional costs associated with resolving such action in other jurisdictions, which could harm RMG’s business, operating results and financial condition.

RMG’s second amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation on Liability and Indemnification of Directors and Officers

RMG’s second amended and restated certificate of incorporation will provide that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

RMG’s bylaws will also permit RMG to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Upon consummation of the Business Combination, RMG will have purchased a policy of directors’ and officers’ liability insurance that insures RMG’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures RMG against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against RMG’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit RMG and RMG stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent RMG pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to RMG’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION ON RMG SECURITIES AND DIVIDENDS

RMG Acquisition Corp.

Market Price of Units, Common stock and Warrants

RMG’s units, warrants and Class A common stock are traded on the NYSE under the symbols RMG.UT, RMG.WT and RMG, respectively. The units commenced public trading on February 8, 2019, and the warrants and Class A common stock commenced separate trading on April 1, 2019.

Holders

As of            , 2020, there was one holder of record of units, one holder of record of RMG’s Class A common stock, six holders of record of RMG’s Class B common stock, and seven holders of record of warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A common stock and public warrants are held of record by banks, brokers and other financial institutions.

Romeo

Market Price of Common Stock

Historical market price information regarding Romeo is not provided because there is no public market for its securities.

Holders

As of            , 2020, there were             holders of record of Romeo common stock.

Dividends

RMG has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of RMG’s then board of directors. The payment of cash dividends in the future will be contingent upon RMG’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of RMG’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RMG’s Transfer Agent and Warrant Agent

The transfer agent for RMG’s shares of common stock and warrant agent for its warrants upon consummation of the Business Combination will be American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

APPRAISAL AND DISSENTERS’ RIGHTS

RMG Stockholders, Unitholders, Warrant Holders

Neither RMG stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Business Combination.

Romeo Stockholders

Appraisal Rights of Romeo Stockholders Under Section 262 of DGCL

Under the DGCL, if a Romeo stockholder does not wish to accept the merger consideration provided for in the Merger Agreement and does not consent to the adoption of the Merger Agreement and the Business Combination is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Romeo common stock and/or preferred stock and to receive payment in cash for the fair value of his, her or its shares of Romeo common stock and/or preferred stock exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Romeo common stock and/or preferred stock. These rights are known as appraisal rights. The “fair value” of such shares of Romeo common stock and/or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Romeo common stock and/or preferred stock under the terms of the Merger Agreement. Holders of Romeo common stock and/or preferred stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Holders of Romeo common stock and/or preferred stock who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that a Romeo stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of Romeo common stock and/or preferred stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Romeo common stock and/or preferred stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted. A person having a beneficial interest in shares of Romeo common stock and/or preferred stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Business Combination is approved and no later than 10 days after the effective date of the Business Combination. Only those Romeo stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Romeo. If given at or after the effective date of the Business Combination, the notice must also specify the effective date of the Business Combination; otherwise, a supplementary notice will provide this information. This proxy statement/consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following Romeo’s receipt of sufficient written consents to adopt the Merger Agreement, Romeo will send all non-consenting Romeo stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Romeo stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Romeo stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares of Romeo common stock and/or preferred stock through the effective date of the Business Combination.

If you elect to demand appraisal of your shares of Romeo common stock and/or preferred stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Romeo common stock and/or preferred stock to Romeo, at the specific address which will be included in the notice of appraisal rights.  Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A Romeo stockholder wishing to exercise appraisal rights must hold of record the shares of Romeo common stock and/or preferred stock that are the subject of such rights on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record such shares of Romeo common stock and/or preferred stock through the effective date of the Business Combination. Appraisal rights will be lost if your shares of Romeo common stock and/or preferred stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Romeo common stock and/or preferred stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Business Combination is completed, your shares of Romeo common stock and/or preferred stock (assuming that you hold them through the effective time of the Business Combination) will be converted into the right to receive the merger consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a Romeo stockholder wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Romeo common stock and/or preferred stock. The demand must reasonably inform Romeo of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Romeo common stock and/or preferred stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of Romeo common stock and/or preferred stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Romeo common stock and/or preferred stock, fully and correctly, as the stockholder’s name appears on the Romeo stock certificate(s) or electronic certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Romeo common stock and/or preferred stock in connection with the Business Combination. The demand cannot be made by the beneficial owner of shares of Romeo common stock and/or preferred stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Romeo common stock and/or preferred stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Romeo of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Romeo common stock and/or preferred stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If shares of Romeo common stock and/or preferred stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Romeo common stock and/or preferred stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Romeo common stock and/or preferred stock as to which appraisal is sought. Where no number of shares of Romeo common stock and/or preferred stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Romeo common stock and/or preferred stock held in the name of the record holder. Stockholders who hold their shares of Romeo common stock and/or preferred stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the Business Combination, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of Romeo common stock and/or preferred stock by delivering to Romeo a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of Romeo. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Romeo stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Romeo does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Romeo common stock and/or preferred stock.

Within 120 days after the effective date of the Business Combination, either Romeo (as the surviving corporation following the Business Combination) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Romeo common stock and/or preferred stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Romeo. RMG has no present intent to cause Romeo to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Romeo will file a petition. Accordingly, it is the obligation of the holders of Romeo common stock and/or preferred stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Romeo common stock and/or preferred stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Business Combination, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Romeo a statement setting forth the aggregate number of shares of Romeo common stock and/or preferred stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Romeo or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Romeo common stock and/or preferred stock may, in such person’s own name, file a petition for appraisal or request from Romeo such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Romeo, then Romeo will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Romeo common stock and/or preferred stock and with whom agreements as to the value of their shares of Romeo common stock and/or preferred stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Romeo common stock and/or preferred stock that are represented by stock certificates to submit such stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Romeo common stock and/or preferred stock, the Delaware Court of Chancery will appraise such shares of Romeo common stock and/or preferred stock, determining their fair value as of the effective date of the Business Combination after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Romeo stock certificates or electronic certificates, as applicable, representing their shares of Romeo common stock and/or preferred stock. Holders of Romeo common stock and/or preferred stock considering seeking appraisal should be aware that the fair value of their shares of Romeo common stock and/or preferred stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares of Romeo common stock and/or preferred stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Business Combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Romeo may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, neither of RMG nor Romeo anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and RMG and Romeo reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Romeo common stock or a share of Romeo preferred stock is less than the per share common stock consideration or the per share preferred stock consideration, as applicable.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Romeo common stock and/or preferred stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

Dissenters’ Rights of Romeo Stockholders under Chapter 13 of the CCC

The shares of Romeo common stock and/or preferred stock held by Romeo stockholders who do not vote their Romeo shares in favor of the Romeo merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CCC will not be converted into the right to receive the merger consideration otherwise payable for Romeo shares of common stock and/or preferred stock upon consummation of the Business Combination, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CCC.

The discussion of the provisions set forth below is not a complete summary pertaining to dissenting stockholder rights under California law and is qualified in its entirety by reference to the full text of Chapter 13 of the CCC, which is included as Annex F to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference. Romeo stockholders intending to exercise their dissenting stockholder rights to have Romeo purchase, at the fair market value, the shares of Romeo common stock and/or preferred stock held by them should carefully review Annex F.

FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX F MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS. ROMEO STOCKHOLDERS WHO ARE CONSIDERING ASSERTING AND EXERCISING DISSENTING STOCKHOLDER RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

If the Business Combination is completed, any holder of shares of Romeo common stock and/or preferred stock as of the Romeo Record Date may, by complying with the provisions of Chapter 13 of the CCC, require Romeo to purchase such holder’s shares of Romeo common stock and/or preferred stock at the fair market value thereof in lieu of receiving the per share merger consideration for their shares. The fair market value will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed Business Combination (which occurred on October 5, 2020), excluding any appreciation or depreciation in consequence of the proposed Business Combination.

If a Romeo stockholder has a beneficial interest in shares of Romeo common stock and/or preferred stock that are held of record in the name of another person, such as a trustee or nominee, and such stockholder desires to perfect any dissenting stockholder rights such beneficial stockholder may have, such beneficial stockholder must act promptly to cause the holder of record to timely and properly follow all the steps summarized below. Dissenting stockholder rights cannot be validly exercised by persons other than stockholders of record regardless of the beneficial ownership of the shares.

Exercise of your rights as a dissenting stockholder under California law requires strict compliance with the procedures set forth in Chapter 13 of the CCC. Failure to follow any of these procedures may result in a termination or waiver of dissenting stockholder rights under California law. The applicable provisions of California law are summarized below. Romeo stockholders who choose to exercise dissenting stockholder rights under California law must fully comply with the requirements of Chapter 13 of the CCC.

Under the CCC, a Romeo stockholder may be entitled to dissenting stockholder rights with respect to the shares of Romeo Capital Stock held by such stockholder if:

●	such shares were outstanding on the Romeo Record Date;
●	such shares were voted “AGAINST” approval of the Romeo merger proposal;
●	Romeo has received by no later than the date of the consent deadline a written demand from such stockholder that Romeo purchase such shares at their fair market value, which demand shall (i) state the number of the shares held of record by the stockholders that the stockholder demands that Romeo purchase and (ii) contain a statement of what the stockholder claims to the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300 of the CCC (such demand and statement of fair market value will constitute an offer by the stockholder to sell the shares at that price, unless such shares lose their rights as dissenting shares under Section 1309 of the CCC); and
●	within 30 days after the date on which notice of the approval of the Business Combination is delivered to such stockholder by Romeo (as described below), such stockholder has submitted to Romeo or its transfer agent, (i) if the shares are certificated securities, the certificates representing any shares which such stockholder demands that Romeo purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which such stockholder demands that Romeo purchase, all in accordance with Section 1302 of the CCC.

Within 10 days following approval of the Business Combination by Romeo stockholders, Romeo is required to mail a dissenter’s notice to each Romeo stockholder who has made a written demand for dissenter’s rights pursuant to Chapter 13 of the CCC and who is entitled to dissenting stockholder rights. The dissenter’s notice must contain the following:

●	a notice of the approval of the Business Combination;
●	a statement of the price determined by Romeo to represent the fair market value of the dissenting shares (such statement of fair market value will constitute an offer by Romeo to buy the shares at that price, unless such shares lose their rights as dissenting shares under Section 1309 of the CCC);
●	a brief description of the procedure for such holders to exercise their rights as dissenting stockholders; and
●	a copy of Sections 1300 through 1304 of the CCC.

If upon the dissenting stockholder’s surrender of the certificates representing dissenting shares, Romeo and such dissenting stockholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting stockholder within the later of (i) 30 days after the date of such agreement upon the price for the dissenting shares or (ii) 30 days after any statutory or contractual conditions to the completion of the Business Combination are satisfied. In the case of certificated securities, such payment shall be subject to surrender of the certificates thereof.

If a dissenting stockholder and Romeo disagree as to the fair market value of such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such stockholder has the right to bring an action in the superior court of the proper California county, within six months after the date on which the notice of the stockholders’ approval of the Business Combination is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Romeo Capital Stock held by such stockholder are dissenting shares, determine the fair market value of such shares of Romeo Capital Stock or both, as applicable. If both the status of shares as dissenting shares and the fair market value of such shares are at issue, the court will determine the status of the shares first.

In determining the fair market value for such shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or, if there is more than one appraiser, a majority of them, will make and file a report with the court. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value of the dissenting shares. The costs of the proceedings, including reasonable compensation to the appraisers to be fixed by the court, will be allocated between Romeo and the dissenting stockholder(s) as the court deems equitable. However, if the appraisal of the fair market value of the dissenting shares exceeds the price offered by Romeo in the notice of approval, then Romeo shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by us, then the court may in its discretion impose additional costs on Romeo, including attorneys’ fees, fees of expert witnesses and interest.

Romeo stockholders considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Romeo common stock and/or preferred stock under Chapter 13 of the CCC could be more than, the same as or less than the value of the consideration to be issued and paid in connection with the Business Combination, as set forth in the Merger Agreement. Also, Romeo reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of shares of Romeo common stock and/or preferred stock is less than the value of the consideration to be issued and paid in connection with the Business Combination, as set forth in the Merger Agreement. Romeo stockholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

If you desire to exercise dissenting stockholder rights and receive the fair market value of your shares of Romeo common stock and/or preferred stock in cash instead of the per share merger consideration, your shares must be voted “AGAINST” the Romeo merger proposal.  It will not be sufficient to abstain from voting.  If you return a signed consent without indicating your voting preference or with instructions to vote “FOR” the Romeo merger proposal, your shares of Romeo common stock and/or preferred stock will be voted in favor of the Romeo merger proposal and you will lose any dissenting stockholder rights. In addition, a vote “AGAINST” the Romeo merger proposal will not, in and of itself, constitute a written demand for dissenting stockholder rights within the meaning of Chapter 13 of the CCC.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with RMG’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of RMG Acquisition Corp., 50 West Street, Suite 40-C, New York, NY 10006. Following the Business Combination, such communications should be sent in care of Romeo Power, Inc., 4380 Ayers Avenue, Vernon, California 90058, Attn: Investor Relations. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the common stock issued in connection with the Business Combination.

EXPERTS

The consolidated financial statements of Romeo Systems, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about Romeo Systems, Inc. ability to continue as a going concern and a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of RMG Acquisition Corp. at December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from October 22, 2019 (date of inception) through December 31, 2018, included in this preliminary proxy statement and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, RMG and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of RMG’s annual report to stockholders and RMG’s proxy statement. Upon written or oral request, RMG will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that RMG deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that RMG deliver single copies of such documents in the future. Stockholders may notify RMG of their requests by calling or writing RMG at its principal executive offices, 50 West Street, Suite 40-C, New York, NY 10006 or (212) 785-2579. Following the Business Combination, such requests should be made by calling or writing Romeo Power, Inc. at 4380 Ayers Avenue, Vernon, California 90058, Attn: Investor Relations or (844) 257-8557.

WHERE YOU CAN FIND MORE INFORMATION

RMG has filed this proxy statement/consent solicitation statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/consent solicitation statement/prospectus. The descriptions in this proxy statement/consent solicitation statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by RMG with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/consent solicitation statement/prospectus or any annex to this proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/consent solicitation statement/prospectus.

All information contained in this document relating to RMG has been supplied by RMG, and all such information relating to Romeo has been supplied by Romeo. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mr. Robert S. Mancini

RMG Acquisition Corp.

50 West Street, Suite 40-C

New York, NY 10006

Attention: Robert S. Mancini

Tel. (212) 785-2579

Mr. Lionel E. Selwood, Jr.

Romeo Systems, Inc.

4380 Ayers Avenue

Vernon, CA 90058

Attention: Lionel E. Selwood, Jr.

Tel: (844) 257-8557

INDEX TO FINANCIAL STATEMENTS

RMG ACQUISITION CORP.

Page
Audited Financial Statements as of and for the period from Inception to December 31, 2019
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheets as of December 31, 2019 and 2018	F-22
Statements of Operations for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018	F-23
Statements of Changes in Stockholder’s Equity for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018	F-24
Statements of Cash Flows for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018	F-25
Notes to Financial Statements	F-26

ROMEO SYSTEMS, INC.

Page
Unaudited Condensed Consolidated Financial Statements as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-38
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2020 and 2019	F-40
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Deficit for the nine months ended September 30, 2020 and 2019	F-41
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-42
Notes to Financial Statements	F-44

RMG ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)

Assets:
Current assets:
Cash	$315,502	$1,175,207
Prepaid expenses and other assets	144,188	176,403
Total current assets	459,690	1,351,610
Restricted cash equivalents held in Trust Account	234,179,516	233,232,730
Total Assets	$234,639,206	$234,584,340

Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,490	$133,562
Accrued expenses	202,344	50,000
Franchise tax payable	150,050	200,000
Income tax payable	—	88,057
Total current liabilities	358,884	471,619
Deferred legal fees	450,000	450,000
Deferred underwriting commissions	8,050,000	8,050,000
Note payable	41,666	—
Total liabilities	8,900,550	8,971,619

Commitments and contingencies
Class A common stock, $0.0001 par value; 22,073,865 and 22,061,272 shares subject to possible redemption at $10 per share at September 30, 2020 and 2019 respectively	220,738,650	220,612,720

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 926,135 and 938,728 shares issued and outstanding (excluding 22,073,865 and 22,061,272 shares subject to possible redemption) at September 30, 2020 and 2019 respectively	93	94
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2020 and 2019	575	575
Additional paid-in capital	7,326,942	4,749,168
Retained earnings (Accumulated deficit)	(2,327,604)	250,164
Total stockholders’ equity	5,000,006	5,000,001
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity	$234,639,206	$234,584,340

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
General and administrative expenses	$589,274	$210,806	$1,049,053	$668,222
Franchise tax expense	50,000	50,000	150,169	150,000
Loss from operations	(639,274)	(260,806)	(1,199,222)	(818,222)
Interest income	13	8,839	1,111	22,725
Interest earned on restricted cash equivalents held in Trust Account	28,551	—	1,153,171	—
Gain on marketable securities (net), and dividends held in Trust Account	—	1,142,497	—	3,299,930
Interest expense	(104)	—	(104)	—
(Loss) income before income tax expense (benefit)	(610,814)	890,530	(45,044)	2,504,433
Income tax expense (benefit)	(119,129)	232,380	(170,979)	668,514
Net (loss) income	$(491,685)	$658,150	$125,935	$1,835,919

Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	22,909,091
Basic and diluted net income per share, Class A	$—	$0.04	$0.05	$0.11
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net loss per share, Class B	$(0.10)	$(0.04)	$(0.18)	$(0.11)

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Retained
	Common Stock					Earnings	Total
	Class A		Class B		Additional Paid-In	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance - December 31, 2019	938,728	$94	5,750,000	$575	$4,749,168	$250,164	$5,000,001
Class A common stock subject to possible redemption	(62,237)	(6)	—	—	1,463,719	(2,086,083)	(622,370)
Net income	—	—	—	—	—	622,375	622,375
Balance - March 31, 2020	876,491	88	5,750,000	575	6,212,887	(1,213,544)	5,000,006
Class A common stock subject to possible redemption	475	—	—	—	627,125	(622,375)	4,750
Net loss	—	—	—	—	—	(4,755)	(4,755)
Balance - June 30, 2020	876,966	88	5,750,000	575	6,840,012	(1,840,674)	5,000,001
Class A common stock subject to possible redemption	49,169	5	—	—	486,930	4,755	491,690
Net loss	—	—	—	—	—	(491,685)	(491,685)
Balance - September 30, 2020	926,135	$93	5,750,000	$575	$7,326,942	$(2,327,604)	$5,000,006

RMG ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

							Retained
	Common Stock				Additional	Earnings	Total
	Class A		Class B		Paid-In	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance - December 31, 2018	—	$—	5,750,000	$575	$24,425	$(2,555)	$22,445
Issuance of Class B common stock to Anchor Investors	—	—	575,000	58	2,255	—	2,313
Forfeiture of Class B common stock from Sponsor	—	—	(575,000)	(58)	58	—	—
Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,448,120)	—	(13,448,120)
Sale of private placement warrants to Sponsor and Anchor Investors in private placement	—	—	—	—	6,900,000	—	6,900,000
Class A common stock subject to possible redemption	(21,880,163)	(2,188)	—	—	(218,799,442)	—	(218,801,630)
Net income	—	—	—	—	—	324,994	324,994
Balance - March 31, 2019	1,119,837	112	5,750,000	575	4,676,876	322,439	5,000,002
Class A common stock subject to possible redemption	(85,277)	(9)	—	—	(530,322)	(322,439)	(852,770)
Net income	—	—	—	—	—	852,775	852,775
Balance - June 30, 2019	1,034,560	103	5,750,000	575	4,146,554	852,775	5,000,007
Class A common stock subject to possible redemption	(65,815)	(6)	—	—	194,631	(852,775)	(658,150)
Net income	—	—	—	—	—	658,150	658,150
Balance - September 30, 2019	968,745	$97	5,750,000	$575	$4,341,185	$658,150	$5,000,007

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30, 2020	September 30, 2019
Cash Flows from Operating Activities:
Net income	$125,935	$1,835,919
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on marketable securities (net), and dividends held in Trust Account	—	(3,299,930)
Changes in operating assets and liabilities:
Prepaid expenses	115,187	(172,974)
Accounts payable	(127,072)	109,264
Accrued expenses	152,344	13,000
Due to related parties	—	(40,381)
Franchise tax payable	(49,950)	150,000
Income tax payable	(171,029)	591,258
Net cash provided by (used in) operating activities	45,415	(813,844)

Cash Flows from Investing Activities
Purchase of marketable securities held in Trust Account	—	(575,947,949)
Proceeds received from sales, redemptions and maturities of marketable securities held in Trust Account	—	346,951,000
Net cash provided by investing activities	—	(228,996,949)

Cash Flows from Financing Activities:
Proceeds received under loans from related parties	—	38,501
Repayment of amounts due to related parties	—	(113,501)
Proceeds from issuance of Class B common stock to anchor investors	—	2,313
Proceeds received from initial public offering, gross	—	230,000,000
Proceeds received from private placement	—	6,900,000
Proceeds received under PPP loan from Small Business Administration	41,666	—
Offering costs paid	—	(4,758,272)
Net cash provided by financing activities	41,666	232,069,041

Net increase in cash and cash equivalents	87,081	2,258,248

Cash - beginning of the period	234,407,937	37,044
Cash and restricted cash equivalents held in Trust Account - end of the period	$234,495,018	$2,295,292

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$—	$100,000
Forfeiture of Class B common stock from Sponsor	$—	$58
Deferred underwriting commissions in connection with the initial public offering	$—	$8,050,000
Deferred legal fees in connection with the initial public offering	$—	$150,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$—	$670,220
Value of common stock subject to possible redemption	$125,930	$220,312,550
Supplemental cash flow disclosure:
Cash paid for income taxes	$—	$77,257

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation

RMG Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on October 22, 2018 (date of inception) for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search for a target business in the diversified resources and industrial materials sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from October 22, 2018 (date of inception) through September 30, 2020 relates to the Company’s formation, the preparation for the initial public offering (“Initial Public Offering”), and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is RMG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources. The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2019. On February 12, 2019, the Company consummated its Initial Public Offering of 20,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), and on February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating aggregate gross proceeds of $230 million, and incurring offering costs of approximately $13.4 million, inclusive of $8.05 million in deferred underwriting commissions (Note 7).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and the Anchor Investors (as defined in Note 3), generating gross proceeds of $6.0 million (Note 4). In connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased an additional 600,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, which generated additional gross proceeds of $900,000.

Upon the closing of the Initial Public Offering and Private Placement, $230 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee, and were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The Company will provide its holders of the outstanding Class A common stock, par value $0.0001, sold in the Initial Public Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and certain directors have agreed not to propose an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 12, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to the Company to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its Business Combination within the prescribed time period.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The Sponsor, officers and certain directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, officers or directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters of the Initial Public Offering have agreed to waive their rights to its deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ended December 31, 2020, or any future period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has irrevocably elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another emerging growth company which has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Going Concern Consideration

As of September 30, 2020, the Company had approximately $316,000 in its operating bank account held outside of the Trust Account, and approximately $4.2 million of investment income earned on money market funds and marketable securities held in the Trust Account available to pay franchise tax and income tax obligations. The Company will use the funds available outside of the Trust Account primarily to meet the Company’s operating cash flow and working capital needs.

Through September 30, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (as defined in Note 6), approximately $153,000 received from the Sponsor under Expenses Reimbursement arrangement in 2019 (see Note 6), the proceeds from the consummation of the Private Placement not held in the Trust Account and the loan proceeds under the PPP Note (see Note 5) received in June 2020. The Company fully repaid the loans from the Sponsor in 2019. The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing investment income earned on the Trust Account (less amounts released to the Company for taxes payable, expenses relating to the administration of the Trust Account and deferred underwriting commissions) to complete the Initial Business Combination.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”).  In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.  The full impact of the COVID-19 outbreak continues to evolve.  The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions.  These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution related to the Combination Period described above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 12, 2021.

Note 2 — Summary of Significant Accounting Policies

Net Income per Common Stock

Net income per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 12,266,666 Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A common stock outstanding for the periods. Net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Class A common stock and any working capital loans, by the weighted average number of Class B common stock outstanding for the periods presented.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The Company’s net income is adjusted for the portion of income that is attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted income per Class A common stock is calculated as follows:

	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income on restricted cash equivalents held in Trust Account	$28,551	$5,321	$1,153,171	$12,025
Gain on marketable securities (net), and dividends held in Trust Account	—	1,142,497	—	3,299,930
Expenses available to be paid with interest income from Trust	69,129	(282,380)	20,810	(818,514)
Net income available to holders of Class A common stock	97,680	865,438	1,173,981	2,493,441

Net (loss) income	(491,685)	658,150	125,935	1,835,919
Less: Income attributable to Class A common stock	(97,680)	(865,438)	(1,173,981)	(2,493,441)
Net loss attributable to holders of Class B common stock	$(589,365)	$(207,288)	$(1,048,046)	$(657,522)

Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	22,909,091
Basic and diluted net income per share, Class A	$—	$0.04	$0.05	$0.11
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net loss per share, Class B	$(0.10)	$(0.04)	$(0.18)	$(0.11)

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, restricted cash equivalents held in the Trust Account, and marketable securities held in the Trust Account. Cash and restricted cash equivalents are maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. As of September 30, 2020 and December 31, 2019, the balance of restricted cash equivalents held in the Trust Account are comprised entirely of an investment in a single money market fund which invests all of its assets in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury. As of September 30, 2020 and December 31, 2019, the Company had no investments in marketable securities.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $234.2 million and $233.2 million in restricted cash equivalents held in the Trust Account as of September 30, 2020 and December 31, 2019, respectively.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The following table provides a reconciliation of cash and cash equivalents reported within the financial statements:

	September 30, 2020	December 31, 2019
Cash	$315,502	$1,175,207
Restricted cash equivalents held in Trust Account	234,179,516	233,232,730
Total cash and restricted cash equivalents held in Trust Account shown in the statement of cash flows	$234,495,018	$234,407,937

Marketable Securities Held in the Trust Account

At times, the Company invests in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information. As of September 30, 2020, and December 31, 2019, the Company had no investments in marketable securities.

Fair Value of Financial Instruments

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value (see Note 9):

Level 1 – Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2 – Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

As of September 30, 2020, and December 31, 2019, the recorded values of cash and restricted cash equivalents held in the Trust Account, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred of approximately $13.4 million that are directly related to the Initial Public Offering. These costs were charged to stockholders’ equity upon the completion of the Initial Public Offering in February 2019. As of December 31, 2019, the Company had $50,000 of accrued offering costs in the accompanying balance sheet. During the three months ended September 30, 2020, the Company reversed the remaining accrued offering costs against additional paid-in-capital in the accompanying balance sheet.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start-up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 22,073,865 and 22,061,272 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company adopted this guidance. As a result, the warrants issued in February 2019, in connection with the Initial Public Offering and Private Placement, were equity-classified.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On February 12, 2019, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). On February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating additional gross proceeds of $30.0 million. Each whole Public Warrant will entitle the holder to purchase one Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

Of the Units sold in the Initial Public Offering, an aggregate of 2,530,000 Units were purchased by certain funds and accounts managed by subsidiaries of BlackRock, Inc. and certain funds and accounts managed by Alta Fundamental Advisers LLC (together, the “Anchor Investors”).

Note 4 — Private Placement

On February 12, 2019, the Company sold 4,000,000 Private Placement Warrants to the Sponsor and the Anchor Investors at $1.50 per warrant, generating gross proceeds of $6.0 million in the Private Placement. On February 19, 2019, in connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased 600,000 additional Private Placement Warrants, which generated additional gross proceeds of $900,000.

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Note 5 — Notes Payable

On June 24, 2020, the Company received loan proceeds in the amount of $41,666 under the Paycheck Protection Program (“PPP Note”) from Canandaigua National Bank & Trust (“Lender”). The PPP Note was established as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The PPP Note bears interest at 1.00% per annum, payable monthly beginning October 18, 2021, and is due on June 18, 2025. The PPP Note may be repaid at any time without penalty. Under the Payroll Protection Program, the Company will be eligible for loan forgiveness up to the full amount of the PPP Note and any accrued interest as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities, and maintains its payroll levels. No assurance is provided that the Company will obtain forgiveness under the PPP Note in whole or in part. The PPP Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory note. The occurrence of an event of default may result in a claim for the immediate repayment of all amounts outstanding under the PPP Note.

Note 6 — Related Party Transactions

Founder Shares

On November 6, 2018, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), for an aggregate price of $25,000. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. In January 2019, the Sponsor forfeited to the Company 575,000 Founder Shares and the Anchor Investors purchased from the Company 575,000 Founder Shares for cash consideration of approximately $2,300. Additionally, the Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, these shares were no longer subject to forfeiture.

The Founder Shares will automatically convert into Class A common stock on a one-for-one basis at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Related Party Reimbursements and Loans

The Sponsor and the management agreed to cover for certain general and administrative expenses and offering costs in connection with the Initial Public Offering (“Expenses Reimbursement”), and expected to be reimbursed upon the completion of the Initial Public Offering. The Company borrowed approximately $153,000 under the Expenses Reimbursement and fully repaid this amount to the related parties in 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Note 7 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A common stock) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On February 19, 2019, the underwriters fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Lease Agreement

In November 2018, the Company entered into a lease agreement for its office space in New York starting in January 2019, which called for a monthly rent of $10,000 and a security deposit of $20,000. Effective December 2019, the Company entered into an annual lease agreement for its new office space. The agreement called for a security deposit of approximately $12,000 and a monthly rent of approximately $8,000. In May 2020, the Company cancelled the lease and in August 2020 received the security deposit back, net of repair costs.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2020, and December 31, 2019, approximately $12,000 and $32,000 related to the security deposit was recorded in Prepaid expenses and other assets, respectively. For the three months ended September 30, 2020 and 2019, the Company recorded rent expense of approximately $38,000 and $32,000 in the accompanying statements of operations, respectively. For the nine months ended September 30, 2020 and 2019, the Company recorded rent expense of approximately $61,000 and $61,000 in the accompanying statements of operations, respectively.

Deferred legal fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the legal counsel agreed to defer all fees until the closing of a Business Combination. As of September 30, 2020, and December 31, 2019, the Company recorded an aggregate of $450,000 in connection with such arrangement in deferred legal fees in the accompanying balance sheet, respectively.

Litigation

To our knowledge, there is no litigation currently pending or contemplated against the Company, any of its officers or directors in their capacity as such or against any of the Company’s property. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability, if any, related to pending claims and litigation.

Note 8 — Stockholder’s Equity

Common stock

Class A Common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2020, and December 31, 2019, there were 23,000,000 shares of Class A common stock issued or outstanding, including 22,073,865 and 22,061,272 share of Class A common stock subject to possible redemption, respectively.

Class B Common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. Of the 5,750,000 Class B common stock outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the holders of the Company’s Class B common stock would have collectively owned 20.0% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, 750,000 shares of Class B common stock were no longer subject to forfeiture. As a result, there were 5,750,000 shares of Class B common stock outstanding as of September 30, 2020 and December 31, 2019.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Warrants — Upon the closing of the Initial Public Offering and Private Placement, the Company issued the Public Warrants and the Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued. The Public Warrants will become exercisable on the later of   (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor and the Company’s officers and directors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants) in whole and not in part, for the number of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Initial Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The “fair market value” of the Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. If, in connection with the closing of the initial Business Combination, the Company issues additional shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for capital raising purposes at an issue price or effective issue price of less than $9.20 per share, the warrant exercise price will be adjusted to be equal to 115% of the price received in the new issuance. The Company adopted the provisions of ASU 2017-11 effective January 1, 2019. As a result, this exercise price reset provision was excluded from the assessment of whether the warrants are considered indexed to the Company’s own stock. The warrants otherwise meet the requirements for equity classification, as such were initially classified in stockholder’s equity. The Company will recognize the value of the exercise price reset provision if and when it becomes triggered, by recognizing the value of the effect of the exercise price reset as a deemed dividend and a reduction of income available to common shareholders in computing basic earnings per share.

Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2020	Quoted Prices in
	Active	Significant Other	Significant Other
	Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets held in Trust:
U.S. Treasury Securities	$—	$—	$—
Cash equivalents - money market funds	234,179,516	—	—
	$234,179,516	$—	$—

December 31, 2019	Quoted Prices in
	Active	Significant Other	Significant Other
	Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets held in Trust:
U.S. Treasury Securities	$—	$—	$—
Cash equivalents - money market funds	233,232,730	—	—
	$233,232,730	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for three and nine months ended September 30, 2020.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Proposed Business Combination

On October 5, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, RMG Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Romeo Systems, Inc., a Delaware corporation (“Romeo”), which provides for, among other things the merger of Merger Sub with and into Romeo, with Romeo continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Romeo will become a wholly-owned subsidiary of the Company, with the stockholders of Romeo becoming stockholders of the Company. The transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

Under the Merger Agreement, the stockholders of Romeo will receive a number of shares of the Company’s common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to $900 million (plus net cash of Romeo less debt of Romeo, plus the aggregate exercise price of all Romeo options and warrants (all calculated at the closing of the Merger)) divided by $10, and the denominator of which is equal to the number of outstanding shares of Romeo, including shares issuable upon conversion of outstanding convertible notes. The holders of Romeo options and warrants will receive the Company’s options and warrants equal to the number of shares of Romeo Common Stock subject to the Romeo options and warrants multiplied by the Exchange Ratio at an exercise price per share divided by the Exchange Ratio.

In connection with the Transactions, the Sponsor, agreed to enter into a lock-up agreement, pursuant to which the Company’s common stock received upon conversion of the shares of the Company’s Class B common stock held by the Sponsor will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Merger, (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 trading days after the closing of the Merger and (iii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and the warrants held by the Sponsor will be subject to transfer restrictions until the date that is 30 days following the closing of the Merger.

Certain stockholders of Romeo receiving shares of the Company’s common stock in connection with the Merger will be subject to a 180-day lockup period for all shares of the Company’s common stock held by such persons.

The Merger Agreement contains certain representations and warranties of the parties to the Merger Agreement and consummation of the Transactions is conditioned on approval thereof by the Company’s stockholders and is further conditioned upon, representations and warranties of the parties and other closing conditions.

The Merger Agreement may be terminated at any time, but not later than the closing of the Merger, as follows:

●	by mutual written consent of the Company and Romeo;
●	by either the Company or Romeo if the Transactions are not consummated on or before the later of February 12, 2021 and such later date as the Company’s stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date;
●	by either the Company or Romeo if consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable order, decree or ruling of a governmental entity or a statute, rule or regulation, provided that the terminating party shall not have been the primary cause of thereof;
●	by either the Company or Romeo if the other party has breached any of its representations, warranties or covenants, such that the closing conditions would not be satisfied at the closing, and has not cured such breach within 45 days of notice from the other party of its intent to terminate, provided that the terminating party is itself not in breach;
●	by the Company if Romeo stockholder approval of the Transactions has not been obtained within three business days following the date that the Registration Statement is disseminated by Romeo to its stockholders; or
●	by either the Company or Romeo if, at the Company’s shareholder meeting, the Transactions shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

RMG ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

At the closing of the Merger, certain of Romeo’s stockholders and other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. The Company also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

At the closing of the Merger, the Sponsor, Republic and certain stockholders of Romeo will enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with the Company, pursuant to which the stockholders of Romeo will have the right to designate up to two directors for election to the Company’s board of directors (of which BorgWarner, Inc. has the right to select one director provided that it maintains ownership of a certain percentage interest in the Company) for so long as they maintain collective ownership of a certain percentage interest in the Company, the Sponsor will have the right to designate up to two directors for election to the Company’s board of directors for so long as it maintains ownership of a certain percentage interest in the Company and Republic will have the right to designate one director provided that it maintains ownership of a certain number of shares in the Company.

In connection with the execution of the Merger Agreement, certain stockholders of Romeo who hold a majority of the outstanding stock of Romeo have entered into support agreements pursuant to which they will agree to vote in favor of the Transactions at a meeting called to approve the Transactions by Romeo stockholders (or to act by written consent approving the Transactions).

In connection with the execution of the Merger Agreement, the Company entered into Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Merger Agreement on October 5, 2020. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell, to the Subscription Investors an aggregate of 15,000,000 shares of Class A common stock of the Company for a purchase price of $10.00 per share, or an aggregate of approximately $150 million, in a private placement. Additionally, the Company has granted a Subscription Investor a 30-day option to purchase an additional 2,500,000 shares of Class A common stock at the same purchase price and on the same terms as described in the Subscription Agreements.

The closing of the private placement will occur on the date of and immediately prior to the consummation of the Transactions and is conditioned thereon and on other customary closing conditions. The Class A common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (b) upon the mutual written consent of each of the parties to each such Subscription Agreement, (c) the Company's notification to the Subscriber Investor in writing that it has abandoned its plans to move forward with the Transactions and/or terminates Subscriber's obligations, (d) if the conditions to closing set forth in the Subscription Agreement are not satisfied on or prior to the closing date and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing or (e) at the election of Subscriber, on or after the date that is 270 days after the date hereof if the closing has not occurred on or prior to such date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

RMG Acquisition Corp.

Opinion on the financial statements

We have audited the accompanying balance sheets of RMG Acquisition Corp. (a Delaware corporation) (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from October 22, 2018 (date of inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from October 22, 2018 (date of inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will cease all operations, except for the purpose of winding up, redeeming all public shares outstanding and dissolving and liquidating in the event that the Company does not consummate an initial business combination by February 12, 2021. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

New York, New York

March 16, 2020

RMG ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$1,175,207	$37,044
Prepaid expenses and other assets	176,403	32,152
Total current assets	1,351,610	69,196
Restricted cash equivalents held in Trust Account	233,232,730	—
Deferred offering costs associated with the initial public offering	—	411,948
Total Assets	$234,584,340	$481,144

Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity:
Current liabilities:
Accounts payable	$133,562	$21,218
Accrued expenses	50,000	22,100
Due to related parties	—	115,381
Franchise tax payable	200,000	—
Income tax payable	88,057	—
Total current liabilities	471,619	158,699
Deferred legal fees	450,000	300,000
Deferred underwriting commissions	8,050,000	—
Total liabilities	8,971,619	458,699

Commitments and contingencies
Class A common stock, $0.0001 par value; 22,061,272 and -0- shares subject to possible redemption at $10 per share at December 31, 2019 and 2018, respectively	220,612,720	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 938,728 and -0- shares issued and outstanding (excluding 22,061,272 and -0- shares subject to possible redemption) at December 31, 2019 and 2018, respectively	94	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2019 and 2018 (1)	575	575
Additional paid-in capital	4,749,168	24,425
Retained earnings (Accumulated deficit)	250,164	(2,555)
Total stockholders’ equity	5,000,001	22,445
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity	$234,584,340	$481,144
(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2019, the over-allotment was exercised in full; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the period from
		October 22, 2018 (date of
	For the year ended	inception) through
	December 31, 2019	December 31, 2018
General and administrative expenses	$893,066	$2,565
Franchise tax expense	200,000	—
Loss from operations	(1,093,066)	(2,565)
Interest income	12,602	10
Interest earned on restricted cash equivalents held in Trust Account	398,809	—
Gain on marketable securities (net), and dividends held in Trust Account	3,565,051	—
Income (loss) before income tax expense	2,883,396	(2,555)
Income tax expense	797,313	—
Net income (loss)	$2,086,083	$(2,555)

Weighted average shares outstanding of Class A common stock	22,934,985	—
Basic and diluted net income per share, Class A	$0.13	$—
Weighted average shares outstanding of Class B common stock	5,750,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.15)	$(0.00)
(1)	This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2018, the over-allotment was exercised in full; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

						Retained
	Common Stock					Earnings	Total
	Class A		Class B		Additional Paid-In	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance - October 22, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(2,555)	(2,555)
Balance - December 31, 2018	—	$—	5,750,000	$575	$24,425	$(2,555)	$22,445
Issuance of Class B common stock to Anchor Investors	—	—	575,000	58	2,255	—	2,313
Forfeiture of Class B common stock from Sponsor	—	—	(575,000)	(58)	58	—	—
Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,398,120)	—	(13,398,120)
Sale of private placement warrants to Sponsor and Anchor Investors in private placement	—	—	—	—	6,900,000	—	6,900,000
Class A common stock subject to possible redemption	(22,061,272)	(2,206)	—	—	(218,777,150)	(1,833,364)	(220,612,720)
Net income	—	—	—	—	—	2,086,083	2,086,083
Balance - December 31, 2019	938,728	94	5,750,000	575	4,749,168	250,164	5,000,001

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2019, the over-allotment was exercised in full; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the period from
		October 22, 2018 (date of
	For the year ended	inception) through
	December 31, 2019	December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$2,086,083	$(2,555)
Gain on marketable securities (net), and dividends held in Trust Account	(3,565,051)	—
Changes in operating assets and liabilities:
Prepaid expenses	(144,251)	(3,246)
Accounts payable	112,344	5,721
Franchise tax payable	200,000	—
Income tax payable	88,057	—
Net cash used in operating activities	(1,222,818)	(80)

Cash Flows from Investing Activities
Purchase of marketable securities held in Trust Account	(575,947,949)	—
Proceeds received from sales, redemptions and maturities of marketable securities held in Trust Account	579,513,000	—
Net cash provided by investing activities	3,565,051	—

Cash Flows from Financing Activities:
Proceeds received under loans from related parties	38,501	75,000
Repayment of amounts due to related parties	(153,882)	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from issuance of Class B common stock to anchor investors	2,313	—
Proceeds received from initial public offering, gross	230,000,000	—
Proceeds received from private placement	6,900,000	—
Offering costs paid	(4,758,272)	(62,876)
Net cash provided by financing activities	232,028,660	37,124

Net increase in cash and cash equivalents	234,370,893	37,044

Cash - beginning of the period	37,044	—
Cash and restricted cash equivalents held in Trust Account - end of the period	$234,407,937	$37,044

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$50,000	$22,100
Offering costs included in accounts payable	$—	$15,497
Offering costs included in loans from related parties	$—	$11,475
Prepaid and other expenses included in loans from related parties	$—	$28,906
Forfeiture of Class B common stock from Sponsor	$58	$—
Deferred underwriting commissions in connection with the initial public offering	$8,050,000	$—
Deferred legal fees in connection with the initial public offering	$150,000	$300,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$461,948	$—
Value of common stock subject to possible redemption	$220,612,720	$—

Supplemental cash flow disclosure:
Cash paid for income taxes	$709,257	$—

The accompanying notes are an integral part of these financial statements.

Note 1 — Description of Organization, Business Operations and Basis of Presentation

RMG Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on October 22, 2018 (date of inception) for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search for a target business in the diversified resources and industrial materials sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 22, 2018 (date of inception) through December 31, 2019 relates to the Company’s formation, the preparation for  the initial public offering (“Initial Public Offering”), and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is RMG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources. The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2019. On February 12, 2019, the Company consummated its Initial Public Offering of 20,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), and on February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating aggregate gross proceeds of $230 million, and incurring offering costs of approximately $13.4 million, inclusive of $8.05 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and the Anchor Investors (as defined in Note 3), generating gross proceeds of $6.0 million (Note 4). In connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased an additional 600,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, which generated additional gross proceeds of $900,000.

Upon the closing of the Initial Public Offering and Private Placement, $230 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee, and were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Class A common stock, par value $0.0001, sold in the Initial Public Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and certain directors have agreed not to propose an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 12, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to the Company to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its Business Combination within the prescribed time period.

The Sponsor, officers and certain directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, officers or directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters of the Initial Public Offering have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying balance sheet is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has irrevocably elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another emerging growth company which has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution related to the Combination Period described above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 12, 2021.

As of December 31, 2019, the Company had approximately $1.2 million in our operating bank account held outside of the Trust Account, and approximately $3.2 million of investment income earned on money market funds and marketable securities held in the Trust Account available to pay franchise tax and income tax obligations.  The Company will use the funds available outside of the Trust Account primarily to meet the Company’s operating cash flow and working capital needs.

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (as defined in Note 5), approximately $153,000 received from the Sponsor under Expenses Reimbursement arrangement, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor in 2019.  The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing investment income earned on the Trust Account (less amounts released to the Company for taxes payable, expenses relating to the administration of the Trust Account and deferred underwriting commissions) to complete the Initial Business Combination.

Note 2 — Summary of Significant Accounting Policies

Net Income per Common Stock

Net income per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 12,266,666 Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A common stock outstanding for the period. Net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Class A common stock and any working capital loans, by the weighted average number of Class B common stock outstanding for the periods presented.

The Company’s net income is adjusted for the portion of income that is attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted income per Class A common stock is calculated as follows:

		For the period from
	For the year ended	October 22, 2018 (date of inception)
	December 31, 2019	to December 31, 2018
Interest income on restricted cash equivalents held in Trust Account	$398,809	$—
Gain on marketable securities (net), and dividends held in Trust Account	3,565,051	—
Expenses available to be paid with interest income from Trust	(997,313)	—
Net income available to holders of Class A common stock	2,966,547	—

Net income (loss)	2,086,083	$(2,555)
Less: Income attributable to Class A common stock	(2,966,547)	—
Net loss attributable to holders of Class B common stock	$(880,464)	$(2,555)

Weighted average shares outstanding of Class A common stock	22,934,985	—
Basic and diluted net income per share, Class A	$0.13	$—
Weighted average shares outstanding of Class B common stock	5,750,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.15)	$—

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, restricted cash equivalents held in the Trust Account, and marketable securities held in the Trust Account. Cash and restricted cash equivalents are maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. As of December 31, 2019, the balance of restricted cash equivalents held in the Trust Account are comprised entirely of an investment in a single money market fund which invests all of its assets in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury. As of December 31, 2019, the Company had no investments in marketable securities.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $233.2 million and $0 in restricted cash equivalents held in the Trust Account as of December 31, 2019 and 2018, respectively.

The following table provides a reconciliation of cash and cash equivalents reported within the financial statements:

	December 31,
	2019	2018
Cash	$1,175,207	$37,044
Restricted cash equivalents held in Trust Account	233,232,730	—
Total cash and restricted cash equivalents held in Trust Account shown in the statement of cash flows	$234,407,937	$37,044

Marketable Securities Held in the Trust Account

At times, the Company invests in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.  As of December 31, 2019, the Company had no investments in marketable securities.

Fair Value of Financial Instruments

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value (see Note 8):

Level 1 - Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2 - Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

As of December 31, 2019 and 2018, the recorded values of cash and restricted cash equivalents held in the Trust Account, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred of approximately $13.4 million that are directly related to the Initial Public Offering. These costs were charged to stockholders’ equity upon the completion of the Initial Public Offering in February 2019. As of December 31, 2019 and 2018, the Company had $50,000 and $22,100 of accrued offering costs in the accompanying balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, 22,061,272 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company adopted this guidance in the current quarter, effective January 1, 2019. As a result, the warrants issued in February 2019, in connection with the Initial Public Offering and Private Placement, were equity-classified.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On February 12, 2019, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). On February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating additional gross proceeds of $30.0 million. Each whole Public Warrant will entitle the holder to purchase one Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Of the Units sold in the Initial Public Offering, an aggregate of 2,530,000 Units were purchased by certain funds and accounts managed by subsidiaries of BlackRock, Inc. and certain funds and accounts managed by Alta Fundamental Advisers LLC (together, the “Anchor Investors”).

Note 4 — Private Placement

On February 12, 2019, the Company sold 4,000,000 Private Placement Warrants to the Sponsor and the Anchor Investors at $1.50 per warrant, generating gross proceeds of $6.0 million in the Private Placement. On February 19, 2019, in connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased 600,000 additional Private Placement Warrants, which generated additional gross proceeds of $900,000.

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On November 6, 2018, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), for an aggregate price of $25,000. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. In January 2019, the Sponsor forfeited to the Company 575,000 Founder Shares and the Anchor Investors purchased from the Company 575,000 Founder Shares for cash consideration of approximately $2,300. Additionally, the Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, these shares were no longer subject to forfeiture.

The Founder Shares will automatically convert into Class A common stock on a one-for-one basis at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions.

Related Party Reimbursements and Loans

The Sponsor and the management agreed to cover for certain general and administrative expenses and offering costs in connection with the Initial Public Offering (“Expenses Reimbursement”), and expected to be reimbursed upon the completion of the Initial Public Offering. The Company borrowed approximately $153,000 under the Expenses Reimbursement and fully repaid this amount to the related parties in 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A common stock) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On February 19, 2019, the underwriters fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Lease Agreement

In November 2018, the Company entered into a lease agreement for its office space in New York starting in January 2019, which called for a monthly rent of $10,000 and a security deposit of $20,000. Effective December 2019, the Company entered into an annual lease agreement for its new office space.  The agreement called for a security deposit of approximately $12,000 and a monthly rent of approximately $8,000.

As of December 31, 2019 and 2018, approximately $32,000 related to the security deposit was recorded in Prepaid expenses and other assets. For the year ended December 31, 2019, the Company recorded rent expense of approximately $105,000 in the accompanying statements of operations.

Deferred legal fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the legal counsel agreed to defer all fees until the closing of a Business Combination. As of December 31, 2019 and 2018, the Company recorded an aggregate of $450,000 and $300,000 in connection with such arrangement in deferred legal fees in the accompanying balance sheet, respectively.

Litigations

To our knowledge, there is no litigation currently pending or contemplated against the Company, any of its officers or directors in their capacity as such or against any of the Company’s property.  From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability, if any, related to pending claims and litigation.

Note 7 — Stockholder’s Equity

Common stock

Class A Common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. There were no shares of Class A common stock issued and outstanding as of December 31, 2018. As of December 31, 2019, there were 23,000,000 shares of Class A common stock issued or outstanding, including 22,061,272 share of Class A common stock subject to possible redemption.

Class B Common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. As of December 31, 2018, there were 5,750,000 shares of Class B common stock outstanding. Of the 5,750,000 Class B common stock outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the holders of the Company’s Class B common stock would have collectively owned 20.0% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, 750,000 shares of Class B common stock were no longer subject to forfeiture. As a result, there were 5,750,000 shares of Class B common stock outstanding as of December 31, 2019.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Warrants — Upon the closing of the Initial Public Offering and Private Placement, the Company issued the Public Warrants and the Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued. The Public Warrants will become exercisable on the later of   (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor and the Company’s officers and directors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants) in whole and not in part, for the number of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Initial Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The “fair market value” of the Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. If, in connection with the closing of the initial Business Combination, the Company issues additional shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for capital raising purposes at an issue price or effective issue price of less than $9.20 per share, the warrant exercise price will be adjusted to be equal to 115% of the price received in the new issuance. The Company adopted the provisions of ASU 2017-11 effective January 1, 2019. As a result, this exercise price reset provision was excluded from the assessment of whether the warrants are considered indexed to the Company’s own stock. The warrants otherwise meet the requirements for equity classification, as such were initially classified in stockholder’s equity. The Company will recognize the value of the exercise price reset provision if and when it becomes triggered, by recognizing the value of the effect of the exercise price reset as a deemed dividend and a reduction of income available to common shareholders in computing basic earnings per share.

Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Quoted Prices in
	Active	Significant Other	Significant Other
	Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets held in Trust:
U.S. Treasury Securities	$—	$—	$—
Cash equivalents - money market funds	233,232,730	—	—
	$233,232,730	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2019.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 9 — Income Taxes

The income tax provision (benefit) consists of the following:

For the period from
	For the year ended	October 22, 2018 (date of inception)
	December 31, 2019	to December 31, 2018
Current
Federal	$793,057	$—
State	—	—
Deferred
Federal	—	—
State	—	—
Valuation allowance	—	—
Income tax provision	$793,057	$—

The Company’s net deferred tax assets are as follows:

	December 31,
	2019	2018
Deferred tax assets:
StartUp/Organization Costs	$185,966	$539
Total deferred tax assets	185,966	539
Valuation allowance	(185,966)	(539)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and 2018, the valuation allowance was approximately $186,000 and $500, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

	December 31,
	2019	2018
Statutory Federal income tax rate	21.0%	21.0%
Meals & entertainment	0.1%	0.0%
Change in fair value of warrant liabilities	0.0%	0.0%
Change in Valuation Allowance	6.4%	(21.0)%
Income Taxes Provision (Benefit)	27.5%	0.0%

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019

(In thousands, except share data)

	September 30, 2020	December 31, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$246	$429
Accounts receivable—net of allowance for doubtful accounts (2020—$238; 2019—$238)	996	307
Inventories—net	8,572	6,670
Insurance receivable	6,000	6,000
Deferred costs	2,357	—
Prepaid expenses	1,834	1,616
Total current assets	20,005	15,022
RESTRICTED CASH	1,500	1,500
PROPERTY, PLANT AND EQUIPMENT—Net	5,316	6,573
INVESTMENT IN UNCONSOLIDATED JOINT VENTURE	1,208	2,480
OPERATING LEASE RIGHT-OF-USE ASSETS	5,531	5,707
DEFERRED OFFERING COSTS	2,804	—
OTHER NONCURRENT ASSETS	1,154	1,296
TOTAL ASSETS	$37,518	$32,578

(Continued)

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019

(In thousands, except share data)

	September 30, 2020	December 31, 2019
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$10,348	$5,811
Accrued expenses	3,923	1,105
Contract liabilities	3,104	289
Current maturities of long-term debt	8,437	5,000
Current maturities of long-term debt to related parties	2,850	100
Operating lease liabilities—current	853	851
Legal settlement payable	6,000	6,000
Accrued interest	407	92
Other current related party liability	1,614	—
Other current liabilities	314	315
Total current liabilities	37,850	19,563

COMMITMENTS AND CONTINGENCIES (Note 12)
LONG-TERM DEBT—Net of current portion	8,712	5,225
LONG-TERM ACCRUED INTEREST	429	—
OPERATING LEASE LIABILITIES—Noncurrent	4,782	4,949
OTHER NONCURRENT LIABILITIES	56	268
Total liabilities	51,829	30,005

PREFERRED STOCK:
Series seed (par value $0.00001, 46,729,574 and 69,555,890 shares authorized as of September 30, 2020 and December 31, 2019, 44,900,782 shares issued and outstanding, with a liquidation preference of $10,087 in-total at September 30, 2020 and December 31, 2019)	7,369	7,369
Series A-1 (par value $0.00001, 137,741,046 shares authorized, issued and outstanding, with a liquidation preference of $50,000 in-total at September 30, 2020 and December 31, 2019)	49,762	49,762
Series A-2 (par value $0.00001, 56,016,884 shares authorized, 54,918,474 shares issued and outstanding, with a liquidation preference of $19,935 in-total at September 30, 2020 and December 31, 2019)	19,818	19,818
Series A-3 (par value $0.00001, 29,161,738 shares authorized, issued and outstanding, with a liquidation preference of $6,351 in-total at September 30, 2020 and December 31, 2019)	8,698	8,698
Series A-4 (par value $0.00001, 93,465,679 shares authorized, issued and outstanding, with a liquidation preference of $16,338 in-total at September 30, 2020 and December 31, 2019)	17,933	17,933
Series A-5 (par value $0.00001, 32,000,000 shares authorized, issued and outstanding, with a liquidation preference of $4,000 in-total at September 30, 2020 and no shares authorized, issued or outstanding at December 31, 2019)	4,000	—
Total preferred stock	107,580	103,580

STOCKHOLDERS’ DEFICIT:
Class A common ($0.00001 par value, 800,000,000 and 725,000,000 shares authorized, 122,353,887 and 119,949,562 issued and outstanding as of September 30, 2020 and December 31, 2019)	1	1
Class B common ($0.00001 par value, 108,297,023 shares authorized, 107,295,776 shares issued and outstanding as of September 30, 2020 and December 31, 2019)	1	1
Notes receivable from stockholders	(9,175)	(9,175)
Additional paid-in capital	79,818	77,992
Accumulated deficit	(192,536)	(169,826)
Total stockholders’ deficit	(121,891)	(101,007)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$37,518	$32,578

(Concluded)

See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

(In thousands)

	For the Nine Months Ended September 30,
	2020	2019
REVENUE:
Product revenue	$2,097	$3,097
Service revenue	202	1,051
Related party service revenue	2,027	1,209
Total revenue	4,326	5,357

COST OF SALES
Product cost	5,182	8,779
Service cost	919	868
Related party service cost	1,750	1,028
Total cost of sales	7,851	10,675
GROSS LOSS	(3,525)	(5,318)

OPERATING EXPENSES:
Research and development	5,213	9,697
Selling, general, and administrative	10,303	11,205
Total operating expenses	15,516	20,902
OPERATING LOSS	(19,041)	(26,220)

INTEREST EXPENSE	(783)	(10,848)
INTEREST INCOME	—	266
LOSS ON EXTINGUISHMENT OF DEBT	—	(9,181)
OTHER EXPENSE	(1,614)	—
NET LOSS BEFORE INCOME TAXES AND EQUITY (LOSS) IN AFFILIATES	(21,438)	(45,983)
EQUITY (LOSS) IN AFFILIATES	(1,272)	(669)
INCOME TAX EXPENSE	—	(1)
NET LOSS	$(22,710)	$(46,653)

See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

(In thousands, except share data)

						Notes
						Receivable
	Class A Common Stock		Class B Common Stock			from	Accumulated
	Shares	Par	Shares	Par	APIC	Stockholders	Deficit	Total

BALANCE—December 31, 2018	94,860,482	$1	106,552,443	$1	$62,297	$(52)	$(109,972)	$(47,725)
Issuance of Class A common stock	32,502,429	—	—	—	11,729	—	—	11,729
Issuance of detachable warrants associated with convertible notes, inclusive of beneficial conversion amount	—	—	—	—	2,187	—	—	2,187
Convertible note issuance premium	—	—	—	—	5,318	—	—	5,318
Dividend to preferred stockholders	—	—	—	—	(4,090)	—	—	(4,090)
Stockholder note receivable						(9,123)		(9,123)
Stock based compensation	—	—	743,333	—	949	—	—	949
Net loss	—	—	—	—	—	—	(46,653)	(46,653)
BALANCE—September 30, 2019	127,362,911	$1	107,295,776	$1	$78,390	$(9,175)	$(156,625)	$(87,408)

BALANCE—December 31, 2019	119,949,562	1	107,295,776	1	77,992	(9,175)	(169,826)	(101,007)
Issuance of Class A common stock	2,404,325	—	—	—	1,042	—	—	1,042
Stock based compensation	—	—	—	—	784	—	—	784
Net loss	—	—	—	—	—	—	(22,710)	(22,710)
BALANCE—September 30, 2020	122,353,887	$1	107,295,776	$1	$79,818	$(9,175)	$(192,536)	$(121,891)

See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

(In thousands)

	For the Nine Months Ended September 30,
	2020	2019

OPERATING ACTIVITIES:
Net loss	$(22,710)	$(46,653)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,404	1,387
Stock-based compensation	784	949
Inventory provision	—	880
Loss on extinguishment of debt	—	9,181
Interest expense attributable to amortization of debt discount	—	5,585
Loss on equity method investment	1,272	669
Non-cash lease expense—operating leases	176	157
Non-cash lease expense—financing leases	211	—
Derivative expense	1,614	—
Changes in operating assets and liabilities:
Accounts receivable	(689)	(1,735)
Inventories	(1,902)	(2,968)
Prepaid expenses	(218)	(568)
Accounts payable	2,734	(1,743)
Interest accrued on notes payable	741	362
Accrued expenses	2,163	(1,636)
Contract liabilities	458	(1,403)
Operating lease liabilities	(165)	(133)
Other—net	1	(2)
Net cash used for operating activities	(14,126)	(37,671)

INVESTING ACTIVITIES:
Capital expenditures	(491)	(844)
Other—net	(70)	1
Net cash used for investing activities	(561)	(843)

FINANCING ACTIVITIES:
Issuance of convertible notes	1,924	225
Issuance of term notes	4,450	16,900
Proceeds from PPP loan	3,300	—
Repayment of term and convertible notes	—	(25,624)
Issuance of line of credit	—	32,000
Repayment of line of credit	—	(32,000)
Issuance of preferred stock—net	4,000	56,489
Redemption of preferred stock	—	(4,046)
Dividend to preferred stockholders	—	(4,090)
Issuance of common stock	1,027	—
Exercise of stock options	15	41
Exercise of stock warrants	—	2,565
Payment for financed capital expenditures	—	(165)
Principal portion of finance lease liabilities	(212)	—
Net cash provided by financing activities	14,504	42,295

(Continued)

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

(In thousands)

	For the Nine Months Ended September 30,
	2020	2019
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$(183)	$3,781
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of period	1,929	1,511
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of period	$1,746	$5,292

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$246	$3,792
Restricted cash	1,500	1,500
Total cash, cash equivalents, and restricted cash	$1,746	$5,292

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$4,486
Cash paid for income taxes	$—	$1

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property, plant and equipment in accounts payable at period end	$686	$750
Deferred offering costs in accounts payable and accrued expenses at period end	$2,804	$—
Conversion of promissory notes and accrued interest to preferred stock	$—	$31,846
Allocation of debt proceeds to beneficial conversion feature	$—	$329
Allocation of debt proceeds to stock warrants	$—	$2,047
Exercise of warrants in exchange for note receivable	$—	$9,123
Investment in Joint Venture	$—	$4,000
Issuance of preferred stock	$—	$4,000

(Concluded)

See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Romeo Systems, Inc. dba Romeo Power Technology (the “Company”), a Delaware corporation, was organized and incorporated in June 2014. The Company designs, engineers, and manufactures lithium-ion cylindrical battery packs for electric vehicles and energy storage solutions, with a focus on battery innovation, functionality, energy density, safety, and performance. The Company is headquartered in Vernon, California.

In 2019, the Company and BorgWarner, Inc. (“BorgWarner”) formed BorgWarner Romeo Power LLC (the “Joint Venture”) of which the Company owns 40%. The Joint Venture is intended to accelerate the Company’s reach into international regions in a capital efficient way. As a result, the Company shifted and repositioned operations to focus on this specific production in addition to its core operations.

Interim Financial Information—The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. These condensed consolidated financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation.

Funding Risks and Going Concern—During 2016 and 2017, the Company was in its start-up phase and did not generate significant revenues. The focus was on developing superior battery technology, investing in production capacity and infrastructure, and planning for large scale growth in the next few years.

Through September 30, 2020, the Company had an accumulated deficit of $192.54 million including a net loss of $22.71 million and $46.65 million, for the nine months ended September 30, 2020 and September 30, 2019, respectively. The Company used cash of $14.13 million in operations for the nine months ended September 30, 2020, compared to a cash and cash equivalents and restricted cash balances of $1.75 million as of September 30, 2020. Cash used for operations during the nine months ended September 30, 2020 was primarily financed by capital stock contributions and debt financing. Between January and September 2020, the Company raised $9.67 million in additional debt financing, $1.04 million through the issuance of Class A common stock and $4.00 million through the issuance of Series A-5 Preferred Stock.

Management’s plans to continue as a going concern one year after the issuance of these interim financial statements include raising additional financing, through the issuance of debt or equity and entering into business transactions that provide revenue with respect to the Company’s products and services. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all and, as such management concluded that substantial doubt exists about the Company’s ability to continue as a going concern. The interim financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or on the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

The Company’s interim financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Deferred Offering Costs—Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s planned reverse recapitalization transaction (See Note 14). These costs will be charged to stockholders’ equity (deficit) upon the completion of the reverse recapitalization transaction. During the nine months ended September 30, 2020 the Company incurred offering costs of approximately $2.80 million. As of September 30, 2020 the Company had $2.80 million of accrued offering costs in the accompanying balance sheets.

Recently Adopted Accounting Pronouncements

Credit Losses on Financial Instruments—In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Accounting Standards Codification (“ASC”) 326, Financial Instruments – Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASC 326 replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The Company adopted ASC 326 as of January 1, 2020. The adoption of the new guidance did not have a material impact on our financial position, operating results or cash flows.

The Company’s financial assets that are measured in accordance with ASC 326 include accounts receivable and an insurance receivable. Subsequent to January 1, 2020, receivables are recorded at amortized cost less an allowance for expected credit losses. The Company estimates the allowance for credit losses in relation to receivables based on relevant qualitative and quantitative information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported accounts receivable.

Accounting Pronouncements Issued, But Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Accounting Standards Codification (“ASC”) 740, “Income Taxes (Topic ASC 740): Simplifying the Accounting for Income Taxes”, which is intended to simplify various aspects related to accounting for income taxes.” ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. Early adoption is also permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting". This ASU provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. Companies can apply the ASU immediately, however the guidance will only be available until December 31, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In June 2020, the FASB issued ASU No. 2020-06, ASC 470-20, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, “which addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. Complexity associated with the accounting is a significant contributing factor to numerous financial statement restatements and results in complexity for users attempting to understand the results of the current guidance. The new guidance is effective for all public business entities after December 15, 2021 and all other entities after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently assessing the potential impact that the adoption will have on its condensed consolidated financial statements and related disclosures.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

3.REVENUE

Contract Liabilities—Contract liabilities are recorded as deferred revenue on the accompanying condensed consolidated balance sheets and include payments received in advance of performance obligations under the contract and are realized when the associated revenue is recognized under the contract. Changes in contract liabilities were as follows (in thousands):

Balance on December 31, 2019	$289
Revenue recognized	(372)
Increase due to billings	3,187
Balance on September 30, 2020	$3,104

All of the $0.29 million contract liabilities balance outstanding as of December 31, 2019 was recognized by September 30, 2020. The September 30, 2020 contract liabilities balance of $3.10 million will be earned as services and prototypes are transferred to the customer, and nearly all is expected to be earned within the next twelve months.

Disaggregation of Revenue—The Company earns revenue by providing services through the sale of products and services. Product and service lines are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring nature. The Company does not have any sales outside of North America.

The following table disaggregates revenue by type of products, services and segment for the periods ended September 30, 2020 and 2019 (in thousands):

	2020
	Romeo Power	Joint Venture
	North America	Support	Total
Products:
Modules	$2,097	$—	$2,097
Packs	—	—	—
Total products revenue	2,097	—	2,097

Services:
Non-recurring engineering and prototype	202	—	202
Joint Venture support	—	2,027	2,027
Total service revenue	202	2,027	2,229
Total revenue	$2,299	$2,027	$4,326

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

	2019
	Romeo Power	Joint Venture
	North America	Support	Total
Products:
Modules	$2,966	$—	$2,966
Packs	131	—	131
Total products revenue	3,097	—	3,097

Services:
Non-recurring engineering and prototype	1,051	—	1,051
Joint Venture support	—	1,209	1,209
Total service revenue	1,051	1,209	2,260
Total revenue	$4,148	$1,209	$5,357

The following table disaggregates revenue by when control is transferred for the periods ended September 30, 2020 and 2019 (in thousands):

	2020	2019
Point in time	$2,299	$4,148
Over time	2,027	1,209
Total	$4,326	$5,357

4.LEASES

The Company has operating and finance leases for our warehouse and certain equipment. Our leases have remaining terms from 1 to 12 years, some of which include options to extend the leases for up to 10 years. Short term leases with a term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. Operating leases are reported as operating lease right-of-use (“ROU”) assets, operating lease liabilities—current, and operating lease liabilities—noncurrent on the Company’s condensed consolidated balance sheets. Finance leases are reported in other noncurrent assets, other current liabilities, and other noncurrent liabilities on the Company’s condensed consolidated balance sheets.

There have been no material changes in the Company's lease portfolio since December 31, 2019.

5.INVENTORY

Inventory consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Raw materials	$6,517	$5,535
Work in process	1,063	462
Finished goods	992	673
Total Inventory	$8,572	$6,670

The Company writes down inventory for obsolete inventory items and when the net realizable value of inventory items is less than the carrying value. During the nine months ended September 30, 2019, the Company recorded a write-down of $0.88 million, in cost of sales. There was no write down of inventory during the nine months ended September 30, 2020.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

6.SHORT-TERM AND LONG-TERM DEBT

As of September 30, 2020 and December 31, 2019, short-term and long-term debt is comprised of the following (in thousands):

	2020	2019
Convertible notes:
Issued 2019 and 2020, interest rate fixed at 8%. Principal and interest are payable at maturity in various dates in 2022 and 2023. Conversion price is the lesser of the next equity financing or $0.4339 per share	$6,000	$4,200
Issued 2019 and 2020, interest rate fixed at 8%. Principal and interest are payable at maturity in December 2022. Conversion price is $0.4339 per share	1,149	1,025
Total convertible notes	7,149	5,225
Term notes:
Issued 2019 and 2020, interest rate fixed at 0.25% - 1.58%. Principal and interest are payable at maturity in various dates in 2020 and 2021	4,550	100
Issued 2019, interest rate fixed at 8% and modified to 10% in 2020. Principal and interest are payable at maturity in February 2021	5,000	5,000
Total term notes	9,550	5,100
Paycheck Protection Program:
Issued June 2020, interest rate fixed at 1%. Principal and interest are due in installments starting 6 months after issuance through maturity in June 2022	3,300	—
Total short-term and long-term debt	19,999	10,325
Less current portion to related parties	(2,850)	(100)
Less current portion	(8,437)	(5,000)
Total long-term debt	$8,712	$5,225

Convertible Notes—The Company entered into various convertible notes with stockholders and employees from 2016 through 2020. Holders of the convertible notes are entitled to various rights, including automatic or voluntary conversion privileges. Certain of these convertible notes were also issued with freestanding warrants to which a portion of the note proceeds were ascribed. Convertible notes that were issued to either principal owners or members of the Company’s management team have been separately reported as short-term or long-term debt due to related parties on the face of the condensed consolidated balance sheet.

Generally, the convertible notes allow for voluntary conversion subsequent to note issuance. Most of the convertible notes also provide for voluntary or mandatory conversion rights upon certain financing and non-financing events. Upon the closing of a next equity financing, a holder could elect or be required to convert the outstanding balance of the convertible note. A next equity financing is defined as a transaction or series of transactions pursuant to which the Company issues and sells shares of its capital stock for sufficient gross proceeds or effectuates a reverse recapitalization transaction. Upon a next equity financing, the convertible notes could convert into a number of shares of the Company’s class of capital stock issued in that next equity financing equal to the outstanding balance divided by the conversion price. The conversion price associated with the convertible notes varies, as is further described below.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

In January and February 2019, the Company issued $0.23 million in convertible notes. Interest accrued on the outstanding principal balance of these notes at 8%, per year with any outstanding principal and interest due in full at maturity 6 months from the date of issuance. These convertible notes are voluntarily convertible into shares of Class A common stock at the option of the holder or automatically convertible upon a Change of Control event. The convertible notes are also mandatorily convertible into the shares of capital stock issued in a next equity financing. The Conversion Price for these convertible notes is the lesser of the price per share paid by the other purchasers of the capital stock sold in the applicable next equity financing or the conversion price determined based upon a $180 million valuation cap.

In January through April 2019, the Company modified the maturity dates to March or April 2019, certain interest rates, certain conversion features, and certain principal amounts for $8.30 million of convertible notes issued in 2018 and $4.4 million of term notes issued in 2018. The Company accounted for these modifications as an extinguishment of the existing notes, and execution of new notes. As a result, the Company recorded a loss from extinguishment of convertible notes of $5.14 million, which was included in other loss on extinguishment of debt on the condensed consolidated statement of operations for the nine months ended September 30, 2019. The convertible notes extinguished were reissued at a substantial premium, based on the fair value of the new convertible notes. The Company considered this premium to be equivalent to a capital contribution and has recorded the $5.32 million premium as additional paid-in capital in the Company’s 2019 condensed consolidated statement of changes in stockholders’ deficit as of September 30, 2019. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the effective conversion price of the convertible promissory notes was below the fair value of the Company’s common stock. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the effective conversion price for certain convertible promissory notes was below the fair value of the Company’s common stock. As such, the Company recorded a beneficial conversion feature of $0.33 million as a debt discount to be amortized to interest expense over the term of the notes.

On May 6, 2019, in connection with the issuance of the Series A Preferred Stock (Note 7), $19.20 million of the Company’s outstanding convertible notes, $8.71 million of the Company’s Term Notes and $3.89 million of accrued and unpaid interest, converted into Series A Preferred Stock. The notes converted at the lesser of $0.36 per share or the respective convertible note’s valuation cap divided by the fully diluted shares outstanding. As of the date of the conversion, all discounts related to the initial beneficial conversion features had been fully amortized, and the Company recognized incremental interest expense for contingent beneficial conversion features determined based upon the notes’ ultimate conversion prices. For the nine months ended September 30, 2019 the Company recorded $1.90 million of interest expense related to beneficial conversion features. Where notes did not convert in accordance with their original terms, the Company recognized a loss on extinguishment of $3.68 million on the condensed consolidated statement of operations for the nine months ended September 30, 2019. Immediately after this conversion, the Company did not have any convertible notes outstanding.

In December 2019 the Company issued $5.23 million in new convertible notes. In January and February 2020, the Company issued an additional $1.9 million in new convertible notes. Interest accrues on the outstanding principal balance of the notes at 8%, compounded annually, with any outstanding principal and interest due in full at maturity, which ranges from December 2022 through February 2023. The convertible notes are automatically convertible into the shares of capital stock issued in a next equity financing, of $20.0 million or more, or are voluntarily convertible at maturity into new preferred stock. In the event of a Change of Control, the convertible notes are automatically either redeemed or converted into shares of Class A common stock, whichever is greater. The conversion price for these convertible notes is $0.4339 or the lesser of the next equity financing or $0.4339. At the issuance date, the Company evaluated the embedded features associated with the convertible promissory notes. Based on the analysis performed, the Company determined that no features required separate accounting. As of September 30, 2020, none of the newly issued convertible promissory notes had been converted. Long term accrued interest on the notes at September 30, 2020, was $0.43 million. These notes were classified as long-term debt in the Company’s financial statements.

Term Notes—In June 2019, the company pre-paid in full a $2.00 million term note outstanding and recorded a $0.36 million loss on extinguishment.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

In September and November 2019, the Company issued $5.0 million of term notes. Interest accrued on the outstanding principal balance of the notes at 8%, with any outstanding principal and interest due in full at maturity.  In September 2020, the Company modified the maturity dates to February 12, 2021 and increased the interest rate to 10%.  The Company accounted for one modification as an extinguishment of the existing note, and execution of a new note.  Based upon the fair value of the new note, the Company did not record a gain or loss upon extinguishment.

In December 2019, the Company issued $0.1 million of term notes. In January through September 2020, the Company issued an additional $4.45 million of term notes. Interest accrues on the outstanding principal balance of the notes at the Applicable Federal Rate (“AFR”) as of the date of issuance, which ranges from 0.25% - 1.58%. Any outstanding principal and interest are due in full at maturity, which ranges from December 2020 through March 2021. Accrued interest on the notes at September 30, 2020, was $0.41 million.

Line of Credit—In 2017, the Company entered into a Line of Credit Agreement with UBS Bank USA (“UBS”) for borrowings in an amount up to $2.70 million (the “UBS Line of Credit”), with an interest rate that would be determined at the time of a draw. Outstanding draws are limited to and collateralized by the Company’s cash balance. On May 8, 2019, the Company increased its UBS Line of Credit approval to $32.00 million, with an interest rate that would be determined at the time of a draw. In May 2019, the Company utilized $32.00 million under the UBS Line of Credit to improve the Company’s financial position, with an annual interest rate of 3.937%. The Company paid interest on the note monthly and, on September 9, 2019, paid all amounts due on the UBS Line of Credit. During the nine-months ending September 30, 2019 the Company incurred $0.42 million in interest expense related to the UBS Line of Credit.

Paycheck Protection Program (“PPP”) Loan—In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. As a result of COVID-19, the Company faces risks to raising necessary capital which could significantly disrupt our business. To help mitigate those risks and support the Company’s ongoing operations, on June 4, 2020, the Company received loan proceeds in the amount of $3.30 million under the PPP. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses. The loans and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. Any unforgiven portion of the PPP loan would be payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company currently believes that its use of the loan proceeds through the forgiveness period has been in compliance with the conditions for forgiveness of the loan. The Company applied for forgiveness of the loan following the covered period of the loan.

Fair Value of Debt—The carrying value of the Term Loans and PPP Loan approximated their fair value as of September 30, 2020. The estimated aggregate fair value of the Convertible Notes was $20.36 million as of September 30, 2020. The Company’s short-term and long-term debt obligations were classified as Level 3 in the fair value hierarchy because determining the fair value of these instruments required the use of significant unobservable inputs, consistent with those used in determining the Company’s common and preferred stock fair value and the probability of certain future financing and liquidity events.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

7.PREFERRED STOCK

The following table presents a summary of activity for the Company’s preferred stock issued and outstanding (in thousands except share data):

	Series Seed		Series A-1		Series A-2		Series A-3		Series A-4		Series A-5
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance-December 31, 2019	44,900,782	$7,369	137,741,046	$49,762	54,918,474	$19,818	29,161,738	$8,698	93,465,679	$17,933	—	$—	$103,580
Issuance of Series A Preferred Stock	—	—	—	—	—	—	—	—	—	—	32,000,000	4,000	4,000
Balance-September 30, 2020	44,900,782	$7,369	137,741,046	$49,762	54,918,474	$19,818	29,161,738	$8,698	93,465,679	$17,933	32,000,000	$4,000	$107,580

In April and May 2020, the Company executed the Series A-5 Preferred Stock round of financing that raised $4 million in cash investment in exchange for 32,000,000 shares of newly authorized Series A-5 preferred stock.

Dividend Rights—Each share of Series A-5 preferred stock represents an interest in the Company. At the discretion of the Board of Directors, holders of the Series A-5 preferred stock are entitled to receive dividends per share each year on each outstanding share. The dividend rate per share for the Series A-5 preferred stock is $0.010, per share. Dividends are not cumulative and as of September 30, 2020, no dividends had been declared by the Board of Directors.

Redemption Rights—In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A-5 preferred stock are entitled to a per share liquidation preference plus any declared but unpaid dividends on such shares, before any distributions are made to any class of common stockholders. The liquidation preference for the Series A-5 preferred stock is $0.125 per share. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem all outstanding shares of preferred stock, then the Company will distribute all available assets pro-rata among the preferred stockholders.

Conversion Rights—Each share of Series A-5 preferred stock can be voluntarily converted into shares of Class A common stock at any time. All outstanding shares of Series A-5 preferred stock will automatically convert into Class A common stock in the event of an initial public offering, which can include a reverse recapitalization transaction, or through a majority vote of all outstanding preferred stockholders, voting together as a single class on an as-converted basis. Each share of Series A-5 preferred stock will convert into the number of shares of Class A common stock determined by dividing the original issuance price by the conversion price.  The initial Series A- 5 conversion price is $0.125 per share and may be adjusted for issuances of additional shares of common stock if the consideration per share is less than the conversion price in effect immediately prior to the issuance of additional shares.

Voting Rights—Holders of the Series A-5 preferred stock shall vote as part of the total voting power and are entitled to a number of votes equal to the number of shares of Class A common stock into which such shares could be converted, receiving 1 vote per share.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

8. 2016 STOCK PLAN

The Company estimates the grant date fair value of stock options containing only a service condition using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the fair value of the Company’s common stock, the risk-free interest rate, expected term, expected dividend yield and expected volatility. The fair value of the Company’s common stock is calculated with the assistance of an independent third-party valuation firm using a combination of a market and income approach. The risk-free interest rate assumption is determined by using the U.S Treasury rates of the same period as the expected option term of each stock option. The Company uses the simplified method to calculate the expected term. The dividend yield assumption is based on the dividends expected to be paid over the expected life of the stock option. The Company’s volatility is derived from several publicly traded peer companies.  The Company estimates the grant date fair value of awards with market conditions using a Monte Carlo simulation or other appropriate fair value method with the assistance of an independent third-party valuation firm.

Time Based Awards

In March 2020, the Company awarded 3,600,000 stock options to 1 employee at an exercise price of $0.19 per share, which vest over a three-year period based on service.

In September 2020, the Company awarded 2,857,000 stock options to employees, at an exercise price of $0.74 per share, which vest over a three-year period based on service.  Also, in September 2020, the Company awarded 8,000,000 stock options to the Company’s CEO, at an exercise price of $0.74 per share, which vests over a one-year period based on service.

The fair value of the time-based stock options granted during the nine months ended September 30, 2020 and 2019 was determined using the following assumptions:

Fair Value Assumptions	September 30, 2020	September 30, 2019
Risk-free interest rate	0.28% - 0.92%	2.28%
Expected term (in years)	5.5 - 6.5	6.5
Expected volatility	60% - 77%	87%
Dividend yield	0%	0%
Grant date fair value per share	$0.18 - $1.05	$0.19

Performance and Market Based Awards

In August 2020, the Company awarded 38,067,678 stock options to the Company’s then CEO at an exercise price of $0.814 per share.  All of the shares covered by such option are subject to time based, performance and market condition vesting requirements.  Assuming a Liquidity Event, which would include a reverse recapitalization, is consummated prior to the time service with Romeo terminates, the number of shares that will vest will be determined solely by the value of Romeo’s share price at the expiration of any lockup periods applicable to the Liquidity Event.  As of September 30, 2020, the Company concluded that the events surrounding the occurrence of a Liquidity Event performance condition were not entirely in its control and that it cannot conclude if any of the stock options will vest.  Therefore, the Company concluded that it is not probable that the performance condition will be met, and as of September 20, 2020 the Company has not recognized any expense related to the granting of these options.  In the event of a Liquidity Event, shares will vest as set forth in the table below:

Cumulative Number of
Share Price	Shares that will Vest
$0.8140 - $1.0889	7,613,536
$1.0890 - $1.4519	15,227,071
$1.4520 - $1.8149	26,647,345
$1.8150	38,067,678

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

The share price targets and corresponding cumulative number of shares that will vest may vary depending on the ultimate structure, terms and conditions of the Liquidity Event.  The Company will begin recognizing expense related to the granting of these options, upon the occurence of a Liquidity Event, which will satisfy the performance condition.

Stock-based compensation expense

During the nine months ended September 30, 2020 and 2019, the Company recognized a total of $0.78 million and $0.95 million, respectively, stock-based compensation expense related to the vesting of stock options.

The following table summarizes our stock-based compensation expense by line item in the condensed consolidated statements of operations (in thousands):

	For the Nine Months Ended September 30,
	2020	2019
Cost of Sales	$277	$113
Selling, general, administrative	507	836
Total	$784	$949

9.INCOME TAXES

The Company’s income tax provision consists of federal and state income taxes. The tax provision for the nine months ended September 30, 2020 and 2019 was based on the estimated effective tax rates applicable for the full years ending December 31, 2020 and 2019. The Company’s overall effective tax rate of 0% is different than the federal statutory tax rate because the Company has established a full valuation allowance against its net deferred income tax assets.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax-basis amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all the deferred tax assets will be realized, and due to cumulative losses, management believes that the Company’s net deferred tax assets are not more likely than not realizable. The realization of deferred tax assets may be dependent on the Company’s ability to generate sufficient income in future years in the associated jurisdiction to which the deferred tax asset relates. As of September 30, 2020, the Company continues to record a full valuation allowance against the deferred tax asset balance as realization was uncertain.

The Company recognizes interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the nine months ended September 30, 2020 and September 30, 2019.

10.INFORMATION ON BUSINESS SEGMENTS

The Company has two operating segments, which are also reporting segments. Our reportable segments are presented based on how information is used by our Chief Operating Decision Maker, (“CODM”), which is collectively a senior leadership team consisting of two individuals, to measure performance and allocate resources. These reportable segments are Romeo Power North America and Joint Venture Support. The activities of our Romeo Power North America reportable segment include the research, design, development, and manufacture of electrical power systems for commercial vehicles (Class 6-8: trucks and buses) in the North American market. Our Joint Venture Support reportable segment provides design, research and development, and other engineering related services exclusively to the Joint Venture.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

The Company commenced providing services to the Joint Venture on the formation date of June 28, 2019, and as a result, our results include services rendered to the Joint Venture beginning with the June 28, 2019 joint venture formation date. The CODM evaluates and monitors segment performance primarily through segment sales and gross profit. Asset information has not been separately disclosed for the segments, as this information is not regularly reported to CODM for purposes of allocation of resources to the Company’s segment or assessing segment performance

Net sales and gross profit from each of our reportable segments are as follows (in thousands):

	For the Nine Months Ended September 30,
	2020	2019
Net sales:
Romeo Power North America	$2,299	$4,148
Joint Venture Support	2,027	1,209
Total net sales	$4,326	$5,357

Gross profit (loss):
Romeo Power North America	$(3,802)	$(5,499)
Joint Venture Support	277	181
Total business segment gross profit (loss)	$(3,525)	$(5,318)

All of the Company’s sales (based on location of customer) and long-lived assets were within North America.

11.TRANSACTIONS WITH RELATED PARTIES

Notes Receivable from Stockholders—The Company has notes receivable outstanding to certain stockholders related to the Special Tax 83(b) election for restricted stock issuances. The notes originated on December 30, 2016 and $0.05 million remain outstanding as of September 30, 2020 and December 31, 2019.

During the year ended December 31, 2019, the Company allowed two stockholders to exercise outstanding Warrants in exchange for notes receivable as presented below (in thousands):

	Principal
	Amount	Maturity Date
Stockholder 1	$4,562	July 7, 2022
Stockholder 2	4,561	August 19, 2022
Total	$9,123

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

Each loan accrues interest at 2% and is due and payable, including all accrued and unpaid interest, at maturity. Amounts due under these arrangements become immediately due and payable in the event of the closing of a firm commitment underwritten public offering or certain capital transactions that are considered a liquidation transaction. In April 2020, in consideration of ongoing substantial financial support provided between 2017 and the first quarter of 2020, the Company’s Board of Directors agreed to cancel $1.79 million of the $9.12 million stockholder note receivable, in the event of a sale of the Company, an initial public offering or a reverse recapitalization. The Company has accounted for this obligation as a derivative liability and recorded $1.61 million in Other expense for the nine months ended September 30, 2020, which represents the estimated fair value of the derivative liability as of September 30, 2020. The Company will continue to remeasure the fair value of the derivative liability through earnings until the underlying contingency is resolved. The Company estimated the fair value of the derivative using Level 3 inputs in the fair value hierarchy. The Company accrued the $1.61 million derivative liability in Other current related party liabilities as of September 30, 2020.

Transactions with Employees—The Company had the following Convertible and Term Notes outstanding with employees (in thousands):

	September 30,	December 31,
	2020	2019
Convertible notes	$—	$—
Term notes	850	100
Total	$850	$100

In the first fiscal quarter of 2020, the Company issued term notes to the CEO totaling $0.75 million with a 1-year term that incurs interest equal to the AFR at the date of issuance.

As of September 30, 2020, and December 31, 2019 the convertible and term notes were included in current maturities of long-term debt to related parties.

Transactions with Directors—The Company had the following Convertible and Term Notes outstanding with Directors (in thousands):

	September 30,	December 31,
	2020	2019
Convertible notes	$3,000	$3,000
Term notes	—	—
Total	$3,000	$3,000

As of September 30, 2020, and December 31, 2019 the convertible and term notes were included in long-term debt – net of current portion.

Transactions with the Joint Venture—In May 2019, BorgWarner, in connection with the Company’s investment in the Joint Venture, participated in the Company’s Series A Preferred Stock financing. BorgWarner contributed $50.00 million in exchange for 137,741,046 shares of Series A-1 Preferred Stock. BorgWarner’s interest in the Company represents approximately 20% ownership on an as converted, fully diluted basis.

In connection with the Company’s investment in the Joint Venture formed on June 28, 2019, the Company entered into a services agreement to provide various professional services to the Joint Venture. Revenue earned for services rendered through September 30, 2020 and 2019 was $2.03 million and $1.21 million.

In March 2020, the Company issued term notes to the Joint Venture totaling $2.0 million with a 1-year term that incur interest equal to the AFR at the date of issuance.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

Short-term and Long-term Debt with Stockholders - The Company had the following Convertible and Term Notes outstanding with beneficial owners who own greater than 5% of the Company (in thousands):

	September 30,	December 31,
	2020	2019
Convertible notes	$2,000	$2,000
Term notes*	2,850	100
Total	$4,850	$2,100

* Includes amounts due to the Company’s CEO and the Joint Venture

As of September 30, 2020, $2.85 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties and $2.00 million were included in long-term debt – net of current portion.  As of December 31, 2019, $0.1 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties and $2.00 million were included in long-term debt – net of current portion.

12.COMMITMENTS AND CONTINGENCIES

Litigation—The Company is subject to certain claims and legal matters that arise in the normal course of business. Management does not expect any such claims and legal actions to have a material adverse effect on the Company’s financial position, results of operations or liquidity, except the following:

A police officer was injured as a result of an automobile accident resulting from an intoxicated Company employee driving following his departure from a 2017 company holiday party that occurred after hours and not on the Company’s premises.  The Company terminated the employee’s employment shortly after the incident occurred.  This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, LA County (LA)), for which the Company is a named defendant.  In July 2020, the Company settled this matter in principle and agreed to pay a settlement of $6.0 million. The Company’s business and umbrella insurance carriers have agreed to cover the cost of damages owed. As a result, as of September 30, 2020 and December 31, 2019, the Company has accrued $6.0 million in legal settlement expense reflected as legal settlement payable and has recorded an insurance receivable for $6.0 million reflected as an insurance receivable in the condensed consolidated balance sheets.

13.MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the nine months ended September 30, 2020, one customer accounted for approximately 47% of total revenue and the Joint Venture engineering services revenue accounted for 47% of total revenue. For the nine months ended September 30, 2019, two customers accounted for approximately 74% of total revenue and the Joint Venture engineering services revenue accounted for 23% of total revenue. As it relates to the two customers for the nine months ended September 30, 2019, the total percentage of revenue for each customer was 62% and 12%.

As of September 30, 2020, one customer accounted for 71% of accounts receivable. As of December 31, 2019, four customers accounted for approximately 98% of accounts receivable. As it relates to the four customers as of December 31, 2019, the total percentage of accounts receivable for each customer was 34%, 22%, 21%, and 21%.

The major customers identified are included in the Romeo Power North America operating segment and the JV shared services amounts are included in the Joint Venture Engineering Services operating segment.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)

14. SUBSEQUENT EVENTS

Management has evaluated subsequent events that have occurred through November 20, 2020, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the nine months ended September 30, 2020, except as disclosed below.

On October 2, 2020, the Company entered into a Battery Recycling Agreement between the Company and Heritage Battery Recycling, LLC (“HBR”), an affiliate of Heritage Environmental Services, Inc. In the event that the Company receives at least $200 million in net proceeds from the Business Combination with RMG and the issuance of 15 million shares of RMG’s Class A common stock to private placement investors in accordance with subscription agreements conditioned upon the Business Combination, Romeo will pay $35 million to HBR and will fund 30% of any operating shortfall for the duration of the agreement with HBR, in exchange for the right to receive 30% of the profit generated by HBR’s battery recycling system. The Company also has agreed to fund up to $10 million for a pilot that, if successful, could lead to the purchase by HBR’s affiliate of commercial vehicles through Romeo. The Battery Recycling Agreement establishes a ten-year strategic partnership with Heritage Environmental Services for the collection of the Company’s battery packs for recycling. The strategic partnership is expected to create a system for battery recycling and reuse of all Company-produced lithium-ion batteries.

On October 5, 2020, RMG, RMG Merger Sub (“Merger Sub”), and Romeo entered into a merger agreement (“Merger Agreement”), amended by Amendment No.1 dated November 18, 2020, pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo. Upon consummation of the Business Combination, the newly formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG. In addition, RMG, as the issuer of the publicly traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc. Consideration for the Transaction will consist of shares of RMG’s Class A common stock issued in exchange for all outstanding shares of Romeo’s Class A common stock. Pursuant to the Merger Agreement, the aggregate consideration to be paid upon consummation of the Business Combination is $900 million, adjusted for Romeo’s closing date cash and indebtedness. In connection with the Business Combination, all issued and outstanding warrants and stock options for the purchase of shares of Romeo’s common stock, will be exchanged for warrants and stock options for the purchase of common stock of the Combined Company.

In October 2020, the Company awarded stock options to a non-employee to purchase up to 1,000,000 shares of common stock at an exercise price of $0.81 per share.  Vesting is subject to the consummation of a liquidity transaction, which would include the transaction contemplated by the Merger Agreement entered into by the Company on October 5, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Romeo Systems, Inc.

Vernon, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Romeo Systems, Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leasing transactions in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases, using the optional transition method.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Los Angeles, California

October 15, 2020

We have served as the Company’s auditor since 2018.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	For the Years Ended December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$429	$11
Accounts receivable—net of allowance for doubtful accounts (2019—$238; 2018—$238)	307	58
Inventories—net	6,670	5,843
Insurance receivable	6,000	—
Deferred costs	—	707
Prepaid expenses	1,616	188
Total current assets	15,022	6,807
RESTRICTED CASH	1,500	1,500
PROPERTY, PLANT AND EQUIPMENT—Net	6,573	7,653
INVESTMENT IN UNCONSOLIDATED JOINT VENTURE	2,480	—
OPERATING LEASE RIGHT-OF-USE ASSETS	5,707	—
LONG-TERM INSURANCE RECEIVABLE	—	6,000
OTHER NONCURRENT ASSETS	1,296	483
TOTAL ASSETS	$32,578	$22,443

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	For the Years Ended December 31,
	2019	2018
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$5,811	$8,302
Accrued expenses	1,105	2,948
Contract liabilities	289	1,894
Current maturities of long-term debt	5,000	28,801
Current maturities of long-term debt to related parties	100	5,733
Operating lease liabilities—current	851	—
Legal settlement payable	6,000	—
Accrued interest	92	3,575
Other current liabilities	315	—
Total current liabilities	19,563	51,253

COMMITMENTS AND CONTINGENCIES (Note 13)
LONG-TERM DEBT—Net of current portion	5,225	—
LONG-TERM DEBT TO RELATED PARTIES—Net of current portion	—	1,500
LONG-TERM LEGAL SETTLEMENT PAYABLE	—	6,000
OPERATING LEASE LIABILITIES—Noncurrent	4,949	—
OTHER NONCURRENT LIABILITIES	268	—
Total liabilities	30,005	58,753

PREFERRED STOCK:
Series seed (par value $0.00001, 69,555,890 shares authorized, 44,900,782 shares issued and outstanding, with a liquidation preference of $10,087 in-total at December 31,2019 and 70,000,000 shares authorized, 69,555,900 shares issued and outstanding with a liquidation preference of $15,626 in total at December 31,2018)	7,369	11,415
Series A-1 (par value $0.00001, 137,741,046 shares authorized, issued and outstanding, with a liquidation preference of $50,000 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	49,762	—
Series A-2 (par value $0.00001, 56,016,884 shares authorized, 54,918,474 shares issued and outstanding, with a liquidation preference of $19,935 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	19,818	—
Series A-3 (par value $0.00001, 29,161,738 shares authorized, issued and outstanding, with a liquidation preference of $6,351 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	8,698	—
Series A-4 (par value $0.00001, 93,465,679 shares authorized, issued and outstanding, with a liquidation preference of $16,338 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	17,933	—
Total preferred stock	103,580	11,415

STOCKHOLDERS’ DEFICIT:
Class A common ($0.00001 par value, 725,000,000 shares authorized, 119,949,562 shares issued and outstanding at December 31, 2019 and 350,000,000 shares authorized, 94,860,482 shares issued and outstanding at December 31, 2018)	1	1
Class B common ($0.00001 par value, 108,297,023 shares authorized, 107,295,776 shares issued and outstanding at December 31, 2019 and 200,000,000 shares authorized, 106,552,443 shares issued and outstanding at December 31, 2018)	1	1
Notes receivable from stockholders	(9,175)	(52)
Additional paid-in capital	77,992	62,297
Accumulated deficit	(169,826)	(109,972)
Total stockholders’ deficit	(101,007)	(47,725)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$32,578	$22,443

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	For the Years Ended December 31,
	2019	2018
REVENUE:
Product revenue	$4,847	$842
Service revenue	1,665	2,222
Related party service revenue	1,976	—
Total revenue	8,488	3,064

COST OF SALES:
Product cost	12,703	6,540
Service cost	2,877	6,255
Related party service cost	1,657	—
Total cost of sales	17,237	12,795
GROSS LOSS	(8,749)	(9,731)

OPERATING EXPENSES:
Research and development	11,242	18,446
Selling, general, and administrative	13,890	19,768
Legal settlement expense	4,586	—
Total operating expenses	29,718	38,214
OPERATING LOSS	(38,467)	(47,945)
INTEREST EXPENSE	(10,954)	(8,802)
INTEREST INCOME	269	—
LOSS ON EXTINGUISHMENT OF DEBT	(9,181)	(2,580)
NET LOSS BEFORE INCOME TAXES AND EQUITY (LOSS) IN AFFILIATES	(58,333)	(59,327)
EQUITY (LOSS) IN AFFILIATES	(1,520)	—
INCOME TAX EXPENSE	(1)	(1)
NET LOSS	$(59,854)	$(59,328)

See accompanying notes to consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

						Notes
						Receivable
	Class A Common Stock		Class B Common Stock			from	Accumulated
	Shares	Par	Shares	Par	APIC	Stockholders	Deficit	Total

BALANCE—December 31, 2017	63,438,004	$1	104,681,193	$1	$38,065	$(52)	$(51,358)	$(13,343)
Issuance of Class A common stock	11,626,079	—	—	—	7,332	—	—	7,332
Adoption of ASC 606 (Note 2)	—	—	—	—	—	—	714	714
Conversion of promissory notes and accrued interest into Class A common stock	19,796,399	—	—	—	5,741	—	—	5,741
Issuance of detachable warrants associated with convertible notes, inclusive of beneficial conversion amount	—	—	—	—	8,211	—	—	8,211
Stock based compensation	—	—	1,871,250	—	2,948	—	—	2,948
Net loss	—	—	—	—	—	—	(59,328)	(59,328)
BALANCE—December 31, 2018	94,860,482	1	106,552,443	1	62,297	(52)	(109,972)	(47,725)
Issuance of Class A common stock	32,848,131	—	—	—	11,878	—	—	11,878
Issuance of detachable warrants associated with convertible notes, inclusive of beneficial conversion amount	—	—	—	—	2,187	—	—	2,187
Convertible note issuance premium					5,318			5,318
Rescission of common stock	(7,759,051)	—	—	—	(1,164)	—	—	(1,164)
Dividend to preferred stockholders					(4,090)			(4,090)
Stockholder note receivable	—	—	—	—	—	(9,123)	—	(9,123)
Stock based compensation	—	—	743,333	—	1,566	—	—	1,566
Net loss	—	—	—	—	—	—	(59,854)	(59,854)
BALANCE—December 31, 2019	119,949,562	$1	107,295,776	$1	$77,992	$(9,175)	$(169,826)	$(101,007)

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	For the Years Ended December 31,
	2019	2018

OPERATING ACTIVITIES:
Net loss	$(59,854)	$(59,328)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,871	1,573
Stock-based compensation	1,566	2,948
Inventory provision	1,743	292
Loss on extinguishment of debt	9,181	2,580
Interest expense attributable to amortization of debt discount	5,585	4,837
Loss on disposal of property and equipment	—	926
Loss on equity method investment	1,520	—
Non-cash lease expense—operating leases	213	—
Non-cash lease expense—finance leases	(15)	—
Changes in assets and liabilities:
Accounts receivable	(249)	270
Inventories	(2,570)	(3,404)
Prepaid expenses	(1,428)	396
Accounts payable	(2,130)	526
Interest accrued on notes payable	455	3,516
Accrued expenses	(1,768)	1,674
Contract liabilities	(898)	1,146
Operating lease liabilities	(180)	—
Other—net	(6)	(289)
Net cash used for operating activities	(46,964)	(42,337)

INVESTING ACTIVITIES:
Capital expenditures	(1,099)	(2,980)
Other—net	(72)	(69)
Net cash used for investing activities	(1,171)	(3,049)

FINANCING ACTIVITIES:
Issuance of convertible notes	5,450	10,350
Issuance of term notes	19,000	32,184
Repayment of term and convertible notes	(25,624)	(8,575)
Issuance of line of credit	32,000	—
Repayment of line of credit	(32,000)	—
Issuance of preferred stock—net	56,489	—
Redemption of preferred stock	(4,046)	—
Dividend to preferred stockholders	(4,090)
Issuance of common stock	150	7,200
Exercise of stock options	41	132
Exercise of stock warrants	2,565	—
Payment for financed capital expenditures	(187)	(264)
Principal portion of finance lease l i abilities	(31)	—
Rescission of common stock	(1,164)	—
Net cash provided by financing activities	48,553	41,027

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	For the Years Ended December 31,
	2019	2018

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$418	$(4,359)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH —Beginning of period	1,511	5,870
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of period	$1,929	$1,511

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH TO THE
CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$429	$11
Restricted cash	1,500	1,500
Total cash, cash equivalents, and restricted cash	$1,929	$1,511

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$4,486	$150
Cash paid for income taxes	$1	$1

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property, plant and equipment in accounts payable at year end	$1,030	$1,400
Conversion of promissory notes and accrued interest to Class A common stock	$—	$5,741
Conversion of promissory notes and accrued interest to preferred stock	$31,846	$—
Allocation of debt proceeds to beneficial conversion feature	$329	$3,159
Allocation of debt proceeds to stock warrants	$2,047	$5,052
Exercise of warrants in exchange for note receivable	$9,123	$—
Investment in Joint Venture	$4,000	$—
Issuance of preferred stock	$4,000	$—

(Concluded)

See accompanying notes to consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

1.DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Romeo Systems, Inc. dba Romeo Power Technology (the “Company”), a Delaware corporation, was organized and incorporated in June 2014. The Company designs, engineers, and manufactures lithium- ion cylindrical battery packs for electric vehicles and energy storage solutions, with a focus on battery innovation, functionality, energy density, safety, and performance. The Company is headquartered in Vernon, California.

In 2019, the Company and BorgWarner, Inc. (“BorgWarner”) formed BorgWarner Romeo Power LLC (the “Joint Venture”) of which the Company owns 40%. The Joint Venture is intended to accelerate the Company’s reach into international regions in a capital efficient way. As a result, the Company shifted and repositioned operations to focus on this specific production in addition to its core operations.

Basis of Presentation—The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Funding Risks and Going Concern—During 2016 and 2017, the Company was in its start-up phase and did not generate significant revenues. The focus was on developing superior battery technology, investing in production capacity and infrastructure, and planning for large scale growth in the next few years.

Through December 31, 2019 and 2018, the Company had an accumulated deficit of $169.83 million and $109.97 million, respectively, including a net loss of $59.85 million and $59.33 million for the years then ended. The Company used cash of $46.96 million and $42.34 million for operations during 2019 and 2018, respectively, compared to combined cash and cash equivalents and restricted cash balances of $1.93 million and $1.51 million as of December 31, 2019 and 2018. Cash used for operations during 2019 was primarily financed by capital stock contributions and debt financing. Between January and June 2020, the Company raised $5.67 million in additional debt financing, $1.03 million through the issuance of Class A common stock, and $4.00 million through the issuance of Series A-5 Preferred Stock.

Management’s plans to continue as a going concern one year after the issuance of these financial statements include raising additional financing through the issuance of debt or equity and entering into business transactions that provide revenue with respect to the Company’s products and services. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all and, as such, management concluded that substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or on the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

The Company’s financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated. The Company considers the criteria established under the Financial Accounting Standards Board (“FASB”)—Accounting Standards Code (“ASC”) 810, Consolidations, and the effect of variable interest entities, in its consolidation process.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Use of Estimates—The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company relate to revenue and associated cost recognition; the useful lives assigned to and the recoverability of property, plant, and equipment; reserves recorded for inventory obsolescence; reserves recorded for warranty liabilities; the incremental borrowing rate for lease liabilities; and the determination of the fair value of debt and equity instruments, including preferred and common stock, warrants, and stock-based compensation awards. The Company bases these estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from the Company’s estimates.

Cash and Cash Equivalents—The Company considers cash on hand, deposits in banks, and investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains cash balances that at times exceed amounts insured by the Federal Deposit Insurance Corporation (FDIC). Accounts are guaranteed by the FDIC up to $0.25 million per institution. From time to time during the year ended December 31, 2019, the Company had amounts in excess of FDIC-insured limits. The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk in this area.

Restricted Cash—The Company issued a standby letter of credit that is collateralized by restricted cash. The letter of credit is required as a security deposit on the warehouse facility lease in Vernon, California which expires in January 2022.

Accounts Receivable, Net of Allowance for Doubtful Accounts—Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations on each customer’s financial condition and reviews accounts receivable on a periodic basis to determine if any accounts receivable will potentially be uncollectible. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for doubtful accounts.

After all attempts to collect an accounts receivable balance have failed, the accounts receivable balance is written off against the allowance for doubtful accounts. As of December 31, 2019 and 2018, the Company reported an allowance for doubtful accounts balance of $0.24 million.

Leases—The Company evaluates whether our contractual arrangements contain leases at the inception of such arrangements. Specifically, management considers whether the Company can control the underlying asset and has the right to obtain substantially all of the economic benefits or outputs from the asset. Short term leases with a term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. Operating leases are reported as operating lease right-of-use (“ROU”) assets, operating lease liabilities—current, and operating lease liabilities—noncurrent on the Company’s consolidated balance sheets. Finance leases are reported in other noncurrent assets, other current liabilities, and other noncurrent liabilities on the Company’s consolidated balance sheets.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments. Both the ROU lease asset and liability are recognized as of the lease commencement date based on the present value of the lease payments over the lease term. The Company’s leases do not provide an implicit borrowing rate that can readily be determined. Therefore, the Company applies a discount rate based on the incremental borrowing rate, which is determined using the credit rating and other information available as of the lease commencement date. ROU lease assets also include any lease payments made before their contractual due dates and exclude any lease incentives.

The Company’s lease agreements may include options to extend the lease term or to terminate the lease early. The Company includes options to extend or terminate leases upon determination of the ROU lease asset and liability when it is reasonably certain the Company will exercise these options. Operating lease expense attributable to lease payments is recognized on a straight-line basis over the lease term and is included in cost of sales and selling, general, and administrative expense on our consolidated statement of operations. Finance leases result in the recognition of depreciation expense, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method. Depreciation expense attributable to finance leases is included in cost of sales on our consolidated statement of operations.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The Company has lease arrangements that include lease and non-lease components. The non-lease components in the arrangements are not significant when compared to the lease components. For all leases, the Company accounts for the lease and non-lease components as a single component.

Additionally, for certain equipment leases, management applies a portfolio approach to effectively account for the ROU assets and liabilities. The Company evaluates ROU assets for impairment consistent under the impairment of long-lived assets policy.

Inventory—The Company’s inventory, which includes raw materials, work in-process, and finished goods, is carried at the lower of cost or net realizable value. Cost is computed using standard costing, which approximates the value of inventory on a first-in, first-out basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions about current and future demand forecasts. If our inventory on-hand is in excess of our future demand forecast, the excess amounts are written-off.

Property, Plant and Equipment—Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense for property, plant and equipment is computed using the straight-line method applied over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the applicable lease term, including anticipated renewals.

Betterments, renewals, and repairs that extend the useful life of the asset are capitalized. Other repairs and maintenance charges are expensed as incurred. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the Company’s accounts, and any resulting gain or loss is recognized in the accompanying consolidated statement of operations.

Depreciation and amortization are computed using the following estimated useful lives of the assets:

Asset	Years
Production and test equipment	7
Furniture and fixtures	7
Tooling	5
Automobiles	5
Computer equipment	4
Software	3

Investment in Joint Venture—On May 6, 2019, the Company and BorgWarner closed a Series A-1 Preferred stock round of financing through a Stock Purchase Agreement for the sum of $50.00 million. In connection with this investment in the Company by BorgWarner, the Company and BorgWarner formed BorgWarner Romeo Power LLC on June 28, 2019. The Company and BorgWarner contributed $4.00 million and $6.00 million of cash at inception, for a 40% and 60% interest in the Joint Venture, respectively. This Joint Venture was entered into for the Company and BorgWarner to collaborate in the design and manufacture of specific battery module and pack technology and extend the reach into other international regions. The Company concurrently entered into a licensing agreement with the Joint Venture, allowing the Joint Venture rights to use, market, offer for sale and sell products and services using the Company’s intellectual property in return for royalty payments payable and based on a percentage of revenue generated by the Joint Venture. The Company also entered into a separate services agreement to provide engineering and other professional services to the Joint Venture. The Company recognized revenue of $1.98 million related to the services agreement during the year ended December 31, 2019. Royalty revenue associated with the licensing agreement through December 31, 2019, was immaterial.

The Joint Venture is a variable interest entity. The Company does not consolidate the Joint Venture in the consolidated financial statements as it is not the primary beneficiary. The investment in the Joint Venture is accounted for under the equity method of accounting as the Company does not have a controlling financial interest. In 2019, the Company recorded a $1.52 million loss from equity investment, representing the Company’s share of the joint venture’s net loss for the period from the date of investment through December 31, 2019. This loss was recorded as equity (loss) from affiliates on the consolidated statement of operations and reduced the carrying value of the Company’s investment as of December 31, 2019.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Impairment of Long-Lived Assets—The Company reviews the carrying value of its long-lived assets, including property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company measures recoverability by comparing the carrying amount to the future undiscounted cash flows that the asset or asset group is expected to generate. If the asset or asset group is not recoverable, its carrying amount would be adjusted down to its fair value. No impairment losses of long-lived assets were recognized for the years ended December 31, 2019 and 2018.

Revenue Recognition—ASC 606, Revenue from Contracts with Customers, was adopted for the fiscal year beginning January 1, 2018. Concurrent with the adoption of the new standard, the Company has updated its revenue recognition policy as follows:

The Company determines revenue recognition by applying the following steps:

1.	identifying the contract with a customer
2.	identifying the performance obligations in the contract
3.	determining the transaction price
4.	allocating the transaction price to the performance obligations; and
5.	recognizing revenue as the performance obligations are satisfied.

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the performance obligation to a customer. Control of a performance obligation may transfer to the customer either at a point in time or over time depending on an evaluation of the specific facts and circumstances for each contract, including the terms and conditions of the contract as agreed with the customer, as well as the nature of the products or services to be provided.

The Company’s contracts with customers generally include either a combination of prototypes with related engineering services or product sales. For product sales, the Company’s primary performance obligation to its customers is the delivery of finished goods and products under associated purchase orders. Control of the products sold typically transfers at a point in time upon delivery to the customer’s warehouse or at transportation shipping point, based upon when title of ownership passes to the customer under the terms and conditions of the arrangement.

Each customer purchase order sets forth the transaction price for the products and services purchased under the arrangement. For contracts with multiple performance obligations, the Company evaluates whether the stated selling prices for the products or services represent their standalone selling prices. When it is necessary to allocate the transaction price to multiple performance obligations (i.e. for customized solutions unique to a customer’s specifications), management typically uses the expected cost plus a reasonable profit margin to estimate the standalone selling price of each product or service. For standard products and services with observable sales transactions, the observable sales transactions are used to determine the standalone selling price.

Some customer arrangements include variable consideration, such as volume discounts, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period of time. The Company uses judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, the Company also applies judgment when considering the probability of whether a reversal of revenue could occur and only recognizes revenue subject to this constraint.

Customer arrangements that include the provision of developed or customized products that require the bundling of promises, such as providing non-recurring engineering and development services that lead to a prototype, are combined into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the criteria for a distinct performance obligation. These customized products generally have no alternative use to the Company and are recognized over time or at a point in time depending on whether the terms and conditions of these arrangements give the Company the enforceable right to payment for performance completed to date, including a reasonable profit margin.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

For arrangements that give an enforceable right to payment, control transfers over time and the Company measures progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by the Company to measure progress toward completion include the use of a percentage of completion cost-to-cost measure of progress because it best depicts the transfer of control to the customer as the Company incurs costs on our contracts. Under the percentage-of- completion cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s). For arrangements where no enforceable right to payment exists, the Company will recognize revenue at a point in time based on the title transfer of the final prototype or specified product.

The Company also provides services to the Joint Venture under separate work orders and contractual arrangements. These services include a single performance obligation for non-recurring and other engineering services, which are provided at cost incurred plus a fixed fee percentage. Revenue for these services is recognized over time, based on costs incurred or the right to invoice method (i.e., in situations where the value transferred matches the billing rights), as the customer receives and consumes the benefits.

The Company’s typical payment terms are 30–60 days, and sales arrangements do not include any significant financing components for its customers.

Any payments that are received from a customer in advance of satisfaction of a related performance obligation, as well as billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non- current contract liabilities based on the timing of when the recognition of revenue is expected.

Freight charges billed to customers are included in sales, and the related shipping costs are included in cost of sales on the consolidated statements of operations. If shipping activities are performed after a customer obtains control of a product, the Company applies a policy election under ASC 606 to account for shipping as an activity to fulfill the promise to transfer the product to the customer.

The Company applies a policy election to exclude transaction taxes collected from customers from sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction.

The Company generally provides customers with a product warranty that assures that the products meet standard specifications and are free of defects. Claims incurred under the Company’s standard product warranty programs are recorded based on open claims and historical experience, which have not been significant and were not significant for the years ended December 31, 2019 and 2018.

Cost of Sales—The Company includes within cost of sales those costs related to the manufacture and distribution of our battery packs and energy storage solutions. Specifically, the Company includes in cost of sales each of the following: material costs; labor and employee benefit costs related to the manufacture of our products, including stock-based compensation costs; depreciation and amortization; lease costs; and freight and shipping costs. Costs are expensed as incurred, or as control of products is transferred, except for costs incurred to fulfill a contract, which are capitalized and amortized on a straight-line basis over the expected period of performance. The Company does not incur significant incremental costs to acquire contracts.

Research and Development—Research and development primarily consist of costs associated with the development and testing of the Company’s products. Research and development costs include the salary and benefits of certain personnel, consultants, facility costs, supplies and other direct and allocated indirect expenses incurred to support the Company’s research and development programs. Total research and development costs for the years ended December 31, 2019 and 2018 were $11.24 million and $18.45 million, respectively.

Advertising Costs—Advertising costs are expensed as incurred and included in selling, general and administrative expenses in the accompanying consolidated statement of operations. For the years ended December 31, 2019 and 2018, advertising costs were $0.04 million and $0.24 million, respectively.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Other Costs—We include within selling, general and administrative expenses, labor and other costs not directly related to the development and manufacture of our products, including expenses, such as compensation for the Company’s sales team and travel expense incurred in connection with sales efforts.

Income Taxes—The Company applies the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

The Company records a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as the Company’s assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of the Company’s deferred tax assets, the Company considers both its historical financial performance and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.

The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (IRS) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes. Management determined there were no uncertain tax positions at December 31, 2019 and 2018 that would more likely than not be subject to tax by the taxing authorities. No examinations are currently pending.

Stock-Based Compensation—The Company uses the fair value recognition method of accounting for stock options, warrants and restricted stock awards granted to employees, non-employees and directors to measure the cost of services received in exchange for stock-based awards. Under the fair value recognition method, cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense on the straight-line basis over the requisite service period, which is generally the vesting period. Stock options generally vest over 3 years, net of actual forfeitures in the period.

The estimated fair value of stock options and warrants is estimated on the grant date using the Black- Scholes option-pricing model, and the estimated fair value of restricted stock awards is measured based on the grant date estimated fair value of the Company’s common stock. The Black-Scholes option-pricing model requires inputs such as the estimated fair value of the Company’s common stock, the risk-free interest rate, expected term and expected volatility. The Company uses the simplified method to calculate the expected term. The most significant assumption used in determining the fair value of the Company’s stock-based awards is the estimated fair value of common stock on the date of grant. In order the determine the fair value of the common stock on the date of grant, a valuation analysis is performed by management, with the assistance of a third-party valuation firm, using a combination of market and income approaches.

Convertible Notes—The Company issued numerous convertible promissory notes. The Company evaluates embedded conversion and other features within convertible debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

If the conversion feature does not require recognition as a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any BCF requiring separate recognition. The Company assesses the existence of a BCF based upon a comparison of a convertible debt instrument’s effective conversion price (e.g., after allocation of a portion of debt proceeds to other freestanding or embedded features) to the commitment date fair value of the equity into which the debt instrument is convertible. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument, with an offset to additional paid-in capital. The debt discount attributable to the intrinsic value of the BCF is subsequently amortized to interest expense over the life of the debt. In certain instances, the ultimate conversion price attributable to the Company’s convertible notes has been contingent on future events not certain to occur. In these cases, any contingent beneficial conversion feature is measured using the commitment date fair value of the equity into which the notes are convertible; however, the Company does not recognize the incremental intrinsic value that may result from a change in the conversion price until the contingencies are resolved.

Fair Value of Financial Instruments—The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 Inputs—Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 Inputs—Unobservable inputs reflecting the Company’s assessment of assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available.

As of December 31, 2019, the fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other payables approximated carrying value due to their short-term maturities. At December 31, 2019, the fair value of the Company’s short-term and long-term debt obligations approximated the carrying value of the debt and were considered a level 3 liability of the fair value hierarchy because determining the fair value of these instruments required the use of significant unobservable inputs, consistent with those used in determining the Company’s common and preferred stock fair value and the probability of certain future financing and liquidity events.

Preferred Stock—The Company has issued numerous classes of redeemable, convertible Preferred Stock. The Company evaluates embedded conversion and other features within its Preferred Stock to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations.

If a conversion feature does not require recognition of a bifurcated derivative, the Preferred Stock is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a discount against the face amount of the respective Preferred Stock instrument, with an offset to additional paid-in capital. Since the Preferred Stock is voluntarily convertible at inception by the holder, the BCF will immediately be amortized as a return to the holder.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Recently Adopted Accounting Pronouncements

Revenue Recognition—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASU No. 2014-09 will supersede much of the existing authoritative literature for revenue recognition. In July 2015, the FASB deferred the effective date of this standard. Before the date of the initial application of the standard the FASB subsequently issued additional guidance on several areas, including the implementation of principal versus agent considerations and the treatment of modifications. The FASB also clarified how an entity should evaluate when a promised good or service is distinct within the context of a contract and allowed entities to disregard goods or services that are immaterial in the context of a contract. Entities can transition to the new standard by either full retrospective application or a modified retrospective method of recognizing the cumulative effect.

The Company adopted ASC 606 as of January 1, 2018 using the modified retrospective method. Accordingly, the Company applied the new standard to each prior year presented in our financial statements going back to January 1, 2018, with a cumulative-effect adjustment of $0.71 million to accumulated deficit as of January 1, 2018 for contracts that were in process as of that point in time. Accordingly, the amounts for all periods presented have been adjusted to reflect the impacts of ASC 606. The adoption of the standard did not have a material impact on our financial position, operating results or cash flows.

Costs to Obtain Contracts with Customers—ASU No. 2014-09 also introduced new authoritative guidance to address the accounting treatment that shall be applied to costs to obtain a contract. This new authoritative guidance has been codified in ASC Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers. In connection with the adoption of ASC 606, the Company also adopted the new authoritative guidance related to costs to obtain a contract as of January 1, 2018, applying the modified retrospective adoption approach. The amounts reported for all periods presented in our financial statements have been adjusted to reflect the impact of adopting this new guidance. The Company records sales commissions to sales representatives, which are considered an incremental cost of obtaining a contract with a customer, as an asset, if the Company expects the benefit of those costs to cover a period greater than one year and conclude that those costs are recoverable. In cases where the recoverability period is less than one year, the Company utilizes the practical expedient to record these costs of obtaining a contract as an expense as they are incurred. The adoption of the new guidance did not have a material impact on our financial position, operating results or cash flows.

Leases—Effective January 1, 2019, the Company adopted ASU 2016-02, ASC 842, Leases (“ASC 842”), as amended, which requires lessees to recognize a right-of-use (ROU) asset and lease liability on the consolidated balance sheet for most lease arrangements and expands disclosures about leasing arrangements, among other items. The Company adopted ASC 842 using the optional transition method whereby the Company applied the new lease requirements under ASC 842 through a cumulative-effect adjustment, which after completing our implementation analysis, resulted in no adjustment to our January 1, 2019 beginning accumulated deficit balance. On January 1, 2019, the Company recognized approximately $5.92 million of ROU operating lease assets and approximately $5.98 million of operating lease liabilities, including noncurrent operating lease liabilities of approximately $5.15 million, as a result of adopting this standard. The difference between ROU operating lease assets and operating lease liabilities was primarily due to accrued rent expense relating to periods prior to January 1, 2019. As part of our adoption, the Company elected the package of practical expedients, which among other things, permits the carry forward of historical lease classifications. The Company did not elect to use the practical expedient permitting the use of hindsight in determining the lease term and in assessing impairment of our ROU assets. The adoption of the standard did not have a material impact on our operating results or cash flows. Financial information for periods prior to January 1, 2019, have not been restated for the adoption of ASC 842.

Accounting Pronouncements Issued, But Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, ASC 326, Financial Instruments—Credit Losses

(“ASC 326”): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company does not believe that the adoption will have a material impact on its consolidated financial statements.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

In December 2019, the FASB issued ASU No. 2019-12, ASC 740, Income Taxes (“ASC 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the potential impact that the adoption will have on its consolidated financial statements.

3.REVENUE

Contract Liabilities—As of January 1, 2018, the Company’s opening balance of contract liabilities was $0.71 million, all of which was recognized during the year ended December 31, 2018. Of the December 31, 2018 contract liabilities balance of $1.89 million, $1.69 million was recognized during the year ended December 31, 2019.

The December 31, 2019 contract liabilities balance of $0.29 million will be earned as services and prototypes are transferred to the customer, and nearly all is expected to be earned within the next twelve months.

Disaggregation of Revenue—The Company earns revenue through the sale of products and services. Product and service lines are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring nature. The Company does not have any material sales outside of North America.

The following table disaggregates revenue by type of products, services and segment for the years ended December 31, 2019 and 2018 (in thousands):

	2019
	Romeo Power North America	Joint Venture Support	Total
Products:
Modules	$4,652	$—	$4,652
Packs	195	—	195
Total products revenue	4,847	—	4,847
Services:
Non-recurring engineering and prototype	1,665	—	1,665
Joint Venture support	—	1,976	1,976
Total service revenue	1,665	1,976	3,641
Total revenue	$6,512	$1,976	$8,488

	2018
	Romeo Power	Joint Venture
	North America	Support	Total
Products:
Modules	$445	$—	$445
Packs	397	—	397
Total products revenue	842	—	842
Services:
Non-recurring engineering and prototype	2,222	—	2,222
Joint Venture support	—	—	—
Total service revenue	2,222	—	2,222
Total revenue	$3,064	$—	$3,064

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table disaggregates revenue by when control is transferred for the years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Point in time	$6,512	$3,064
Over time	1,976	—
Total	$8,488	$3,064

4.PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment for the years ended December 31, 2019 and 2018, consisted of the following (in thousands):

	2019	2018
Production and test equipment	$5,726	$5,805
Computer equipment	778	749
Software	2,093	1,717
Tooling	203	58
Furniture and fixtures	97	97
Leasehold improvements	1,076	1,060
Automobiles	22	22
Assets not yet in service	753	450
Total property, plant and equipment	10,748	9,958
Less accumulated depreciation and amortization	(4,175)	(2,305)
Total property, plant and equipment—net	$6,573	$7,653

Total depreciation and amortization expense for the years ended December 31, 2019 and 2018, was $1.87 million and $1.57 million, respectively. During the year ended December 31, 2018, the Company incurred a loss of $0.93 million on the disposal of property and equipment no longer in use. The Company reported this loss in selling, general, and administrative expense on the consolidated statement of operations.

5.LEASES

The Company has operating and finance leases for our warehouse and certain equipment. Our leases have remaining terms from 1 to 12 years, some of which include options to extend the leases for up to 10 years.

The components of lease expense as of December 31, 2019, were as follows (in thousands):

Operating lease cost	$912

Finance lease cost:
Amortization of right-of-use assets	$62
Interest on lease liabilities	15
Total finance lease cost	$77

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Supplemental cash flow information related to leases as of December 31, 2019, was as follows (in thousands):

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$878
Operating cash flows from finance leases	15
Financing cash flows from finance leases	31
Right-of-use assets obtained in exchange for finance lease obligations:	$614

Supplemental consolidated balance sheet information related to leases as of December 31, 2019, was as follows (in thousands):

Operating leases:
Right-of-use assets-operating leases	$5,707

Lease liabilities-operating leases(current)	$851
Lease liabilities-operating leases(non-current)	4,949
Total lease liabilities-operating leases	$5,800

Finance leases:
Other noncurrent assets	$551

Other current liabilities	$315
Other noncurrent liabilities	268
Total leases liabilities-finance leases	$583

Weighted Average Remaining Lease Term

Operating leases	12 years
Finance leases	2 years

Weighted Average Discount Rate

Operating leases	12.0%
Finance leases	11.2%

Maturities of lease liabilities were as follows (in thousands):

Year Ended	Operating	Finance
December 31	Leases	Leases
2020	$899	$331
2021	901	295
2022	902	19
2023	902	—
2024	902	—
Thereafter	6,391	—
Total future minimum lease payments	10,897	645
Less imputed interest	(5,097)	(62)
Total	$5,800	$583

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Rent expense for the year ended December 31, 2018 was $0.98 million. As of December 31, 2018, future minimum lease payments under non-cancelable operating leases were as follows (in thousands):

Year Ended December 31
2019
2020	$891
2021	880
2022	571
75
Total	$2,417

6.INVENTORY

As of December 31, 2019, and 2018, inventory consisted of the following (in thousands):

	2019	2018
Raw materials	$5,535	$4,336
Work-in-process	462	867
Finished goods	673	640
Total inventories	$6,670	$5,843

The Company writes down inventory for obsolete inventory items and when the net realizable value of inventory items is less than their carrying value. During the years ended December 31, 2019 and 2018, the Company recorded a write-down of $1.74 million and $0.29 million, respectively, in cost of sales.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

7.SHORT-TERM AND LONG-TERM DEBT

As of December 31, 2019 and 2018, short-term and long-term debt is comprised of the following (in thousands):

	2019	2018
Convertible notes:
Issued 2016, interest rate fixed at 8%. Principal and interest are payable at maturity in December in 2021. Conversion price is the lesser of the next equity financing or a conversion rate determined using an $80.00 million valuation cap	$-	$1,500
Issued 2018, interest rate fixed at 8%. Principal and interest are payable at maturity in February 2019. Conversion price is the lesser of the next equity financing or a conversion rate determined using an $190.00 million valuation cap	-	1,250
Issued 2018, interest rate fixed at 18%. Principal and interest are payable at maturity in various dates in 2019. Conversion price is a conversion rate determined using an $120.00 million valuation cap	-	2,300
Issued 2018, interest rate fixed at 10% and modified to 18% in 2019. Principal and interest are payable at maturity in various dates 2019. Conversion price is the lesser of the next equity financing or conversion rate determined using an $80.00 million valuation cap	-	9,100
Issued 2019, interest rate fixed at 8%. Principal and interest are payable at maturity in December 2022. Conversion price is the lesser of the next equity financing or $0.4339 per share	4,200	-
Issued 2019, interest rate fixed at 8%. Principal and interest are payable at maturity in December 2022. Conversion price is $0.4339 per share	1,025	-
Subtotal	5,225	14,150
Less beneficial conversion feature and warrant issuance discounts – net of accumulated amortization	-	(2,573)
Total convertible notes	5,225	11,577

Term Notes:
Issued 2018, interest rate fixed at 8%. Principal and interest are payable on demand or at maturity in various dates in 2019	-	12,008
Issued 2018, with a fixed interest payment ranging from 10%-25% of note principal. Principal and interest are payable on demand or at maturity in various dates in 2019	-	11,700
Issued 2018, with a fixed interest payment ranging of 50% of note principal. Principal and interest are payable on demand or at maturity in various dates in 2019	-	1,550
Issued 2019, interest rate fixed at 1.55%. Principal and interest are payable at maturity in December 2020	100	-
Issued 2019, interest rate fixed at 8%. Principal and interest are payable at maturity in various dates in 2020	5,000	-
subtotal	5,100	25,258
Less warrant issuance discounts - net of accumulated amortization	-	(801)
Total term notes	5,100	24,457

Total short-term and long-term debt	10,325	36,034

Less current portion to related parties	(100)	(5,733)
Less current portion	(5,000)	(28,801)
Total long-term debt	$5,225	$1,500

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Convertible Notes—The Company entered into various convertible notes with stockholders and employees from 2016 through 2019. Holders of the convertible notes are entitled to various rights, including automatic or voluntary conversion privileges. Certain of these convertible notes were also issued with freestanding warrants to which a portion of the note proceeds were ascribed. Convertible notes that were issued to either principal owners or members of the Company’s management team have been separately reported as short-term or long-term debt due to related parties on the face of the consolidated balance sheet.

Generally, the convertible notes allow for voluntary conversion subsequent to note issuance. Most of the convertible notes also provide for voluntary or mandatory conversion rights upon certain financing and non-financing events. Upon the closing of a next equity financing, a holder could elect or be required to convert the outstanding balance of the convertible note. A next equity financing is defined as a transaction or series of transactions pursuant to which the Company issues and sells shares of its capital stock for sufficient gross proceeds or effectuates a reverse recapitalization transaction. Upon a next equity financing, the convertible notes could convert into a number of shares of the Company’s class of capital stock issued in that next equity financing equal to the outstanding balance divided by the conversion price. The conversion price associated with the convertible notes varies, as is further described below.

For accounting purposes, the conversion feature associated with each convertible note was evaluated to determine if it represented an embedded derivative that should be bifurcated, and if not, represented a beneficial conversion feature. In instances where a beneficial conversion feature was deemed to exist because the effective conversion price was less than the fair value of the Company’s stock at the time of note issuance, a portion of the note proceeds equal to the beneficial conversion feature was allocated to additional paid in capital, and the Company commenced amortization of the related note discount to interest expense over the term of the note. Notes for which the conversion price was subject to adjustment as a result of a change in fully diluted shares were determined to have a contingent beneficial conversion feature that may require recognition of an incremental note discount if a subsequent adjustment to the conversion price were to occur.

On July 31, 2018, convertible notes totaling $2.93 million plus accrued interest of $0.23 million, were converted into shares of Class A common stock at a conversion rate of $0.15965 per share. As the conversion did not occur in accordance with the terms of the agreement, the Company recorded a loss on extinguishment of $2.58 million in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2018. After the conversion, $1.50 million of convertible notes, due in December 2021 remained outstanding.

Between April and October 2018, the Company issued additional convertible notes totaling $10.35 million, with maturity dates varying from six to nine months from date of issuance, and outstanding principal and interest due in full at maturity. Interest accrued on the outstanding principal balance of these notes at either 8% or 10% per year. These convertible notes were voluntarily convertible into shares of Class A common stock at the option of the holder or automatically convertible upon a change of control event. Certain of the convertible notes are mandatorily convertible and certain of the convertible notes are voluntarily convertible into the shares of capital stock issued in a next equity financing. The conversion price for these convertible notes is the lesser of the price per share paid by the other purchasers of the capital stock sold in the applicable next equity financing or the conversion price determined based upon their respective valuation cap. Of the $10.35 million of notes issued, notes totaling $9.10 million were ascribed a valuation cap of $80.00 million; whereas, the remaining notes totaling $1.25 million were ascribed a valuation cap of $190.00 million. Beneficial conversion features recognized as debt discounts for the portion of these notes for which the initial conversion price was determined to be less than the fair value of the Company’s common stock at the time of note issuance totaled $3.07 million. The Company has amortized these beneficial conversion features to interest expense over the terms of the respective notes.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

On December 9, 2018, the Company entered into forbearance agreements for four term notes totaling $2.30 million, which remained outstanding beyond their stated maturity dates and, accordingly, were due on demand. In connection with the forbearance agreements, the maturity date was extended to March 31, 2019, the interest rate increased to 18% and the notes became voluntarily convertible at any time into shares of the Company’s Class A common stock equal to the outstanding principal and unpaid accrued interest divided by the conversion price per share. The Conversion Price is the quotient resulting from dividing the $120.00 million valuation cap established at note issuance by the fully diluted shares outstanding immediately prior to the determination of the conversion price. The Company accounted for these modifications as an extinguishment of the existing notes, and the execution of new convertible notes. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the conversion price of the convertible promissory notes was below the fair value of the Company’s Class A common stock. As such, the Company recorded a beneficial conversion feature of $0.09 million as a debt discount to be amortized to interest expense over the term of the notes.

In January and February 2019, the Company issued $0.23 million in convertible notes. Interest accrued on the outstanding principal balance of these notes at 8% per year, with any outstanding principal and interest due in full at maturity 6 months from the date of issuance. These convertible notes are voluntarily convertible into shares of Class A common stock at the option of the holder or automatically convertible upon a change of control event. The convertible notes are also mandatorily convertible into the shares of capital stock issued in a next equity financing. The conversion price for these convertible notes is the lesser of the price per share paid by the other purchasers of the capital stock sold in the applicable next equity financing or the conversion price determined based upon a $180 million valuation cap.

In January through April 2019, the Company modified the maturity dates to March or April 2019, certain interest rates, certain conversion features, and certain principal amounts for $8.30 million of convertible notes issued in 2018 and $4.4 million of term notes issued in 2018. The modified term notes became voluntarily convertible at any time into shares of the Company’s capital stock equal to the outstanding principal and unpaid accrued interest divided by the conversion price per share. The conversion price for the modified term notes became the quotient resulting from dividing the valuation cap of $80.00 million or $120.00 million by the fully diluted shares outstanding immediately prior to the determination of the conversion price. The Company accounted for all of the modifications as an extinguishment of the existing notes, and execution of new notes. The Company recorded a loss from extinguishment of convertible notes of $5.14 million, which was included in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2019. The convertible notes extinguished were reissued at a substantial premium, based on the fair value of the new convertible notes. The Company considered this premium to be equivalent to a capital contribution and has recorded the $5.32 million premium as additional paid-in capital in the Company’s 2019 consolidated statement of stockholder’s equity. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the effective conversion price for certain convertible promissory notes was below the fair value of the Company’s common stock. As such, the Company recorded a beneficial conversion feature of $0.33 million as a debt discount to be amortized to interest expense over the term of the notes.

On May 6, 2019, in connection with the issuance of the Series A Preferred Stock (Note 8), $19.20 million of the Company’s outstanding convertible notes, $8.71 million of the Company’s term notes and $3.89 million of accrued and unpaid interest, converted into Series A Preferred Stock. The notes converted at the lesser of $0.36 per share or the respective convertible note’s valuation cap divided by the fully diluted shares outstanding. As of the date of the conversion, all discounts related to the initial beneficial conversion features had been fully amortized, and for certain notes, the Company recognized incremental interest expense for contingent beneficial conversion features determined based upon the notes’ ultimate conversion prices. For the year ended December 31, 2019, the Company recorded $1.90 million of interest expense related to beneficial conversion features. Where notes did not convert in accordance with their original terms, the Company recognized a loss on extinguishment of $3.68 million on the consolidated statement of operations for the year ended December 31, 2019. Immediately after this conversion, the Company did not have any convertible notes outstanding.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

In December 2019 the Company issued $5.23 million in new convertible notes. Interest accrues on the outstanding principal balance of the notes at 8%, compounded annually, with any outstanding principal and interest due in full on December 15, 2022. The convertible notes are automatically convertible into the shares of capital stock issued in a next equity financing, of $20.00 million or more, or are voluntarily convertible at maturity into new preferred stock. In the event of a change of control, the convertible notes are automatically either redeemed or converted into shares of Class A common stock, whichever is greater. The conversion price for these convertible notes is $0.4339 or the lesser of the next equity financing or $0.4339. At the issuance date, the Company evaluated the embedded features associated with the convertible promissory notes. Based on the analysis performed, the Company determined that no features required separate accounting. As of December 31, 2019, none of the newly issued convertible promissory notes had been converted. Accrued interest on the notes at December 31, 2019, was $0.09 million. These notes were classified as long-term debt in the Company’s financial statements.

Term Notes—During the year ended December 31, 2018, the Company issued $32.18 million in term notes and made $8.58 million in associated principal payments. As of December 31, 2018, $25.26 million of term notes remained outstanding.

During the year ended December 31, 2019, the Company issued $19.00 million of term notes and made $25.62 million in associated principal payments. In June 2019, the company pre-paid in full a $2.00 million term note outstanding and recorded a $0.36 million loss on extinguishment. As of December 31, 2019, $5.10 million of Term Notes remained outstanding, with maturity dates from September–December 2020.

Line of Credit—In 2017, the Company entered into a Line of Credit Agreement with UBS Bank USA (“UBS”) for borrowings in an amount up to $2.70 million (the “UBS Line of Credit”), with an interest rate that would be determined at the time of a draw. Outstanding draws are limited to and collateralized by the Company’s cash balance. On May 8, 2019, the Company increased its UBS Line of Credit approval to $32.00 million, with an interest rate that would be determined at the time of a draw. In May 2019, the Company utilized $32.00 million under the UBS Line of Credit to improve the Company’s financial position, with an annual interest rate of 3.937%. The Company paid interest on the note monthly and, on September 9, 2019, paid all amounts due on the UBS Line of Credit. During the year ended December 31, 2019 the Company incurred $0.42 million in interest expense related to the UBS Line of Credit.

The expected maturities associated with the Company’s outstanding debt as of December 31, 2019 were as follows (in thousands):

December 31
2020	$5,100
2021	—
2022	5,225
2023	—
2024	—
Thereafter	—
Total	$10,325

Warrants—The Company issued certain of its convertible notes and term notes with detachable warrants for the purchase of shares of the Company’s Class A common stock. The Company utilized a Black-Scholes pricing model to determine the fair value of each warrant, which was recorded as a debt discount to be amortized over the term of the notes. During the years ended December 31, 2019 and 2018, the Company issued warrants valued at $2.57 million and $5.05 million, respectively.

Amortization of the debt discount included in interest expense for the years ended December 31, 2019 and 2018 totaled $3.69 million and $3.05 million.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table presents a summary of activity for the warrants issued in connection with short- term and long-term debt:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price	Contractual	Intrinsic
Warrant Activity and Other Data	Warrants	Per Share	Life	Value
Warrants Outstanding, January 1, 2019	35,887,208	$0.47	9.6	$—
Granted	17,100,651	0.34	—	—
Exercised	(24,793,537)	0.40	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Warrants outstanding, December 31, 2019	28,194,322	$0.46	8.8	$—
Warrants exercisable, December 31, 2019	28,194,322	$0.46	8.8	$—

Under the fair value method, the fair value of each warrant was estimated on the grant date using the Black-Scholes option pricing model and the assumptions in the following table:

Fair Value Assumptions	December 31, 2019
Risk-free interest rate	2.46% and 2.37%
Expected term (in years)	5
Expected volatility	85% and 86%
Dividend yield	0%
Grant date fair value per share	$0.14-$0.18

PREFERRED STOCK

The following table presents a summary of the activity impacting the Company’s issued and outstanding preferred stock during the years ended December 31, 2019 and 2018 (in thousands except share data):

	Series Seed		Series A-1		Series A-2		Series A-3		Series A-4
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance – January 1, 2018	69,555,900	$11,415	—	$—	—	$—	—	$—	—	$—	$11,415
Balance –December 31, 2018	69,555,900	11,415	—	—	—	—	—	—	—	—	11,415
Redemption of Series Seed Preferred Stock	(24,655,118)	(4,046)	—	—	—	—	—	—	—	—	(4,046)
Issuance of Series A Preferred Stock	—	—	137,741,046	49,762	29,691,523	10,727	—	—	—	—	60,489
Conversion of Notes into Series A Preferred Stock	—	—	—	—	25,226,951	9,158	29,161,738	6,351	93,465,679	16,338	31,847
Contingent BCF and Loss on Extinguishment of Convertible Notes	—	—	—	—	—	(67)	—	2,347	—	1,595	3,875
Balance – December 31, 2019	44,900,782	$7,369	137,741,046	$49,762	54,918,474	$19,818	29,161,738	$8,698	93,465,679	$17,933	$103,580

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

In May and June of 2019, the Company closed a Series A Preferred Stock round of financing that included $56.49 million in cash investment, net of the Company’s investment in the joint venture and issuance costs and $31.85 million in converted debt and interest in exchange for an aggregate of 315,286,937 shares of newly authorized Series A-1, Series A-2, Series A-3, and Series A-4 preferred stock. Also, in connection with the Series A Preferred Stock financing, the Company redeemed 35.45% of each Series Seed stockholder’s shares of Series Seed preferred stock issued and outstanding totaling $8.14 million. Each Series Seed stockholder received a payment in cash equal to $0.33 per share. The Series Seed preferred stock was not mandatorily redeemable in advance of the Series A preferred stock sale. In connection with the execution of the Series A Preferred Stock Agreement, the Series Seed stockholders agreed to the redemption. The Company considered amounts paid to the Series Seed stockholders in excess of the carrying amount of the preferred stock to be a return to the Series Seed preferred stockholders, and as a result, the Company recorded a $4.09 million dividend to preferred stockholders in additional paid-in capital in the Company’s consolidated statement of stockholder’s equity.

The Company has determined that its convertible preferred stock is contingently redeemable due to the existence of deemed liquidation provisions, not certain to occur, contained in its certificate of incorporation. The holders of the preferred stock, control more than 50% of the voting interest in the Company when aggregated with their common ownership, therefore the Company classifies its preferred stock outside of permanent equity.

Series Seed Preferred Stock

Dividend Rights—Each Series Seed preferred stock share represents an interest in the Company. At the discretion of the Board of Directors, holders of the Series Seed preferred stock are entitled to receive annual dividends, if declared, at a rate of $0.01797 per share on each outstanding share. Dividends are not cumulative and, as of December 31, 2019, no dividends had been declared by the Board of Directors.

Redemption Rights—In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series Seed preferred stock are entitled to a liquidation preference, prior to distributions to any class of common stockholders, of $0.22466 per share, plus any declared but unpaid dividends on such shares. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem the outstanding shares of all classes of preferred stock at their liquidation preference, then the Company will distribute all available assets ratably among the holders of Preferred Stock in proportion to the preferential amount each holder is otherwise entitled to receive.

Conversion Rights—Each share of Series Seed preferred stock can be voluntarily converted into shares of Class A common stock at any time. All outstanding shares of Series Seed preferred stock will automatically convert into Class A common stock in the event of an initial public offering, which can include a reverse recapitalization transaction, or through a majority vote of all outstanding preferred stockholders, voting together as a single class on an as-converted basis. Each share of Series Seed will convert into the number of shares of Class A common stock determined by dividing the original issuance price by the conversion price. The Series Seed conversion price is $0.22466 per share. This conversion price is subject to adjustment upon issuances of additional shares of common stock, if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of the additional shares.

Voting Rights—Holders of the Series Seed preferred stock shall vote as part of the total voting power and are entitled to a number of votes equal to the number of shares of Class A common stock into which such shares could be converted.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Series A Preferred Stock

On May 6, 2019 and June 3, 2019, the Company sold the following shares of Series A Preferred Stock for total proceeds of $92.63 million, inclusive of the conversion of $31.85 million of outstanding notes payable (in thousands except share and per share data):

	Price	Shares	Total
Series	per Share	Issued	Proceeds
A-1	$0.36	137,741,046	$50,000
A-2	0.36	54,918,474	19,936
A-3	0.22	29,161,738	6,351
A-4	0.17	93,465,679	16,338
Total		315,286,937	$92,625

The Company incurred $0.29 million of equity issuance costs in connection with the sale of the Series A Preferred Stock, which the Company accounted for as a reduction of proceeds from the offering.

Dividend Rights—Each Series A preferred stock share represents an interest in the Company. The holders of the Series A preferred stock are entitled to receive annual dividends per share on each outstanding share if dividends are declared by the board of directors. The dividend rate per share for the Series A-1, A-2, A-3 and A-4 preferred stock is $0.02904, $0.02904, $0.1742, and $0.01398, respectively. Dividends are not cumulative and, as of December 31, 2019, no dividends had been declared by the Board of Directors.

Redemption Rights—In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A preferred stock are entitled to a per share liquidation preference, plus any declared but unpaid dividends on such shares, prior to distributions to any class of common stockholders. The liquidation preference for the Series A-1, A-2, A-3, and A-4 preferred stock is $0.3630, $0.3630, $0.2178, and $0.1748, respectively. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem the outstanding shares of all classes of preferred stock at their liquidation preference, then the Company will distribute all available assets ratably among the holders of Preferred Stock in proportion to the preferential amount each holder is otherwise entitled to receive.

Conversion Rights—Each share of Series A preferred stock can be voluntarily converted into shares of Class A common stock at any time. All outstanding shares of Series A preferred stock will automatically convert into Class A common stock in the event of an initial public offering, which can include a reverse recapitalization transaction, or through a majority vote of all outstanding preferred stockholders, voting together as a single class on an as-converted basis. Each share of Series A preferred share will convert into the number of shares of Class A common stock determined by dividing the original issuance price by the conversion price. The initial Series A-1, A-2, A-3, and A-4 conversion prices are $0.3630, $0.3630, $0.2178, and $0.1748 per share, respectively. These conversion prices are subject to adjustment upon issuances of additional shares of common stock, if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of the additional shares.

Voting Rights—Holders of the Series A preferred stock shall vote as part of the total voting power and are entitled to a number of votes equal to the number of shares of Class A common stock into which such shares could be converted. The holders Series A-1 preferred stock select two of nine members of the Board of Directors.

8. 2016 STOCK PLAN

In October 2016, the Company adopted the 2016 Stock Plan (the “Plan”), as amended in February 2017. The Plan authorizes a maximum of 56,576,658 shares of Class A common stock and 8,590,706 shares of Class B common stock for issuance to officers, directors, employees and consultants of the Company. The Plan also allows for the issuance of both incentive stock option and nonqualified stock options.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

In October 2016, the Company entered into a Restricted Stock Purchase Agreement with individuals and issued shares of Class B common stock which vest over 3 years from the issuance date. During 2019, the Company recognized $0.04 million of stock-based compensation expense related to the vesting of 743,333 shares. Once vested, each Class B common stock share entitles the holder to 10 votes, and each share is convertible into one share of Class A common stock at the option of the holder. As of December 31, 2019, all of the Class B common stock issued under the Restricted Stock Purchase Agreement had either vested or been cancelled and, accordingly, the restrictions have been removed.

The following table presents the activity related to issued and outstanding restricted Class B shares for the years ended December 31, 2018 and 2019:

Number of
Restricted
Class B
Shares
Outstanding restricted shares, January 1, 2018	4,120,837
Cancelled	(1,438,336)
Shares vested	(1,897,500)
Outstanding restricted shares, December 31, 2018	785,001
Cancelled	(41,668)
Shares vested	(743,333)
Outstanding restricted shares, December 31, 2019	—

During 2019, the Company issued stock options to purchase a total of 14,503,648 shares of the Company’s Class A common stock. This included 9,625,830 incentive stock options granted to employees and 4,877,818 nonqualified stock options granted to employees, directors, and consultants. Generally, the Company’s stock options vest over three years, with either one third of the options vesting at the one-year anniversary and 1/36 of the options vesting each month thereafter or 1/36 of the options vesting each month. All stock options expire after 10 years from the grant date. Vesting ceases when the employment or consulting relationship ends.

The following table summarizes the Company’s stock option activity:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding Options, January 1, 2018	41,154,437	$0.50	9.5	$—
Granted	8,449,945	0.74
Exercised	(264,923)	0.50		—
Cancelled	(10,832,599)	0.50
Outstanding Options, December 31, 2018	38,506,860	$0.54	8.7	$—
Exercisable and vested, December 31, 2018	24,739,945	$0.52	8.5	$—

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding Options, January 1, 2019	38,506,860	$0.54	8.7	$—
Granted	14,503,648	0.32
Exercised	(77,846)	0.53		—
Cancelled	(11,110,562)	0.52
Outstanding Options, December 31, 2019	41,822,100	$0.48	8.5	$—
Exercisable and vested, December 31, 2019	29,210,485	$0.52	8.2	$—

The Company uses the fair value method in recognizing stock-based compensation expense. Under the fair value method, the fair value of each stock option award was estimated on the grant date using the Black-Scholes option pricing model and the assumptions in the following table:

Fair Value Assumptions	2019	2018
Risk-free interest rate	1.95% and 2.28%	1.90% and 2.59%
Expected term (in years)	6.5	6.5
Expected volatility	71% and 87%	65% and 83%
Dividend yield	0%	0%
Grant date fair value per share	$0.17 and $0.19	$0.21 and $0.28

During the year ended December 31, 2019, the Company recognized a total of $1.57 million of stock- based compensation expense related to the vesting of stock options. This included $0.41 million in stock-based compensation for incentive stock options and $1.12 million in stock-based compensation for nonqualified stock options. As of December 31, 2019, the Company had a total of $1.24 million in unrecorded compensation expense related to 12,612,256 unvested shares.

The following table summarizes our stock-based compensation expense by line item for the years ended December 31, 2019 and 2018, in the consolidated statements of operations (in thousands):

	2019	2018
Cost of sales	$218	$25
Selling, general, and administrative	1,348	2,923
Total	$1,566	$2,948

From 2015 through 2018, the Company issued Warrants for the purchase of shares of the Company’s Class A common stock in exchange for historical and upcoming services provided to the Company. The Company utilized a Black-Scholes pricing model to determine the fair value of each warrant, which was recorded as compensation expense immediately, as the Warrants were immediately exercisable. There was no expense for Warrants related to services provided for the year ended December 31, 2019.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table presents a summary of activity for the warrants issued for services provided:

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price	Contractual	Intrinsic
	Warrants	per Share	Life (Years)	Value
Warrant activity and other data:
Warrants outstanding, January 1, 2019	16,531,184	$0.37	8.8	$—
Granted	—	—
Exercised	7,631,046	0.23		—
Forfeited	—	—
Expired	—	—
Warrants outstanding, December 31, 2019	8,900,138	$0.48	7.8	$—
Warrants outstanding exercisable, December 31, 2019	8,900,138	$0.48	7.8	$—

10.INCOME TAXES

The Company’s provision for income taxes was as follows for the years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Current:
Federal	$—	$—
State	1	1
Total current	1	1

Total deferred	—	—
Total provision for income taxes	$1	$1

The following table presents the reconciliation of the federal statutory rate to the effective tax rate as of December 31, 2019 and 2018:

	Year Ended December 31
	2019	2018
Federal statutory rate	21.0%	21.0%
State statutory rate, net of federal tax benefit	4.4	5.7
Tax credits	3.6	5.2
Stock-based compensation	(0.2)	(0.2)
Valuation allowance adjustments	(22.9)	(28.4)
Interest expense on converted debt	(3.9)	(2.2)
Loss on extinguishment on converted debt	(1.0)	(0.9)
Loss from joint venture	(0.6)	—
Others	(0.4)	(0.2)
Effective tax rate	—%	—%

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table presents the principal components of deferred tax assets and liabilities as of December 31, 2019 and 2018 (in thousands):

	Year Ended December 31
	2019	2018
Deferred tax asset:
Accrued expense	$1,975	$2,387
Stock-based compensation	667	348
Tax credits	8,191	6,287
Net operating loss carryforwards	34,419	24,083
Total deferred tax asset	45,252	33,105
Deferred tax liability:
Property, plant and equipment	(465)	(230)
Total deferred tax liability	(465)	(230)
Net deferred tax asset	44,787	32,875
Valuation allowance	(44,787)	(32,875)
Net deferred tax liability	$—	$—

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax-basis amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all the deferred tax assets will be realized. The realization of deferred tax assets may be dependent on the Company’s ability to generate sufficient income in future years in the associated jurisdiction to which the deferred tax asset relates. As of December 31, 2019, and 2018, the Company recorded a valuation allowance of $44.79 million and $32.88 million, respectively, against the deferred tax asset balance as realization was uncertain.

The Company recognizes interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the years ended December 31, 2019 and 2018.

As of December 31, 2019, and 2018, the Company had federal net operating loss carryforwards of $123.48 million and $86.58 million and state net operating loss carryforwards of $121.54 million and $84.49 million, respectively, which will begin to expire in 2036 and are subject to certain limitations.

11.INFORMATION ON BUSINESS SEGMENTS

The Company has two operating segments, which are also reportable segments. Our reportable segments are presented based on how information is used by our Chief Operating Decision Maker (“CODM”), which is collectively a senior leadership team consisting of two individuals, to measure performance and allocate resources. These reportable segments are Romeo Power North America and Joint Venture Support. The activities of our Romeo Power North America reportable segment include the research, design, development, and manufacture of electrical power systems for commercial vehicles (Class 6-8: trucks and buses) in the North American market. Our Joint Venture Support reportable segment provides design, research and development, and other engineering related services exclusively to the Joint Venture.

The Company commenced providing services to the joint venture on the formation date of June 28, 2019, and as a result, our 2019 results include services rendered to the Joint Venture from the June 28, 2019 joint venture formation date through December 31, 2019. The CODM evaluates and monitors segment performance primarily based upon segment sales and gross profit. Asset information has not been separately disclosed for the segments, as this information is not regularly reported to CODM for purposes of allocation of resources to the Company’s segment or assessing segment performance.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Net sales and gross profit from each of our reportable segments are as follows (in thousands):

	Year Ended December 31
	2019	2018
Net sales:
Romeo Power North America	$6,512	$3,064
Joint Venture Support	1,976	—
Total net sales	$8,488	$3,064
Gross profit (loss):
Romeo Power North America	$(9,068)	$(9,731)
Joint Venture Support	319	—
Total business segment gross profit (loss)	$(8,749)	$(9,731)

All of the Company’s sales (based on location of customer) and long-lived assets were within North America for the years ended December 31, 2019 and 2018.

12.TRANSACTIONS WITH RELATED PARTIES

Notes Receivable from Stockholders—The Company has notes receivable outstanding to certain stockholders related to the Special Tax 83(b) election for restricted stock issuances. The notes originated on December 30, 2016 and $0.05 million remain outstanding as of December 31, 2019 and 2018.

During the year ended December 31, 2019, the Company allowed two stockholders to exercise outstanding Warrants in exchange for notes receivable as presented below (in thousands):

	Principal
	Amount	Maturity Date
Stockholder 1	$4,562	July 7, 2022
Stockholder 2	4,561	August 19, 2022
Total	$9,123

Each loan accrues interest at 2% and is due and payable, including all accrued and unpaid interest, at maturity. Amounts due under these arrangements become immediately due and payable in the event of the closing of a firm commitment underwritten public offering or certain capital transactions that are considered a liquidation transaction. In April 2020, the Company’s Board of Directors agreed to cancel $1.79 million of the $9.12 million stockholder note receivable, in the event of a sale of the Company or an initial public offering.

As of December 31, 2019, the principal balance of the notes receivable from stockholders remains outstanding. The Company has not accrued interest income related to the notes receivable from stockholders.

Transactions with Employees—The Company had the following Convertible and Term Notes outstanding with employees (in thousands):

	December 31,
	2019	2018
Convertible notes	$—	$1,500
Term notes	100	5,734
Total	$100	$7,234

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

During the year ended December 31, 2018, the Company borrowed $9.23 million from the Company’s CEO and CFO through a series of notes. During the year ended December 31, 2018, the Company repaid $7.45 million to the CEO, including $3.95 million of notes that were outstanding at December 31, 2017. As of December 31, 2018, $7.23 million of the notes remained outstanding.

In May 2019, the Company’s CEO purchased 18,672,239 shares of the Company’s Series A-2 Preferred Stock in connection with the Series A Financing (Note 8) at a price per share equal to the fair value of the stock issued. Additionally, the Company’s CEO and CFO converted $1.51 million in Convertible and Term Notes into the Company’s Series A-4 and A-2 Preferred Stock, respectively, in connection with the Series A Financing at a price per share equal to the conversion price at that date. During the year ended December 31, 2019 the Company borrowed an additional $5.24 million from the Company’s CEO and CFO through a series of notes and re-paid $10.86 million in aggregate indebtedness to the CEO and CFO.

In the first fiscal quarter of 2020, the Company issued term notes to the CEO totaling $0.75 million with a 1-year term that incurs interest equal to the Applicable Federal Rate (“AFR”) at the date of issuance.

Transactions with Directors—The Company had the following Convertible and Term Notes outstanding with Directors (in thousands):

	December 31,
	2019	2018
Convertible notes	$3,000	$—
Term notes	—	1,500
Total	$3,000	$3,000

As of December 31, 2019 the convertible notes were included in long-term debt – net of current portion.  As of December 31, 2018 the term notes were included in current maturities of long-term debt.

Short-term and Long-term Debt with Stockholders—The Company had the following Convertible and Term Notes outstanding with beneficial owners who own greater than 5% of the Company (in thousands):

	December 31,
	2019	2018

Convertible notes*	$2,000	$10,600
Term notes*	100	5,724
Total	$2,100	$16,324

* Includes amounts due to the Company’s CEO

As of December 31, 2019, $0.1 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties and $2.00 million were included in long-term debt – net of current potion.  As of December 31, 2018, $5.72 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties, $1.50 million were included in long-term debt to related parties – net of current portion, and $9.10 million were included in long-term debt – net of current portion.

Liquidity Bonus Agreement—In February 2017, the Company entered into a Liquidity Bonus Agreement with an executive. The agreement provided the executive with a liquidity bonus upon the first to occur of a qualifying initial public offering or the closing of a change in control transaction (together a “Liquidity Event”). The liquidity bonus was to be determined based on the proceeds of such a Liquidity Event. During the year ended December 31, 2019 the executive voluntarily terminated his employment and the agreement was automatically terminated per its terms and conditions.

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Transactions with the Joint Venture—In May 2019, BorgWarner, in connection with the Company’s investment in the Joint Venture, participated in the Company’s Series A Preferred Stock financing. BorgWarner contributed $50.00 million in exchange for 137,741,046 shares of Series A-1 Preferred Stock. BorgWarner’s interest in the Company represents approximately 20% ownership on an as converted, fully diluted basis In connection with the Series A investment, BorgWarner was given an anti-dilution right through May 2022, enabling BorgWarner to maintain beneficial ownership of 20% on an as converted, fully diluted basis.

In connection with the Company’s investment in its Joint Venture formed on June 28, 2019 (Note 2), the Company has entered into a services agreement to provide various professional services to the Joint Venture. Revenue earned for services rendered through December 31, 2019 was $1.98 million of which all amounts have been collected as of December 31, 2019.

13.COMMITMENTS AND CONTINGENCIES

Litigation— The Company is subject to certain claims and legal matters that arise in the normal course of business. Management does not expect any such claims and legal actions to have a material adverse effect on the Company’s financial position, results of operations or liquidity, except the following:

A shareholder purchased shares of the Company’s common stock through a group of related entities during 2017, at a time when the Company was heavily focused on developing its stationary energy storage business in parallel with its commercial vehicle battery platform.  The Company completed its Series A preferred raise in May 2019 at a price per share that was lower than the purchase price paid by the shareholder for its common stock in 2017.  During this time, the Company also paused its stationary energy storage business in order to focus its resources on scaling production of its commercial vehicle batteries, which was not the intention of the Company during 2017.  This shareholder subsequently claimed that he and his related entities overpaid for the Company’s common stock during 2017 and that the subsequent course of action of the Company was not in line with the 2017 projections.   In order to settle the shareholder’s claim, during November 2019, the Company entered into a confidential settlement agreement with the shareholder to resolve the dispute. As a result of the settlement agreement, the Company rescinded the share purchase transaction and made a cash payment to the former shareholder. The amount paid in excess of the estimated fair value of the shares that were rescinded resulted in the recognition of $4.59 million of settlement expense, which is reported as Legal settlement expense on the condensed consolidated statement of operations.

A police officer was injured as a result of an automobile accident resulting from an intoxicated Company employee driving following his departure from a 2017 company holiday party that occurred after hours and not on the Company’s premises.  The Company terminated the employee’s employment shortly after the incident occurred.  This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, LA County (LA)), for which the Company is a named defendant.  In July 2020, the Company settled this matter in principle and agreed to pay a settlement of $6.0 million. The Company’s business and umbrella insurance carriers have agreed to cover the cost of damages owed. As a result, for the years ended December 31, 2019 and 2018, the Company has accrued $6.0 million in legal settlement expense reflected as legal settlement payable and has recorded an insurance receivable for $6.0 million reflected as an insurance receivable in the condensed consolidated balance sheets.

14.MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2019, two customers accounted for approximately 74% of total revenue and the Joint Venture engineering services revenue accounted for 23% of total revenue. Of the two customers for the year ended December 31, 2019, one customer accounted for approximately 59% and the second customer accounted for 15%. For the year ended December 31, 2018, four customers accounted for 78% of revenue. As it relates to the four customers for the year ended December 31, 2018, the total percentage of revenue for each customer was 33%, 17%, 16%, and 12%.

As of December 31, 2019, four customers accounted for approximately 98% of accounts receivable. As it relates to the four customers as of December 31, 2019, the total percentage of accounts receivable for each customer was 34%, 22%, 21%, and 21%. As

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

of December 31, 2018, three customers accounted for 88% of accounts receivable. As it relates to the three customers as of December 31, 2018, the total percentage of accounts receivable for each customer was 39%, 37%, and 12%.

The major customers identified are included in the Romeo Power North America operating segment, and the JV shared services amounts are included in the Joint Venture Support operating segment.

15.SUBSEQUENT EVENTS

Management has evaluated subsequent events that have occurred through October 15, 2020, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the year ended December 31, 2019, except as disclosed below.

In the first fiscal quarter of 2020, the Company issued term notes to the CEO totaling $0.75 million with a 1-year term that incurs interest equal to the Applicable Federal Rate (“AFR”) at the date of issuance.

In March 2020, the Company issued term notes totaling $3.0 million, including a $2.0 million term note to the Joint Venture, with a 1-year term that incur interest equal to the AFR.

In the first fiscal quarter of 2020, the Company issued $1.9 million in convertible notes that incur interest at 8% per year. These notes mature one to three years from date of issuance and convert at a price of $0.4339 (or the sale price of the next round of financing if lower).

In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The Company’s manufacturing operations have remained open and producing through the issuance date of these financial statements. As a result of COVID-19, the Company faces risks to raising necessary capital, which could significantly disrupt our business. To help mitigate those risks and support the Company’s ongoing operations, on June 4, 2020, the Company received loan proceeds in the amount of $3.30 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses. The loans and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. Any unforgiven portion of the PPP loan would be payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company currently believes that its use of the loan proceeds through the issuance date of these financial statements has been in compliance with the conditions for forgiveness of the loan and are expected to continue as such through the remainder of the forgiveness period. The Company plans to apply for forgiveness of the loan following the covered period of the loan.

In the first fiscal quarter of 2020, the Company issued 2,367,120 shares of Class A Common Stock. The Company issued the Class A Common Stock at a purchase price $0.4339 per share, for a total raise of $1.03 million. In the second fiscal quarter of 2020, the Company closed a round of financing that included the issuance of 32,000,000 shares of newly authorized Series A-5 preferred stock with terms that are consistent with the previous rounds of preferred stock financing. The Company issued Series A- 5 Preferred shares at a purchase price of $0.1250 per share, for a total raise of $4.00 million. All funding was received by May 4, 2020.

On July 21, 2020, the Company entered into a non-binding letter of intent (the “LOI”) among the Company and RMG Acquisition Corp. (“RMG”), an entity listed on the New York Stock Exchange (“NYSE”) under the trade symbol RMG.U, that outlined RMG’s intentions with respect to a potential business combination transaction (the “Transaction”) involving the Company. The effect of the Transaction would be to publicly list the Company on the NYSE.

In August and September 2020, the Company awarded stock options to employees, executive officers and non-employees to purchase up to 49,946,178 shares of common stock at an exercise price of either $0.81 per share or $0.74 per share.  Vesting for 39,067,678 of the awarded options is subject to the consummation of a liquidity transaction, which would include the transaction

ROMEO SYSTEMS, INC.

(dba Romeo Power Technology)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

contemplated by the Merger Agreement entered into by the Company on October 5, 2020.  The remaining options generally vest over a three year period.

On October 2, 2020, the Company entered into a Battery Recycling Agreement among the Company and Heritage Battery Recycling, LLC (“HBR”), an affiliate of Heritage Environmental Services, Inc.  In the event that the Company receives at least $200 million in net proceeds from the Business Combination with RMG and the issuance of 15 million shares of RMG’s Class A common stock to private placement investors in accordance with subscription agreements condition upon the Business Combination, Romeo will pay $35 million to HBR and will fund 30% of any operating shortfall for the duration of the agreement with HBR, in exchange for the right to receive 30% of the profit generated by HBR’s battery recycling system.  The Company has also agreed to fund up to $10 million for a pilot that, if successful, could lead to the purchase by HBR’s affiliate of commercial vehicles through Romeo.  The Battery Recycling Agreement establishes a ten-year strategic partnership with Heritage Environmental Services for the collection of the Company’s battery packs for recycling.  The strategic partnership is expected to create a system for battery recycling and reuse of all Company-produced lithium-ion batteries.

On October 5, 2020, RMG, RMG Merger Sub (“Merger Sub”), and Romeo entered into a merger agreement (“Merger Agreement”) pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo.  Upon consummation of the Business Combination, the newly formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG.  In addition, RMG, as the issuer of the publicly traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc.  Consideration for the Transaction will consist of shares of RMG’s Class A common stock issued in exchange for all outstanding shares of Romeo’s Class A common stock.  Pursuant to the Merger Agreement, the aggregate consideration to be paid upon consummation of the Business Combination is $900 million, adjusted for Romeo’s closing date cash and indebtedness.  In connection with the Business Combination, all issued and outstanding warrants and stock options for the purchase of shares of Romeo’s common stock, will be exchanged for warrants and stock options for the purchase of common stock of the Combined Company.

On October 5, 2020, concurrent with the execution of the Merger Agreement, RMG entered into Subscription Agreements with Subscription Investors that have agreed to purchase shares of RMG’s Class A common stock in connection with the Business Combination.  Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and RMG agreed to issue and sell to such Subscription Investors, an aggregate of 15,000,000 shares of Class A common stock for a purchase price of $10.00 per share, or an aggregate of approximately $150 million in gross cash proceeds (the “Private Placement”). The closing of the Private Placement will occur immediately prior to the closing of the Business Combination and is conditioned thereon and on other customary closing conditions.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

October 5, 2020

by and among

RMG ACQUISITION CORP.,

RMG MERGER SUB, INC.,

and

ROMEO SYSTEMS, INC.

[Note: This Annex A reflects the amendments included in Amendment to the Merger Agreement, dated as of November 18, 2020, to (i) clarify that a cash amount be payable to Romeo stockholders and Romeo convertible noteholders in respect of fractional shares of RMG common stock that would otherwise be issued in connection with the conversions from Romeo common stock, Romeo preferred stock or Romeo convertible notes to RMG common stock, if applicable, (ii) clarify that RMG needs a simple majority (instead of 65%, as reflected in the Merger Agreement at signing) of its stockholders to approve the proposal to amend its charter to reflect the amended and restated charter of RMG attached to the Merger Agreement and (iii) amend the Stockholders’ Agreement attached as an exhibit to the Merger Agreement to (a) increase the board size from seven to nine and (b) provide Republic with the right to designate one member of the board so long as it maintains beneficial ownership of 1,500,000 shares of RMG common stock.]

Annex A-1

Annex A-2

4.12 Contracts; No Defaults	A-36
4.13 Company Benefit Plans	A-39
4.14 Labor Matters	A-41
4.15 Taxes	A-42
4.16 Brokers’ Fees	A-44
4.17 Insurance	A-44
4.18 Real Property; Assets	A-45
4.19 Environmental Matters	A-46
4.20 Absence of Changes	A-47
4.21 Affiliate Agreements	A-47
4.22 Internal Controls	A-48
4.23 Permits	A-48
4.24 Customers and Suppliers	A-48
4.25 Proxy Statement/Prospectus	A-48
4.26 No Additional Representations and Warranties	A-49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB	A-49

5.01 Corporate Organization	A-49
5.02 Due Authorization	A-50
5.03 No Conflict	A-51
5.04 Litigation and Proceedings	A-51
5.05 Governmental Authorities; Consents	A-51
5.06 Financial Ability; Trust Account	A-52
5.07 Brokers’ Fees	A-53
5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	A-54
5.09 Business Activities; Absence of Changes	A-55
5.10 Form S-4 and Proxy Statement/Prospectus	A-56
5.11 No Outside Reliance	A-56
5.12 Tax Matters	A-57
5.13 Capitalization	A-59
5.14 NYSE Stock Market Quotation	A-60

ARTICLE VI COVENANTS OF THE COMPANY	A-60

6.01 Conduct of Business	A-60
6.02 Inspection	A-64
6.03 HSR Act and Regulatory Approvals	A-64
6.04 Termination of Certain Agreements	A-64
6.05 No Acquiror Stock Transactions	A-64
6.06 No Claim Against the Trust Account	A-65
6.07 Proxy Solicitation; Other Actions	A-65
6.08 Amendment to Company Certificate of Incorporation	A-66
6.09 Exercise of Rights under the IRA	A-66

Annex A-3

ARTICLE VII COVENANTS OF ACQUIROR AND MERGER SUB	A-66

7.01 HSR Act and Regulatory Approvals	A-66
7.02 Indemnification and Insurance	A-67
7.03 Conduct of Acquiror During the Interim Period	A-68
7.04 Trust Account and Other Closing Payments	A-70
7.05 Director and Officer Appointments	A-70
7.06 Inspection	A-70
7.07 Stock Exchange Listing	A-70
7.08 Acquiror Public Filings	A-71
7.09 PIPE Investment	A-71
7.10 Incentive Equity Plan	A-71
7.11 Employee Matters	A-71
7.12 Amendments to Acquiror Organizational Documents	A-73
7.13 Section 16 Matters	A-73

ARTICLE VIII JOINT COVENANTS	A-73

8.01 Support of Transaction	A-73
8.02 Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Stockholders’ Written Consent	A-74
8.03 Company Exclusivity	A-76
8.04 Acquiror Exclusivity	A-77
8.05 Tax Matters	A-79
8.06 Confidentiality; Publicity	A-80
8.07 R&W Insurance Policy	A-80
8.08 Post-Closing Cooperation; Further Assurances	A-80

ARTICLE IX CONDITIONS TO OBLIGATIONS	A-80

9.01 Conditions to Obligations of All Parties	A-80
9.02 Conditions to Obligations of Acquiror and Merger Sub	A-81
9.03 Conditions to the Obligations of the Company	A-82

ARTICLE X TERMINATION/EFFECTIVENESS	A-83

10.01 Termination	A-83
10.02 Effect of Termination	A-84

ARTICLE XI MISCELLANEOUS	A-84

11.01 Waiver	A-84
11.02 Notices	A-85
11.03 Assignment	A-85
11.04 Rights of Third Parties	A-86
11.05 Expenses	A-86
11.06 Governing Law	A-86
11.07 Captions; Counterparts	A-86
11.08 Schedules and Exhibits	A-86
11.09 Entire Agreement	A-87
11.10 Amendments	A-87
11.11 Publicity	A-87
11.12 Severability	A-87
11.13 Jurisdiction; WAIVER OF TRIAL BY JURY	A-87
11.14 Enforcement	A-88
11.15 Non-Recourse	A-88
11.16 Nonsurvival of Representations, Warranties and Covenants	A-88
11.17 Acknowledgements	A-89

Annex A-4

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Stockholders’ Agreement

Exhibit C – Form of Certificate of Merger

Exhibit D – Form of Support Agreement

Exhibit E-1 – Form of Second Amended and Restated Certificate of Incorporation of Acquiror

Exhibit E-2 – Form of Amended and Restated Bylaws of Acquiror

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 5, 2020, is entered into by and among RMG Acquisition Corp., a Delaware corporation (“Acquiror”), RMG Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Romeo Systems, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly-formed, wholly-owned, direct Subsidiary of Acquiror and was formed solely for purposes of the Merger;

WHEREAS, the parties hereto desire that, subject to the terms and conditions hereof, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Merger, the Company Stockholders shall receive Per Share Merger Consideration on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, in connection with the Transactions, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Registration Rights Agreement at the Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Stockholders’ Agreement at the Closing in the form attached hereto as Exhibit B (the “Stockholders’ Agreement”);

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, Acquiror, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Common Stock at a purchase price of $10.00 per share in a private placement or placements to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”); and

Annex A-5

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code, as amended (the “Code”), and Treasury Regulations promulgated thereunder and (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01       Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Bylaws” has the meaning specified in Section 7.12.

“Acquiror A&R Certificate of Incorporation” has the meaning specified in Section 7.12.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 5.02.

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Intervening Event” means any Effect that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Acquiror Board as of the date of this Agreement and (b) which Effect becomes known to or by the Acquiror Board prior to obtaining the Acquiror Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Intervening Event”: (i) any Effect relating to the Company that would not reasonably be expected to have a material and adverse effect on the business, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole; (ii) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (iii) any actions taken pursuant to this Agreement; and (iv) any changes in the price of Acquiror Stock.

Annex A-6

“Acquiror Meeting” means the annual general meeting or special meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Acquiror Organizational Documents” means Acquiror’s amended and restated certificate of incorporation and bylaws as in effect on the date of this Agreement.

“Acquiror Pre-Transaction Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Pre-Transaction Sponsor Stock” means Acquiror’s Class B common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and Merger Sub.

“Acquiror Stock” means Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock.

“Acquiror Stockholder” means a holder of Acquiror Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Pre-Transaction Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Stock per warrant, issued pursuant to the terms of the Warrant Agreement.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Acquiror) relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any purchase of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or any of its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any sale of assets involving the Company or any of its Subsidiaries, in each case, comprising more than fifteen percent (15%) of (i) the equity securities or assets of the Company or (ii) the equity securities or assets of the Company and/or its Subsidiaries that account for more than fifteen percent (15%) of the annual revenues of the Company and its Subsidiaries on a consolidated basis or (b) any merger involving the Company or any of its Subsidiaries.

Annex A-7

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.21.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Schedule 4.06(f).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Approved Stock Exchange” means the Nasdaq, the NYSE or any other national securities exchange that may be agreed upon by the parties hereto.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (b) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 8.04(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate” has the meaning specified in Section 3.03(a).

“Certificate of Merger” has the meaning specified in Section 2.01.

“CGCL” means the California General Corporations Law.

Annex A-8

“Change in Acquiror Board Recommendation” has the meaning specified in Section 8.04(b).

“Change in Company Board Recommendation” has the meaning specified in Section 8.03(c).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Date Cash” has the meaning specified in Section 3.08(a).

“Closing Date Company Certificate” has the meaning specified in Section 3.08(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.08(a).

“Code” has the meaning specified in the Recitals hereto.

“Commercial Contract” has the meaning specified in Section 4.15(l).

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 4.03(b).

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries, less an amount of cash necessary to cover all outstanding checks and wire transfers determined on a consolidated basis in accordance with GAAP.

“Company Charter Amendment” has the meaning specified in Section 6.08.

“Company Common Stock” means, collectively, (i) the Company’s Class A Common Stock, par value $0.00001 per share (the “Company Class A Common Stock”), and (ii) the Company’s Class B Common Stock, par value $0.00001 per share.

“Company Convertible Note Conversion Shares” means the total number of shares of Company Common Stock that would be issuable to the Company Convertible Noteholders if all principal and accrued and unpaid interest on the Company Convertible Notes as of the Effective Time were converted into shares of the Company’s Class A Common Stock immediately prior to the Effective Time at a price per share equal to $0.4339 (as adjusted for stock splits, stock dividends and the like).

Annex A-9

“Company Convertible Noteholders” means the holders of the Company Convertible Notes.

“Company Convertible Notes” means all notes issued and outstanding by the Company or any of its Subsidiaries that are convertible by their terms into shares of the Company’s capital stock.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intervening Event” means any Effect (including a Superior Proposal) that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Company Board as of the date of this Agreement and (b) which Effect becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Intervening Event”: (i) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (ii) any actions taken pursuant to this Agreement; and (iii) any changes in the price of Acquiror Stock.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (x) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of immediately prior to the Effective Time (with each share of Company Preferred Stock being deemed to convert as of immediately prior to the Effective Time into shares of Company Class A Common Stock at a rate of 1.152 per share of the Company’s Series A-1 Preferred Stock, 1.029 per share of the Company’s Series A-2 Preferred Stock, 1.019 per share of the Company’s Series A-3 Preferred Stock, 1.012 per share of the Company’s Series A-4 Preferred Stock, 1.0 per share of the Company’s Series A-5 Preferred Stock, and 1.018 per share of the Company’s Series Seed Preferred Stock (subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time)), and (y) the number of shares of Company Class A Common Stock subject to unexpired, issued and outstanding Company Options and Company Warrants (whether or not vested as of the Effective Time). For the avoidance of doubt, “Company Outstanding Shares” does not include the Company Convertible Note Conversion Shares.

“Company Preferred Stock” means, collectively, (i) the Company’s Series Seed Preferred Stock, par value $0.00001 per share, (ii) the Company’s Series A-1 Preferred Stock, par value $0.00001 per share, (iii) the Company’s Series A-2 Preferred Stock, par value $0.00001 per share, (iv) the Company’s Series A-3 Preferred Stock, par value $0.00001 per share, (v) the Company’s Series A-4 Preferred Stock, par value $0.00001 per share, and (vi) the Company’s Series A-5 Preferred Stock, par value $0.00001 per share.

Annex A-10

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of shares of Company Stock.

“Company Stockholder Approval” has the meaning specified in Section 4.03(a).

“Company Warrant” means a warrant to purchase shares of Company Class A Common Stock (which for the avoidance of doubt is not a Company Option).

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Continuation Period” has the meaning specified in Section 7.11(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“Covered Employee” has the meaning specified in Section 7.11(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 8.02(c).

“Dissenting Shares” has the meaning specified in Section 3.09(a).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

Annex A-11

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration divided by (b) the sum of the Company Outstanding Shares and the Company Convertible Note Conversion Shares.

“Exchanged Option” has the meaning specified in Section 3.06.

“Exchanged Warrant” has the meaning specified in Section 3.06.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of the foregoing transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the Acquiror Common Stock, Exchanged Options and Exchanged Warrants to be issued in connection with the Merger.

“Fraud” means, with respect to the Company or Acquiror, an actual and intentional fraud solely and exclusively with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of the Company or Acquiror shall only be deemed to exist if any of the individuals identified in Section 1.03 (as applicable) had actual knowledge that any of the representations or warranties made by the Company or Acquiror pursuant to, in the case of the Company, Article IV (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.02(c), or in the case of Acquiror, Article V (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.03(j), were actually breached when made, with the intention that the other party to this Agreement rely thereon to its detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by- products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

Annex A-12

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations to pay the deferred purchase price for property or services which have been delivered or performed, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) the principal and interest components of capitalized lease obligations under GAAP, (f) obligations under any Financial Derivative/Hedging Arrangement, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, (ii) any obligations from the Company to one of its wholly-owned Subsidiaries, (iii) outstanding principal and accrued but unpaid interest due on the Company Convertible Notes that will convert to Company Class A Common Stock pursuant to Section 3.02 and (iv) all amounts owed in respect of that certain promissory note dated June 1, 2020 and issued to Newtek Small Business Finance, LLC if, as of the Closing, (A) the Company has previously filed an application with such lender to seek forgiveness of such amounts as contemplated under the Paycheck Protection Program and the rules of the Small Business Administration and (B) such application has been approved or, if not then approved, has not been rejected or denied by such lender (unless the basis for such denial or rejection has been addressed in a subsequently filed amended application that is still pending).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names and (e) trade secrets.

Annex A-13

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“JV” means BorgWarner Romeo Power LLC, a Delaware limited liability company.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“LTIP” has the meaning specified in Section 7.10.

Annex A-14

“Material Adverse Effect” means, with respect to the Company, any change, effect, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change in applicable Laws or GAAP; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (f) any pandemic, epidemic, disease outbreak or other public health emergency (including the Coronavirus Disease 2019 (“COVID-19”) or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of clauses (a), (b), (d), (f) and (g) to the extent that such change or effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means the number of shares of Acquiror Common Stock equal to the quotient of (i) (A) the Purchase Price, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Options and all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

Annex A-15

“Open Source Software” means (i) any software that is generally available to the public under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License, or (ii) software that is made available under any other license that requires, as a condition of use, modification, conveyance and/or distribution of such software, that other software incorporated into or distributed or conveyed with such software be (a) disclosed or distributed in source code form, either mandatorily or upon request, (b) licensed for the purpose of making derivative works or (c) distributed at no charge.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

Annex A-16

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interests in real property owned by the Company or any of its Subsidiaries.

“Owned Software” has the meaning specified in Section 4.11(f).

“Per Share Merger Consideration” means the number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (x) Liens of BorgWarner Inc., a Delaware corporation, and its Affiliates under the Joint Venture Operating Agreement, dated as of May 6, 2019 (the “JV Agreement”), by and between Romeo and BorgWarner Ithaca LLC, and the Intellectual Property Security Agreement, dated as of May 6, 2019, by and among Romeo, Romeo Systems Technology, LLC, a Delaware limited liability company, and BorgWarner Inc. and (xi) Liens described on Schedule 1.01(a).

Annex A-17

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 7.09.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the joint consent solicitation statement/proxy statement filed by Acquiror on Schedule 14A with respect to the Acquiror Meeting to approve the Proposals and to be sent to the stockholders of the Company as a consent solicitation statement with respect to the solicitation of the Requisite Company Approval.

“Proxy Statement/Prospectus” means the joint consent solicitation statement/proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute (i) a proxy statement of Acquiror to be used for the Acquiror Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Stock in conjunction with a stockholder vote on the Business Combination), (ii) a prospectus with respect to the Acquiror Common Stock, Exchanged Options and Exchanged Warrants to be issued in connection with the Merger, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law and the rules and regulations of the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed and (iii) a consent solicitation statement of the Company with respect to the solicitation of the Requisite Company Approval.

“Purchase Price” means $900,000,000.

“R&W Insurance Policy” has the meaning specified in Section 8.07.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

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“Requisite Company Approval” means the affirmative vote of the holders of at least (i) a majority of the voting power of the shares of Company Stock voting together as a single class, (ii) a majority of the voting power of the shares of the Company Common Stock voting together as a single class and (iii) a majority of the voting power of the shares of the Company Preferred Stock, voting together as a single class, in each case outstanding as of the record date for determining the stockholders of the Company entitled to consent to the approval of the matters set forth in the Written Consent.

“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Acquiror or by Acquiror to the Company, as applicable, concurrently with execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and all databases associated therewith.

“Sponsor” means RMG Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain letter agreement, dated as of February 7, 2019, by and among the Sponsor, Acquiror and the Insiders (as defined therein), as amended or modified from time to time.

“Sponsor Warrant” means an Acquiror Warrant held by (i) the Sponsor, (ii) funds or accounts managed by subsidiaries of BlackRock, Inc. or (iii) funds or accounts managed by Alta Fundamental Advisers LLC, in each case, as of immediately prior to the Effective Time.

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing, for purposes of Article IV and Section 6.01 of this Agreement, the JV shall be considered a “Subsidiary” of the Company.

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“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made after the date hereof (and not resulting from any material breach of this Agreement) that the Company Board or any committee thereof has determined is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction, in its good faith judgment after consultation with its outside legal counsel and financial advisor, (a) more favorable from a financial point of view to the Company Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement, including the Merger, and (b) reasonably capable of being completed on the terms proposed, in each case of clauses (a) and (b), after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including all legal, financial (including any financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and this Agreement and the transactions contemplated hereby (including any offer by Acquiror to amend the terms of this Agreement); provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “75%”.

“Support Agreements” has the meaning specified in Section 2.06.

“Supporting Stockholders” has the meaning specified in Section 2.06.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority whether disputed or not, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

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“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 7, 2019, between Acquiror and the Trustee.

“Written Consent” has the meaning specified in Section 8.02(d).

1.02       Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)              Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)              Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)              The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)              Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)               Currency amounts referenced herein are in U.S. Dollars.

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(h)              The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03         Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, in the case of the Company, Michael Patterson, AK Srouji, Lauren Webb, Lionel E. Selwood, Jr. or Criswell Choi, and, in the case of Acquiror, Philip Kassin, Robert Mancini or James Carpenter.

1.04         Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein that is based upon the number of shares of Acquiror Stock or Company Stock will be appropriately adjusted to provide to the Company Stockholders and the Acquiror Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

ARTICLE II

THE MERGER; CLOSING

2.01         Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between Merger Sub and the Company in the form of Exhibit C (with any changes thereto agreed to by the Company and the Acquiror, the “Certificate of Merger”), such Merger to be consummated immediately upon the filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

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2.03         Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.

2.04         Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Company shall continue to be in the form of the certificate of incorporation of the Company as in effect as of immediately prior to the Effective Time, until thereafter amended in accordance with its terms and as provided by the DGCL, and (b) the bylaws of the Surviving Company shall be amended and restated in the form of the bylaws of Merger Sub as in effect as of immediately prior to the Effective Time, until thereafter amended as provided therein or by the DGCL.

2.05         Directors and Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company and the directors of the Surviving Company will be those persons listed on Schedule 2.05, in each case, serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.06         Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 2.06 (the “Supporting Stockholders”) have entered into support agreements with Acquiror in the form attached hereto as Exhibit D (the “Support Agreements”), pursuant to which each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger.

ARTICLE III

EFFECTS OF THE MERGER

3.01       Conversion of Shares of Company Stock.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and which shares shall not constitute “Company Stock” hereunder, and (ii) Dissenting Shares), shall thereupon be converted into and become the right to receive (i) in the case of each share of Company Common Stock, the Per Share Merger Consideration, and (ii) in the case of each share of Company Preferred Stock, the product of (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Class A Common Stock into which such share of Company Preferred Stock is convertible as of immediately prior to the Effective Time (which for the avoidance of doubt shall be 1.152 per share of the Company’s Series A-1 Preferred Stock, 1.029 per share of the Company’s Series A-2 Preferred Stock, 1.019 per share of the Company’s Series A-3 Preferred Stock, 1.012 per share of the Company’s Series A-4 Preferred Stock, 1.0 per share of the Company’s Series A-5 Preferred Stock, and 1.018 per share of the Company’s Series Seed Preferred Stock (subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time)).

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(b)              All of the shares of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Stock shall have been converted in the Merger.

(c)              At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.0001 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Company.

3.02       Company Convertible Notes.

(a)              At the Effective Time, by virtue of the Merger and without any action on the part of any Company Convertible Noteholder or any other person, each Company Convertible Note shall become due and payable and represent the right to receive, for each Company Convertible Note Conversion Share represented by such Company Convertible Note, the Per Share Merger Consideration.

(b)              All of the Company Convertible Notes shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Company Convertible Noteholder shall thereafter cease to have any rights with respect to the Company Convertible Notes, except the right to receive the Per Share Merger Consideration in respect of the Company Convertible Note Conversion Shares represented by the Company Convertible Notes held by such Company Convertible Noteholder.

3.03       Delivery of Per Share Merger Consideration.

(a)              Concurrently with the mailing of the Proxy Statement/Prospectus, the Company shall cause to be mailed to each holder of record of Company Stock and each Company Convertible Noteholder a letter of transmittal in customary form to be approved by Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock shall pass, only upon delivery of the shares of Company Stock or the Company Convertible Notes, as applicable, to Acquiror (including all certificates representing shares of Company Stock (each, a “Certificate” and, collectively, the “Certificates”), to the extent such shares of Company Stock are certificated), together with instructions thereto.

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(b)              Upon the receipt of a Letter of Transmittal (accompanied with all Certificates representing shares of Company Stock of the holder of such shares of Company Stock, to the extent such shares of Company Stock are certificated, or Company Convertible Notes, as applicable) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which such shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) have been converted pursuant to Section 3.01(a) or Section 3.02(a), as applicable. Until surrendered as contemplated by this Section 3.03(b), each share of Company Stock (or Company Convertible Note Conversion Shares, as applicable) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that the holders of shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04         Lost Certificate. In the event any Certificate or Company Convertible Note has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Company Convertible Note to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Certificate or Company Convertible Note, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate or Company Convertible Note the Per Share Merger Consideration deliverable in respect thereof, as determined in accordance with this Article III.

3.05         Withholding. Each of Acquiror, Merger Sub, the Company, the Sponsor, and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Tax Law; provided, however, that (a) at least five (5) Business Days before making any such deduction or withholding, such withholding party gives notice to the recipient of such payment of its intention to make such deduction or withholding (which notice shall include the basis of the proposed deduction or withholding), and (b) such withholding party shall use its commercially reasonable efforts to cooperate with the recipient of such payment to obtain reduction of or relief from such deduction or withholding to the extent permitted by applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Sponsor or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

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3.06          Treatment of Outstanding Company Options and Company Warrants. Each Company Option and Company Warrant that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time), whether vested or unvested, shall be converted into an option or warrant, as applicable, to purchase a number of shares of Acquiror Common Stock (each such option, an “Exchanged Option” and each such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option or Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option or Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Company stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option and Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option or Company Warrant, as applicable, immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company Warrants pursuant to this Section 3.06. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to obtain written confirmation from each holder of Company Warrants that such holder will acknowledge and accept the treatment of the Company Warrants contemplated by this Section 3.06, and the Company Warrants of any such holder that does not so acknowledge and consent will be allowed to expire upon the Effective Time in accordance with the terms of the Company Warrants.

3.07          Payment of Expenses.

(a)               At least two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all fees and expenses incurred by the Company in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause the Surviving Company to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

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(b)               At least two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror and Merger Sub, including for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions and any PIPE Investment (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

3.08       Company Closing Statement.

(a)               No more than ten (10), nor less than five (5), Business Days prior to the Closing, the Company shall deliver to Acquiror (i) a certificate (the “Closing Date Company Certificate”), duly executed and certified by an executive officer of the Company, which sets forth the Company’s good faith calculations (including supporting detail thereof) of (A) the Indebtedness of the Company as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date (the “Closing Date Cash”) and (C) the resulting calculation of the Merger Consideration, each as determined in accordance with the definitions set forth in this Agreement, and (ii) an updated Allocation Schedule reflecting the portion of such Merger Consideration allocable to each Person listed thereon. The Closing Date Company Certificate shall be prepared in accordance with GAAP and using the accounting methods, practices and procedures used to prepare the Financial Statements.

(b)               Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the Closing Date Company Certificate, and the Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the Closing Date Company Certificate. The Company shall consider in good faith any comments or objections to any amounts set forth on the Closing Date Company Certificate notified to it by Acquiror prior to the Closing and if, prior to the Closing, the Company and Acquiror agree to make any modification to the Closing Date Company Certificate, then the Closing Date Company Certificate as so modified shall be deemed to be the Closing Date Company Certificate for purposes of calculating the Merger Consideration.

3.09       Appraisal Rights.

(a)               Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands an appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL or Chapter 13 of the CGCL by reason of Section 2115 of the CGCL (any such shares being referred to as “Dissenting Shares”), shall not be converted into or represent the right to receive Per Share Merger Consideration in accordance with Section 3.01, and the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL or Chapter 13 of the CGCL to a holder of Dissenting Shares, as applicable. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

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(b)               If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver by the holder, withdrawal or otherwise, or if a court of competent jurisdiction determines that the holder is not entitled to the relief provided by Section 262 of the DGCL or Chapter 13 of the CGCL), then, as of the later of the Effective Time or the date of loss of such status, such shares shall be treated as if they had automatically been converted into, and have become exchangeable for, the right to receive the Per Share Merger Consideration in accordance with Section 3.01, without interest thereon, upon surrender of each Certificate representing such shares.

(c)               The Company shall give Acquiror prompt notice of (i) any written demand for appraisal pursuant to the DGCL or the CGCL received by the Company prior to the Effective Time, or any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand, and (ii) any withdrawal of any such demand. Acquiror shall have a reasonable opportunity to participate in negotiations and Actions with respect to any such demand for appraisal. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

3.10         Acquiror Closing Statement. No more than five (5), nor less than three (3), Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate, duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), determined in accordance with the definitions set forth in this Agreement.

3.11         Cash in Lieu of Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01(a) or Company Convertible Notes pursuant to Section 3.02(a), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder or Company Convertible Noteholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled but for this Section 3.11 multiplied by (ii) $10.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01          Corporate Organization of the Company.

(a)               The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

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(b)               The Company is licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02          Subsidiaries.

(a)               The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each such Subsidiary. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03        Due Authorization; Board Approval; Vote Required.

(a)               The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement by the affirmative vote of the holders of the Requisite Company Approval (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and, with the exception of the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b)               The Company Board, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at a duly held meeting of such stockholders for such purpose. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.04         No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

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4.05        Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, (c) the filing of the Certificate of Merger and (d) as otherwise disclosed on Schedule 4.05.

4.06       Capitalization.

(a)              As of the date hereof, the authorized capital stock of the Company consists of (i) 800,000,000 shares of Class A Common Stock, par value $0.00001 per share, of which 122,353,887 are issued and outstanding as of the date hereof, (ii) 108,297,023 shares of Class B Common Stock, par value $0.00001 per share, of which 106,422,022 are issued and outstanding as of the date hereof, (iii) 46,729,574 shares of Series Seed Preferred Stock, par value $0.00001 per share, of which 44,900,793 are issued and outstanding as of the date hereof, (iv) 137,741,046 shares of Series A-1 Preferred Stock, par value $0.00001 per share, of which 137,741,046 are issued and outstanding as of the date hereof, (v) 56,016,884 shares of Series A-2 Preferred Stock, par value $0.00001 per share, of which 54,918,474 are issued and outstanding as of the date hereof, (vi) 29,161,738 shares of Series A-3 Preferred Stock, par value $0.00001 per share, of which 29,161,738 are issued and outstanding as of the date hereof, (vii) 93,465,679 shares of Series A-4 Preferred Stock, par value $0.00001 per share, of which 93,465,679 are issued and outstanding as of the date hereof, and (viii) 32,000,000 shares of Series A-5 Preferred Stock, par value $0.00001 per share, of which 32,000,000 are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Stock or other equity interests of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 4.06(a), as of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)              With respect to each Company Option and Company Warrant, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company Option or Company Warrant, the number of vested and unvested shares of Company Stock covered by such Company Option or Company Warrant, the date of grant, the cash exercise price per share of such Company Option or Company Warrant and the applicable expiration date.

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(c)              Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(d)              The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(d), none of the Company’s Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any of the Company’s Subsidiaries.

(e)              The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries.

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(f)                Schedule 4.06(f) (the “Allocation Schedule”) sets forth, as of the date hereof, a true and complete list of (i) all Company Stockholders and Company Convertible Noteholders, (ii) the number of shares of Company Common Stock held by each such Person (on an as-converted basis with respect to the Company Preferred Stock and the Company Convertible Notes) and (iii) the portion of the total Merger Consideration allocable to each such Person based on the estimated Merger Consideration set forth therein.

4.07        Financial Statements. Attached as Schedule 4.07 are (i) the audited consolidated balance sheets of the Company and its Subsidiaries (other than the JV) as of December 31, 2017, as of December 31, 2018 and as of December 31, 2019 (the “Latest Balance Sheet Date”) and the audited consolidated statements of operations, statements of changes in stockholders’ equity (deficit) and statements of cash flows of the Company and its Subsidiaries (other than the JV) for the years ended December 31, 2018 and December 31, 2019, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (other than the JV) as of June 30, 2020 and the unaudited consolidated or combined statement of operations, statement of changes in stockholders’ equity (deficit) and statement of cash flows of the Company and its Subsidiaries (other than the JV) for the six (6)-month period ended June 30, 2020 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries (other than the JV) as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries (other than the JV). The Audited Financial Statements (excluding the Audited Financial Statements for the year ended December 31, 2017) have been audited in accordance with the Public Company Accounting Oversight Board’s standards applicable to SEC registrants.

4.08        Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not so reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries), (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

4.09        Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no, and since January 1, 2017 there have been no, pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

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4.10          Compliance with Laws.

(a)               Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.13 and Section 4.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or any of its Subsidiaries at any time since January 1, 2017, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b)               Since January 1, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11          Intellectual Property.

(a)               Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction (except for domain name registrations) and serial/application numbers, of all patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). Except (i) as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), a Subsidiary of the Company is the sole and exclusive owner of all Registered Intellectual Property and any other Intellectual Property owned or purported to be owned by the Company, free and clear of all Liens, other than Permitted Liens.

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(b)               Except (i) as set forth on Schedule 4.11(b) or (ii) as would not reasonably be expected to be material to the Company or any of its Subsidiaries as of the date hereof, no Actions are pending against the Company or any of its Subsidiaries by any Person claiming infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property. Except as set forth on Schedule 4.11(b), as of the date hereof and for the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership validity or enforceability of any Intellectual Property owned or purposed to be owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.11(b), to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries (including the manufacture, use or sale of any of their products) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No founder, officer, executive, director, shareholder or employee of the Company or any of its Subsidiaries owns any Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries. Except (i) as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), all Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by the Company or any of its Subsidiaries.

(c)               The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed the trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries. Each current and former employee, officer, consultant and contractor who is or has been involved in the development (alone or with others) of any Intellectual Property at the direction or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or one of its Subsidiaries an agreement that assigns to Company or one of its Subsidiaries, without an obligation of payment (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product), all right, title and interest in and to any such Intellectual Property (other than consultants or contractors that have executed and delivered to Company or one of its Subsidiaries an agreement granting the Company or any of its Subsidiaries a perpetual, royalty-free license to such Intellectual Property).

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(d)               Except as set forth in Schedule 4.11(d), to the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems currently used by the Company and/or any of its Subsidiaries in the conduct of their business as it is currently conducted (the “IT Systems”) or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Systems that, pursuant to any Law, would require the Company or any of its Subsidiaries to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place disaster recovery plans and procedures for the IT Systems that the Company reasonably considers to be adequate.

(e)               The Company and its Subsidiaries have policies and procedures in place regarding the collection, use, disclosure, storage and dissemination of personal information in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any applicable Laws concerning the privacy and/or security of personally identifiable information or any applicable mandatory standards to which the Company is required to comply in the industries in which the Company and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)                Schedule 4.11(a) sets forth, as of the date hereof, each material proprietary Software program owned by the Company or any of its Subsidiaries (the “Owned Software”). The Company and its Subsidiaries are in compliance, in all material respects, with the applicable terms of the licenses that govern the use, modification and distribution of any Open Source Software incorporated in or linked by the Owned Software and neither the Company nor any of its Subsidiaries is required to disclose or distribute any proprietary source code of or license or make available at no charge any Owned Software to any Person as a result of the Company’s or any of its Subsidiaries’ use of Open Source Software.

4.12          Contracts; No Defaults.

(a)               Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xi) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed or required to be listed on Schedule 4.12(a) have been provided to or made available to Acquiror or its Representatives.

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(i)               any Contract with an employee or independent contractor of the Company or any of its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any material payment or benefits, from the Company or any of its Subsidiaries;

(ii)               each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business and agreements granting Company Options) with any employee or other individual independent contractor of the Company or any of its Subsidiaries who receives annual base cash salary of $200,000 or more;

(iii)              each collective bargaining agreement;

(iv)              any Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property owned by the Company or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case, other than (A) click-wrap, shrink-wrap or similar licenses and (B) any other licenses for Software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year;

(v)               any Contract that restricts in any material respect, or contains any material limitations on, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic territory;

(vi)             any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case in this clause (C), in an amount in excess of $1,000,000 of committed credit;

(vii)            each Contract entered into in connection with a completed material acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2017 of any Person or any business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division or business or by any other manner);

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(viii)            any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $750,000 or, together with all related Contracts, in excess of $1,500,000, in each case, other than (A) sales or purchases in the ordinary course of business consistent with past practice and (B) sales of obsolete equipment;

(ix)              any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019 in excess of $1,000,000;

(x)               other than any offer letter or employment agreement set forth on Schedule 4.13(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any of Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing; and

(xi)              any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b)               Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default under (or would be in material breach of or material default under but for the existence of a cure period) any such Contract, (iii) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

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4.13          Company Benefit Plans.

(a)               Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy, program, arrangement or agreement (other than standard employment agreements or offer letters that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, natural person independent contractor or other natural person service provider, in each case that is maintained, sponsored or contributed to by the Company or its ERISA Affiliates or under which the Company or its ERISA Affiliates has or would reasonably be expected to have any material obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b)               With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2018 for which a material liability remains outstanding.

(c)               Except as would not, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date, except as would not result in a material liability to the Company.

(d)               Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

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(e)               Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f)                Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g)               Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened in writing.

(h)               Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i)                 No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)                 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code has been operated and documented in material compliance with Section 409A of the Code.

(k)               No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

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(l)                 The Company and its Subsidiaries have not elected to defer and do not have any present intention of deferring any employment or payroll taxes as permitted under Section 2302(a) of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (collectively, the “CARES Act”).

(m)             Each Company Benefit Plan for the benefit of employees or dependents thereof who reside and perform services or who are employed outside of the United States (a “Non-U.S. Plan”) (i) is in compliance in all material respects with its terms and the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Non-U.S. Plan, (ii) if it is intended to qualify for special Tax treatment, meets all material requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is materially funded or book reserved, as appropriate, based upon reasonable actuarial or accounting assumptions that comply with all applicable Laws.

4.14          Labor Matters.

(a)               (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union, labor organization or works council has made a written pending demand for recognition or certification since January 1, 2018, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b)               Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c)               Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

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(d)               To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)               The Company has not had, nor to the knowledge of the Company are there any facts that would give rise to, any workforce changes resulting from disruptions due to the 2019 novel coronavirus, any economic effect thereof or COVID-19 Measures (as defined below), whether directly or indirectly, including any actual or expected terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), or any changes to benefit or compensation programs, nor are any such changes currently contemplated. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus, including, but not limited to, the CARES Act or any similar applicable federal, state or local Law. Since January 1, 2020, the Company has not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of its employees, in each case, for any reason relating to the 2019 novel coronavirus. Except as set forth on Schedule 4.14(e), the Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(f)                As of the date hereof, to the knowledge of the Company, no current member of the executive management team of the Company or its Subsidiaries presently intends to terminate his or her employment prior to the six (6) month anniversary of the Closing Date.

4.15        Taxes.

(a)               All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Financial Statements accrue in accordance with GAAP all material liabilities for Taxes with respect to all periods through the date thereof.

(b)               All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c)               Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

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(d)               Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened.

(e)               Within the last six years, no written claim has been made, and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(f)                There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g)               Neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of the Company or any of its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(h)               Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(i)                 Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)                 Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(k)               There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

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(l)                 Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company or any of its Subsidiaries or (ii) except pursuant to an agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes (each, a “Commercial Contract”), has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(m)             Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to a Commercial Contract. Neither the Company nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(n)               The Company is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)               Any entity classification elections made on Form 8832 (Entity Classification Election) with respect to the Company or its Subsidiaries are set forth on Schedule 4.15(o).

(p)               Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.16          Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.17          Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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4.18          Real Property; Assets.

(a)               Schedule 4.18(a) sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.18(a), neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)               Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)               Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

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(d)               No material default by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or any of its Subsidiaries.

(e)               With respect to each Real Estate Lease Document:

(i)                 since January 1, 2017, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed to Acquiror in writing; and

(ii)              except as set forth on Schedule 4.18(e)(ii), neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)                Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g)               Except for Permitted Liens and licenses of Intellectual Property, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries. All owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition.

4.19          Environmental Matters.

(a)              Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)                 the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

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(ii)              there has been no Release or threatened Release of any Hazardous Materials (x) at, in, on or under or from any Real Property or any other property or location formerly owned, leased or operated by the Company or any of its Subsidiaries or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii)            neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv)             no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law; and

(v)               neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material liabilities or material obligations of any other Person arising under Environmental Law.

(b)               The Company has made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or liabilities arising under, Environmental Law.

4.20          Absence of Changes.

(a)               Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b)               From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority as a result of COVID-19 and (ii) have not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21          Affiliate Agreements. Except as set forth on Schedule 4.21 and other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, officers or directors of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

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4.22          Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.22, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.22 have been resolved or remedied.

4.23          Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or any of its Subsidiaries.

4.24          Customers and Suppliers. Schedule 4.24 sets forth a complete and accurate list of (a) the ten (10) largest customers (consolidating any customers that, to the knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, taken as a whole, based on the total dollar amount of expected sales under the Company’s contracts with each such customer, respectively, entered into in the past twelve (12) months and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on dollar amount of expenditures for the twelve (12)-month period ending on the date hereof.  Other than in the ordinary course of business, none of the customers or suppliers listed on Schedule 4.24 has terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate, any of its business relationship with the Company or any of its Subsidiaries.

4.25          Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders and the Company Stockholders, at the time of the Acquiror Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

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4.26          No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.04 (Litigation and Proceedings), Section 5.06 (Financial Ability; Trust Account), Section 5.12 (Tax Matters) or Section 5.13 (Capitalization)), Acquiror and Merger Sub represent and warrant to the Company as follows:

5.01          Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror.

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5.02          Due Authorization.

(a)               Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the respective boards of directors of Acquiror and Merger Sub and, except for the Acquiror Stockholder Approval, no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement). This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)               The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Pre-Transaction Common Stock entitled to vote at the Acquiror Meeting, shall be required to approve each of the Transaction Proposal, the Issuance Proposal and the Director Election Proposal, and (ii) holders of (1) a majority of the outstanding shares of Acquiror Pre-Transaction Common Stock entitled to vote at the Acquiror Meeting and (2) a majority of the outstanding shares of Acquiror Pre-Transaction Sponsor Stock entitled to vote at the Acquiror Meeting, shall be required to approve the Amendment Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)               At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to Section 8.04, resolved to recommend to the Acquiror Stockholders approval of the transactions contemplated by this Agreement (such recommendation, the “Acquiror Board Recommendation”).

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5.03          No Conflict. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.04          Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) or otherwise affecting Acquiror or Merger Sub or their respective assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon Acquiror or Merger Sub that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.05          Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed as of the Effective Time.

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5.06          Financial Ability; Trust Account.

(a)               As of June 30, 2020, there was at least $234,150,964.57 invested in a trust account at Deutsche Bank Trust Company Americas (the “Trust Account”), maintained by American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 7, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated February 11, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since February 7, 2019 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a shareholder of Acquiror holding Acquiror Pre-Transaction Common Stock originally sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Pre-Transaction Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.

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(b)               As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

(c)               As of the date hereof, neither Acquiror nor Merger Sub has, or has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07          Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

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5.08          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)               Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 7, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b)               Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)               Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)               There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)               Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

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(f)                As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09          Business Activities; Absence of Changes.

(a)               Since its respective incorporation, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

(b)               Except for Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)               Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)               As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.09(d), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby and Contracts set forth on Schedule 5.09(d)).

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(e)               As of the date hereof, there is no liability, debt or obligation of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror and Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2019 as reported on Form 10-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2019 as reported on Form 10-K in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 5.09(d) and Schedule 5.09(e), or (iv) for professional fees and other Outstanding Acquiror Expenses, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

(f)                Neither Acquiror nor Merger Sub has any material Indebtedness.

(g)               Since the incorporation of Acquiror, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

5.10          Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), on the date the Proxy Statement/Prospectus is first mailed to the Acquiror Stockholders and the Company Stockholders, and at the time of the Acquiror Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11          No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and each of their respective directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

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5.12          Tax Matters.

(a)               All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)               All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c)               There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d)               Neither Acquiror nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither Acquiror nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened.

(e)               Neither Acquiror nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of Acquiror or any of its Subsidiaries after the Closing Date. Neither the Acquiror nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

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(f)                Neither Acquiror nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g)               There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(h)               No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(i)                 Neither Acquiror nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(j)                 Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Acquiror or any of its Subsidiaries or (ii) except pursuant to customary commercial provisions in a Commercial Contract, has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(k)               Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to customary commercial provisions in a Commercial Contract. Neither the Acquiror nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l)                 No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Acquiror or any Subsidiary of Acquiror who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

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(m)             Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.13         Capitalization.

(a)               The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof, (ii) 100,000,000 shares of Acquiror Pre-Transaction Common Stock, of which 23,000,000 shares are issued and outstanding as of the date hereof, (iii) 10,000,000 shares of Acquiror Pre-Transaction Sponsor Stock, of which 5,750,000 shares are issued and outstanding as of the date hereof, (iv) 7,666,666 Acquiror Warrants issued and outstanding as of the date hereof and (v) 4,600,000 Sponsor Warrants issued and outstanding as of the date hereof. All of the issued and outstanding shares of Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock and all of the issued and outstanding Acquiror Warrants and Sponsor Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Stock held by the Sponsor.

(b)               Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Stock or any other equity interests of Acquiror.

(c)               The authorized equity interests of Merger Sub consist of 1,000 shares of common stock, of which 1,000 are issued and outstanding and owned by Acquiror as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

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5.14          NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Pre-Transaction Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RMG”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RMG-WT”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RMG-UN”. Except as set forth on Schedule 5.14, Acquiror is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01          Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to (or, in the case of the JV, shall use its reasonable best efforts through its participation in the management and control of the JV and exercise of its rights under the JV Agreement to cause the JV to), except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice, to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers and others having material business relationships with it and to keep available the services of its current officers and key employees and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to (or, in the case of the JV, shall use its reasonable best efforts through its participation in the management and control of the JV and exercise of its rights under the JV Agreement to cause the JV not to), during the Interim Period, except as otherwise contemplated by this Agreement:

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(a)               change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as provided in Section 6.08;

(b)               (i) make, declare or pay any dividend or distribution to the Company Stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)               enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(d)               sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, except for sales or dispositions of obsolete or worthless assets or sales of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than sales or leases of assets to customers in the ordinary course of business;

(e)               except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

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(f)                (i) fail to maintain its existence, (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (iii) make any acquisition of any assets, business, equity interests or other properties in excess of $1,000,000 individually or $2,500,000 in the aggregate, (iv) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company or any of its Subsidiaries with a value in excess of $1,000,000, or acquire any assets in excess of $1,000,000, other than (A) non-exclusive licenses of Intellectual Property granted in the ordinary course of business (B) assignments of Intellectual Property developed in the course of providing engineering, development or similar services to any Subsidiary or customer of the Company, and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (v) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g)               make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

(h)               make any loans or advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(i)                 make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j)                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

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(k)               enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(l)                 (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 6.01(l), including, in each case of clauses (i) and (ii), (A) the JV Agreement, (B) that certain letter agreement, dated as of August 11, 2020, delivered by the Company to, and accepted, acknowledged and agreed by BorgWarner Inc., HG Ventures LLC, Scott Beck, Open Door Venture Capital, LLC, Jonathan Kalikow, Paul Marsolan, Paul Marsolan 2018 Irrevocable Trust and Michael Patterson and (C) that certain Amended and Restated Investors’ Rights Agreement, dated as of May 6, 2019 (as amended, the “IRA”), by and among the Company and the Holders (as defined therein) party thereto;

(m)             waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $750,000 in the aggregate;

(n)               (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (ii) amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness;

(o)               make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p)               voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company and its Subsidiaries and their assets and properties as of the date hereof; and

(q)               enter into any agreement to do any action prohibited under this Section 6.01.

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6.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03          HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04          Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.05          No Acquiror Stock Transactions. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

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6.06               No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated February 11, 2019, and other SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination are not consummated by February 12, 2021 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07                Proxy Solicitation; Other Actions.

(a)               The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with such unaudited interim period financial information as is required to be included in the Proxy Statement/Prospectus. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of any required pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)               From and after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

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6.08         Amendment to Company Certificate of Incorporation. Prior to the Closing Date, the Company shall amend and restate its Fourth Amended and Restated Certificate of Incorporation, in a form reasonably acceptable to Acquiror, to (a) amend the definition of “Liquidation Transaction” therein to include, for the avoidance of doubt, the Merger and (b) provide that upon the consummation of the Merger, the Merger Consideration shall be allocated among the Company Stockholders as provided in this Agreement (the “Company Charter Amendment”).

6.09          Exercise of Rights under the IRA. The Company shall exercise any rights available to it under the IRA to eliminate or defeat any claims for appraisal or dissenters’ rights made by any Company Stockholders party thereto.

ARTICLE VII

COVENANTS OF ACQUIROR AND MERGER SUB

7.01          HSR Act and Regulatory Approvals.

(a)               In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)               Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)               Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d)               Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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(e)               Subject to Section 3.07, each of the Company and Acquiror shall pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.02          Indemnification and Insurance.

(a)               From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date hereof to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ current and former officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b)               For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under such current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

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(c)               Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03          Conduct of Acquiror During the Interim Period.

(a)               During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror and Merger Sub shall not, and each shall not permit any of its Subsidiaries to:

(i)                 change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of incorporation or bylaws of Merger Sub;

(ii)              (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

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(iii)            make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv)           take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(v)            other than in connection with any PIPE Investment, enter into, renew or amend in any material respect any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)           waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

(vii)           incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those incurred or arising under the Contracts set forth on Schedule 5.07 or Schedule 5.09(d), or (B) incurred in support of the Transactions; or

(ix)            other than in connection with any PIPE Investment, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)               During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to, comply with and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

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7.04          Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of any PIPE Investment, if any, to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.07 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.11; and (c) the balance of the assets in the Trust Account and net proceeds of any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror or the Surviving Company.

7.05         Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing, unless such member of the Acquiror Board is included on Schedule 7.05(a), (b) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 7.05(b) and (c) the individuals set forth on Schedule 7.05(c) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company to Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals set forth on Schedule 7.05(d) to have been appointed as the officers of Acquiror in the positions specified opposite such individual’s names on Schedule 7.05(d), effective as of the Closing.

7.06          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or any of its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Merger Sub shall, and shall cause their Subsidiaries to, afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and Merger Sub and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror and Merger Sub that are in the possession of Acquiror or Merger Sub, as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.07          Stock Exchange Listing.

(a)               From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror remains listed as a public company on an Approved Stock Exchange.

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(b)               Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger and the Acquiror Common Stock underlying the Exchanged Options and Exchanged Warrants to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.08          Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.09         PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 6.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment. None of Acquiror, Merger Sub or any of their respective Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

7.10          Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, a management incentive equity plan in such form as may be mutually agreed by Acquiror to the Company (the “LTIP”).

7.11          Employee Matters.

(a)               From the Effective Time and for a period of no less than 12 months thereafter (the “Continuation Period”), Acquiror shall cause the Surviving Company (or its Subsidiaries, as appropriate) to provide to each employee of the Surviving Company and its Subsidiaries as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during such period by the Surviving Company or any of its Subsidiaries, with (i) a base salary or base wage rate and cash incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate and cash incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time and (ii) other compensation and employee benefits (excluding equity compensation and long-term incentives) that are, in the aggregate, no less favorable than those provided to such Covered Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Acquiror shall cause the Surviving Company (or its Subsidiaries, as appropriate) to provide to each Covered Employee whose employment is terminated during the Continuation Period with severance benefits equal to the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable written Company Benefit Plan, if any, that is listed in Schedule 4.13(a), determined (A) without taking into account any reduction after the Closing in compensation paid to such Covered Employee and (B) taking into account each Covered Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Acquiror and its Affiliates.

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(b)               As of the Effective Time and thereafter, Acquiror shall, and shall cause the Surviving Company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Acquiror or any of its Affiliates (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under the Company Benefit Plans immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Acquiror or any of its Affiliates and (iv) recognize all service of each Covered Employee with the Company and its Subsidiaries for all purposes in any employee benefit plan of Acquiror and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under the Company Benefit Plans prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c)               Parent shall, or shall cause the Surviving Company to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Company Benefit Plans may be modified or terminated from time to time in accordance with their terms or with the consent of the applicant participant(s) therein.

(d)               The provisions of this Section 7.11 are for the sole benefit of the parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current, former or retired employee, officer, non-employee director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, Acquiror or any of its Affiliates, or, on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.11) under or by reason of any provision of this Agreement, including any rights to continued employment or service with Acquiror, the Surviving Company or any of their Subsidiaries. Notwithstanding anything in this Section 7.11 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan maintained by the Company or any of its Subsidiaries, or any employee benefit plan maintained by Acquiror or any of its Subsidiaries or, on or after the Effective Time, the Surviving Company or any of its Subsidiaries, or shall limit the right of Acquiror to amend, terminate or otherwise modify any Company Benefit Plan or employee benefit plan maintained by Acquiror, the Surviving Company or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring Acquiror or the Surviving Company to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

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7.12          Amendments to Acquiror Organizational Documents. On the Closing Date, Acquiror shall amend and restate, effective as of immediately prior to the Effective Time, its amended and restated certificate of incorporation and bylaws, respectively, in the forms of (a) the Second Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit E-1 (the “Acquiror A&R Certificate of Incorporation”), which provides, among other things, (i) a single class of Acquiror Common Stock and (ii) an increase in the number of Acquiror’s authorized shares of Acquiror Common Stock, and (b) the Amended and Restated Bylaws of Acquiror, substantially in the form attached hereto as Exhibit E-2 (the “Acquiror A&R Bylaws”).

7.13         Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of ”non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Surviving Company following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

ARTICLE VIII

JOINT COVENANTS

8.01          Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Merger.

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8.02        Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Stockholders’ Written Consent.

(a)               As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Acquiror Meeting with respect to the Proposals (as defined below) and a consent solicitation statement with respect to the solicitation of the Requisite Company Approval). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to Acquiror Stockholders.

(b)               Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

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(c)               Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement, and to take reasonable action related thereto, with respect to (i) the approval of the Acquiror A&R Certificate of Incorporation (the “Amendment Proposal”), (ii) the adoption and approval of this Agreement and the Merger (the “Transaction Proposal”), (iii) the election of directors effective as of the Closing (the “Director Election Proposal”), (iv) the approval of the LTIP effective as of the Closing (the “Equity Plan Proposal”), (v) the approval of the issuance of the Per Share Merger Consideration (the “Issuance Proposal”), and (vi) the approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Amendment Proposal, the Transaction Proposal, the Director Election Proposal, the Equity Plan Proposal and the Issuance Proposal, collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror Stockholders at the Acquiror Meeting.

(d)                The Company shall solicit the Requisite Company Approval via written consent as soon as practicable after the Form S-4 is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent; (ii) cause the Proxy Statement/Prospectus to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit written consents from the Company Stockholders to give the Requisite Company Approval. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Requisite Company Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL and deliver to the stockholders entitled thereto the notice required by Section 262(d)(2) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approval in accordance with this Section 8.02(d) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Change in Company Board Recommendation.

(e)               Acquiror shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Acquiror Meeting in accordance with the DGCL for a date no later than fifteen (15) days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to Acquiror Stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Acquiror Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Meeting, provided that the Acquiror Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Acquiror Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date.

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8.03         Company Exclusivity.

(a)               During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, the Company may (i) seek to clarify and understand the terms and conditions of any bona fide, unsolicited written Acquisition Proposal made by any person or group after the date hereof that did not result from a material breach of this Agreement to determine whether such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal, if consummated, if the Company Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (ii) inform any person or group making any bona fide, unsolicited written Acquisition Proposal of the provisions of this Section 8.03. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)               In addition to the obligations set forth in Section 8.03(a), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Acquiror of the receipt of any Acquisition Proposal. Such notice to Acquiror shall indicate the material terms and conditions of such Acquisition Proposal, including copies of any written Acquisition Proposal (provided, that such notice need not include the identity (or other identifying information) of the person making the Acquisition Proposal). The Company shall thereafter keep Acquiror reasonably informed as promptly as practicable (and in any event within twenty-four (24) hours) of any material developments affecting the terms and conditions of any such Acquisition Proposal.

(c)               Except as set forth in Section 8.03(d), neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to Acquiror or Merger Sub, the Company Board Recommendation; (iii) adopt, approve, recommend or declare advisable any Acquisition Proposal (other than those relating to the Merger); or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as a “Change in Company Board Recommendation”).

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(d)               Notwithstanding any provision of Section 8.03(c), at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may: (i) make a Change in Company Board Recommendation in connection with a Company Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided that if the Company Intervening Event relates to the receipt of a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of this Agreement, the Company Board also determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that prior to making any such Change in Company Board Recommendation, (A) the Company shall provide Acquiror with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Company Board’s intention (it being understood that any material development with respect to a Company Intervening Event shall require a new notice), (B) the Company shall and shall direct its Representatives to negotiate in good faith with Acquiror during such three (3) Business Day period, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions or modifications to the terms of this Agreement such that it would permit the Company Board not to make a Change in Company Board Recommendation pursuant to this Section 8.03(d) and (C) at the end of such three (3) Business Day period, the Company Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Acquiror, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Company Board’s failure to make a Change in Company Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law; provided that if the Change in Company Board Recommendation relates to the receipt of a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of this Agreement, the Company Board also determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account such revisions and modifications to this Agreement by the Acquiror. Notwithstanding the foregoing, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approval in accordance with Section 8.02(d) shall not be limited or otherwise affected by any Change in Company Board Recommendation.

8.04          Acquiror Exclusivity.

(a)               During the Interim Period, neither Acquiror nor Merger Sub shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates), concerning, relating to or which is intended to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Stockholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). Each of Acquiror and Merger Sub shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Business Combination Proposal.

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(b)               Except as set forth in Section 8.04(c), neither the Acquiror Board nor any committee thereof shall: (i) fail to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Acquiror Stockholders (and at all times thereafter prior to receipt of the Acquiror Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to the Company, the Acquiror Board Recommendation; or (iii) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iii) being referred to herein as a “Change in Acquiror Board Recommendation”).

(c)               Notwithstanding any provision of Section 8.04(b), at any time prior to the receipt of the Acquiror Stockholder Approval, but not after, the Acquiror Board may: (i) make a Change in Acquiror Board Recommendation in connection with an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Acquiror Board Recommendation, (A) Acquiror shall provide the Company with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Acquiror Board’s intention (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice), (B) Acquiror shall and shall direct its Representatives to negotiate in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions or modifications to the terms of this Agreement such that it would permit the Acquiror Board not to make a Change in Acquiror Board Recommendation pursuant to this Section 8.03(b) and (C) at the end of such three (3) Business Day period, the Acquiror Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by the Company, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Acquiror Board’s failure to make a Change in Acquiror Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

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(d)               Nothing contained in this Section 8.04 shall prohibit Acquiror or the Acquiror Board or any committee thereof from: (i) taking and disclosing to the stockholders of Acquiror a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders).

8.05         Tax Matters.

(a)               Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by the Surviving Company. The Surviving Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

(b)               Reorganization Treatment.

(i)                 Acquiror, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub and the Company shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii)              The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)               FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Acquiror a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that the Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year prior ending on the Closing Date and notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to Acquiror.

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8.06         Confidentiality; Publicity.

(a)               Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)               None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that, subject to Section 6.02 and this Section 8.06, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

8.07          R&W Insurance Policy. Prior to the Closing, Acquiror may, in its sole discretion and at its sole cost and expense, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company in Article IV. The Company shall, and shall cause its Affiliates and Representatives to, cooperate with, and provide assistance to, Acquiror as it may reasonably request in its efforts to obtain the R&W Insurance Policy.

8.08          Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)               All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities shall have been procured or made, as applicable.

(b)               There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

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(c)              The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)               Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Merger.

(e)               The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)                The Requisite Company Approval shall have been obtained.

(g)               The Acquiror Stockholder Approval shall have been obtained.

9.02          Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)               Representations and Warranties.

(i)             Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(d) (Capitalization), and Section 4.16 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)             The representations and warranties of the Company contained in Sections 4.06(a), (b), (c), (e) and (f) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii)           The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.20(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv)           Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b), (c), (e) and (f) (Capitalization), and Section 4.20(a) (No Material Adverse Effect)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

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(b)               Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)               The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)               All directors of the Company (other than those listed on Schedule 2.05) shall have executed and delivered to Acquiror letters of resignation resigning from their positions as directors of the Company.

9.03          Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)               Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 5.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)               The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c)               Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)               The Acquiror A&R Certificate of Incorporation, substantially in the form attached hereto as Exhibit E-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Acquiror A&R Bylaws, substantially in the form attached hereto as Exhibit E-2.

(e)               Acquiror shall have executed and delivered the Registration Rights Agreement.

(f)                Acquiror shall have executed and delivered the Stockholders’ Agreement.

(g)               Each of the covenants of each Sponsor required under such Sponsor’s Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(h)               The Acquiror Common Stock comprising part of the Merger Consideration to be issued pursuant to this Agreement and the Acquiror Common Stock underlying the Exchanged Options and the Exchanged Warrants shall have been approved for listing on an Approved Stock Exchange, subject only to official notice of issuance thereof.

Annex A-82

(i)                 The Available Closing Date Cash shall be equal to or in excess of $150,000,000.00.

(j)                 Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b), Section 9.03(c) and Section 9.03(h) have been fulfilled.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)               by written consent of the Company and Acquiror;

(b)               prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) February 12, 2021 and (B) to the extent Acquiror Stockholders duly approve a later date for completion of a Business Combination, such later date (the later of (A) and (B), the “Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

Annex A-83

(c)               prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a), Section 9.03(b) or Section 9.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)               by written notice from Acquiror to the Company if the Requisite Company Approval has not been obtained within three (3) Business Days following the date that the Proxy Statement/Prospectus is disseminated by the Company to the Company Stockholders pursuant to Section 8.02; or

(e)               by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Acquiror Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 10.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

10.02      Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 6.06, this Section 10.02 and Sections 11.02, 11.03, 11.04, 11.05, 11.06, 11.13, 11.15 and 11.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Annex A-84

11.02      Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)               If to Acquiror, Merger Sub or the Surviving Company, to:

RMG Acquisition Corp.

50 West Street, Suite 40 C

New York, New York 10006

Attn: Philip Kassin

E-mail: pkassin@rmginvestments.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: David S. Allinson; Ryan J. Maierson

E-mail: david.allinson@lw.com; ryan.maierson@lw.com

(b)               If to the Company, to:

Romeo Systems, Inc.

4380 Ayers Avenue

Vernon, California 90058

Attention: Lionel E. Selwood, Jr.

E-mail: lionel@romeopower.com

and with a copy to:

Paul Hastings LLP

1999 Avenue of the Stars

Los Angeles, California 90067

Attention: David M. Hernand

E-mail: davidhernand@paulhastings.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 6.01, an email from Philip Kassin expressly consenting to the matter or action in question will suffice.

11.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations (if any). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Annex A-85

11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.15 and 11.16.

11.05      Expenses. Except as otherwise provided herein (including Section 3.07, Section 7.01(e) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Annex A-86

11.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Sponsor Agreement and that certain Mutual Nondisclosure Agreement, dated as of March 10, 2020, by and between the Company and Acquiror (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10      Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10 or to waive any term or condition hereof pursuant to Section 11.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

11.11      Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any such party.

11.12      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

11.13      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Annex A-87

11.14      Enforcement. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

11.15      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (b) this Article XI. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

Annex A-88

11.17      Acknowledgements.

(a)               Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (iv) except for the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub.

(b)               Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.17. Notwithstanding anything herein to the contrary, nothing in this Section 11.17(b) shall preclude any party hereto from seeking any remedy for Fraud. Each party hereto shall have the right to enforce this Section 11.17 on behalf of any Person that would be benefitted or protected by this Section 11.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.17 shall limit, modify, restrict or operate as a waiver with respect to any rights any party hereto may have under any written agreement entered into in connection with the transactions contemplated hereby, including the Stockholders’ Agreement, the Registration Rights Agreement and the Sponsor Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex A-89

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

RMG ACQUISITION CORP.

By:	/s/ Philip Kassin
Name:	Philip Kassin
Title:	President

RMG MERGER SUB, INC.

By:	/s/ D. James Carpenter
Name:	D. James Carpenter
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-90

ROMEO SYSTEMS, INC.

By:	/s/ Lionel E. Selwood, Jr.
Name:	Lionel E. Selwood, Jr.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-91

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RMG ACQUISITION CORP.

RMG Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

The name of the Corporation is RMG Acquisition Corp.  The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on October 22, 2018.  The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on February 7, 2019.

This Second Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 211, 242 and 245 of the DGCL.

The text of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented is hereby restated and amended to read in its entirety as set forth in Exhibit A attached hereto.  This Second Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed this ______ day of ____________, 2020.

RMG ACQUISITION CORP.

By:
Name:
Title:

Annex B-1

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ROMEO POWER, INC.

ARTICLE I

NAME

The name of the corporation is Romeo Power, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).  The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 4.1   This Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock”.  The total number of shares that the Corporation is authorized to issue is 260,000,000, of which 250,000,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock.  The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.  Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Annex B-2

Section 4.2   Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding.  Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation.  Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.3   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board of Directors.  The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.4

(a)  Except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation.  The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b)  Except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder) or the DGCL.

Annex B-3

(c)  Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d)  Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 5.1

(a)  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.  Subject to Section 5.1(d), the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

(b)  Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, a director shall be elected and hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Notwithstanding the foregoing provisions of this Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)  Subject to (i) that certain Stockholders’ Agreement, dated as of [_____], 2020 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, RMG Sponsor, LLC, a Delaware limited liability company (“RMG Sponsor”), and the Stockholders (as defined in the Stockholders’ Agreement) party thereto, and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”).

Annex B-4

(d)  Subject to (i) the Stockholders’ Agreement and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.  Subject to the Stockholders’ Agreement, any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Section 5.2

(a)  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class; provided that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

(b)  The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

Section 6.1   Subject to the special rights of the holders of one or more series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

Section 6.2   Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes as is a proper matter for stockholder action under the DGCL, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).  Such special meetings may not be called by stockholders or any other person or persons.

Annex B-5

Section 6.3   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION; CORPORATE OPPORTUNITY

Section 7.1   To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 7.2   The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 7.3   The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 7.4   Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Section 7.5   The provisions of this Section 7.5 are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of RMG Sponsor and BorgWarner Inc. (“BorgWarner”) and their respective affiliates (including, without limitation, with respect to BorgWarner, BorgWarner Romeo Power LLC (“JV”)), successors, directly or indirectly managed funds or vehicles (as applicable), partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as directors of the Corporation; provided, that Exempted Persons shall not include the Corporation, any of its subsidiaries (other than JV) or their respective officers or employees.

Annex B-6

(a)  To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to (i) any such corporate opportunity that is expressly offered to a director of the Corporation in his or her capacity as such (which such opportunity the Corporation does not renounce an interest or expectancy in) or (ii) any other fiduciary duty that may be applicable to such Exempted Person under applicable law.

(b)  To the fullest extent permitted by law, no amendment or repeal of this Section 7.5 in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Section 7.5 shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement between the Corporation and such officer or director, or any applicable law.

(c)  Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 7.5.

Annex B-7

ARTICLE VIII

EXCLUSIVE FORUM

Section 8.1   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article VIII will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.  To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.  Notwithstanding any other provisions of law, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.  If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 8.2   If any action the subject matter of which is within the scope of Section 8.1 is filed in a court other than within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts of the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 8.3  If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Annex B-8

ARTICLE IX

AMENDMENTS

Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII and this Article IX.

* * * *

Annex B-9

Annex C

Romeo Power, Inc.

2020 Long-Term Incentive Plan

SECTION 1.	PURPOSE

Romeo Power, Inc. hereby establishes this 2020 Long-Term Incentive Plan (the “Plan”).  This Plan is intended to (i) attract and retain the best available personnel to ensure the success of the Company (as defined below) and its Affiliates (as defined below) and accomplish the goals of the Company and its Affiliates; (ii) to incentivize selected Eligible Persons (as defined below) with long-term incentive awards to align their interests with the interests of the Company’s stockholders; and (iii) to promote the success of the business of the Company and its Affiliates.

SECTION 2.	DEFINITIONS

As used in the Plan, the following terms have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)	“Applicable Law” shall mean the legal requirements that apply to the Plan and Awards granted hereunder in any given circumstance as shall be in place from time to time under any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority, whether of the United States, any other country, and any provincial, state, or local subdivision, that relate to the administration of equity plans or equity awards, as well as any applicable stock exchange or automated quotation system rules or regulations.
(c)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award or cash Award granted under the Plan.
(d)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.
(e)	“Board” shall mean the Board of Directors of the Company.

Annex C-1

(f)	“Cause” for termination from a Participant’s Continuous Service will exist (unless another definition is provided in an applicable Option Agreement, Restricted Stock Purchase Agreement, employment agreement or other applicable written agreement) if the Company reasonably determines that the Participant engage in (i) any breach by Participant of any written agreement between Participant and the Company; (ii) any failure by Participant to comply with the Company’s written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Participant’s duties; (iv) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (v) Participant’s commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) Participant’s commission of or participation in an act of fraud against the Company; (vii) Participant’s damage to the Company’s business, property or reputation; or (viii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability. The determination as to whether a Participant’s Continuous Service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting or other service relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service), facts or circumstances are discovered that would have justified a termination for Cause, regardless of whether the Participant initiated the termination of the Participant’s Continuous Service.
(g)	“Change in Control” shall mean (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Board. An “Excluded Entity” means a corporation or other entity of which the holders of voting securities of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.
(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations issued thereunder.
(i)	“Committee” shall mean a committee of the Board, acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of not less than two non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board.
(j)	“Company” shall mean Romeo Power, Inc. and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.
(k)	“Consultant” shall mean any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

Annex C-2

(l)	“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination of service as an Employee, Consultant, or Director. Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that, if an Employee is holding an Incentive Stock Option and such leave exceeds three months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first day following such three-month period and the Incentive Stock Option shall thereafter automatically become a Non-Qualified Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or Director or from a Consultant or Director to an Employee.).
(m)	“Director” shall mean a member of the Board, or a member of the board of directors of an Affiliate.
(n)	“Disability” shall mean “disability” within the meaning of Section 22(e)(3) of the Code.
(o)	“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.
(p)	“Eligible Person” shall mean (i) an Employee, Consultant, or Director, or (ii) a non-Employee, non-Consultant, or non-Director to whom an offer of a service relationship as an Employee, Consultant, or Director has been extended.
(q)	“Employee” shall mean any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes or, if in a jurisdiction that does not have employment taxes, any person whom the Company or any Affiliate classifies as an employee (including an officer), in either case whether or not that classification is correct. The payment by the Company of director’s fees to a Director shall not constitute “employment” of such Director by the Company.
(r)	“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share or other security on the date as of which the determination is being made or as otherwise determined in a manner specified by the Committee.
(s)	“Grant Date” shall mean the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.
(t)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.
(u)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
(v)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(w)	“Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.
(x)	“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
(y)	“Performance Award” shall mean any right granted under Section 6(d) of the Plan.

Annex C-3

(z)	“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period.
(aa)	“Performance Period” shall mean any period as determined by the Committee in its sole discretion.
(bb)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.
(cc)	“Restricted Stock” shall mean any award of Shares granted under Section 6(c) of the Plan.
(dd)	“Restricted Stock Unit” shall mean any restricted stock unit granted under Section 6(c) of the Plan that is denominated in Shares.
(ee)	“Retirement” shall mean that a Participant retires from the Company after attaining age 60 and eight years of service with the Company and its Affiliates and satisfies any additional criteria as may be determined by the Committee.
(ff)	“Shares” shall mean the common shares of the Company, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.
(gg)	“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
(hh)	“10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.
SECTION 3.	ADMINISTRATION

Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate, provided however, that the Board may act in lieu of the Committee on any matter.  The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in Applicable Law.

(a)	Subject to the terms of the Plan and Applicable Law, the Committee shall have full power and authority to: designate Participants; determine the type or types of Awards to be granted to each Participant under the Plan; determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; determine the terms and conditions of any Award; determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or terminated, forfeited, canceled or suspended, and the method or methods by which Awards may be settled, exercised, terminated, forfeited, canceled or suspended; determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; establish, amend, suspend, or waive such rules and guidelines; appoint such agents as it shall deem appropriate for the proper administration of the Plan; make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable.
Annex C-4

(b)	Actions of the Committee may be taken by: the Chair of the Committee; a subcommittee, designated by the Committee; the Committee but with one or more members abstaining or recusing himself or herself from acting on the matter. Such action, authorized by such a subcommittee or by the Committee on the abstention or recusal of such members, shall be the action of the Committee for purposes of the Plan; or one or more officers or managers of the Company or any Affiliate, or a committee of such officers or managers whose authority is subject to such terms and limitations set forth by the Committee, and only with respect to Eligible Persons who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.
(c)	Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of this Plan, or of any Award or Award Agreement, and all determinations the Committee or the Company makes pursuant to this Plan shall be final, binding, and conclusive (subject only to the Committee’s or the Company’s inherent authority to change their determinations). The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly affected by fraud.
(d)	Any determination made by the Committee or the Company with respect to any provisions of this Plan may be made on an Award-by-Award basis. The Committee and the Company have no obligation to be uniform, consistent, or nondiscriminatory between classes of similarly-situated Eligible Persons, Participants, Awards or Award Agreements, except as required by Applicable Law.
(e)	CLAIMS LIMITATION PERIOD. Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six months of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within 180 days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(f)	NO LIABILITY; INDEMNIFICATION. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Plan, any Award, or any Award Agreement. The Company shall pay or reimburse any Director, Employee, or Consultant who in good faith takes action on behalf of this Plan, for all expenses incurred with respect to this Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of this Plan. The Company may, but shall not be required to, obtain liability insurance for this purpose.
(g)	EXPENSES. The Company shall bear the expenses of administering this Plan.

Annex C-5

SECTION 4.	SHARES AVAILABLE FOR AWARDS AND NON-EMPLOYEE DIRECTOR COMPENSATION LIMITS
(a)	SHARES AVAILABLE. Subject to adjustment as provided in this Section 4:
(i)	The total number of Shares that may be issued under the Plan pursuant to Awards may not exceed 15,000,000, all of which Shares may be issued under the Plan pursuant to Incentive Stock Options, plus any Shares that become eligible for issuance under this Plan because of forfeited or converted awards under the Romeo Systems, Inc. 2016 Stock Plan. This is the “Share Reserve.” Notwithstanding the foregoing, no more than 15,000,000 Shares shall be available for delivery pursuant to the exercise of Incentive Stock Options.

Except as otherwise provided herein, any Award made under the 2016 Plan shall continue to be subject to the terms and conditions of the 2016 Plan and the applicable Award Agreement.  If any Shares issued to a Participant under the Plan are subject to an Award that is terminated, forfeited or cancelled (e.g., unvested Restricted Stock Awards), such Shares will be again be available for future grant as part of the Share Reserve.  If any awards granted under the 2016 Plan (“Prior Awards”) are terminated, forfeited, cancelled or expire unexercised, in whole or in part, new Awards may be issued under this Plan, rather than the 2016 Plan, with respect to the Shares covered by such Prior Awards.  In the event that withholding tax liabilities arising from an Award under this Plan or the 2016 Plan other than an Option or Stock Appreciation Right are satisfied by the withholding of Shares by the Company, then the Shares so withheld shall be available for Awards under the Plan and the Share Reserve shall be increased by the same number of Shares as the Share Reserve was decreased on account of such Shares, if any.

(ii)	ACCOUNTING FOR AWARDS. For purposes of this Section 4, unless the Committee determines otherwise:
(A)	if an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;
(B)	Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, whether through an asset or equity transaction, shall not be counted against the Shares available for granting Awards under this Plan; and
(C)	Shares subject to Awards that qualify as inducement grants under NYSE Rule 303A.08 or its successor shall not be counted against the Shares available for granting Awards under this Plan nor shall they be counted for purposes of applying the limits set forth in Section 4(a).
(iii)	SOURCES OF SHARES DELIVERABLE UNDER AWARDS. The Shares to be issued, transferred, and/or sold under the Plan shall be made available from authorized and unissued Shares or from the Company’s treasury shares.

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(b)	ADJUSTMENTS.
(i)	In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring, as that term is defined in the Accounting Standards Codification Master Glossary and used in Accounting Standards Codification Topic 718 (or any successor thereto), or otherwise affects the Shares, then the Committee may adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:
(A)	the number and type of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in Section 4(a)(i);
(B)	the number and type of Shares or other securities subject to outstanding Awards;
(C)	the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(D)	other value determinations applicable to outstanding Awards.

provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment is authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(ii)	ADJUSTMENTS OF AWARDS ON CERTAIN ACQUISITIONS. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common stock of such acquired company) may be used for similar Awards under the Plan and shall not reduce the Shares authorized for issuance or transfer under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed, immediately before such acquisition or combination, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.
(iii)	ADJUSTMENTS OF AWARDS ON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

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(iv)	DISSOLUTION OR LIQUIDATION. Except as otherwise provided in an Award Agreement, in the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.
(v)	CHANGE IN CONTROL. In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or substituted with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any or all Participant(s), take one or more of the following actions:
(A)	accelerate the vesting of Awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the Shares that otherwise would have been unvested and/or provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse;
(B)	arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee; provided that the Committee shall have full discretion to unilaterally cancel (1) either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), and (2) any Options or Stock Appreciation Rights whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those Participants whose Options and Stock Appreciation Rights are being cancelled;
(C)	terminate all or some Awards upon the consummation of the transaction without payment of any consideration, subject to the notice requirements of Section 8(o); or
(D)	make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.
(c)	NON-EMPLOYEE DIRECTOR LIMITS. Notwithstanding anything to the contrary herein, no non-Employee Director shall receive in excess of $600,000 of compensation in any calendar year, determined by adding (i) all cash compensation to such non-Employee Director and (ii) the Fair Market Value of all Awards granted to such non-Employee Director in such calendar year, based on the Fair Market Value of such Awards on the Grant Date (as determined in a manner consistent with that used for non-Employee Director compensation for proxy statement disclosure purposes in the year in which the Award occurs); provided, however, the Board may make exceptions to this limit for individual non-Employee Directors in extraordinary circumstances, so long as this paragraph would not be violated if the $600,000 figure were instead $750,000, as the Board may determine in its sole discretion, provided that the non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-Employee Directors.

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SECTION 5.	ELIGIBILITY

Any Eligible Person is eligible to be designated a Participant.  The Committee shall determine which Eligible Persons may receive Awards.  If the Committee does not determine that an Eligible Person is to receive a specific Award, he or she shall not be entitled to any such Award.  Each Award shall be evidenced by an Award Agreement that: sets forth the Grant Date and all other terms and conditions of the Award; is signed on behalf of the Company; and (unless waived by the Committee) is signed by the Eligible Person in acceptance of the Award.  The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.

SECTION 6.	AWARDS
(a)	OPTIONS. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:
(i)	EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than (A) 100% of the Fair Market Value of a Share on the date of grant of such Option or (B) if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
(ii)	OPTION TERM. The term of each Option shall not exceed ten (10) years from the date of grant; provided, however, that with respect to Incentive Stock Options issued to 10% Stockholders, the term of each such Option shall not exceed five (5) years from the date it is granted.
(iii)	TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Company shall not be required to deliver Shares pursuant to the exercise of an Option and the Option will be deemed unexercised until the Company has received sufficient funds or value to cover the full exercise price due and all applicable withholding obligations. The Committee may in its sole discretion set forth in an Award Agreement that a Participant may exercise an unvested Option, in which case the Shares then issued shall be restricted Shares having the same vesting restrictions as the unvested Option.

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(iv)	TERMINATION OF CONTINUOUS SERVICE. The Committee may set forth in the applicable Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, the terms and conditions by which an Option is exercisable, if at all, after the date of a Participant’s termination of Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option on the date of a Participant’s termination of Continuous Service, or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option within the time and as specified in the Award Agreement or below (as applicable), the Option shall terminate. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting or extended exercisability after termination of a Participant’s Continuous Service, such Options shall not terminate at the time they otherwise would terminate but instead shall remain outstanding, but unexercisable, until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred; provided that no such extension shall cause an Option to be exercisable after the 10-year anniversary of its Grant Date or the date such Option otherwise would have terminated had the Participant remained in Continuous Service.

Subject to the preceding paragraph and Section 6(a)(vi) and to the extent an Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, does not otherwise specify the terms and conditions on which an Option shall terminate when a Participant terminates Continuous Service, the following provisions apply:

Reason for Terminating Continuous Service	Option Termination Date

(I) By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts, or due to Participant’s material breach of his or her unexpired employment agreement or independent contractor agreement with the Company.

All Options, whether or not vested, shall immediately expire effective on the date of termination of the Participant’s Continuous Service, or when Cause first existed if earlier.
(II) Retirement of the Participant unless Reason 1 applies).

All unvested Options shall immediately expire effective on the date of termination of the Participant’s Continuous Service. All vested and unexercised Options shall expire six (6) months after the date of termination of the Participant’s Continuous Service.

(III) Disability or Death of the Participant during Continuous Service (in either case unless Reason I applies).

All unvested Options shall immediately expire effective as of the date of termination of the Participant’s Continuous Service, and all vested and unexercised Options shall expire 12 months after such termination.

(IV) Any other reason.

All unvested Options shall immediately expire effective on the date of termination of the Participant’s Continuous Service. All vested and unexercised Options, to the extent unexercised, shall expire effective 90 days after the date of termination of the Participant’s Continuous Service.

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(v)	BLACKOUT PERIODS. If there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits buying or selling Shares during any part of the ten (10) day period before an Option expires (as described above), the Option exercise period shall be extended until ten (10) days beyond the end of the blackout period. Notwithstanding anything to the contrary in this Plan or any Award Agreement, no Option can be exercised beyond the later of the date its original term expires as set forth in the Award Agreement, the date on which the Option otherwise would become unexercisable, or the ten-year anniversary of its Grant Date.
(vi)	COMPANY CANCELLATION RIGHT. Subject to Applicable Law, if the Fair Market Value for Shares subject to any Option is more than 50% below the Option’s exercise price for more than 90 consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.
(vii)	NON-EXEMPT EMPLOYEES. An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.
(viii)	INCENTIVE STOCK OPTIONS. By law, only Employees are eligible to receive Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (A) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (B) such Options otherwise remain exercisable but are not exercised within three (C) months of termination of Continuous Service (or such other period of time provided in Section 422 of the Code).
(ix)	NO RELOAD OPTIONS. No Option shall include terms entitling the Participant to a grant of Options or Stock Appreciation Rights on exercise of the Option.
(b)	STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, on exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee.

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(i)	GRANT PRICE. The grant price shall be determined by the Committee, provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem with an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.
(ii)	TERM. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.
(iii)	OTHER RULES. The rules of Sections 6(a)(iii) – 6(a)(ix) shall apply to Stock Appreciation Rights as if the Award were an Option.
(c)	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.
(i)	ISSUANCE. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.
(ii)	RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed. Subject to Applicable Law, the Committee may make Awards of Restricted Stock and Restricted Stock Units with or without the requirement for payment of cash or other consideration.
(iii)	REGISTRATION. Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(iv)	FORFEITURE. On termination of Continuous Service during the applicable restriction period, except as otherwise determined by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and, to the extent applicable, reacquired by the Company. However, if the Participant paid cash or other consideration for Restricted Stock that is so forfeited, the Company shall return to the Participant the lower of the Fair Market Value of the Shares on the date of forfeiture or their original purchase price, to the extent set forth in an Award Agreement or required by Applicable Law.
(d)	PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award are subject to Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:
(i)	may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and

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(ii)

shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, on the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(iii)	AMENDMENT OF PERFORMANCE CRITERIA. After a Performance Award has been granted, the Committee may, if it determines appropriate, amend any Performance Criteria, at its sole and absolute discretion.
(iv)

SATISFACTION OF PERFORMANCE CRITERIA.  If, as a result of the applicable Performance Criteria being met, a Performance Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, which did not become vested and exercisable by the end of the Performance Period, such Performance Award shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares which did not vest and/or become exercisable by the end of the Performance Period.

(e)	DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Awards (other than Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.
(f)	OTHER STOCK-BASED AWARDS. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with Applicable Law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(g)	GENERAL.
(i)

NO CASH CONSIDERATION FOR AWARDS.  Awards may be granted for no cash consideration or for such cash consideration as may be required by Applicable Law or determined by the Committee; however, Participants may be required to pay any amount the Committee determines in connection with Awards not inconsistent with the terms of this Plan.

(ii)

AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.

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(iii)

FORMS OF PAYMENT UNDER AWARDS.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate on the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv)

LIMITS ON TRANSFER OF AWARDS.  Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any

Award on the death of the Participant.  Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative.  No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v)	CONDITIONS AND RESTRICTIONS ON SECURITIES SUBJECT TO AWARDS. The Committee may provide that the Shares issued on exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to Applicable Law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee shall include in any Award Agreement any claw back or forfeiture provisions required by Applicable Law. The Committee also may include in any Award Agreement provisions providing for forfeiture of the Award or requiring the Participant to return the Shares underlying the Award to the Company in the event the Participant engages in specified behavior that is adverse to the Company’s interests, including after termination of his or her service relationship with the Company, such as for competing with the Company, soliciting its Employees, or breaching a written agreement with the Company.

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Each Award under this Plan is intended to align the Participant’s long-term interests with those of the Company.  Accordingly, to the extent expressly provided in an Award Agreement, the Committee may terminate any outstanding Awards (“Termination”), rescind any exercise, payment or delivery pursuant to an Award (“Rescission”), or recapture any Shares  or proceeds from the Participant’s sale of Shares issued pursuant to an Award (“Recapture”), if the Participant does not comply with the conditions of this Section 6(g)(v) or conditions or restrictions set forth in a Participant’s Award Agreement (collectively, the “Conditions”).

The Committee may, in its sole and absolute discretion, impose a Termination, Rescission, and/or Recapture with respect to any or all of a Participant’s relevant Awards or restricted Shares if the Committee determines, in its sole and absolute discretion, that (i) the Participant has materially violated any agreement between the Participant and the Company or one of its Affiliates, (ii) within six months after the termination of the Participant’s Continuous Service, the Participant has solicited any non-administrative employee of the Company (or one of its Affiliates) to terminate employment with the Company (or one of its Affiliates), or (iii) during his or her Continuous Service, a Participant (A) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Committee in its sole and absolute discretion, is or is working to become competitive with the Company (or one of its Affiliates); (B) has solicited any non-administrative employee of the Company (or one of its Affiliates) to terminate employment with the Company (or one of its Affiliates); or (C) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty.

Within ten (10) days after receiving notice from the Committee of any such activity described in the paragraph above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased, the Company shall promptly refund, without earnings, an amount equal to the cash, if any, that the Participant paid for the Shares or, if the Fair Market Value of the Shares is less than the cash purchase price paid, promptly pay to the Participant the Fair Market Value of the returned Shares.  Any payment by the Participant to the Company pursuant to this Section 6(g)(v) shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery.

Notwithstanding the foregoing provisions of this Section 6(g)(v), the Committee has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Committee’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award.  Nothing in this Section 6(g)(v) shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of Continuous Service that does not violate the Conditions, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.

If any provision within this Section 6(g)(v) is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law.

This Section 6(g)(v) is supplemental to, and does not supersede, any other agreement between the Participant and the Company or any of its Affiliates.

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(vi)	SHARE CERTIFICATES. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(vii)	RECOUPMENT OF AWARDS. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Committee may require the Termination or Rescission of, or the Recapture relating to, any Award held by the Participant, if and to the extent—
(A)	the granting, vesting, or payment of an Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(B)	in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; or
(C)	a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii).

In each instance, the Committee may, to the extent practicable and allowable or required under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant; provided that the Committee will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period.  Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement, Termination, Rescission, and/or Recapture to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act.

SECTION 7.	AMENDMENT AND TERMINATION

The Plan shall terminate on the 10-year anniversary of its approval by the Board, but no such termination shall affect any outstanding grants under the Plan.  Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)	AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by Applicable Law; and provided, further, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the stockholders of the Company that would:
(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;

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(ii)	materially expand the class of Eligible Persons under the Plan, materially increase the benefits accruing to Participants under the Plan, materially extend the term of the Plan with respect to Share-based Awards, or expand the types of Share-based Awards available for issuance under the Plan; or
(iii)	except as provided in Section 4(b), permit Options, Stock Appreciation Rights, or other Stock-Based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Option or the grant price of a previously granted Stock Appreciation Right, or the purchase price of a previously granted Other Stock-Based Award.
(b)	AMENDMENTS TO AWARDS. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award. Notwithstanding the foregoing, subject to the limitations of Applicable Law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an ISO or to bring the Award into compliance with Section 409A of the Code.
SECTION 8.	GENERAL PROVISIONS
(a)	NO RIGHTS TO AWARDS. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Eligible Persons, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)	WITHHOLDING. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes. Notwithstanding any provision of this Plan or an Award Agreement to the contrary, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company, nor any Affiliate, nor any of their employees, directors, or agents, shall have any duty or obligation to mitigate, minimize, indemnify, or to otherwise hold any Participant harmless from any or all of such tax consequences. The Company’s obligation to deliver Shares (or to pay cash or other consideration) to Participants pursuant to Awards is at all times subject to such Participant’s prior or coincident satisfaction of all withholding taxes.
(c)	NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

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(d)	NO RIGHT TO EMPLOYMENT. The grant of an Award shall not constitute an employment contract nor be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(e)	GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law without regard to conflict of law.
(f)	SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
(g)	NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(h)	NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
(i)	HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(j)	COMPLIANCE WITH THE CODE. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, or adverse tax consequences under another Code provision, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code or another Code provision to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, Participants shall be solely responsible for the satisfaction of any taxes or interest or other consequence, that may arise pursuant to Awards (including taxes arising under Code Section 409A), and neither the Company nor the Committee nor anyone other than the Participant, his or her estate or beneficiaries, shall have any obligation whatsoever to pay such taxes or interest or to otherwise indemnify or hold any Participant harmless from any or all of such taxes.

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(k)	CODE SECTIONS 280G AND 4999. Notwithstanding anything else contained in the Plan or any other document to the contrary, in no event shall the vesting of any Award or payment be accelerated to an extent or in a manner so that such Award or payment, together with any other compensation and benefits provided to, or for the benefit of, a Participant under any other plan or agreement of the Company or its Affiliates, would not be fully deductible by the Company or one of its Affiliates for U.S. federal income tax purposes because of Section 280G of the Code. If a holder of an Award would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the Company shall reduce or eliminate such parachute payments in the following order so that the Company or one of its Affiliates is not denied federal income tax deductions because of Section 280G of the Code: cash severance benefits shall be reduced or eliminated first, then any accelerated vesting of Options shall be reduced or eliminated, and finally any other benefits to which the Participant is or may be entitled shall be reduced or eliminated. Notwithstanding the foregoing, if a Participant is a party to a written agreement with the Company or one of its Affiliates, or is a participant in a severance program sponsored by the Company or one of its Affiliates that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable Award Agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such other agreement or plan, as applicable, shall control as to the Awards held by that Participant.
(l)	NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.
(m)	AWARDS TO NON-U.S. EMPLOYEES. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, Disability or Retirement or on termination of Continuous Service; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

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(n)	DATA PRIVACY. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
(o)	NO DUTY TO NOTIFY. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

Notwithstanding the foregoing to the contrary, the Company shall take reasonable steps to notify Participants holding then outstanding Awards (which would be vested as of the date of the Change in Control) regarding the occurrence of a Change in Control; provided, further, that if pursuant to the Change in Control outstanding vested Awards shall be cancelled for no consideration, such notice shall be provided at least five (5) business days prior to the occurrence of the Change in Control (or such shorter period as the Committee may determine is reasonable in its sole discretion taking into account the potential need for confidentiality with respect to a Change in Control).  For purposes of the foregoing, the Company providing notice via e-mail to (i) a Participant’s Company email address for Participants who are then in Continuous Service, or (ii) the personal email address in the Company’s personnel records for a Participant no longer in Continuous Service shall be deemed to be reasonable steps to notify a Participant on the part of the Company.

Annex C-20

(p)	NO STOCKHOLDER RIGHTS. Neither a Participant nor any transferee or Beneficiary of a Participant shall have any rights or status as a stockholder of the Company with respect to any Shares underlying any Award until the date of issuance of a stock certificate to such Participant, transferee, or Beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law, and if Shares are not certificated, the date the Company’s records are updated to reflect the Participant’s (or transferee’s or Beneficiary’s) status as a stockholder with respect to the Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares or Restricted Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Shares), notwithstanding its exercise in the case of Options and Stock Appreciation Rights. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the share certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.
(q)	COMPLIANCE WITH LAWS. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
(i)	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(ii)	completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.  Notwithstanding anything to the contrary herein or in any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or Stock Appreciation Right, as well as the settlement of any Award, with respect to any or all Participants to the extent the Committee determines that doing so is desirable or required to comply with applicable securities laws.

SECTION 9.	EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

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Annex D

CERTIFICATE OF AMENDMENT OF THE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROMEO SYSTEMS, INC.

The undersigned does hereby certify on behalf of Romeo Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), as follows:

1.The undersigned is the duly elected and acting Chief Financial Officer of the Corporation.
2.The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2020, and subsequently amended by a filing with the Secretary of State of Delaware on April 29, 2020 (as amended, the “Fourth Amended and Restated Certificate of Incorporation”).
3.This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.
4.This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was duly approved by the holders of the requisite numbers of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.  This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the stockholders of the Corporation.
5.Section (B)2(c) of Article IV of the Fourth Amended and Restated Certificate of Incorporation is hereby amended to add the following to the end of such section:

“(iii)RMG Merger.  For the avoidance of doubt and notwithstanding any provision in this Restated Certificate to the contrary, (A) for all purposes of this Restated Certificate, the merger (the “Merger”) of RMG Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Agreement of Plan and Merger, dated as of October 5, 2020 by and among RMG Acquisition Corp., a Delaware corporation, Merger Sub, and the Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 18, 2020 (the “Merger Agreement”), shall constitute a Liquidation Transaction, and (B) the proceeds payable to holders of the Preferred Stock and the Common Stock upon consummating the Merger shall be determined and paid in accordance with and subject to the terms of the Merger Agreement.”

6.In accordance with Section 242 and Section 228 of the General Corporation Law of the State of Delaware, the foregoing amendment was adopted by the board of directors and the stockholders of the Corporation.

[Signature page follows.]

Annex D-1

IN WITNESS WHEREOF, the Corporation has caused the undersigned authorized officer to execute this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation this __ day of __________, 2020.

ROMEO SYSTEMS, INC.

By:

Name: Lauren Webb
Title: Chief Financial Officer

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Annex E

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262APPRAISAL RIGHTS.

(a)Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

Annex E-1

d.Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c)Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)Appraisal rights shall be perfected as follows:

(1)If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

Annex E-2

(2)If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

Annex E-3

(e)Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

Annex E-4

(h)After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-5

Annex F

CALIFORNIA CORPORATION LAW

DISSENTERS’ RIGHTS

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

1300.

(a)If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b)As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1)That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2)That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

Annex F-1

1301.

(a)If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c)The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

(a)If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Annex F-2

1304.

(a)If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

(a)If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Annex F-3

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d)The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

(a)No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

Annex F-4

(b)If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex F-5

PROSPECTUS FOR UP TO 95,916,029 SHARES OF COMMON STOCK

OF

RMG Acquisition Corp.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until            , 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

261

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)	(1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of these paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)    The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article VII of RMG’s certificate of incorporation will provide:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date
2.1*	Agreement and Plan of Merger, dated as of October 5, 2020, by and among RMG Acquisition Corp., RMG Merger Sub, Inc. and Romeo Systems, Inc.	Annex A	--	--
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 18, 2020, by and among RMG Acquisition Corp., RMG Merger Sub, Inc. and Romeo Systems, Inc.	By Reference	8-K/A	November 20, 2020
3.1	Form of Second Amended and Restated Certificate of Incorporation	Annex B	--	--
3.2+	Form of Amended and Restated Bylaws of Romeo Power, Inc.	Herewith	--	--
3.3	Amended and Restated Certificate of Incorporation of RMG Acquisition Corp.	By Reference	8-K	February 12, 2019
3.4	Bylaws of RMG Acquisition Corp.	By Reference	S-1	December 17, 2018
3.5	Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of Romeo Systems, Inc.	Annex D	--	--
4.1	Specimen Unit Certificate	By Reference	S-1	December 17, 2018
4.2	Specimen Class A Common Stock Certificate	By Reference	S-1	December 17, 2018
4.3	Specimen Warrant Certificate	By Reference	S-1	December 17, 2018
4.4	Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent and RMG Acquisition Corp.	By Reference	8-K	February 12, 2019
4.5+	Form of Amended and Restated Registration Rights Agreement	Herewith	--	--
5.1	Opinion of Latham & Watkins LLP	Herewith	--	--
8.1	Opinion of Paul Hastings LLP regarding certain tax matters	Herewith	--	--
10.1	Letter Agreement, dated February 7, 2019, among RMG, its officers and directors and the Sponsor	By Reference	8-K	February 12, 2019
10.2+	Form of Lock-Up Agreement from certain of RMG’s initial stockholders, officers, and directors	Herewith	--	--
10.3+	Form of Lock-Up Agreement from certain of Romeo’s stockholders, officers, and directors	Herewith	--	--
10.4	Investment Management Trust Agreement between American Stock Transfer & Trust Company and RMG Acquisition Corp.	By Reference	8-K	February 12, 2019

10.5	Registration Rights Agreement among RMG Acquisition Corp. and each of RMG’s initial stockholders, officers, and directors	By Reference	8-K	February 12, 2019
10.6	Form of Stockholders’ Agreement	Herewith	--	--
10.7+	Form of Support Agreement	Herewith	--	--
10.8	Form of Subscription Agreement	By Reference	8-K	October 5, 2020
10.9	Form of Romeo Power, Inc. 2020 Long Term Incentive Plan	Annex C	--	--
10.10+	Romeo Systems, Inc. 2016 Stock Plan	Herewith	--	--
10.11+	Form of Stock Option Agreement under the Romeo Systems, Inc. 2016 Plan	Herewith	--	--
10.12+	Executive Employment Agreement, effective as of September 17, 2020, by and between Romeo Systems, Inc. and Lionel E. Selwood, Jr.	Herewith	--	--
10.13+	Executive Employment Agreement, effective as of June 6, 2019, by and between Romeo Systems, Inc. and Abdul Kader El Srouji	Herewith	--	--
10.14+	Executive Employment Agreement, dated August 7, 2020, by and between Romeo Systems, Inc. and Michael Patterson	Herewith	--	--
10.15+	Stock Option Agreement under the Romeo Systems, Inc. 2016 Plan between Romeo Systems, Inc. and Michael Patterson	Herewith	--	--
10.16+	Battery Recycling Agreement, dated as of October 2, 2020, by and among Heritage Battery Recycling, LLC and Romeo Systems, Inc.	Herewith	--	--
10.17**+	Product Supply Master Agreement, dated as of September 8, 2020, by and between Romeo Systems, Inc. and Phoenix Cars LLC	Herewith	--	--
10.18**+	Supply Agreement, dated as of August 28, 2020, by and between Nikola Corporation and Romeo Systems, Inc.	Herewith	--	--
10.19**+	Product Supply Master Agreement, dated as of July 13, 2020, by and between Romeo Systems, Inc. and Lightning Systems, Inc.	Herewith	--	--
10.20+	Lease between CenterPoint Properties Trust and Romeo Systems, Inc.	Herewith	--	--
10.21**+	Intellectual Property License Agreement by and among BorgWarner Inc., Romeo Systems, Inc., Romeo Systems Technology, LLC and BorgWarner Romeo Power, LLC	Herewith	--	--
10.22+	Joint Venture Operating Agreement by and among BorgWarner Ithaca LLC, Romeo Systems, Inc. and BorgWarner Romeo Power LLC	Herewith	--	--
10.23**	Purchase Agreement, dated as of November 2, 2020, by and between Romeo Systems, Inc. and Lion Buses Inc.	Herewith	--	--
21+	Subsidiaries of RMG	Herewith	--	--
23.1	Consent of Deloitte & Touche LLP	Herewith	--	--
23.2	Consent of Grant Thornton LLP	Herewith	--	--
23.3	Consent of Latham & Watkins LLP	Included in Exhibit 5.1 hereto	--	--

23.4	Consent of Paul Hastings LLP	Included in Exhibit 8.1 hereto	--	--
24+	Power of Attorney (included on signatures pages)	Herewith	--	--
99.1	Form of Proxy Card	Herewith	--	--
99.2+	Consent of Lionel E. Selwood, Jr.	Herewith	--	--
99.3+	Consent of Brady Ericson	Herewith	--	--
99.4+	Consent of Susan Brennan	Herewith	--	--
99.5+	Consent of Lauren Webb	Herewith	--	--
99.6+	Consent of Donald S. Gottwald	Herewith	--	--
99.7	Consent of Timothy Stuart	Herewith	--	--

*        Schedule and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. Romeo agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

**    Portions of this Exhibit have been omitted in accordance with Item 601 of Regulation S-K.

+      Previously filed.

Item 22.Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 20th day of November, 2020.

RMG ACQUISITION CORP.

By:	/s/ Robert S. Mancini
Robert S. Mancini
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board	November 20, 2020
D. James Carpenter

/s/ Robert S. Mancini	Chief Executive Officer and Director	November 20, 2020
Robert S. Mancini	(Principal Executive, Financial and Accounting Officer)

*	President, Chief Operating Officer and Director	November 20, 2020
Philip Kassin

*	Director	November 20, 2020
Steven P. Buffone

*	Director	November 20, 2020
W. Grant Gregory

*	Director	November 20, 2020
W. Thaddeus Miller

*	Director	November 20, 2020
Craig Broderick

*By: /s/ Robert S. Mancini

Name: Robert S. Mancini

Title: Attorney-in-fact